Use these links to rapidly review the document

Index to Consolidated Financial Statements

As filed with the Securities and Exchange Commission on August 17, 2017

Registration No. 333-218959

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to

Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BEST Inc.
(Exact name of Registrant as specified in its charter)

Cayman Islands (State or Other Jurisdiction of Incorporation or Organization)	4210 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

2nd Floor, Block A, Huaxing Modern Industry Park
No. 18 Tangmiao Road, Xihu District, Hangzhou
Zhejiang Province 310013
People's Republic of China
+86-571-88995656
(Address and Telephone Number of Registrant's Principal Executive Offices)

Law Debenture Corporate Services Inc.
801 2nd Avenue, Suite 403
New York, NY 10017
+1-212-750-6474
(Name, address and telephone number of agent for service)

Chris K.H. Lin, Esq. Daniel Fertig, Esq. Simpson Thacher & Bartlett LLP 35th Floor, ICBC Tower 3 Garden Road Central, Hong Kong +852-2514-7600	Yilong Du, Esq. Latham & Watkins LLP Unit 2318, China World Trade Office 2 1 Jian Guo Men Wai Avenue Beijing 100004 People's Republic of China +86 10 5965-7000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

           If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

           Emerging growth company    ☐

           If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)

Class A ordinary shares, par value US$0.01 per share	US$750,000,000	US$86,925

(1)
American depositary shares, or ADSs, evidenced by American depositary receipts issuable upon deposit of the Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6. Each ADS represents                        Class A ordinary shares.

(2)
Includes (a) Class A ordinary shares represented by ADSs that may be purchased by the underwriters pursuant to their option to purchase additional ADSs and (b) all Class A ordinary shares represented by ADSs initially offered and sold outside the United States that may be resold from time to time in the United States. Offers and sales of Class A ordinary shares outside the United States are being made pursuant to Regulation S under the Securities Act of 1933, as amended, and are not covered by this Registration Statement.

(3)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(4)
Previously paid.

           The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

†
The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated                    , 2017.

American Depositary Shares

BEST Inc.

Representing                Class A Ordinary Shares

        This is the initial public offering of BEST Inc., or BEST.

        We are offering            American depositary shares, or ADSs, [and the selling shareholders named in this prospectus are offering            ADSs]. Each ADS represents            Class A ordinary shares, par value US$0.01 per share. [We will not receive any proceeds from the ADSs sold by the selling shareholders.]

        Prior to this offering, there has been no public market for our ADSs or ordinary shares. It is currently estimated that the initial public offering price per ADS will be between US$            and US$            . We will apply for listing of the ADSs on the New York Stock Exchange or the Nasdaq Global Market under the symbol "    ."

        Investing in our ADSs involves risks. See "Risk Factors" beginning on page 21.

        Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total

Initial public offering price	US$	US$

Underwriting discounts and commissions	US$	US$

Proceeds, before expenses, to us	US$	US$

[Proceeds, before expenses, to the selling shareholders]	US$	US$

        We [and certain selling shareholders] have granted the underwriters the right to purchase up to an additional            ADSs to cover over-allotments.

        Immediately prior to the completion of this offering, our outstanding share capital will consist of Class A ordinary shares, Class B ordinary shares and Class C ordinary shares. Holders of Class A ordinary shares, Class B ordinary shares and Class C ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to one vote; each Class B ordinary share is entitled to 15 votes and is convertible into one Class A ordinary share at any time by the holder thereof; and each Class C ordinary share is entitled to 30 votes and is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares or Class C ordinary shares, Class B ordinary shares are not convertible into Class C ordinary shares, and Class C ordinary shares are not convertible into Class B ordinary shares under any circumstances. Mr. Shao-Ning Johnny Chou, our founder, chairman and chief executive officer will beneficially own all of our issued Class C ordinary shares. These Class C ordinary shares will constitute approximately            % of our total issued and outstanding share capital immediately after the completion of this offering and            % of the aggregate voting power of our total issued and outstanding share capital immediately after the completion of this offering, assuming the underwriters do not exercise their over-allotment option. Alibaba Investment Limited and Cainiao Smart Logistics Investment Limited will beneficially own all of our issued Class B ordinary shares, which will constitute approximately            % of our total issued and outstanding share capital immediately after the completion of this offering and            % of the aggregate voting power of our total issued and outstanding share capital immediately after the completion of this offering, assuming the underwriters do not exercise their over-allotment option.

        The underwriters expect to deliver the ADSs against payment in U.S. dollars to purchasers on or about                    , 2017.

Citigroup	Credit Suisse	Goldman Sachs	J.P. Morgan	Deutsche Bank

Prospectus dated                    , 2017.

百世 BEST INC.

BEST Inc.'s integrated services and solutions

百世供应链 BEST SUPPLY CHAIN

百世快递 BEST EXPRESS

The fastest-growing express delivery provider in China*[2]

百世店加 BEST STORE+

百世快运 BEST FREIGHT

百世云 BEST CLOUD

The proprietary technology platform that powers our integrated services and solutions

百世优货 BEST UCARGO

百世国际 BEST GLOBAL

百世金融 BEST CAPITAL

Provides customized financial services to ecosystem participants

*Source: iResearch
[1] Based on number of orders fulfilled from 2014 to 2016, among the major players in China
[2] Based on growth in parcel volume between 2012 and 2016, among the seven major players in China
[3] Based on growth in freight volume between 2012 and 2016, among the major players in China

VAST, FAST-GROWING TOTAL ADDRESSABLE MARKETS[1]

2016
US$1.6
trillion
TOTAL LOGISTICS SPENDING
VS
2016
US$1.4
trillion
TOTAL LOGISTICS SPENDING
2021E
US$1,220
billion
+23.9%
CAGR
2016
US$417
billion
SUPPLY CHAIN MANAGEMENT MARKET
2021E
US$137
billion
+17.9%
CAGR
2016
US$60
billion
EXPRESS MARKET
2021E
US$21.3
billion
+34%
CAGR
2016
US$4.9
billion
15%
32%
Convenience store penetration rate
FMCG B2B PLATFORMS2
2021E
US$285
billion
+14.3%
CAGR
2016
US$146
billion
CROSS-BORDER E-COMMERCE LOGISTICS MARKET
2021E
US$280
billion
+13.8%
CAGR
2016
US$147
billion
LESS-THAN-TRUCKLOAD MARKET

Source: iResearch
[1] Market size data of China except for the total logistics spending data
[2] Measured in GMV

SUPERIOR GROWTH, NATIONWIDE SERVICE NETWORK

百世供应链
BEST SUPPLY CHAIN
Orders Fulfilled
↗ 96%[1]
CAGR 2012-2016
121Mn
8Mn
2012
2016
29 provinces[2,3]
174 cities[2,3]
百世快递
BEST EXPRESS
Parcels Delivered Volume
↗ 93%[1]
CAGR 2012-2016
2.2Bn
0.2Bn
2012
2016
100% province and city coverage[2,3]
98% district and county coverage[2,3]
百世快运
BEST FREIGHT
Tonnes of Freight Volume
↗ 93%[1]
CAGR 2012-2016
3.0Mn
0.2Mn
2012
2016
100% province coverage[2,3]
96% city coverage[2,3]
百世店加
BEST STORE+
Store Orders Fulfilled
↗ 67x[1]
CAGR 2015-2016
680K+
10K+
2015
2016
24 provinces[2,3]
48 cities[2,3]

Source: Company disclosure
[1] There can be no guarantee that comparable growth metrics will be achieved in the future
[2] Service network in China
[3] Data as of June 30, 2017

         This prospectus contains estimates and information concerning our industry, including market position, market size, and growth rates of the markets in which we participate, that are based on industry publications and reports. This prospectus contains statistical data and estimates published by iResearch Consulting Group, or iResearch, an independent research firm, the China Internet Network Information Center, or CNNIC, the National Bureau of Statistics of the PRC, State Post Bureau of the PRC, including those included in a report titled "2017 China Supply Chain Industry Report," which we commissioned iResearch to prepare and which we refer to in this prospectus as the iResearch Report. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. Our industry involves a high degree of uncertainty and risk due to variety of factors, including those described in the "Risk Factors" section. These and other factors could cause results to differ materially from those expressed in these publications and reports.

         No dealer, salesperson or other person is authorized to give any information or to represent as to anything not contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell, and we are seeking offers to buy, only the ADSs offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or any sale of the ADSs.

         Until                        , 2017 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

        This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our ADSs. You should carefully read the entire prospectus, including "Risk Factors" and the financial statements, before making an investment decision.

 Our Mission

        Our mission is to empower business and enrich life.

        Our Chairman and Chief Executive Officer, Mr. Shao-Ning Johnny Chou, founded BEST in 2007, in the belief that technology and business model innovation can disrupt and transform the inefficient logistics and supply chain industry in China. We are focused on maximizing long-term value propositions to businesses and consumers in our ecosystem through comprehensive integrated services and enhanced experiences driven by technology and service quality.

Our Business

        We are a leading and fastest-growing Smart Supply Chain service provider in China. Our multi-sided platform combines technology, integrated logistics and supply chain services, last-mile services and value-added services. BEST Cloud, our proprietary technology platform that seamlessly connects our systems with those of our ecosystem participants, is the backbone that powers our integrated services and solutions. Our logistics and supply chain services encompass B2B and B2C supply chain management, express and less-than-truckload delivery, cross-border supply chain management and a real-time bidding platform to source truckload capacity. Our last-mile services include online merchandise sourcing and store management for convenience stores as well as B2C services. In addition, we provide value-added services to support our ecosystem participants and help them grow.

        We believe we are well positioned to transform the logistics and supply chain industry in China and capture growth opportunities in the New Retail era, which is the seamless integration of online and offline retail to offer a consumer-centric, omni-channel and global shopping experience through digitization and just-in-time delivery.

  Our Technology Infrastructure

        BEST Cloud is our proprietary technology platform. It enables our ecosystem participants to operate their businesses effectively through a diverse range of SaaS-based applications. We utilize big data analytics, machine learning, artificial intelligence, or AI, and mobile technologies to efficiently design, manage and operate complex supply chain services and solutions for our ecosystem. We apply our technologies to a diverse range of applications, such as network and route optimization, swap bodies, sorting line automation, smart warehouses and store management to enhance operational efficiency and service quality.

  Our Integrated Logistics and Supply Chain Services and Solutions

        BEST Supply Chain Management: We are a leading and the fastest-growing independent supply chain management services provider among the major players in China based on number of orders fulfilled from 2014 to 2016, according to iResearch. We offer integrated services and solutions across the supply chain, including warehouse management, order fulfillment, express delivery, freight and other services. As of June 30, 2017, we serve over 500 corporate customers, including multinationals and large Chinese corporates such as 3M, Cainiao Network, COFCO and Li Ning, and numerous small and medium enterprises, or SMEs.

        BEST Express: We are the fastest-growing express delivery provider among the seven major players in China, collectively referred to as the "BESTY companies" by China's State Post Bureau, with a 93% CAGR in parcel volume between 2012 and 2016, according to iResearch. We have one of the most extensive express service networks covering 100% of China's provinces and cities, and 98% of China's districts and counties as of June 30, 2017. We won the 2016 China Express Delivery Best Technology Innovation Award from the Press Division of China's State Post Bureau.

        BEST Freight: We are the fastest-growing less-than-truckload, or LTL, freight service provider among the major players in China and top three in terms of daily freight volume in 2016, according to iResearch. We achieved a 93% CAGR in freight volume between 2012 and 2016. Our nationwide freight network covers 100% of China's provinces and 96% of China's cities as of June 30, 2017.

        BEST Global: We offer door-to-door integrated cross-border supply chain services to and from China, including international express, LTL, fulfillment, reverse logistics and freight forwarding through our own network and global transportation and warehouse partners. We operate warehouses in the U.S. and Germany and have coverage in Australia, Japan and Canada through partners.

        BEST UCargo: We have built a real-time bidding platform to source truckload capacity from independent transportation service providers and agents. As of June 30, 2017, over 1,900 transportation service providers and agents were registered on our BEST UCargo platform, providing access to over 110,000 trucks covering 30 provinces in China.

  Our Last-mile Services

        BEST Store+ was created in 2015 to address pain points in the traditional retail industry such as high channel costs and inefficient supply chain management. It offers online merchandise sourcing and store management services for convenience stores. It streamlines their supply chain by enabling merchandise procurement directly through us, rather than through multiple layers of distributors. We also leverage our BEST Store+ network to provide last-mile B2C services, such as parcel pick-up and drop-off, bill payment and laundry services. As of June 30, 2017, we had 314,414 membership stores.

        The following diagram illustrates our nationwide service network:

Note: All data as of June 30, 2017.

  Our Value-Added Services

        BEST Capital utilizes data insights and close relationships with our ecosystem participants to provide various value-added services, including customized financial services, such as fleet and equipment finance leases, to support their operations and growth, and centralized sourcing of products and services, such as bulk procurement of trucks and accessories, to help them obtain group discounts and reduce costs.

  Our Asset-Light Business Model

        We operate an asset-light business model. We lease premises for our network facilities and outsource all of our transportation needs to third-party service providers. In addition, we franchise almost all of our service stations in our express and freight network and the majority of our cloud-based order fulfilment centers, or Cloud OFCs. Our franchisee partners are responsible for investing in their own operations and have strong local expertise and proximity to customers, which allows us to expand our network rapidly while optimizing our level of capital investment. As of June 30, 2017, we had approximately 9,000 franchisee partners who operate over 27,000 service stations in our express and freight network and 215 franchised Cloud OFCs.

        We have established a flat franchise network that minimizes the number of tiers of franchisees in order to maintain flexibility and control. We self-operate all critical nodes in our network including 100% of hubs and sortation centers. This model ensures consistent service quality and mitigates risk of service disruption.

Our Key Operating Metrics

(1)
For the year ended December 31, 2016.

(2)
Includes services performed for external customers both directly and indirectly through our other segments.

(3)
There can be no guarantee that comparable growth metrics will be achieved in the future.

 Our Financial Highlights

        Guided by our business philosophy, we have been building and investing for the long-term. We have achieved superior revenue growth. Our total revenue increased by 71.5% from RMB3,065.8 million in 2014 to RMB5,256.3 million in 2015, and further increased by 68.3% to RMB8,844.1 million (US$1,304.6 million) in 2016. Our total revenue increased by 133.5% from RMB3,470.1 million in the six months ended June 30, 2016 to RMB8,104.1 million (US$1,195.4 million) in the same period in 2017. For further information on our revenue growth, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations." We had net losses of RMB718.5 million, RMB1,059.4 million and RMB1,363.5 million (US$201.1 million) in 2014, 2015 and 2016, respectively, and RMB634.8 million and RMB624.6 million (US$92.1 million) in the six months ended June 30, 2016 and 2017, respectively. Our gross margin has improved from negative 12.2% in 2014 to negative 10.2% in 2015 and further to negative 6.0% in 2016, and from negative 8.0% to negative 0.1% in the six months ended June 30, 2016 and 2017, respectively, as a result of operating leverage and improved operating efficiency.

Our Ecosystem

        Merchants, consumers, franchisee partners, transportation service providers and other suppliers are participants in our ecosystem, which is strategically designed to benefit from its inherent network effect. As our platform grows and our suite of solutions and services expands, our ecosystem will continue to attract new participants. The growing number of participants in our ecosystem enlarges our scale and extends our reach, which drives network density and improves its overall efficiency.

        The following graphic depicts the participants and the self-reinforcing network effect of our ecosystem to drive continued growth:

Note: Data as of June 30, 2017.

 Our Market Opportunities

        The emergence of New Retail and the continued growth of e-commerce have presented vast market opportunities for us, which are mainly driven by the following factors:

  •
  China is transitioning to a new phase of economic development primarily driven by domestic consumption, the growth of which is fueled by the rise of the middle class and growing disposable income.

  •
  China has the world's largest logistics market with total logistics spending of US$1.6 trillion in 2016, compared to US$1.4 trillion in the U.S., according to iResearch.

  •
  China's e-commerce market, including B2B and online shopping (B2C and C2C), is expected to grow rapidly from US$2.8 trillion in 2016 to US$5.8 trillion in 2021 at a CAGR of 15.4%, according to iResearch.

  •
  China's retail industry is shifting from a push model driven by supply to a pull model driven by demand. The pull model of the New Retail era is enabled by technological advancement and enhanced logistics and supply chain capabilities that result in faster delivery and shorter inventory cycles.

  •
  China's New Retail era creates a consumer-centric, omni-channel shopping experience with global reach for consumers.

  •
  As supply chain requirements become increasingly sophisticated in the New Retail era, more companies are expected to outsource their supply chain needs. Many merchants prefer independent third-party Smart Supply Chain service providers instead of large e-commerce platforms to support their operations. In China, BEST is a pioneer and a leader in Smart Supply Chain.

        We have a vast total addressable market and have seen sustainable growth across multiple service lines we operate in:

  •
  China's Supply Chain Management market reached US$417 billion in 2016 and is expected to grow at a CAGR of 23.9% to US$1,220 billion in 2021, according to iResearch.

  •
  China's Express market reached US$60 billion in 2016 and is expected to grow at a CAGR of 17.9% to US$137 billion in 2021, according to iResearch.

  •
  China's LTL market reached US$147 billion in 2016 and is expected to grow at a CAGR of 13.8% to US$280 billion in 2021, according to iResearch.

  •
  As consumers and merchants increasingly demand greater access to brands and customers overseas, the market for cross-border logistics and supply chain services is expected to double from US$146 billion in 2016 to US$285 billion in 2021, according to iResearch.

  •
  According to iResearch, fast-moving consumer goods, or FMCG, B2B platforms in China generated US$4.9 billion in GMV in 2016 and are expected to generate US$21.3 billion in GMV by 2021. The percentage of convenience stores procuring via FMCG B2B platforms is expected to increase from 15% in 2016 to 32% in 2021.

 Our Competitive Strengths

        We believe the following strengths have been critical to our success to date:

Disrupting through innovation.

        We are a technology and innovation driven company. Our innovative culture, the stability and experience of our management team and our strong execution track record are key differentiators and drivers of our success. We believe that our culture of continuous innovation will lead to long-lasting value creation for our ecosystem participants and our shareholders.

Scalable and robust proprietary technology infrastructure.

        We have created a proprietary technology infrastructure that seamlessly connects our ecosystem and supports its growth. Our full-stack SaaS solutions empower our ecosystem participants through a diverse range of applications and are highly scalable and flexible. With over 500 technology professionals, we are dedicated to strengthening our technology capabilities, including big data analytics, machine learning, AI and mobile technologies, and the application of technology to drive operational excellence and enhance value creation across our ecosystem.

Multi-sided platform with comprehensive integrated services.

        We are a pioneer in offering comprehensive integrated services. Our multi-sided platform combines technology, integrated logistics and supply chain services, last-mile services and value-added services. It enables us to meet the complex and evolving needs of our ecosystem participants with complete end-to-end services and solutions which offer convenience, quality and efficiency. The diversity of our services also provides cross-selling opportunities and eliminates dependency on any single service line, maximizes our value proposition to our ecosystem participants and cultivates customer stickiness.

Asset-light operations for control and scale.

        Our asset-light model has enabled us to optimize the levels of capital investment to achieve growth and scalability. We lease facilities used in our operations and outsource all of our transportation needs to third-party service providers. In order to maintain flexibility and control, we self-operate all critical nodes so that we can dynamically reconfigure and optimize our network. We engage franchisee partners to help expand our network cost-effectively and benefit from their strong local expertise and proximity to customers. Our flat franchise network minimizes the number of tiers of franchisees, which ensures consistent service quality and mitigates risk of service disruption.

Superior growth across multiple service lines.

        We are the only player with leading market positions across supply chain management, express delivery, freight and last-mile services in China and have achieved the fastest growth among major players across multiple service lines, creating a significant competitive advantage. The breadth of our service offerings forms the foundation for our ongoing growth.

Rich and growing ecosystem.

        We have a rich and growing ecosystem that provides significant value to its participants and whose interests are aligned with ours in ensuring its continued success and growth. As our platform grows and our suite of services and solutions expands, we attract more participants that leads to more usage. Increased usage generates more data which in turn helps us create more services. This enhances user experience and our brand value, and in turn creates further demand for our platform and attracts more participants. We expect this self-reinforcing network effect to drive continued growth of our ecosystem.

Strategic relationship with Alibaba and Cainiao Network.

        Our strategic relationship with Alibaba, our largest shareholder, and Cainiao Network, has provided us with valuable access to the world's largest online and mobile commerce platform. We are one of Cainiao Network's logistics partners for new business initiatives and services. Through collaborative efforts, we have consistently enhanced our solution and service offerings to merchants and consumers.

Our Strategies

        We are building a leading Smart Supply Chain platform by leveraging technology and business model innovation. We intend to achieve that by deploying the following strategies:

Continue innovation.

        We will continue to hire, train and retain the best talent to reinforce our innovative culture. We will continue to invest in research and development to enhance scalability, service quality and operational efficiency, and to introduce new services and solutions.

Expand market share.

        We intend to build on our market-leading positions and become a top two player in each of our key service lines. We will continue to enhance our brand, value proposition, and cross-selling opportunities, and achieve greater economies of scale.

Grow BEST Store+.

        We intend to significantly increase the number of membership stores and develop a franchise model to expand our BEST Store+ network. We will deepen customer engagement and increase store sales by utilizing data insights and optimizing product offerings. We also intend to further develop last-mile B2C services to consumers.

Broaden service offerings.

        Through BEST Capital and BEST UCargo, we will further expand financial, truckload capacity sourcing and other services to a wider range of ecosystem participants. Leveraging our data insights, we will further enhance our risk management capabilities and offer more innovative solutions. In addition, we aim to increase monetization from the SaaS solutions we offer and further enhance customer stickiness.

Expand global reach.

        We will continue to work with domestic and international partners to further penetrate our existing markets by broadening our service offerings and enhancing our third-party logistics and fulfillment services, and to expand into other countries and regions.

Enhance operational efficiency and quality.

        As our network has achieved critical scale, we will continue leveraging our technology infrastructure and synergies across our platform to streamline our operations to lower transportation, labor and other operating costs. We will also continue to innovate and standardize operating procedures to enhance reliability, efficiency and service quality.

Grow through M&A and strategic alliances.

        We will continue to leverage our team's experience and expertise to selectively pursue acquisitions, investments, joint ventures and partnerships that we believe are highly strategic and accretive to our operations and technology.

Our Challenges

        Our ability to achieve our goals and execute our strategies is subject to risks and uncertainties, including those related to our ability to:

  •
  Continue to improve and effectively utilize our proprietary technology infrastructure or successfully develop new technologies;

  •
  Maintain and enhance our ecosystem;

  •
  Innovate, meet evolving market trends and adapt to customer demands;

  •
  Remain competitive with differentiated, quality services and effective cost control;

  •
  Sustain our business and growth in connection with the emergence of New Retail and the continued development of e-commerce in China and elsewhere;

  •
  Achieve and maintain profitability;

  •
  Maintain superior growth;

  •
  Exercise effective control over our variable interest entity structure; and

  •
  Adapt to future developments in the political, regulatory and legal systems in China.

        We also face other challenges, risks and uncertainties that may materially and adversely affect our business, financial condition, results of operations and prospects. You should consider the risks discussed in "Risk Factors" and elsewhere in this prospectus before investing in our ADSs.

Our Corporate Structure

        Due to PRC legal restrictions on foreign ownership and investment in domestic mail delivery and value-added telecommunication services, we, similar to all other entities with foreign-incorporated holding company structures operating in our industry in China, provide the services that may be subject to such restrictions in China through our VIE. Our VIE, a PRC domestic company, holds a courier service operation permit that allows it to provide domestic mail delivery services in addition to parcel delivery services and an ICP license that allows it to provide value-added telecommunication services, all of which may constitute part of our comprehensive service offerings. We have entered into certain contractual arrangements which collectively enable us to exercise effective control over the VIE and absorb or receive substantially all of the economic risks and benefits generated from its operation. As a result, we include the financial results of the VIE in our consolidated financial statements in accordance with U.S. GAAP as if it were our wholly-owned subsidiary.

        The following diagram illustrates our corporate structure as of the date of this prospectus and upon completion of this offering. It omits certain entities that are immaterial to our results of operations, business and financial condition. Unless otherwise indicated, equity interests depicted in this diagram are held as to 100%. The relationship between us and the VIE as illustrated in this diagram is governed by contractual arrangements and does not constitute equity ownership:

BEST Inc.
(Cayman Islands)
Eight Hundred Logistics Technologies Corporation
(British Virgin Islands)
BEST Logistics Technologies Limited
(Hong Kong)
Outside China
Inside China
(9)
(8)
(7)
(10)
(11)
VIE Equity Holders(1)
Hangzhou BEST Network Technologies Co., Ltd.
(the "VIE")(2)
Zhejiang BEST Technology Co., Ltd.
("Zhejiang BEST")(3)
BEST Logistics Technologies (China) Co., Ltd.(4)
BEST Store Network (Hangzhou) Co., Ltd.(5)
BEST Logistics Technologies (Ningbo Free Trade Zone) Co., Ltd.(6)
equity interest
contractual arrangements

(1)
Two PRC individuals, Wei Chen and Lili He, who are relatives of Mr. Shao-Ning Johnny Chou, and Hangzhou Ali Venture Capital Co., Ltd., a PRC domestic company and consolidated entity of Alibaba, hold 36.285%, 36.285% and 27.43%, respectively, equity interest in the VIE.

(2)
Primarily involved in the provision of BEST Express services.

(3)
Primarily involved in the provision of BEST Cloud services.

(4)
Primarily involved in the provision of BEST Supply Chain Management, BEST Freight, and BEST UCargo services.

(5)
Primarily involved in the provision of BEST Store+ services.

(6)
Primarily involved in the provision of BEST Supply Chain Management services.

(7)
Shareholders' Voting Rights Proxy Agreement; Exclusive Call Option Agreement.

(8)
Shareholders' Voting Rights Proxy Agreement; Exclusive Call Option Agreement.

(9)
Shareholders' Voting Rights Proxy Agreement; Exclusive Call Option Agreement.

(10)
Loan Agreements; Exclusive Call Option Agreement; Shareholders' Voting Rights Proxy Agreement; Equity Pledge Agreement.

(11)
Exclusive Technical Services Agreement; Exclusive Call Option Agreement; Shareholders' Voting Rights Proxy Agreement; Equity Pledge Agreement.

        We generate the majority of our revenue through our VIE, and rely on contractual arrangements that allow us to receive substantially all of the economic benefits generated from the VIE. In 2014, 2015 and 2016, approximately 74%, 71% and 61% of our total revenue, respectively, was attributed to our VIE. In the six months ended June 30, 2017, 65% of our total revenue was attributed to our VIE.

        The following diagram illustrates our beneficial ownership structure upon the completion of this offering, assuming the underwriters do not exercise their over-allotment option.

(1)
Beneficial ownership percentages represent beneficial ownership of our total issued and outstanding share capital immediately after the completion of this offering, assuming the underwriters do not exercise their over-allotment option. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. In computing the percentage ownership of a person or group, we have included shares that the person or group has the right to acquire within 60 days, including through the exercise of any option or other right or the conversion of any other security.

(2)
Voting power percentages represent aggregate voting power of our total issued and outstanding share capital immediately after the completion of this offering, assuming the underwriters do not exercise their over-allotment option, and are calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our Class A, Class B and Class C ordinary shares as a single class. In respect of matters requiring a shareholder vote, each Class A ordinary share will be entitled to one vote, each Class B ordinary share will be entitled to 15 votes, and each Class C ordinary share will be entitled to 30 votes. Each Class B ordinary share or Class C ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares or Class C ordinary shares, Class B ordinary shares are not convertible to Class C ordinary shares, and Class C ordinary shares are not convertible into Class B ordinary shares under any circumstances.

†
Represents all directors and executive officers other than Shao-Ning Johnny Chou as a group.

 Our Corporate Information

        Our principal executive offices are located at 2nd Floor, Block A, Huaxing Modern Industry Park, No. 18 Tangmiao Road, Xihu District, Hangzhou, Zhejiang Province 310013, People's Republic of China. Our telephone number at this address is +86-571-88995656. Our registered office in the Cayman Islands is located at the offices of Portcullis TrustNet (Cayman) Ltd., The Grand Pavilion Commercial Center, Oleander Way, 802 West Bay Road, Grand Cayman KY1-1208, Cayman Islands. Investors should submit any inquiries to the address and telephone number of our principal executive offices set forth above.

        Our corporate website is www.best-inc.com. The information contained on our websites is not a part of this prospectus.

Conventions That Apply to This Prospectus

        Unless we indicate otherwise, references in this prospectus to:

  •
  "2008 equity and performance incentive plan" are to our equity and performance incentive plan adopted in 2008, as amended;

  •
  "ADRs" are to the American depositary receipts, which, if issued, evidence our ADSs;

  •
  "ADSs" are to our American depositary shares, each of which represents            Class A ordinary shares;

  •
  "AGVs" are to automated guided vehicles;

  •
  "Alibaba" are to Alibaba Group Holding Limited and its consolidated subsidiaries and affiliated consolidated entities, one of which (Alibaba Investment Limited) is a principal shareholder of us;

  •
  "average orders fulfilled per customer" in any given period are to orders fulfilled in the period divided by the average number of customers at the beginning and end of the period;

  •
  "B2B" are to business-to-business, or commercial transactions between businesses;

  •
  "B2C" are to business-to-consumers, or commercial transactions between businesses and consumers;

  •
  "BESTY" are to an acronym used by China's State Post Bureau for seven major express delivery brands consisting of EMS, S.F. Express, YTO, ZTO, STO, YUNDA and BEST, and "BESTY companies" are to the companies that hold these brands;

  •
  "C2C" are to consumer-to-consumer, or commercial transactions between consumers;

  •
  "Cainiao Network" are to Cainiao Smart Logistics Network Limited, in which Alibaba Group Holding Limited owned an approximately 47% equity interest as of March 31, 2017, and its consolidated subsidiaries and affiliated consolidated entities, one of which (Cainiao Smart Logistics Investment Limited) is a principal shareholder of us;

  •
  "China" and the "PRC" are to the People's Republic of China, excluding, for the purposes of this prospectus only, Taiwan, the Hong Kong Special Administrative Region and the Macao Special Administrative Region;

  •
  "Cloud OFC" or "OFC" are to our cloud-based order fulfillment centers through which we take full responsibility for the optimal allocation of our customers' inventory;

  •
  "FMCG" are to fast-moving consumer goods;

  •
  "franchisee partners" are to our direct business partners that operate our Cloud OFCs for BEST Supply Chain Management or service stations on our supply chain service network for BEST Express and BEST Freight and provide related services under our brands;

  •
  "freight" are to full-truckload and less-than-truckload road transportation services;

  •
  "freight volume" in any given period are to the tonnage of freight cargo collected by us or our franchisee partners using our waybills in that period;

  •
  "FTL" are to full-truckload freight services;

  •
  "hubs" are to large logistics facilities located in major cities in the PRC that are connected by line-haul transportation to most of our other hubs;

  •
  "LTL" are to less-than-truckload freight services;

  •
  "membership stores" as of any date are to convenience stores that have registered on our B2B platform Dianjia.com as of that date;

  •
  "New Retail" are to the seamless integration of online and offline retail to offer a consumer-centric, omni-channel and global shopping experience through digitization and just-in-time delivery;

  •
  "O2O" are to online-to-offline and offline-to-online commerce;

  •
  "orders fulfilled" in any given period are to the number of orders processed by our self-operated or franchised OFCs, as applicable, which were delivered to intended recipients in that period;

  •
  "ordinary shares" are to, prior to the completion of this offering, our ordinary shares, par value US$0.01 per share and, immediately prior to and after the completion of this offering, collectively, our Class A ordinary shares, Class B ordinary shares and Class C ordinary shares, par value US$0.01 per share;

  •
  "parcel volume" in any given period are to the number of parcels collected by us or our franchisee partners using our waybills in that period;

  •
  "preferred shares" are to our Series A preferred shares, Series B preferred shares, Series C preferred shares, Series D preferred shares, Series E preferred shares, Series F-1 preferred shares, Series F-2 preferred shares, Series G-1 preferred shares and Series G-2 preferred shares, par value US$0.01 per share;

  •
  "RMB" or "Renminbi" are to the legal currency of the PRC;

  •
  "Smart Supply Chain" are to a supply chain built upon a technology infrastructure that is designed to analyze massive amounts of data to provide the customization, productivity and efficiency needed in the New Retail era, which can be defined by characteristics including data and information visibility to all participants, timely predictions and real-time responses, flexibility, efficiency and integration of supply chain services;

  •
  "SMEs" are to small and medium enterprises;

  •
  "sortation centers" are to generally smaller-scale logistics facilities compared to hubs, primarily connected to nearby hubs and other sortation centers by feeder services;

  •
  "store orders fulfilled" in any given period are to the number of orders placed through Dianjia.com and fulfilled in that period;

  •
  "swap bodies" are to standard freight containers that can be conveniently mounted on tractors for road transportation;

  •
  "tier one cities" are to the term used by the National Bureau of Statistics of China and refer to Beijing, Shanghai, Shenzhen and Guangzhou;

  •
  "tier two cities" are to the 36 major cities, other than tier one cities, as categorized by the National Bureau of Statistics of China, including provincial capitals, administrative capitals of autonomous regions, direct-controlled municipalities and other major cities designated as "municipalities with independent planning" by the State Council of the PRC;

  •
  "tier three and tier four cities" are to small and medium cities in China, other than tier one cities or tier two cities;

  •
  "US$," "U.S. dollars," or "dollars" are to the legal currency of the United States;

  •
  "U.S. GAAP" are to accounting principles generally accepted in the United States;

  •
  "variable interest entity" or "VIE" are to Hangzhou BEST Network Technologies Co., Ltd., which is 100% owned by PRC citizens and a PRC entity owned by PRC citizens, and is consolidated into our consolidated financial statements in accordance with U.S. GAAP as if it were our wholly-owned subsidiary;

  •
  "we," "us," "our company," "our" and "BEST" are to BEST Inc., our Cayman Islands holding company, and its subsidiaries and variable interest entity, as the context requires; and

  •
  "WOWO" are to Sichuan Wowo Supermarket Chain Co., Ltd., which we acquired in May 2017.

        Our reporting currency is the Renminbi. This prospectus also contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise stated, all translations of Renminbi into U.S. dollars were made at RMB6.7793 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on June 30, 2017. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. On August 11, 2017, the noon buying rate for Renminbi was RMB6.6612 to US$1.00.

        The number of our ordinary shares that will be outstanding after this offering is calculated based on 324,034,399 ordinary shares (which includes conversion of all outstanding preferred shares) outstanding as of the date of this prospectus, and excludes:

  •
  19,072,006 ordinary shares issuable upon the exercise of options to purchase ordinary shares that were outstanding as of the date of this prospectus; and

  •
  an additional 1,862,678 ordinary shares reserved for future issuance under our equity incentive plan.

Except as otherwise indicated, all information in this prospectus assumes:

  •
  the automatic conversion of all of our outstanding preferred shares into 264,034,399 ordinary shares immediately prior to the completion of this offering;

  •
  the adoption and effectiveness of our amended and restated memorandum and articles of association, which will occur immediately prior to the completion of this offering; and

  •
  no exercise by the underwriters of their option to purchase up to an additional                        ADSs representing                 Class A ordinary shares from us [and certain selling shareholders.]

 THE OFFERING

ADSs Offered by Us	ADSs
[ADSs Offered by the Selling Shareholders]	ADSs
Public Offering Price	We estimate that the initial public offering price will be between US$ and US$ per ADS.
ADSs Outstanding Immediately After This Offering	ADSs (or ADSs if the underwriters exercise in full the over-allotment option).
Ordinary Shares Outstanding Immediately After This Offering

            ordinary shares (or            ordinary shares if the underwriters exercise in full the over-allotment option), comprising            Class A ordinary shares (or            Class A ordinary shares if the underwriters exercise in full the over-allotment option),             Class B ordinary shares and            Class C ordinary shares, excluding ordinary shares issuable upon the exercise of options outstanding under our share incentive plan as of the date of this prospectus.

Over-Allotment Option

We [and certain selling shareholders] have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of            additional ADSs at the initial public offering price, less underwriting discounts and commissions, solely for the purpose of covering over-allotments.

The ADSs	Each ADS represents Class A ordinary shares.

The depositary will be the holder of the Class A ordinary shares underlying the ADSs and you will have the rights as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time.

You may surrender your ADSs to the depositary to withdraw the Class A ordinary shares underlying your ADSs. The depositary will charge you a fee for such an exchange.

We may amend or terminate the deposit agreement for any reason without your consent. Any amendment that imposes or increases fees or charges or which materially prejudices any substantial existing right you have as an ADS holder will not become effective as to outstanding ADSs until 30 days after notice of the amendment is given to ADS holders. If an amendment becomes effective, you will be bound by the deposit agreement as amended if you continue to hold your ADSs.

To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled "Description of American Depositary Shares." We also encourage you to read the deposit agreement, which is an exhibit to the registration statement that includes this prospectus.

Ordinary Shares

Our ordinary shares will be divided into Class A ordinary shares, Class B ordinary shares and Class C ordinary shares immediately prior to the completion of this offering. Holders of Class A ordinary shares, Class B ordinary shares and Class C ordinary shares will have the same rights except for voting and conversion rights. In respect of matters requiring a shareholder vote, each Class A ordinary share will be entitled to one vote, each Class B ordinary share will be entitled to 15 votes, and each Class C ordinary share will be entitled to 30 votes. Each Class B ordinary share or Class C ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares or Class C ordinary shares, Class B ordinary shares are not convertible to Class C ordinary shares, and Class C ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale of Class B ordinary shares or Class C ordinary shares by a holder thereof to any person or entity which is not an affiliate of such holder, such Class B ordinary shares or Class C ordinary shares shall be automatically and immediately converted into the same number of Class A ordinary shares. For a description of Class A ordinary shares, Class B ordinary shares and Class C ordinary shares, see "Description of Share Capital."

Use of Proceeds

We estimate that we will receive net proceeds of approximately US$            million from this offering, or approximately US$            million if the underwriters exercise their option to purchase additional ADSs from us in full, assuming an initial public offering price of US$            per ADS, the mid-point of the estimated range of the initial public offering price set forth on the cover of this prospectus, after deducting estimated underwriter discounts, commissions and estimated offering expenses payable by us. We plan to use the net proceeds we will receive from this offering for general corporate purposes in line with our strategies. See "Use of Proceeds" for more information.

[We will not receive any of the proceeds from the sale of the ADSs by the selling shareholders.]
Risk Factors

See "Risk Factors" and other information included in this prospectus for a discussion of the risks relating to investing in our ADSs. You should carefully consider these risks before deciding to invest in our ADSs.

[Directed Share Program]

[At our request, the underwriters have reserved up to        % of the ADSs being offered by this prospectus for sale at the initial public offering price to our directors, officers, employees, business associates and related persons through a directed share program. We do not know if these persons will choose to purchase all or a portion of these reserved ADSs, but any purchases they make will reduce the number of ADSs available to the general public. Any reserved ADSs not so purchased will be offered by the underwriters to the general public on the same terms as the other ADSs.]

Listing	We will apply to list our ADSs on the New York Stock Exchange or the Nasdaq Global Market.
Proposed Trading Symbol
Depositary
Lock-up

We, our directors and executive officers, [the selling shareholders], and certain other securityholders have agreed with the underwriters to certain lock-up restrictions in respect of our ordinary shares, ADSs, and/or any securities convertible into or exchangeable or exercisable for any of our ordinary shares or ADSs, during the period ending    days after the date of this prospectus, subject to certain exceptions. See "Shares Eligible for Future Sale" and "Underwriting."

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

        The following summary consolidated statements of operations data for the years ended December 31, 2014, 2015 and 2016 and the summary consolidated balance sheet data as of December 31, 2015 and 2016 have been derived from our audited consolidated financial statements included elsewhere in this prospectus.

        The summary consolidated statements of operations data for the six months ended June 30, 2016 and 2017 and the summary consolidated balance sheet data as of June 30, 2017 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

        Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include all normal recurring adjustments that we consider necessary for a fair statement of our financial position and operating results for the periods presented.

        Our historical results are not necessarily indicative of results to be expected for any future period. The following summary consolidated financial data for the periods and as of the dates indicated are qualified by reference to and should be read in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," both of which are included elsewhere in this prospectus:

	For the year ended December 31,				For the six months ended June 30,
	2014	2015	2016		2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Summary Consolidated Statements of Operations Data:
Revenue
Supply chain management	536,026	828,431	1,241,356	183,110	525,142	685,190	101,071
Express	2,260,397	3,710,292	5,388,833	794,895	2,257,141	5,173,106	763,074
Freight	265,931	675,881	1,604,573	236,687	601,993	1,340,026	197,664
Store+	—	9,700	560,226	82,638	62,916	866,388	127,799
Others	3,440	32,023	49,149	7,250	22,928	39,436	5,817

Total revenue	3,065,794	5,256,327	8,844,137	1,304,580	3,470,120	8,104,146	1,195,425
Cost of revenue
Supply chain management	(508,444)	(795,099)	(1,183,245)	(174,538)	(513,902)	(631,805)	(93,196)
Express	(2,590,123)	(4,035,300)	(5,671,356)	(836,570)	(2,415,217)	(5,142,846)	(758,610)
Freight	(338,316)	(923,011)	(1,906,930)	(281,287)	(733,431)	(1,479,526)	(218,242)
Store+	—	(9,714)	(569,557)	(84,014)	(64,824)	(831,716)	(122,685)
Others	(3,577)	(27,584)	(45,479)	(6,709)	(19,866)	(22,736)	(3,354)

Total cost of revenue	(3,440,460)	(5,790,708)	(9,376,567)	(1,383,118)	(3,747,240)	(8,108,629)	(1,196,087)
Gross loss	(374,666)	(534,381)	(532,430)	(78,538)	(277,120)	(4,483)	(662)
Selling expenses	(132,123)	(188,455)	(370,017)	(54,580)	(136,015)	(273,692)	(40,372)
General and administrative expenses	(232,974)	(380,864)	(521,237)	(76,887)	(227,553)	(311,171)	(45,900)
Research and development expenses	(26,648)	(46,177)	(80,326)	(11,849)	(35,469)	(53,898)	(7,950)
Other operating income	43,245	61,877	104,047	15,348	39,314	—	—

Total operating expenses	(348,500)	(553,619)	(867,533)	(127,968)	(359,723)	(638,761)	(94,222)
Loss from operations	(723,166)	(1,088,000)	(1,399,963)	(206,506)	(636,843)	(643,244)	(94,884)
Interest income	3,977	3,727	24,386	3,597	6,063	34,058	5,024
Interest expense	(7,997)	(10,439)	(21,379)	(3,154)	(11,552)	(20,721)	(3,057)
Foreign exchange (loss)/gain	(905)	5,808	(1,864)	(275)	(3,266)	(4,479)	(661)
Other income	13,627	31,247	44,409	6,552	14,484	22,342	3,296
Other expense	(3,997)	(1,774)	(8,542)	(1,260)	(3,651)	(10,046)	(1,482)

Loss before income tax and share of net (loss)/income of equity investees	(718,461)	(1,059,431)	(1,362,953)	(201,046)	(634,765)	(622,090)	(91,764)
Income tax expense	—	—	(570)	(84)	(1)	(2,487)	(366)

Loss before share of net (loss)/income of equity investees	(718,461)	(1,059,431)	(1,363,523)	(201,130)	(634,766)	(624,577)	(92,130)
Share of net (loss)/income of equity investees	—	(12)	43	6	12	—	—

Net loss	(718,461)	(1,059,443)	(1,363,480)	(201,124)	(634,754)	(624,577)	(92,130)

Net loss attributable to non-controlling interests	—	—	—	—	—	(763)	(113)

Net loss attributable to BEST Inc.	—	—	—	—	(634,754)	(623,814)	(92,017)

	As of December 31,			As of June 30,
	2015	2016		2017
	RMB	RMB	US$	RMB	US$
	(in thousands)
Summary Consolidated Balance Sheet Data
Cash and cash equivalents	291,064	2,927,581	431,841	1,114,673	164,423
Restricted cash (current portion)	135,342	374,363	55,221	880,761	129,919
Short-term investments	—	62,000	9,145	1,098,816	162,084
Property and equipment, net	625,535	947,505	139,764	1,105,281	163,038
Intangible assets, net	5,366	13,516	1,994	142,901	21,079
Long-term investments	10,288	24,081	3,552	37,331	5,507
Goodwill	239,564	247,203	36,464	428,379	63,189
Restricted cash (non-current portion)	55,060	78,588	11,592	86,891	12,817
Other non-current assets	20,843	174,946	25,806	602,611	88,887
Total assets	2,286,578	6,295,853	928,688	7,463,963	1,100,991
Short-term bank loans	338,000	458,000	67,559	1,063,000	156,801
Total liabilities	2,728,113	3,961,748	584,389	5,717,627	843,392
Total mezzanine equity	7,585,550	15,842,210	2,336,851	15,842,210	2,336,851
Total shareholders' deficit	(8,027,085)	(13,508,105)	(1,992,552)	(14,095,874)	(2,079,252)
Total liabilities, mezzanine equity and shareholders' deficit	2,286,578	6,295,853	928,688	7,463,963	1,100,991

Non-GAAP Measures

        We use EBITDA, a non-GAAP financial measure, in the evaluation of our operating results and in our financial and operational decision-making. We believe that EBITDA helps us to identify underlying trends in our business that could otherwise be distorted by the effect of certain expenses and income that we include in net loss. We believe that EBITDA provides useful information about our operating results, enhances the overall understanding of our past performance and future prospects, and allows for greater visibility with respect to key metrics used by our management in its financial and operational decision-making.

        EBITDA should not be considered in isolation or construed as an alternative to net loss or any other measure of performance or as an indicator of our operating performance. Investors are encouraged to review the historical non-GAAP financial measures to the most directly comparable GAAP measures. EBITDA presented in this prospectus may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to our data. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

        EBITDA represents net loss plus depreciation, amortization, interest expense and income tax expense and minus interest income.

        The table below sets forth a reconciliation of our net loss to EBITDA for the periods indicated:

	For the year ended December 31,				For the six months ended June 30,
	2014	2015	2016		2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net loss	(718,461)	(1,059,443)	(1,363,480)	(201,124)	(634,754)	(624,577)	(92,130)
Add:
Depreciation	84,006	145,694	243,190	35,872	106,830	156,428	23,075
Amortization	964	1,589	3,121	460	1,334	5,365	791
Interest expense	7,997	10,439	21,379	3,154	11,552	20,721	3,057
Income tax expense	—	—	570	84	1	2,487	366
Subtract:
Interest income	3,977	3,727	24,386	3,597	6,063	34,058	5,024

EBITDA	(629,471)	(905,448)	(1,119,606)	(165,151)	(521,100)	(473,634)	(69,865)

Summary Operating Data

        The table below sets forth the summary operating data for the periods indicated:

	For the year ended December 31,			For the six months ended June 30,
	2014	2015	2016	2016	2017
BEST Supply Chain Management
Number of orders fulfilled by self-operated Cloud OFCs (in thousands)(1)	18,842	44,997	88,063	33,754	56,138
Number of orders fulfilled by franchised Cloud OFCs (in thousands)	1,442	8,826	32,602	10,897	20,712
BEST Express
Parcel volume (in thousands)(1)	735,481	1,402,101	2,165,521	883,542	1,488,704
BEST Freight
Freight volume (tonnage in thousands)(1)	678	1,507	2,982	1,142	1,885
BEST Store+
Number of membership stores (end of period)	N/A	3,556	247,631	65,573	314,414
Number of store orders fulfilled	N/A	10,151	687,692	71,030	904,232

(1)
Includes services performed for external customers both directly and indirectly through our other segments. For discussion of our total segment revenue, which includes both external revenue and intersegment revenue, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Segment Financial Information."

RISK FACTORS

        You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below and our consolidated financial statements and related notes, before making an investment in our ADSs. Any of the following risks and uncertainties could have a material adverse effect on our business, financial condition, results of operations and prospects. The market price of our ADSs could decline significantly as a result of any of these risks and uncertainties, and you may lose all or part of your investment.

Risks Relating to Our Business and Industry

We are highly reliant on our proprietary technology infrastructure in our business operations, and failure to continue to improve and effectively utilize our technology infrastructure or successfully develop new technologies could harm our business operations, reputation and prospects.

        Technology is critical to our integrated solutions, connecting our systems with those of our ecosystem participants. While we have continuously enhanced our proprietary technology infrastructure, we may not be able to continue to improve our technology infrastructure and develop new technologies to meet the future needs of our business. If we are unable to maintain, improve and effectively utilize our technology infrastructure or to realize the expected results from our technology investments, our business, financial condition, results of operations and prospects, as well as our reputation, could be materially and adversely affected. Any problem with the functionality and effectiveness of our software or platforms could also result in unanticipated system disruptions, slower response times, impaired user experiences, delays in reporting accurate operating and financial information and inefficient management of our systems. In addition, enhancing our technology infrastructure requires significant investments of time and financial and managerial resources, including recruiting and training new technology personnel, adding new hardware and updating software and strengthening research and development. If our technology investments are unsuccessful, our business could suffer and we may be unable to recover the resources we commit to such initiatives.

We may not be able to maintain and enhance our ecosystem, which could negatively affect our business and prospects.

        Our ability to maintain a healthy and rich ecosystem that creates strong network effects among our ecosystem participants is critical to our success. While our ecosystem provides synergies and economies of scale across service lines and among our ecosystem participants, the extent to which we are able to maintain and strengthen the attractiveness of our ecosystem depends on our ability to offer a mutually beneficial platform for all participants, maintain the quality of our services and solutions, develop attractive services and solutions that meet the evolving needs of our ecosystem participants, reinforce the scope and scale of our ecosystem, and retain our participants. We must also provide sufficient geographic coverage to cement the effectiveness of our service network, continue to utilize data to improve service quality and operational efficiency of all ecosystem participants and maintain and improve our technology infrastructure as part of our single interoperable system to ensure seamless operations.

        In addition, our ecosystem participants may compete with one another, which may complicate the management of our ecosystem. Further, changes made to enhance our ecosystem or balance the interests of participants may be viewed positively by one participant but may have negative effects upon another. If we fail to balance the interests of all participants in our ecosystem, we may fail to further attract and retain additional ecosystem participants, which could adversely impact our business and financial condition.

If we are unable to continue to innovate, meet evolving market trends, adapt to changing customer demands and maintain our culture of innovation, our ability to sustain and grow our business may suffer.

        The ongoing success of our business depends on our ability to continue to introduce innovative solutions and services to meet evolving market trends and satisfy changing customer demands. We must continue to adapt by continuing innovation, improving our services and modifying our strategies, which could cause us to incur substantial costs. We may not be able to continue to innovate or adapt to changing market and customer needs in a timely and cost-effective manner, if at all. This could adversely impact our ability to embrace the changes brought by the New Retail era, expand our ecosystem and grow our business. Failure to develop new services to meet evolving market demands through innovation could cause us to lose current and potential customers and harm our operating results and financial condition.

        In addition, we may not be able to maintain our culture of innovation, which has been critical to our success and has helped us create value for our shareholders, succeed as a leader in our industry and attract, retain and motivate employees and other ecosystem participants. Among other challenges, we may not be able to identify and promote people in leadership positions who share our culture and can always focus on technology and innovation. Competitive pressure may also cause us to move in directions that may divert us from our mission, vision and values. If we cannot maintain our culture of innovation, our long-term business prospects could be materially and adversely affected.

We operate in a competitive industry, and if we fail to compete effectively, our business could suffer.

        We compete with total supply chain solution providers. As our operations encompass a broad range of areas, certain service lines may also face competition from other service providers in China, including supply chain management service providers, express delivery and freight service providers, B2B platforms for convenience stores, SaaS software service providers and logistics brokers. In addition to established players, we face competition from new market entrants. Increased competition may lead to a loss of market share, increasing difficulty in launching new service offerings, reduction in revenue or increase in loss, any one of which could harm our business, financial condition and results of operations.

        Our competitors may have a broader service or network coverage, more advanced technology infrastructure, stronger brand recognition and greater capital resources than we do. In addition, our competitors may reduce their rates to gain business, especially during times of reduced economic growth, and such reductions may limit our ability to maintain or increase our rates, maintain our operating margins or achieve growth in our business. The establishment by our competitors of cooperative relationships or competing networks to increase their ability to address the needs of our customers and other ecosystem participants could also negatively impact us. We may not be able to successfully compete against current or future competitors, and competitive pressures may have a material and adverse effect on our business, financial condition and results of operations.

Our business and growth are significantly affected by the emergence of New Retail, the continued development of e-commerce in China and elsewhere and related demand for integrated supply chain solutions.

        We serve merchants that conduct business in the retail industry in China, and these merchants rely on our services to fulfill orders placed by consumers. As we focus on providing integrated supply chain solutions for the New Retail era, our future business opportunities depend upon the continued integration of online and offline retail channels and the adoption of the New Retail paradigm by an increasing number of merchants in China and elsewhere, both in terms of large platforms and brands as well as small and medium enterprises, or SMEs, and micro-merchants.

        The future development and landscape of the retail industry in China and elsewhere are affected by a number of factors, many of which are beyond our control. These factors include the consumption power and disposable income of consumers, as well as changes in demographics and consumer preferences. The development of the retail industry is also subject to the selection, price and popularity of products offered through online and offline retail channels of original brand manufacturers and changes in the availability, reliability and security of such channels. Further, the emergence of alternative channels or business models that better suit the needs of consumers and the development of online-to-offline supply chain integration by retailers can also affect the development of the retail industry. Another important factor is the development of fulfillment, payment and other ancillary services associated with the retail industry. Macroeconomic conditions, particularly as retail spending tends to decline during recessions and other economic factors affecting consumer confidence, including inflation and deflation, fluctuation of currency exchange rates, volatility of stock and property markets, interest rates, tax rates and changes in unemployment rates, can also impact the development of the retail industry in China and elsewhere. Finally, other factors, such as changes in government policies, laws and regulations, in particular those that govern the retail industry, as well as changes in domestic and international politics, including military conflicts, political turmoil and social instability, can also influence the development of the retail industry in China and elsewhere. If New Retail, the e-commerce industry in China and their respective demand for integrated supply chain solutions fail to develop as we expect, our business and growth could be harmed.

We have a history of net losses and negative cash flows from operating activities, which may continue in the future.

        We incurred net losses of RMB718.5 million, RMB1,059.4 million, RMB1,363.5 million (US$201.1 million) and RMB624.6 million (US$92.1 million) in 2014, 2015, 2016 and the six months ended June 30, 2017, respectively. In addition, net cash used in operating activities was RMB328.9 million, RMB312.2 million and RMB788.8 million (US$116.4 million) in 2014, 2015 and 2016, respectively.

        We expect our costs and expenses to increase in absolute amounts due to (i) the continued expansion of our operations, which will cause us to incur increased costs and expenses associated with third-party transportation, labor, leasing property for the operation of our Cloud OFCs, hubs and sortation centers; (ii) the continued investment in our technology infrastructure and network; and (iii) the launch of new and additional value-added services, which may incur start-up costs, have different revenue and cost structures, and take time to achieve profitability.

        Our ability to achieve and maintain profitability depends on our ability to enhance our market position, maintain competitive pricing, leverage technology and business model innovation to expand and enhance our service offerings, and increase our operational efficiency. These are affected by many factors which may be beyond our control, such as the overall demand for supply chain services and general economic conditions, including levels of consumption. If we are unable to achieve profitability, we may have to cut down the scale of our operation, which may impact our business growth and adversely affect our financial condition and results of operations.

Our historical growth rates may not be indicative of our future growth, and if we are unable to manage our growth or execute our strategies effectively, our business and prospects may be materially and adversely affected.

        We have experienced significant growth in recent years. Our total revenue increased from RMB3,065.8 million in 2014 to RMB5,256.3 million in 2015 and further to RMB8,844.1 million (US$1,304.6 million) in 2016, and increased from RMB3,470.1 million in the six months ended June 30, 2016 to RMB8,104.1 million (US$1,195.4 million) in the same period in 2017. However, our past growth rates may not be indicative of future growth and our planned growth initiatives may not be successful. For example, the significant growth in our revenue from the six months ended June 30, 2016 to the same period in 2017 was due in part to the service scope expansion of BEST Express and

BEST Freight starting in January 2017, among other factors. For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Six Months Ended June 30, 2017 Compared to Six Months Ended June 30, 2016."

        Our rapid growth has placed, and will continue to place significant demands on our management and our technology infrastructure, as well as our administrative, operational and financial systems. We intend to achieve growth by continuing innovation, expanding market share, growing BEST Store+, broadening value-added services, expanding global reach, enhancing operational efficiency and quality, as well as growing through mergers, acquisitions and strategic alliances. There can be no assurance that we will be able to effectively manage our growth. If our growth initiatives fail, our businesses and prospects may be materially and adversely affected.

We are affected by seasonality experienced in the consumer retail and logistics and supply chain industries.

        Our businesses are affected by seasonality experienced in the consumer retail and logistics and supply chain industries. We typically experience a seasonal surge in sales, especially in our express operations, during the fourth quarter of each year as a result of sales in connection with the Singles' Day and December 12 promotions, which may impose challenging resource and capacity demands on our business operations. Activity levels across our business lines are typically lower around Chinese national holidays, including Chinese New Year in the first quarter of each year, as consumer spending levels and shipment levels tend to decline.

        Seasonality also makes it challenging to forecast demand for our services, as the express, freight, supply chain management and store sales volumes can vary significantly and unexpectedly. We make planning and spending decisions, including capacity expansion, procurement commitments, personnel needs and other resource requirements based on our estimates of demand. Failure to meet demand associated with the seasonality in a timely manner may adversely affect our financial condition and results of operations.

Our success depends to a substantial degree upon our senior management, including Mr. Shao-Ning Johnny Chou and other key personnel, and our business operations would be negatively affected if we fail to attract and retain highly competent senior management.

        We depend to a significant degree on the continued service of Mr. Shao-Ning Johnny Chou, our founder, chairman and chief executive officer, our experienced senior management and other key personnel. If members of our senior management team or other key personnel resign, join a competitor or form a competing company, it could negatively impact our business operations and create uncertainty as we search for and integrate a replacement and could have an adverse effect on our financial condition and results of operations.

        We have entered into employment and confidentiality agreements with our senior management and other key personnel. However, these employment and confidentiality agreements do not ensure the continued service of these senior management and key personnel, and we may not be able to enforce these agreements. In addition, we do not maintain key man life insurance for any of the senior members of our management team or other key personnel.

We utilize franchisee partners to conduct certain aspects of our business, and face risks associated with these relationships, their employees and other personnel.

        We utilize franchisee partners to conduct certain aspects of our business. As of June 30, 2017, we had approximately 9,000 franchisee partners. Many of our franchisee partners sub-contract part of their businesses to sub-franchisees. Our control over franchisee partners and their sub-franchisees may not be as effective as if we had directly owned these partners' businesses, which could potentially make it difficult for us to manage them. Particularly, as we do not enter into agreements with sub-franchisees of our franchisee partners, we are unable to exert a significant degree of influence over them.

        Our franchisee partners, sub-franchisees and their employees directly interact with merchants and consumers in our ecosystem, and their performance directly affects our reputation and brand image. If our service personnel or those of our franchisee partners or sub-franchisees fail to satisfy the needs of our ecosystem participants, respond effectively to their complaints, which we have received from time to time, or provide services in a reliable, safe and secure manner, our reputation and the loyalty of our ecosystem participants could be negatively affected. As a result, we may lose ecosystem participants or experience a decrease in our business volume, which could have a material adverse effect on our business, financial condition and results of operations. We do not directly supervise the services provided by our franchisee partners and may not be able to successfully maintain and improve the quality of their services. Our franchisee partners may also fail to implement sufficient control over the pick-up and delivery personnel who work at the service stations in connection with their conduct, such as proper collection and handling of the items we transport and delivery service fees, adherence to privacy standards and timely delivery. As a result, we may suffer financial losses, incur liabilities and suffer reputational damages in the event of theft or late delivery of the items we ship, embezzlement of delivery service fees or mishandling of private information. In addition, while violation of laws and regulations by franchisee partners had not led to any material claim against us in the past, we cannot assure you that such claim will not arise in the future which may harm our brand or reputation or have other adverse impacts.

        Further, suspension or termination of a franchisee partner's services in a particular geographic area may cause interruption to or failure in our services in the corresponding geographic area. A franchisee partner may suspend or terminate its services voluntarily or involuntarily due to various reasons, including disagreement or dispute with us, failure to make a profit, failure to maintain requisite approvals, licenses or permits or to comply with other governmental regulations, and events beyond our or its control, such as inclement weather, natural disasters, transportation interruptions or labor unrest or shortage. Due to the intense competition in China's logistics and supply chain industry, our existing franchisee partners may also choose to discontinue their cooperation with us and work with our competitors instead. We may not be able to promptly replace our franchisee partners or find alternative ways to provide services in a timely, reliable and cost-effective manner, or at all. As a result of any service disruptions associated with our franchisee partners, satisfaction, brand, reputation, operations and financial performance of our ecosystem participants may be materially and adversely affected.

Our BEST Store+ service line has a limited operating history.

        We have a very limited history in providing BEST Store+ services, which were launched on a full-scale basis in March 2016. While we experienced rapid growth in this service line, we cannot assure you that we will be able to maintain its growth or successfully address any future problems or issues. We expect to continue to adjust our existing operating model and explore new operating model for this service line which may subject us to further uncertainties and negative effects on our overall business and results of operations.

        As we intend to grow the scale of BEST Store+, we may incur significant ramp-up costs to support such growth, which may negatively affect our profitability, particularly if we are unable to achieve economies of scale. For instance, we may not be able to increase margin or reduce costs as we expect. In addition, membership stores may not utilize Dianjia.com to procure merchandise to the extent we expect. We are also subject to risks related to our recent acquisition of WOWO. If we are unable to successfully integrate these additional stores into our platform, it could cause us to expend additional costs or deter others from partnering with us. See "—Any difficulties in identifying, consummating and integrating acquisitions, investments or alliances may expose us to potential risks and have an adverse effect on our business, results of operations or financial condition." We also face risks related to management of the merchandise inventories sold through Dianjia.com, and we depend on our demand forecasts for various kinds of products to make procurement decisions and to manage our inventories.

        We are also subject to risks that membership and self-operated stores fail to integrate with our service network as expected. We may also face challenges with the implementation of value-added services and last-mile delivery from convenience stores in our network. This may impact our ability to expand the number of membership stores in the network or retain or increase the activities of existing membership stores.

        We, as well as our membership BEST Store+ operators, compete with numerous other convenience store chains, independent convenience stores, supermarkets, drugstores, motor fuel service stations, mass merchants, fast food operators and other similar retail outlets, who may have more experience than us, and may use promotional pricing or other discounts to encourage their in-store merchandise sales. Such competition may put pressure on us and our membership BEST Store+ operators, and the results of operations of our BEST Store+ service line may be materially and adversely affected.

We face challenges associated with diversifying our service offerings.

        We have in the past selectively launched new service lines such as BEST Store+, BEST Capital, BEST UCargo and other initiatives, and intend to continue to diversify our service offerings in the future. New services or new types of customers may involve risks and challenges we do not currently face. Such new initiatives may require us to devote significant financial and managerial resources and may not perform as expected.

        In addition, we may not be able to successfully anticipate and address customer demands and preferences in connection with new service offerings and our existing network and facilities may not be adaptable to the new services or customers. For example, different service offerings may impose different requirements and service standards. We may also be inexperienced with the operating models and cost structures associated with a new type of customer or service offering. If we take ineffective measures and cannot promptly adopt new and more effective measures, we may suffer losses. Further, we may not be able to ensure adequate service quality, and therefore may receive complaints or incur costly liability claims, which would harm our overall reputation and financial performance. We may not be able to achieve profitability or recoup our investments with respect to any new services or new types of customers in time or at all.

Macroeconomic and other factors that reduce demand for supply chain services, in China or globally, could have a material adverse impact on our business.

        The global logistics and supply chain industry has historically experienced cyclical fluctuations in financial performance due to economic recessions, reductions in per capital disposable income and levels of consumer spending, downturns in the business cycles of customers, interest rate fluctuations and economic factors beyond our control. During economic downturns, whether in China or globally, reduced overall demand for supply chain services will likely reduce demand for our services and solutions and exert downward pressures on our rates and margins. As we focus on providing integrated supply chain solutions in the New Retail era, if the online and offline retail channel integration trend or any other trend required for the emergence of New Retail does not develop as we expect, our business prospect may be adversely affected. In periods of strong economic growth, demand for limited transportation resources can also result in increased network congestion and operating inefficiencies. In addition, any deterioration in the economic environment subjects our business to various risks that may have a material impact on our operating results and future prospects. For instance, some of our customers may face economic difficulties and may not be able to pay us, and some may go out of business. These customers may not complete their payments as quickly as they have in the past, causing our working capital needs to increase.

        In an economic downturn, we may not be able to appropriately adjust our expenses to changing market demands and it may be more difficult to match our staffing levels to our business needs. In addition, we have certain significant fixed expenses and other variable expenses that are fixed for a period of time, which we may not be able to adequately adjust in a period of rapid change in market demand.

We have not recognized any share-based compensation expense in the past but will recognize a substantial amount of share-based compensation expense upon the completion of this offering, which will have a significant impact on our results of operations.

        We adopted our equity and performance incentive plan in June 2008, or the 2008 equity and performance incentive plan, pursuant to which we may grant options to purchase up to 20,934,684 of our ordinary shares. As of the date of this prospectus, we have outstanding options with respect to 19,072,006 ordinary shares that have been granted to our employees, directors and consultants under the 2008 equity and performance incentive plan. We are required to account for share options granted to our employees, directors and consultants in accordance with Codification of Accounting Standards, or ASC 718, "Compensation—Stock Compensation" and ASC 505-50, "Equity, Equity-Based Payments to Non-Employees." We are required to classify share options granted to our employees, directors and consultants as equity awards and recognize share-based compensation expense based on the fair value of such share options, with the share-based compensation expense recognized over the period in which the recipient is required to provide service in exchange for the equity award. Because the exercisability of the share options granted by us is conditional upon completion of this offering or, in case we have waived such restriction, our obligation to issue ordinary shares pursuant to any exercise of the options is conditional upon the completion of this offering, we have not recognized share-based compensation expense relating to these share options granted by us yet.

        As a result, upon the completion of this offering, we expect to begin to recognize a substantial amount of share-based compensation expense, and we expect the recognition of such share-based compensation expenses to have a significant impact on our results of operations in the fiscal quarter in which this offering is completed. As of June 30, 2017, the total unrecognized compensation costs associated with share options granted to employees amounted to US$40.0 million. With respect to options granted to non-employees, as their inability to exercise these options or receive any ordinary shares until completion of this offering constitutes a performance condition that is not considered probable until the completion of this offering, we cannot establish the fair value of these options to determine the unrecognized share-based compensation expense associated with them prior to the completion of this offering. Moreover, if additional share options or other equity incentives are granted to our employees, directors or consultants in the future, we will incur additional share-based compensation expense and our results of operations will be further adversely affected. For further information on our equity incentive plans and information on our recognition of related expenses, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Components of Results of Operations—Share-Based Compensation" and "Management—Share Incentive Plan."

We currently derive a significant portion of our revenue from consumer activity on a limited number of prominent e-commerce platforms, and a reduction of demand from these platforms may negatively affect our business.

        A significant portion of our revenue is derived from a number of major e-commerce platforms in China, such as Taobao Marketplace and Tmall. If these platforms are to suffer a decline in their usage or if our relationships with them are to be harmed, it could materially and negatively impact our business and operating results and financial condition. We generally do not have long-term contractual relationships with e-commerce platforms, and instead individual merchants on such platforms select us as their shipping and other supply chain service provider. If we are unable to remain a preferred service provider for the merchants on these e-commerce platforms, our business volume may decrease significantly, which could adversely affect our business and results of operations.

If our customers are able to reduce their logistics and supply chain costs or increase utilization of their internal solutions, our business and operating results may be materially and adversely affected.

        A major driver for merchants and other customers to use third-party logistics and supply chain service providers is the high cost and degree of difficulty associated with developing in-house logistics and supply chain expertise and operational efficiencies. If, however, our customers are able to develop their own logistics and supply chain solutions, increase utilization of their in-house supply chain, reduce their logistics spending, or otherwise choose to terminate our services, our logistics and supply chain management business and operating results may be materially and adversely affected. In addition, certain of our major e-commerce platform partners may develop their own logistics capabilities, which could reduce the scope of services we provide to users on their platforms.

Decreased availability or increased costs of key logistics and supply chain inputs, including third-party transportation, equipment and materials could impact our cost of operations and our profitability across business lines.

        We depend on reliable access to third-party transportation, supplies of equipment, including vehicles and the sorting machines, conveyor systems and Automated Guided Vehicles, or AGVs, used at our Cloud OFCs and other network facilities, replacement parts and materials such as packing. The supplier base providing logistics equipment is relatively consolidated, which has resulted in a limited number of suppliers for certain types of equipment and supplies. Conversely, the market for third-party transportation services is fragmented with a large number of service providers, and it can be difficult to find reliable partners whose performance and reliability meet our standards at the scale our operations require. Any significant reduction in availability or increase in cost of any logistics and supply chain inputs could adversely affect our operations and increase our costs, which could adversely affect our operating results and cash flows.

Overall tightening of the labor market, increases in labor costs or any labor unrest, including strikes, may affect our business as we operate in a labor-intensive industry.

        Our business requires a substantial number of personnel, and labor costs comprised 25.2%, 27.3%, 24.4% and 15.4% of our total cost of revenue in 2014, 2015, 2016 and the six months ended June 30, 2017, respectively. Any failure to retain stable and dedicated labor by us, our franchisee partners or service providers may lead to disruptions to or delays in our services. We, our franchisee partners and service providers often hire additional or temporary workers to handle the significant increase in express and freight volumes during peak periods of e-commerce activities. We have observed an overall tightening labor market. We have experienced, and expect to continue to experience, increases in labor costs due to increases in salaries, social benefits and employee headcounts and we may also face seasonal labor shortages. We, our franchisee partners and service providers compete with other companies for labor, and we may not be able to offer competitive salaries and benefits compared to them.

        We, our franchisee partners and service providers have been subject to labor disputes from time to time in the ordinary course of business, although none of them, individually or in the aggregate, has had a material adverse impact on us. We expect to continue to be subject to various legal or administrative proceedings related to labor disputes in the ordinary course of our business, due to the magnitude of the labor force involved in our service network. Any labor unrest or strikes directed against us, our franchisee partners or service providers could directly or indirectly prevent or hinder our normal operating activities, and if not resolved in a timely manner, lead to delays in fulfilling our customer orders. We, our franchisee partners and service providers are not able to predict or control any labor unrest, especially those involving labor not directly employed by us. Further, labor unrest may affect general labor market conditions or result in changes to labor laws, which in turn could materially and adversely affect our business, financial condition and results of operations.

We engage outsourcing firms to provide outsourced personnel for our operations and have limited control over these personnel and may be liable for violations of applicable PRC labor laws and regulations.

        We engage outsourcing firms who send large numbers of their employees to work at our network facilities. As of June 30, 2017, over 28,000 outsourced personnel were active in our operations. We enter into agreements with the outsourcing firms only and do not have any contractual relationship with these outsourced workers. Since these outsourced personnel are not directly employed by us, our control over them is more limited as compared to our own employees. If any outsourced personnel fail to operate in accordance with our instructions, policies and business guidelines, our market reputation, brand image and results of operations could be materially and adversely affected.

        Our agreements with the outsourcing firms provide that we are not liable to the outsourced personnel if the outsourcing firms fail to fulfill their duties to these personnel. However, if the outsourcing firms violate any relevant requirements under the applicable PRC labor laws, regulations or their employment agreements with the personnel, such personnel may claim compensation from us as they provide their services at our network facilities. As a result, we may incur legal liability, and our market reputation, brand image as well as our business, financial condition and results of operations could be materially and adversely affected.

Our business depends on our reputation and brand image, and any damage to them or any failure to effectively adjust our branding strategy in our international expansion could adversely impact our business.

        Our brand name in Chinese, " ," means hundreds of generations. We believe that our BEST brand name and our other brands stand for long-term commitment, comprehensive and high-quality service, reliability and efficiency, and are part of our most important and valuable assets. We have registered our major trademarks critical to our business in Chinese with the relevant PRC authorities, including " " (BEST), " " (BEST Logistics), " " (BEST Supply Chain), " " (BEST Express), " " (BEST Freight), " " (BEST Global), " " (BEST Capital), " " (BEST UCargo) and " +" (Store+). We have also used and registered our various trademarks in other jurisdictions. Our brands and reputation are significant sales and marketing tools, and we devote substantial resources to promoting and protecting them. Adverse publicity (whether or not justified) such as accidents, customer service mishaps or noncompliance with laws relating to activities by our franchisee partners, service providers, contractors or agents, could tarnish our reputation and reduce the value of our brand. With the increased use of social media outlets, adverse publicity can be disseminated quickly and broadly, making it increasingly difficult for us to effectively respond.

        As we continue our international expansion, we may need to adjust our branding strategy in new countries and regions that we enter into. For example, our existing brands may be viewed as similar to brands used by existing players in the local markets that provide similar services. As such, we may need to adopt a new brand name in these markets and our efforts in establishing the reputation of the new brand in a new market may not be successful and could lead to brand disruption and harm our operations in these markets. Existing players in the local markets may also claim that our brands are similar to theirs and thereby bring claims against us for infringement upon their brand names or trademark rights, which may cause harm to our reputation and disrupt our branding strategy in the relevant local market. Damage to our reputation and loss of brand equity could reduce demand for our services and thus have an adverse effect on our financial condition, liquidity and results of operations, as well as require additional resources to rebuild our reputation and restore the value of our brand.

We may not be able to attract and retain the qualified and skilled employees needed to support our business.

        We believe our success depends on the efforts, effectiveness and talent of our employees, including research and development, supply chain management, operations, engineering, risk management, and sales and marketing personnel. Our future success depends on our continued ability to attract, develop, motivate and retain qualified and skilled employees. Competition for highly skilled personnel is extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Some of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment.

        In addition, we invest significant time and resources in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements, and the quality of our services and our ability to serve our customers could diminish, resulting in a material adverse effect to our business.

A significant system disruption could adversely affect the operations of us and our ecosystem participants, which could severely impact our business and prospects.

        We rely on our technology infrastructure to process, transmit and store digital information, and to manage or support a variety of business processes and activities. In addition, the provision of service to our customers and the operation of our service network infrastructure involves the storage and transmission of proprietary information and sensitive or confidential data, including business and personal information of our ecosystem participants, who are reliant on the use of our technology infrastructure to manage their business processes and activities. Our technology infrastructures and those of our customers and our franchisee partners are connected through various interfaces. Some of these infrastructures are managed by third-parties and are susceptible to damage, disruptions or shutdowns due to failures during the process of upgrading or replacing software, databases or components thereof, power outages, hardware failures, computer viruses, malicious insiders, telecommunication failures, user errors or other catastrophic events. Hackers, acting individually or in coordinated groups, may also launch distributed denial of service attacks or other coordinated attacks that may cause service outages or other interruptions in our business.

        The techniques used to obtain unauthorized access, disable or degrade service or sabotage systems change frequently, may be difficult to detect and often are not recognized until launched against a target. As a result, we may be unable to anticipate these techniques or to implement adequate preventative measures. If our systems were to suffer an operational failure, it could harm our reputation and have material adverse effect on our business and prospects.

Our business generates and processes a large quantity of data, and improper handling of or unauthorized access to such data may adversely affect our business.

        We face risks related to complying with applicable laws, rules and regulations relating to the collection, use, disclosure and security of personal information, as well as any requests from regulatory and government authorities relating to such data.

        The PRC regulatory and enforcement regime with regard to data security and data protection has continued to evolve. There are uncertainties on how certain laws and regulations will be implemented in practice. PRC regulators have been increasingly focused on regulating data security and data protection. We expect that these areas will receive greater attention from regulators, as well as attract public scrutiny and attention going forward. This greater attention, scrutiny and enforcement, including more frequent inspections, could increase our compliance costs and subject us to heightened risks and challenges associated with data security and protection. If we are unable to manage these risks, our reputation and results of operations could be materially and adversely affected. For further details please see "Regulation—Regulations Relating to Internet Security."

        We also grant limited access to specified data on our technology platform to certain other ecosystem participants. These third parties face the same challenges and risks inherent in handling and protecting large volumes of data. Any system failure or security breach or lapse on our part or on the part of any of such third parties that results in the release of user data could harm our reputation and brand and, consequently, our business, in addition to exposing us to potential legal liability.

        In addition, we are subject to additional laws in other jurisdictions in which we operate and where our ecosystem participants are located. The laws, rules and regulations of other jurisdictions, such as the U.S. and Europe, may impose more stringent or conflicting requirements and penalties than those in China, compliance with which could require significant resources and costs. Our policies and practices concerning the collection, use and disclosure of user data are posted on our websites. Any failure, or perceived failure, by us to comply with any regulatory requirements or privacy protection-related laws, rules and regulations could result in proceedings or actions against us by governmental entities or others. These proceedings or actions could subject us to significant penalties and negative publicity, require us to change our business practices, increase our costs and severely disrupt our business.

We face risks associated with the items we deliver and the contents of shipments and inventories handled through our service network.

        We handle a large volume of shipments and inventories across our service network, and face challenges with respect to the protection and control of these items. Shipments and inventories in our service network may be stolen, damaged or lost for various reasons, and we, our franchisee partners and service providers may be perceived or found to be liable for such incidents. In addition, we may fail to screen shipments and inventories and detect unsafe or prohibited/restricted items. Unsafe items, such as flammables and explosives, toxic or corrosive items and radioactive materials, may damage other items or facilities in our service network, injure recipients and harm our personnel and assets or those of our franchisee partners and service providers. Furthermore, if we fail to prevent prohibited or restricted items from entering into our service network and if we participate in the transport and delivery of such items, we may be subject to administrative or even criminal penalties, and if any personal injury or property damage is concurrently caused, we may be further liable for civil compensation.

        Our delivery operations also involve inherent risks. We constantly have a large number of vehicles and personnel in transportation and a large number of items in storage facilities that we rent, and are therefore subject to risks associated with storage and transportation safety. The insurance maintained by us may not fully cover the damages caused by transportation related injuries or loss. From time to time, our vehicles and personnel may be involved in accidents, and the items they transport may be lost or damaged. In addition, frictions or disputes may occasionally arise from the personal interactions between our pick-up and delivery personnel and senders or recipients and those of our franchisees partners and service providers. Personal injury or property damage may occur in connection with such incidents.

        Any of the foregoing could disrupt our services, cause us to incur substantial expenses and divert the time and attention of our management. We, our franchisee partners and service providers may face claims and incur significant liabilities if found liable or partially liable for any injuries, damages or losses. Claims against us may exceed the amount of our insurance coverage, or may not be covered by insurance at all. Governmental authorities may also impose significant fines on us or require us to adopt costly preventive measures. Furthermore, if our services are perceived to be insecure or unsafe by our ecosystem participants, our business volume may be significantly reduced, and our business, financial condition and results of operations may be materially and adversely affected.

We have limited ability to protect our intellectual property rights, including our brand and our proprietary information technology platform, and unauthorized parties may infringe upon or misappropriate our intellectual property.

        Our success depends in part upon our proprietary technology infrastructure, including certain methodologies, practices, tools and technical expertise we utilize in designing, developing, implementing and maintaining applications and processes used in providing our services. We rely on a combination of patent, copyright, trademark, trade secrets and other intellectual property protections, confidentiality agreements with our key personnel, customers and other relevant persons and other measures to protect our intellectual property, including our brand and our proprietary technology infrastructure. Nevertheless, it may be possible for third parties to obtain and use our intellectual property without authorization. The unauthorized use of intellectual property is common in China and enforcement of intellectual property rights by PRC regulatory agencies is inconsistent. As a result, litigation may be necessary to enforce our intellectual property rights. Litigation could result in substantial costs and diversion of our management's attention and resources, and could disrupt our business, as well as have a material adverse effect on our financial condition and results of operations. Given the relative unpredictability of the PRC's legal system and potential difficulties in enforcing a court judgment, there is no guarantee that we would be able to halt any unauthorized use of our intellectual property in China through litigation.

We may be accused of infringing the intellectual property rights of others.

        Our success depends in part on the use of our proprietary intellectual property and the intellectual property of other ecosystem participants, including technology, software products, business policies, plans, and trade secrets. Many of our contracts with third parties require us not to engage in the unauthorized use of such intellectual property or information, and to indemnify such third parties for any resulting loss. The steps taken by us in this regard may not be adequate to safeguard such intellectual property and confidential information. Moreover, most of our contracts do not include any limitation on our liability with respect to our infringement or breach of our obligation to keep confidential the intellectual property or confidential information. In addition, we may not always be aware of intellectual property registrations or applications relating to trademarks, source codes, software products or other intellectual property of such third parties, whether in China or other jurisdictions. As a result, if the proprietary rights of our ecosystem participants or other third parties are misappropriated by us or our employees, we may be liable for damages or other compensation.

        Assertions of infringement of intellectual property or misappropriation of confidential information against us, if successful, could have a material adverse effect on our business, financial condition and results of operations. Protracted litigation could divert our management's attention and our resources and also result in existing or potential customers deferring or limiting their procurement or use of our services until resolution of such litigation. Even if such assertions against us are unsuccessful, they may cause us to lose existing and future business and incur reputational harm and substantial legal fees.

Any difficulties in identifying, consummating and integrating acquisitions, investments or alliances may expose us to potential risks and have an adverse effect on our business, results of operations or financial condition.

        We have in the past made and may in the future seek to make acquisitions and investments and enter into strategic alliances to further expand our business. If we are presented with appropriate opportunities, we may acquire additional businesses, services, resources, or assets, including supply chain service providers and transport solution providers that are accretive to our core business. We cannot assure you that we will always be able to complete such acquisitions successfully or on terms acceptable to us. Integration of entities or assets we acquire into our business may not be successful and may prevent us from expanding into new services, customer segments or operating locations. This could significantly affect the expected benefits of these acquisitions. Moreover, the integration of any acquired entities or assets into our operations could require significant attention from our management. The diversion of our management's attention and any difficulties encountered in any integration process could have an adverse effect on our ability to manage our business.

        Our possible future acquisitions, investments or strategic alliances may also expose us to other potential risks, including risks associated with unforeseen or hidden liabilities, the diversion of resources from our existing businesses and technologies, our inability to generate sufficient revenue to offset the costs, expenses of acquisitions and potential loss of, or harm to, relationships with employees and customers as a result of our integration of new businesses. In addition, we may recognize impairment losses on goodwill arising from our acquisitions. The occurrence of any of these events could have a material and adverse effect on our ability to manage our business, our financial condition and our results of operations.

Our international expansion exposes us to significant risks.

        We provide inbound and outbound cross-border supply chain management services and plan to continue to expand our footprint internationally as part of our growth strategy. In addition to China, we currently operate warehouses in the U.S. and Germany, provide coverage through partners in Canada, Japan and Australia and expect to open additional foreign facilities and hire employees to work at these offices in order to reach new customers and expand the reach of our service network. Operating in international markets requires significant resources and management attention and will subject us to regulatory, economic and political risks in addition to those we already face in China. Because of our limited experience with international operations as well as developing and managing operations in international markets, our international expansion efforts may not produce the results we expect.

        In addition, we will face risks in doing business internationally that could adversely affect our business. For instance, we face difficulties managing and staffing international operations and the increased operating, travel, infrastructure and legal compliance costs associated with international business. We must comply with laws and regulations in foreign jurisdictions, particularly in the areas of data privacy and customs. We must also comply with technical and environmental standards in these jurisdictions. In addition, we must offer customer service in various languages, adapt and localize our service offerings for specific countries, appropriately price our products and services and work with overseas merchants, partners and other third parties, such as local transportation service providers. We are also subject to general risks inherent in international operations, such as fluctuations in exchange rates, changes in trade policies, tariff regulations, embargoes and customer clearances, or other trade restrictions, as well political or social unrest or economic instability in regions in which we operate.

        Our failure to manage any of these risks successfully could harm our international operations, and adversely affect our business, results of operations and financial condition.

We may not be able to obtain sufficient capital to fund our business expansion.

        Our business expansion requires substantial amount of capital. In 2014, 2015, 2016 and the six months ended June 30, 2017, we incurred capital expenditures of RMB212.5 million, RMB398.1 million, RMB628.5 million (US$92.7 million) and RMB320.4 million (US$47.3 million), respectively, representing purchases of property and equipment. We have incurred and expect to continue to incur substantial costs to launch and ramp-up new service offerings and we may only be able to recover such costs over the long term. The continued improvement and upgrade of our supply chain service network may also require substantial amount of capital investments, such as purchasing equipment, funding leasehold improvements at our hubs, sortation centers and Cloud OFCs and expanding our BEST Store+ network. Further, we may encounter development delays and excess development costs.

        We have historically funded our operations by issuance of equity securities, preferred shares and short-term bank borrowings. There can be no assurance that we will be able to generate sufficient cash from our operations to fund our capital requirements or raise additional funds through equity or debt financings on satisfactory terms or at all, in which case we may be required to prioritize projects or curtail capital expenditures, and our results of operations could be adversely affected. On the other hand, if we raise funds through debt financings, we may also become subject to restrictive covenants that could limit our future capital raising activities and other financial and operational matters. If we raise funds through further issuances of equity or equity-linked securities, our existing shareholders could suffer significant dilution in their percentage ownership of our company.

Failure of us or our franchisee partners to obtain, maintain or update necessary licenses and permits may have material adverse effect on our business, financial condition and results of operations.

        We and our franchisee partners are required to hold a number of licenses and permits in connection with our business operation including, but not limited to, the courier service operation permit, road transportation operation permit and the value-added telecommunication service license concerning Internet information service, or the ICP license.

        Under PRC laws, an enterprise that operates and provides express delivery services must obtain a courier service operation permit listing out all the regions it and its branches are allowed to operate in. Such enterprise needs to make a filing with the relevant postal authority to update its courier service operation permit to include any additional regions it plans to expand into. All of our PRC subsidiaries, our VIE and its subsidiaries engaging in express delivery services have obtained courier service operation permits required for our operations. However, some local branches of our VIE and its subsidiaries have not made timely filings with the relevant postal authority to update their courier service operation permits. While we have not received any government order or penalty resulting from such failure, we cannot assure you that we will not be subject to orders to rectify, fines of up to RMB50,000 or business suspension of such branches.

        In addition, an enterprise engaging in road freight transportation is required to obtain a road transportation operation permit from the relevant county-level road transportation administrative bureau, while a foreign-invested enterprise (including its subsidiaries) engaging in road freight transportation must obtain the approval from the provincial-level road transportation administrative bureau. If an enterprise engaging in road freight transportation intends to establish a branch, it is required to make a filing with the local road transportation administrative bureau where the branch is to be established. While all of our PRC subsidiaries, the VIE and its subsidiaries engaging in road freight transportation have obtained their road transportation operation permits, we are in the process of renewing the filings for some of the branches, and if we cannot complete the renewal in a timely manner, these branches may be subject to business suspension and other penalties.

        Our franchisee partners also need to obtain necessary licenses and permits and make necessary filings to provide express delivery services. Some of our franchisee partners providing express delivery services do not currently possess all necessary licenses and permits. While we have urged them to obtain such licenses and permits, we can provide no assurance that all of our franchisee partners will be able to obtain all of the licenses and permits and make all of the filings necessary for their business. Failure to obtain such licenses and permits and make such filings may result in suspension of operation, fines or other penalties on our franchisee partners by government authorities. In addition, if any of our franchisee partners providing express delivery services fails to obtain required licenses and permits, we may also be subject to an order to rectify and a fine ranging from RMB5,000 to RMB30,000 for each such failure.

        New laws and regulations that are enforced from time to time may require additional licenses and permits other than those we and our franchisee partners currently have. If the PRC government considers us or our franchisee partners to be operating without the proper approvals, licenses or permits or promulgates new laws and regulations that require additional approvals or licenses, it has the authority, among other things, to levy fines, confiscate our income, revoke our business licenses, and require us to discontinue our relevant business or impose restrictions on the affected portion of our business. Any of these actions by the PRC government may have a material and adverse effect on our results of operations.

Failure to comply with PRC laws and regulations by us or our franchisee partners may materially and adversely impact our business, financial condition and results of operations.

        Our business is subject to governmental supervision and regulation by the relevant PRC governmental authorities, including but not limited to the State Post Bureau and the Ministry of Transportation. Together, these governmental authorities promulgate and enforce regulations that cover many aspects of our day-to-day operations, and we may fail to fully comply with these regulations. For example, the PRC Postal Law, promulgated by the Standing Committee of the National People's Congress of China, which became effective on October 1, 2009 and was amended in 2015, indicates that express delivery companies cannot engage in "posting and mail delivery business exclusively operated by postal enterprises." However, PRC laws do not provide a definition for "posting and mail delivery business exclusively operated by postal enterprises." If the authorities define such term in the future and if the items that we or our franchisee partners deliver fall into the defined category, we may be considered in violation of such regulation, and as a result, it might have an adverse impact on our results of operations.

        According to the Administrative Measures for Express Delivery Market, or the Express Delivery Regulations, promulgated by the Ministry of Transport on January 11, 2013, when engaging in express delivery business through franchising arrangements, a franchisor is required to execute written agreements with its franchisees to set forth their respective rights and obligations with respect to their franchising arrangement and clearly delineate their respective liabilities to consumers in case of any infringement of their lawful rights. Failure to enter into such a written agreement with any franchisee may subject a franchisor to an order to rectify and a fine ranging from RMB5,000 to RMB30,000. While it is not clearly provided in the Express Delivery Regulations, national government authorities have imposed that certain specific forms be used in connection with the execution of the written agreements required under the Express Delivery Regulations. While the majority of our agreements with franchisee partners for express delivery service have satisfied such form requirements, our other agreements with such franchisee partners may be found non-compliant by relevant authorities. Although we have proactively taken measures to ensure that our agreements with franchisee partners will comply with such requirements, we cannot assure you that we will not be subject to fines and penalties due to any past or future non-compliances.

        Pursuant to the Administrative Regulations on Commercial Franchising Operation promulgated by the State Council in February 2007 and Provisions on Administration of the Record Filing of Commercial Franchises issued by MOFCOM in December 2011, or collectively the Regulations and Provisions on Commercial Franchising, commercial franchising refers to the business activities where an enterprise that possesses the registered trademarks, enterprise logos, patents, proprietary technology or any other business resources allows such business resources to be used by another business operator through a contract and the business operator follows the uniform business model to conduct business operations and pay franchising fees according to the contract. Therefore, if the relationship between us and our franchisee partners and other ecosystem participants constitute such regulated commercial franchising, we will be subject to these regulations and will be required to file such franchising arrangements with MOFCOM or its local counterparts and update the filings when there are changes to relevant information. While we have completed such filings with respect to our BEST Express, BEST Freight and Cloud OFC services as of the date of this prospectus, we cannot assure you that we can update such filings in a timely manner or our relationships with other existing and future ecosystem participants will not be found to constitute such regulated commercial franchising in the future. As of the date of this prospectus, we have not received any request from any governmental authorities to make any of such filings. If relevant authorities determine that we failed to make any filing with respect to any regulated commercial franchising activity in the future, we may be subject to an order to rectify or fines ranging from RMB10,000 to RMB50,000, and if we fail to rectify within the rectification period determined by competent government authorities, we may be subject to an additional fine ranging from RMB50,000 and RMB100,000 as well as public reprimand.

        In addition, our franchisee partners have full discretion over their daily operations and make localized decisions with respect to their facilities, vehicles and hiring and pricing strategies. Their operations are regulated by various PRC laws and regulations, including local administrative rulings, orders and policies that are pertinent to their localized freight, express delivery business and retail business. For example, local regulations may specify the models or types of vehicles to be used in pickup and delivery services or require the franchisee partners to implement heightened safety screening procedures, which could materially drive up the operating costs and impact the delivery efficiency of the pickup and delivery outlets.

        We are also subject to a number of retail industry regulations including, but not limited to, regulations relating to pricing, consumer protection, product quality, food safety and public safety. Local regulatory authorities conduct periodic inspections, examinations and inquiries in respect of our compliance with relevant regulatory requirements. If we, or our membership stores, fail to comply with these laws and regulations, we or our membership stores may be exposed to penalties, fines, the suspension or revocation of our or our membership stores' licenses or permits to conduct business, administrative proceedings and litigation.

        New laws and regulations may be enforced from time to time and substantial uncertainties exist regarding the interpretation and implementation of current and any future PRC laws and regulations applicable to our businesses. If the PRC government promulgates new laws and regulations that impose additional restrictions on our daily operations, it has the authority, among other things, to levy fines, confiscate income, revoke business licenses, and require us to discontinue our relevant business or impose restrictions on the affected portion of our business. Any of these actions by the PRC government may have a material and adverse effect on our results of operations. If our franchisee partners are found to be in violation of any applicable law or regulation then in effect, such franchisee partners may be subject to similar penalties or administrative orders and may not be able to continue to deliver satisfactory services or at all. As a result, our business, reputation, financial condition and results of operations may be materially and adversely affected.

We face risks related to the termination and renewal of leases on which we rely for our operations.

        Substantially all of our Cloud OFCs, hubs and sortation centers are located in properties for which we have entered into long-term operating leases. In some instances, we may negotiate an option to renew the lease according to the terms and conditions under the relevant lease agreements. However, upon the expiration of such leases, we may not be able to renew these leases on commercially reasonable terms, if at all. Under certain lease agreements, the lessor may terminate the agreement by giving prior notice and paying default penalties to us. Such default penalties nonetheless may not be sufficient to cover our losses. Even though the lessors for most of our Cloud OFCs, hubs and sortation centers do not have the right of unilateral early termination unless they provide the required notice, the lease may nonetheless be terminated early if we are in material breach of the lease agreements. We may assert claims for compensation against the landlords if they elect to terminate a lease agreement early and without due cause. If the leases for our Cloud OFCs, hubs or sortation centers were terminated prior to their expiration dates, notwithstanding any compensation we may receive for early termination of such leases, or if we are not able to renew such leases, we may have to incur significant cost related to relocation.

Our use of certain leased properties could be challenged by third parties or governmental authorities, which may cause interruptions to our business operations.

        As of the date of this prospectus, lessors of approximately 20% of the total gross floor area of our leased properties in China have not provided us with their property ownership certificates or any other documentation proving their right to lease those properties to us. If our lessors are not the owners of the properties and they have not obtained consents from the owners or their lessors or permits from the relevant governmental authorities, our leases could be invalidated. If this occurs, we may have to renegotiate the leases with the owners or other parties who have the right to lease the properties, and the terms of the new leases may be less favorable to us. Although we may seek damages from such lessors, such leases may be void and we may be forced to relocate. Any relocation would require us to locate and secure additional facilities, expenditures of additional funds in connection with the relocation and preparation of replacement facilities. This could affect our ability to provide uninterrupted services to our customers and harm our reputation. As of the date of this prospectus, we have not incurred expenditures associated with the relocation and preparation of replacement facilities. In addition, a substantial portion of our leasehold interests in leased properties have not been registered with the relevant PRC governmental authorities as required by relevant PRC laws. The failure to register leasehold interests may expose us to potential warnings and penalties.

        In addition, some of our leased properties in China may not have filed the fire-control registration as required by relevant PRC laws and as a result, our use of the leased property may be affected. In the event that our use of properties is successfully challenged by the regulators or due to fire incidents, we may be forced to relocate from the affected operations.

Our failure or alleged failure to comply with China's anti-corruption laws or the U.S. Foreign Corrupt Practices Act could result in penalties, which could harm our reputation and have an adverse effect on our business, results of operations and financial condition.

        We are subject to PRC laws and regulations related to anti-corruption, which prohibit bribery to government agencies, state or government owned or controlled enterprises or entities, to government officials or officials that work for state or government owned enterprises or entities, as well as bribery to non-government entities or individuals. Upon the completion of this offering, we will also be subject to the U.S. Foreign Corrupt Practices Act, or the FCPA, which generally prohibits companies and any individuals or entities acting on their behalf from offering or making improper payments or providing benefits to foreign officials for the purpose of obtaining or keeping business, along with various other anti-corruption laws. Our existing policies prohibit any such conduct and we are in the process of implementing additional policies and procedures, and providing training, to ensure that we, our employees, franchisee partners and other third parties comply with PRC anti-corruption laws and regulations, the FCPA and other anti-corruption laws to which we are subject. There is, however, no assurance that such policies or procedures will work effectively all the time or protect us against liability under the FCPA or other anti-corruption laws. There is no assurance that our employees, franchisee partners and other third parties would always obey our policies and procedures. Further, there is uncertainty in connection with the implementation of PRC anti-corruption laws. We could be held liable for actions taken by our employees, franchisee partners and other third parties with respect to our business or any businesses that we may acquire. In addition to the PRC, we also operate warehouses in the U.S. and Germany and provide coverage in Canada, Japan and Australia through our partners. This puts us in frequent contact with persons who may be considered "foreign officials" under the FCPA, resulting in an elevated risk of potential FCPA violations. If we are found not to be in compliance with PRC anti-corruption laws, the FCPA and other applicable anti-corruption laws, we may be subject to criminal, administrative, and civil penalties and other remedial measures, which could have an adverse impact on our business, results of operations and financial condition. Any investigation of any potential violations of the FCPA or other anti-corruption laws by U.S. or foreign authorities, including Chinese authorities, could adversely impact our reputation, cause us to lose customer relationships and lead to other adverse impacts on our business, results of operations and financial condition.

We are subject to various claims and lawsuits in the ordinary course of business, and increases in the amount or severity of these claims and lawsuits could adversely affect us.

        We are exposed to various claims and litigation related to commercial disputes, personal injury, property damage, labor disputes and other matters in the ordinary course of our business. Developments in regulatory, legislative or judicial standards, material changes to litigation trends, or a catastrophic accident or series of accidents, including accidents that affect our franchisee partners or service providers, involving any or all of commercial disputes, property damage, personal injury, and labor disputes could have a material adverse effect on our operating results, financial condition and reputation.

We may not have sufficient insurance coverage.

        We maintain various insurance policies to safeguard against risks and unexpected events. We have purchased certain life insurance, such as group accident insurance; property loss insurance, such as cargo transportation insurance and all-risk property insurance; and liability insurance, such as non-motor vehicle liability insurance, public liability insurance and logistics liability insurance. Some of our insurance also covers fire or other damages. We also provide social security insurance including pension insurance, unemployment insurance, work-related injury insurance and medical insurance for our full-time employees. We are not legally required to maintain insurance for the items we ship. We do not maintain business interruption insurance or general third-party liability insurance, nor do we maintain key-man life insurance. We cannot assure you that our insurance coverage is sufficient to prevent us from any losses or that we will be able to successfully claim for losses under our current insurance policies on a timely basis, or at all. If we incur losses that are not covered by our insurance policies, or if the amount reimbursed is significantly less than our actual losses, our business, financial condition and results of operations could be materially and adversely affected.

Fluctuations in exchange rates could result in foreign currency exchange losses, which may adversely affect our financial condition, results of operations and cash flows.

        We have in the past raised significant funds in U.S. dollars and will receive net proceeds in U.S. dollars from this offering. We have historically incurred substantial short-term borrowings in Renminbi to fund our working capital requirement in the PRC while holding significant U.S. dollar balances. As such, any appreciation in the value of Renminbi against U.S. dollar and other currencies would have a negative impact on our financial position and results of operations. In addition, while we currently incur only a small portion of our expenses and generate only a small portion of our revenue in currencies other than Renminbi, we may incur more of such expenses and generate more of such revenues in the future as we continue our international expansion. As a result, we may be subject to increased foreign exchange rate risk in the future.

        The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC and other governments. Specifically in the PRC, on July 21, 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar. More recently, from December 31, 2015 to December 31, 2016, the Renminbi depreciated approximately 6.4% against the U.S. dollar. It remains unclear what further fluctuations may occur or what impact this will have on our results of operations.

        It is difficult to predict how market forces or PRC, U.S. or other government policies may impact the exchange rate between the Renminbi, U.S. dollar and other currencies in the future. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in greater fluctuation of the Renminbi against the U.S. dollar. Substantially all of our revenue and costs are currently denominated in Renminbi, and a large portion of our financial assets is denominated in U.S. dollars. To the extent that we need to convert U.S. dollars we receive from this offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive. Conversely, if we decide to convert our Renminbi into U.S. dollars for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount we would receive. We cannot predict the impact of foreign currency fluctuations, and foreign currency fluctuations in the future may adversely affect our financial condition, results of operations and cash flows.

We face risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could significantly disrupt our operations.

        China has in the past experienced significant natural disasters, including earthquakes in Western and Southwestern China, extreme weather conditions, as well as health scares related to epidemic diseases, and any similar event could materially impact our business in the future. If a disaster or other disruption were to occur in the future that affects the regions where we have or are developing Cloud OFCs or hubs and sortation centers, our operations could be materially and adversely affected due to loss of personnel and damages to property. Even if we are not directly affected, such a disaster or disruption could affect the operations or financial condition of our ecosystem participants, which could harm our results of operations.

        In addition, our business could be affected by public health epidemics, such as the outbreak of avian influenza, severe acute respiratory syndrome, or SARS, Zika virus, Ebola virus, or other disease. If any of our employees is suspected of having contracted a contagious disease, we may be required to apply quarantines or suspend our operations. Furthermore, any future outbreak may restrict economic activities in affected regions, resulting in reduced business volume, temporary closure of our offices or otherwise disrupt our business operations and adversely affect our results of operations.

We have identified a material weakness in our internal control over financial reporting, and if we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired.

        Prior to the completion of this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. In connection with the audit of our financial statements as of December 31, 2015 and 2016 and for each of the three years in the period ended December 31, 2016, we identified a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. The material weakness related to the lack of accounting personnel with requisite knowledge of U.S. GAAP and SEC rules, and lack of financial reporting policies and procedures commensurate with U.S. GAAP and SEC reporting requirements. While we have taken measures to address the material weakness and other deficiencies identified, we cannot assure you that these measures will be effective or that we will not identify additional material weaknesses in the future.

        We will be subject to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the New York Stock Exchange or the Nasdaq Global Market after the completion of this offering. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls over financial reporting. Commencing with our fiscal year ending December 31, 2018, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting in our Form 20-F filing for that year, as required by Section 404 of the Sarbanes-Oxley Act. In addition, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. This will require that we incur substantial additional professional fees and internal costs to expand our accounting and finance functions and that we expend significant management efforts. Prior to this offering, we were never required to test our internal controls within a specified period, and, as a result, we may experience difficulty in meeting these reporting requirements in a timely manner.

        In addition, our internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system's objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

        If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if we are unable to maintain proper and effective internal controls, we may not be able to produce timely and accurate financial statements. If that were to happen, the market price of our ADSs could decline and we could be subject to sanctions or investigations by the New York Stock Exchange or the Nasdaq Global Market, SEC or other regulatory authorities.

Risks Related to Our Corporate Structure

If the PRC government finds that the agreements that establish the structure for operating certain of our operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

        Under current PRC laws and regulations, foreign enterprises or individuals may not invest in or operate domestic mail delivery services and foreign ownership of Internet information services is subject to restrictions. According to the Guidance Catalogue of Industries for Foreign Investment (most recently revised in 2017), foreign investment is prohibited in the establishment of any postal enterprise and in domestic mail delivery services. Postal enterprises refer to the China Post Group and its wholly-owned enterprises or controlled enterprises providing postal services, as well as other services including but not limited to mail delivery, postal remittances, savings and issuance of stamps and production and sale of philatelic products. In addition, foreign investors are generally not permitted to own more than 50% of the equity interests in a value-added telecommunication service provider. Any such foreign investor must also have experience and a good track record in providing value-added telecommunications services overseas.

        We are a Cayman Islands company and our PRC subsidiaries wholly owned by us are considered wholly foreign owned enterprises. Accordingly, none of these subsidiaries are eligible to operate domestic mail delivery services and value-added telecommunications business in China. It is also practically and economically not possible to separate the delivery of mail from the delivery of non-mail items in our day-to-day services. To ensure compliance with the PRC laws and regulations, we conduct such business activities through Hangzhou BEST Network Technologies Ltd., our VIE, and its subsidiaries. Our company and Zhejiang BEST, our wholly-owned subsidiary in China, have entered into a series of contractual arrangements with the VIE and its shareholders, which enable us to (i) exercise effective control over the VIE, (ii) receive substantially all of the economic benefits of the VIE, and (iii) have an exclusive option to purchase all or part of the equity interests and assets in the VIE when and to the extent permitted by PRC law. As a result of these contractual arrangements, we have control over and are the primary beneficiary of the VIE and hence consolidate its financial results as our VIE under U.S. GAAP.

        If the PRC government finds that our contractual arrangements do not comply with its restrictions on foreign investment in domestic express delivery services of mail or value-added telecommunications business, or if the PRC government otherwise finds that we, our VIE, or any of its subsidiaries are in violation of PRC laws or regulations or lack the necessary permits or licenses to operate our business, the relevant PRC regulatory authorities, would have broad discretion in dealing with such violations or failures, including, without limitation: (i) revoking the business licenses and/or operating licenses of these entities; (ii) discontinuing or placing restrictions or onerous conditions on our operation through any transactions between our PRC subsidiaries and VIE; (iii) imposing fines, confiscating the income from our PRC subsidiaries or VIE, or imposing other requirements with which such entities may not be able to comply; (iv) requiring us to restructure our ownership structure or operations, including terminating the contractual arrangements with our VIE and deregistering the equity pledges of our VIE, which in turn would affect our ability to consolidate, derive economic interests from, or exert effective control over our VIE; or (v) restricting or prohibiting our use of the proceeds of this offering to finance our business and operations in China.

        Any of these actions would cause significant disruption to our business operations and severely damage our reputation, which would in turn materially and adversely affect our business, financial condition and results of operations. In addition, new PRC laws, rules and regulations may be introduced to impose additional requirements that may impose additional challenges to our corporate structure and contractual arrangements. If any of these occurrences results in our inability to direct the activities of our VIE that most significantly impact its economic performance, and/or our failure to receive the economic benefits from our VIE, we may not be able to consolidate the entity in our consolidated financial statements in accordance with U.S. GAAP.

Our contractual arrangements with our VIE may result in adverse tax consequences to us.

        Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. We could face material and adverse tax consequences if the PRC tax authorities determine that our contractual arrangements with our VIE were not made on an arm's length basis and adjust our income and expenses for PRC tax purposes by requiring a transfer pricing adjustment. A transfer pricing adjustment could adversely affect us by (i) increasing the tax liabilities of our VIE without reducing the tax liability of our PRC subsidiaries, which could further result in late payment fees and other penalties to our VIE for underpaid taxes; or (ii) limiting the ability of our VIE to obtain or maintain preferential tax treatments and other financial incentives.

We rely on contractual arrangements with our VIE and its shareholders for our China operations, which may not be as effective as direct ownership in providing operational control and otherwise have a material adverse effect as to our business.

        We rely on contractual arrangements with our VIE and its shareholders to operate our business in China. For a description of these contractual arrangements, see "Our History and Corporate Structure—Variable Interest Entity Contractual Arrangements." In 2014, 2015, 2016 and the six months ended June 30, 2017, 74%, 71%, 61% and 65% of our total revenue, respectively, was attributed to our VIE. See "Our History and Corporate Structure." These contractual arrangements may not be as effective as direct ownership in providing us with control over our VIE. If our VIE or its shareholders fail to perform their respective obligations under these contractual arrangements, we may have to incur substantial costs and expend significant resources to enforce such arrangements in reliance on legal remedies under PRC law as we will only have indirect recourse to the assets held by our VIE. These remedies may not always be effective, particularly in light of uncertainties in the PRC legal system. Furthermore, in connection with litigation, arbitration or other judicial or dispute resolution proceedings, assets under the name of any of record holder of equity interest in our VIE, including such equity interest, may be put under court custody. As a consequence, we cannot be certain that the equity interest will be disposed of pursuant to the contractual arrangements or ownership by the record holder of the equity interest.

        All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through litigation in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC laws and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the U.S. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event that we are unable to enforce these contractual arrangements, or if we suffer significant time delays or other obstacles in the process of enforcing these contractual arrangements, it would be very difficult to exert effective control over our VIE, and our ability to conduct our business and our financial condition and results of operations may be materially and adversely affected. See "—Risks Related to Doing Business in the People's Republic of China—There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations."

The shareholders of our VIE may have conflicts of interest with us, which may materially and adversely affect our business and financial condition.

        In connection with our operations in China, we rely on the shareholders of our VIE to abide by the obligations under such contractual arrangements. Our VIE is 36.285% owned by Wei Chen, a PRC individual who is a relative of Mr. Shao-Ning Johnny Chou, 36.285% owned by Lili He, another PRC individual who is a relative of Mr. Shao-Ning Johnny Chou and 27.43% owned by Hangzhou Ali Venture Capital Co., Ltd., a PRC domestic company and a consolidated entity of Alibaba. The interests of Wei Chen, Lili He and Hangzhou Ali Venture Capital Co., Ltd. in their own capacities as the shareholders of our VIE may differ from the interests of our company as a whole, as what is in the best interests of our VIE, including matters such as whether to distribute dividends or to make other distributions to fund our offshore requirement, may not be in the best interests of our company. There can be no assurance that when conflicts of interest arise, any or all of these shareholders will act in the best interests of our company, or that conflicts of interest will be resolved in our favor. In addition, these shareholders may breach or cause our VIE to breach or refuse to renew the existing contractual arrangements with us.

        We currently do not have arrangements to address potential conflicts of interest the shareholders of our VIE may encounter. We believe that we can, at all times, exercise our option under the exclusive call option agreements to cause these shareholders of our VIE to transfer all of their equity ownership in our VIE to a PRC entity or individual designated by us as permitted by then applicable PRC laws.

In addition, if such conflicts of interest arise, we could also, in the capacity of attorney-in-fact of the then existing shareholders of the VIE as provided under the shareholder voting rights proxy agreements, directly appoint new directors of our VIE. If we cannot resolve any conflicts of interest or disputes between us and the shareholders of our VIE, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

We may lose the ability to use, or otherwise benefit from, the licenses, approvals and assets held by our VIE, which could severely disrupt our business, render us unable to conduct some or all of our business operations and constrain our growth.

        As part of our contractual arrangements with our VIE, our VIE holds certain assets, licenses and permits that are material to our business operations, including the courier service operation permit, the ICP license and the road transportation operation permit. The contractual arrangements contain terms that specifically obligate VIE equity holders to ensure the valid existence of the VIE and restrict the disposal of material assets of the VIE. However, in the event the VIE equity holders breach the terms of these contractual arrangements and voluntarily liquidate our VIE, or our VIE declares bankruptcy and all or part of its assets become subject to liens or rights of third-party creditors, or are otherwise disposed of without our consent, we may be unable to conduct some or all of our business operations or otherwise benefit from the assets held by the VIE, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, if our VIE undergoes a voluntary or involuntary liquidation proceeding, its equity holders or unrelated third-party creditors may claim rights to some or all of the assets of the VIE, thereby hindering our ability to operate our business as well as constrain our growth.

Our corporate actions are significantly influenced by our principal shareholders, including our founder, chairman and chief executive officer, Mr. Shao-Ning Johnny Chou, who have the ability to exert significant influence over important corporate matters that require approval of shareholders, which may deprive you of an opportunity to receive a premium for your ADSs and materially reduce the value of your investment.

        Immediately prior to the completion of this offering, our outstanding share capital will consist of Class A ordinary shares, Class B ordinary shares and Class C ordinary shares. Each Class A ordinary share is entitled to one vote, each Class B ordinary share is entitled to 15 votes, and each Class C ordinary share is entitled to 30 votes at general meetings of our shareholders. Immediately after the completion of this offering, Alibaba and Cainiao Network will beneficially own, in aggregate, 100% of our Class B ordinary shares, representing approximately        % of the aggregate voting power of our issued and outstanding share capital, and Mr. Shao-Ning Johnny Chou will beneficially own 100% of the Class C ordinary shares issued and outstanding, representing approximately        % of the aggregate voting power of our issued and outstanding share capital, assuming the underwriters do not exercise their option to purchase additional ADSs.

        This concentration of ownership may discourage, delay or prevent a change in control of our company, which could have the dual effect of depriving our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and reducing the price of the ADSs. As a result of the foregoing, the value of your investment could be materially reduced.

If the custodians or authorized users of our controlling non-tangible assets, including chops and seals, fail to fulfill their responsibilities, or misappropriate or misuse these assets, our business and operations may be materially and adversely affected.

        Under PRC law, legal documents for corporate transactions that our business relies on are executed using the chop or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant local branch of the SAIC.

        The chops of our PRC subsidiaries and VIE are generally held by the relevant entities so that documents can be executed locally. Although we usually utilize chops to execute contracts, the registered legal representatives of our PRC subsidiaries and VIE have the apparent authority to enter into contracts on behalf of such entities without chops, unless such contracts set forth otherwise.

        In order to maintain the physical security of our chops, we generally have them stored in secured locations accessible only to the designated key employees of our legal, administrative or finance departments. Although we have approval procedures in place and monitor our key employees, including the designated legal representatives of our PRC subsidiaries and our VIE, the procedures may not be sufficient to prevent all instances of abuse or negligence. There is a risk that our key employees or designated legal representatives could abuse their authority, for example, by binding our PRC subsidiaries and our VIE with contracts against our interests, as we would be obligated to honor these contracts if the other contracting party acts in good faith in reliance on the apparent authority of our chops or signatures of our legal representatives. If any designated legal representative obtains control of the chop in an effort to obtain control over the relevant entity, we would need to have a shareholder or board resolution to designate a new legal representative and to take legal action to seek the return of the chop, apply for a new chop with the relevant authorities, or otherwise seek legal remedies for the legal representative's misconduct. If any of the designated legal representatives obtains and misuses or misappropriates our chops and seals or other controlling intangible assets for whatever reason, we could experience disruption to our normal business operations. We may have to take corporate or legal action, which could involve significant time and resources to resolve while distracting management from our operations, and our business and operations may be materially and adversely affected.

Substantial uncertainties exist with respect to the enactment timetable, interpretation and implementation of the draft PRC Foreign Investment Law, and its enactment may materially and adversely affect our business and financial condition.

        We rely on contractual arrangements with our VIE and its shareholders to operate our business in China. For a description of these contractual arrangements, see "Our History and Corporate Structure—Variable Interest Entity Contractual Arrangements." Our VIE holds courier service operation permits, ICP license and other regulated licenses. Our VIE operates our domestic mail delivery services in addition to parcel delivery services and value-added telecommunication business, in which foreign investment is prohibited or restricted. The PRC government may determine that the contractual arrangements necessary to form and control our VIE do not comply with PRC legal or regulatory requirements or policies that may be adopted in the future.

        In particular, the MOFCOM published a discussion draft of the proposed Foreign Investment Law in January 2015 aiming to, upon its enactment, replace the major existing laws and regulations governing foreign investment in China. While the MOFCOM solicited comments on this draft, substantial uncertainties exist with respect to the enactment timetable, interpretation and implementation of the proposed legislation and the extent of revision to the currently proposed draft. The draft Foreign Investment Law, if enacted as proposed, may materially impact the entire legal framework regulating foreign investments in China.

        Among other things, the draft Foreign Investment Law purports to introduce the principle of "actual control" in determining whether a company is considered a foreign invested enterprise, or an FIE. The draft Foreign Investment Law specifically provides that entities established in China but "controlled" by foreign investors will be treated as FIEs, whereas an entity organized in a foreign jurisdiction, but cleared by the MOFCOM as "controlled" by PRC entities and/or citizens, would nonetheless be treated as a PRC domestic entity for investment in the "restriction category" or similar category that could appear on any such "negative list." In this connection, "control" is broadly defined in the draft law to cover any of the following summarized categories: (i) holding 50% or more of the voting rights or similar rights and interests of the subject entity; (ii) holding less than 50% of the voting rights or similar rights and interests of the subject entity but having the power to directly or indirectly appoint or otherwise secure at least 50% of the seats on the board or other equivalent decision making bodies, or having the voting power to materially influence the board, the shareholders' meeting or other equivalent decision making bodies; or (iii) having the power to exert decisive influence, via contractual or trust arrangements, over the subject entity's operations, financial, staffing and technology matters.

        Once an entity is determined to be an FIE, and its investment amount exceeds certain thresholds or its business operation falls within a "negative list" purported to be separately issued by the State Council in the future, market entry clearance by the MOFCOM or its local counterparts would be required.

        The "variable interest entity" structure, or VIE structure, has been adopted by many PRC-based companies, including us, to obtain necessary licenses and permits in the industries that are currently subject to foreign investment restrictions in China. Under the draft Foreign Investment Law, VIEs that are controlled via contractual arrangements would also be deemed as FIEs, if they are ultimately "controlled" by foreign investors. For any companies with a VIE structure in an industry category that is in the "restriction category" or similar category that could appear on any such "negative list," the existing VIE structure may be deemed legitimate only if the ultimate controlling person(s) is/are of PRC nationality (either PRC state owned enterprises or agencies, or PRC citizens). Conversely, if the actual controlling person(s) is/are of foreign nationalities, then the VIEs will be treated as FIEs, in which case, the existing VIE structures will likely to be scrutinized and subject to foreign investment restrictions and approval from the MOFCOM and other supervising authorities such as the industry and commerce, taxation, foreign exchange and audit regulators. Any operation in an industry category on the "negative list" without market entry clearance may be considered as illegal.

        However, there are significant uncertainties as to how the control status of our company and our VIE would be determined under the enacted version of the Foreign Investment Law. In addition, it is uncertain whether any of the businesses that we currently operate or plan to operate in the future through our VIE and the businesses operated by our equity investees with a VIE structure would be on the to-be-issued "negative list" and therefore be subject to any foreign investment restrictions or prohibitions. We also face uncertainties as to whether the enacted version of the Foreign Investment Law and the final "negative list" would mandate further actions, such as MOFCOM market entry clearance, to be completed by companies with existing VIE structure and whether such clearance can be timely obtained, or at all. If we or our equity investees with a VIE structure were not considered to be ultimately controlled by PRC domestic investors under the enacted version of the Foreign Investment Law, further actions required to be taken by us or such equity investees under the enacted Foreign Investment Law may materially and adversely affect our business and financial condition.

        In addition, our corporate governance practices may be materially impacted and our compliance costs could increase if we were not considered as ultimately controlled by PRC domestic investors under the Foreign Investment Law, if enacted as currently proposed. For instance, the draft Foreign Investment Law as proposed purports to impose stringent ad hoc and periodic information reporting requirements on foreign investors and the applicable FIEs. Aside from investment implementation report and investment amendment report that would be required for each investment and alteration of investment specifics, an annual report would be mandatory, and large foreign investors meeting certain criteria would be required to report on a quarterly basis. Any company found to be non-compliant with these information reporting obligations could potentially be subject to fines and/or administrative or criminal liabilities, and the persons directly responsible could be subject to criminal liabilities.

Risks Related to Doing Business in the People's Republic of China

Changes in the political and economic policies of the PRC government may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

        Substantially all of our operations are conducted in the PRC and substantially all of our revenue is sourced from the PRC. Accordingly, our financial condition and results of operations are affected to a significant extent by economic, political and legal developments in the PRC.

        The PRC economy differs from the economies of most developed countries in many respects, including the extent of government involvement, level of development, growth rate, and control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China's economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, regulating financial services and institutions and providing preferential treatment to particular industries or companies.

        While the PRC economy has experienced significant growth in the past, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall PRC economy, but may also have a negative effect on us. Our financial condition and results of operations could be materially and adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. In addition, the PRC government has implemented in the past certain measures to control the pace of economic growth. These measures may cause decreased economic activity, which in turn could lead to a reduction in demand for our services and consequently have a material adverse effect on our businesses, financial condition and results of operations.

There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations.

        Substantially all of our operations are conducted in the PRC, and are governed by PRC laws, rules and regulations. Our PRC subsidiaries are subject to laws, rules and regulations applicable to foreign investment in China. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value.

        In 1979, the PRC government began to promulgate a comprehensive system of laws, rules and regulations governing economic matters in general. The overall effect of legislation over the past four decades has significantly enhanced the protections afforded to various forms of foreign investment in China. However, China has not developed a fully integrated legal system, and recently enacted laws, rules and regulations may not sufficiently cover all aspects of economic activities in China or may be subject to significant degrees of interpretation by PRC regulatory agencies. In particular, because these laws, rules and regulations are relatively new, and because of the limited number of published decisions and the nonbinding nature of such decisions, and because the laws, rules and regulations often give the relevant regulator significant discretion in how to enforce them, the interpretation and enforcement of these laws, rules and regulations involve uncertainties and can be inconsistent and unpredictable. In addition, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, and which may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until after the occurrence of the violation.

        Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into and could materially and adversely affect our business, financial condition and results of operations.

Our business operations are extensively impacted by the policies and regulations of the PRC government. Any policy or regulatory change may cause us to incur significant compliance costs.

        We are subject to extensive national, provincial and local governmental regulations, policies and controls. Central governmental authorities and provincial and local authorities and agencies regulate many aspects of Chinese industries, including, among others and in addition to specific industry-related regulations, the following aspects: (i) operation of logistics and supply chain services; (ii) traffic and transport-related services; (iii) provision of supply chain solutions, transport services, financial services, retail services and operation of high technology businesses; (iv) environmental laws and regulations; (v) security laws and regulations; (vi) establishment of or changes in shareholder of foreign investment enterprises; (vii) foreign exchange; (viii) taxes, duties and fees; (ix) customs; and (x) land planning and land use rights, including establishment of urban transformation initiatives.

        The liabilities, costs, obligations and requirements associated with these laws and regulations may cause interruptions to our operations or impact our financial position and results of operations. Failure to comply with the relevant laws and regulations in our operations may result in various penalties, including, among others the suspension of our operations and thus adversely and materially affect our business, prospects, financial condition and results of operations. Additionally, there can be no assurance that the relevant government agencies will not change such laws or regulations or impose additional or more stringent laws or regulations. Compliance with such laws or regulations may require us to incur material capital expenditures or other obligations or liabilities.

The successful operation of our business depends upon the performance and reliability of the Internet infrastructure in China and other countries in which we operate.

        Our business depends on the performance and reliability of the Internet infrastructure in China and other countries in which we operate. Almost all access to the Internet in China is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the MIIT. In addition, the national networks in China are connected to the Internet through state-owned international gateways, which are the only channels through which a domestic user can connect to the Internet outside of China. We may not have access to alternative networks in the event of disruptions, failures or other problems with the Internet infrastructure in China or elsewhere. In addition, the Internet infrastructure in the countries in which we operate may not support the demands associated with continued growth in Internet usage.

        The failure of telecommunications network operators to provide us with the requisite bandwidth could also interfere with the speed and availability of our websites. We have no control over the costs of the services provided by the telecommunications operators. If the prices that we pay for telecommunications and Internet services rise significantly, our gross margins could be adversely affected. In addition, if Internet access fees or other charges to Internet users increase, activities in our ecosystem may decrease, which in turn may significantly decrease our revenue.

Certain PRC regulations establish more complex procedures for acquisitions conducted by foreign investors that could make it more difficult for us to grow through acquisitions.

        On August 8, 2006, six PRC regulatory agencies, including the MOFCOM, the State-Owned Assets Supervision and Administration Commission, or the SASAC, the State Administration of Taxation, the State Administration for Industry and Commerce, or the SAIC, the CSRC, and the SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules include, among other things, provisions that purport to require that an offshore special purpose vehicle formed for the purpose of an overseas listing of securities in a PRC company obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle's securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles.

        While the application of the M&A Rules remains unclear, we believe, based on the advice of our PRC counsel, King & Wood Mallesons, that the CSRC approval is not required in the context of this offering because (i) our PRC subsidiaries were incorporated as foreign-invested enterprises by means of foreign direct investments at the time of their incorporation, and (ii) we did not acquire any equity interests or assets of a PRC company owned by its controlling shareholders or beneficial owners who are PRC companies or individuals, as such terms are defined under the M&A Rules. There can be no assurance that the relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC counsel. If the CSRC or other PRC regulatory body subsequently determines that we need to obtain the CSRC's approval for this offering or if the CSRC or any other PRC government authorities promulgates any interpretation or implements rules before our listing that would require us to obtain CSRC or other governmental approvals for this offering, we may face adverse actions or sanctions by the CSRC or other PRC regulatory agencies. In any such event, these regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into the PRC or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as our ability to complete this offering. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the ADSs offered by this prospectus. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that such settlement and delivery may not occur.

        The new regulations also established additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex, including requirements in some instances that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, or that the approval from the MOFCOM be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. We may grow our business in part by acquiring other companies operating in our industry. Complying with the requirements of the new regulations to complete such transactions could be time-consuming, and any required approval processes, including approval from the MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share. See "Regulation—Regulations Relating to M&A Rules and Overseas Listing."

PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries or limit our PRC subsidiaries' ability to increase their registered capital or distribute profits.

        SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents' Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, on July 4, 2014, which replaced the former circular commonly known as "SAFE Circular 75" promulgated by SAFE on October 21, 2005. SAFE Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents' legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a "special purpose vehicle." SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls. According to the Notice on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment released on February 13, 2015 by SAFE, local qualified banks will examine and handle foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration, under SAFE Circular 37 from June 1, 2015.

        We have notified our substantial beneficial owners who we know are PRC residents of their obligations of applications, filings and amendments as required under SAFE Circular 37 and other related rules. Nevertheless, we may not be aware of the identities of all of our beneficial owners who are PRC residents. We do not have control over our beneficial owners and there can be no assurance that all of our PRC-resident beneficial owners will comply with SAFE Circular 37, its implementation rules and other applicable foreign exchange rules, and there is no assurance that the registration under SAFE Circular 37 and any amendment will be completed in a timely manner, or will be completed at all. The failure of our beneficial owners who are PRC residents to register or amend their foreign exchange registrations in a timely manner pursuant to SAFE Circular 37, its implementation rules and other applicable foreign exchange rules, or the failure of future beneficial owners of our company who are PRC residents to comply with these registration requirements, may subject such beneficial owners or our PRC subsidiaries to fines and legal sanctions. Failure to register or comply with relevant requirements may also limit our ability to contribute additional capital to our PRC subsidiaries and limit our PRC subsidiaries' ability to distribute dividends to our company, or we may be penalized by SAFE. These risks may have a material adverse effect on our business, financial condition and results of operations.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans to or make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

        We are an offshore holding company conducting our operations in China through our PRC subsidiaries, our VIE and its subsidiaries. Any funds we transfer to our PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration with relevant governmental authorities in China. According to the relevant PRC regulations on foreign-invested enterprises, or FIEs, in China, capital contributions to our PRC subsidiaries are subject to the approval of or filing with the MOFCOM or its local branches and registration with other governmental authorities in China. In addition, (i) any foreign loan procured by our PRC subsidiaries is required to be registered with the State Administration of Foreign Exchange, or the SAFE, or its local branches, and (ii) each of our PRC subsidiaries may not procure loans which exceed the difference between its registered capital and its total investment amount as approved by the MOFCOM or its local branches. Any medium or long term loan to be provided by us to our VIE must be filed with the National Development and Reform Commission, or the NDRC, and the SAFE or its local branches in advance. We may not obtain these governmental approvals or complete such registrations on a timely basis, if at all, with respect to future capital contributions or foreign loans by us to our PRC subsidiaries. If we fail to receive such approvals or complete such registrations, our ability to use the proceeds of this offering and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

        In 2008, the SAFE promulgated the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular 142. SAFE Circular 142 regulates the conversion by FIEs of foreign currency into Renminbi by restricting the usage of converted Renminbi. SAFE Circular 142 provides that any Renminbi capital converted from registered capitals in foreign currency of FIEs may only be used for purposes within the business scopes approved by PRC governmental authority and such Renminbi capital may not be used for equity investments within China unless otherwise permitted by the PRC law. In addition, the SAFE strengthened its oversight of the flow and use of the Renminbi capital converted from registered capital in foreign currency of FIEs. The use of such Renminbi capital may not be changed without SAFE approval, and such Renminbi capital may not in any case be used to repay Renminbi loans if the proceeds of such loans have not been utilized. As a result, we are required to apply Renminbi funds converted from the net proceeds we received from this offering within the business scopes of our PRC subsidiaries. On March 30, 2015, the SAFE promulgated the Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Enterprises, or SAFE Circular 19. SAFE Circular 19 took effect as of June 1, 2015 and superseded SAFE Circular 142 on the same date. SAFE Circular 19 launched a nationwide reform of the administration of the settlement of the foreign exchange capitals of FIEs and allows FIEs to settle their foreign exchange capital at their discretion, but continues to prohibit FIEs from using the Renminbi fund converted from their foreign exchange capitals for expenditure beyond their business scopes. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or SAFE Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-associated enterprises. Violations of SAFE Circular 19 and SAFE Circular 16 could result in administrative penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from this offering, to our PRC subsidiaries, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to transfer to and use in China the net proceeds from this offering, which may adversely affect our business, financial condition and results of operations.

        In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans or capital contributions by us to our PRC subsidiaries or our VIE. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we receive from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Any failure to comply with PRC regulations regarding our employee share incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

        Pursuant to SAFE Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly-listed companies due to their position as director, senior management or employees of the PRC subsidiaries of the overseas companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose companies. Our directors, executive officers and other employees who are PRC residents or who are non-PRC residents residing in China for a continuous period of not less than one year, subject to limited exceptions, and who have been granted options may follow SAFE Circular 37 to apply for the foreign exchange registration before our company becomes an overseas listed company. After our company becomes an overseas listed company upon completion of this offering, we and our directors, executive officers and other employees who are PRC residents and who have been granted options will be subject to the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, or SAFE Circular 7, issued by SAFE in February 2012, according to which, employees, directors, supervisors and other management members participating in any stock incentive plan of an overseas publicly listed company who are PRC residents or who are non-PRC residents residing in China for a continuous period of not less than one year, subject to limited exceptions, are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and complete certain other procedures. We will make efforts to comply with these requirements upon completion of our initial public offering. However, there can be no assurance that they can successfully register with SAFE in full compliance with the rules. Failure to complete the SAFE registrations may subject them to fines and legal sanctions and may also limit the ability to make payment under our share incentive plans or receive dividends or sales proceeds related thereto, or our ability to contribute additional capital into our wholly-foreign owned enterprises in China and limit our wholly-foreign owned enterprises' ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional share incentive plans for our directors and employees under PRC law.

The enforcement of the PRC Labor Contract Law, and other labor-related regulations in the PRC may increase our labor costs and limit our flexibility to use labor. Our failure to comply with PRC labor-related laws may expose us to penalties.

        On June 29, 2007, the Standing Committee of the National People's Congress of China enacted the PRC Labor Contract Law, which became effective on January 1, 2008 and was amended on December 28, 2012. The PRC Labor Contract Law introduces specific provisions related to fixed-term employment contracts, part-time employment, probation, consultation with labor unions and employee assemblies, employment without a written contract, dismissal of employees, severance, and collective bargaining, which together represent enhanced enforcement of labor laws and regulations. According to the PRC Labor Contract Law, an employer is obliged to sign an unfixed-term labor contract with any employee who has worked for the employer for 10 consecutive years. Further, if an employee requests or agrees to renew a fixed-term labor contract that has already been entered into twice consecutively, the resulting contract must have an unfixed term, with certain exceptions. The employer must pay economic compensation to an employee where a labor contract is terminated or expires in accordance with the PRC Labor Contract Law, except for certain situations which are specifically regulated. As a result, our ability to terminate employees is significantly restricted. In addition, the government has issued various labor-related regulations to further protect the rights of employees. According to such laws and regulations, employees are entitled to annual leave ranging from five to 15 days and are able to be compensated for any untaken annual leave days in the amount of three times their daily salary, subject to certain exceptions. In the event that we decide to change our employment or labor practices, the PRC Labor Contract Law and its implementation rules may also limit our ability to effect those changes in a manner that we believe to be cost-effective. In addition, as the interpretation and implementation of these new regulations are still evolving, our employment practices may not be at all times deemed in compliance with the new regulations. If we are subject to severe penalties or incur significant liabilities in connection with labor disputes or investigations, our business and financial conditions may be adversely affected.

        Companies operating in China are required to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of their employees up to a maximum amount specified by the local government from time to time. The requirement to maintain employee benefit plans has not been implemented consistently by local governments in China given the different levels of economic development in different locations. We did not pay, or were not able to pay, certain past social security and housing fund contributions in strict compliance with the relevant PRC regulations for and on behalf of our employees due to differences in local regulations and inconsistent implementation or interpretation by local authorities in the PRC and varying levels of acceptance of the housing fund system by our employees. We may be subject to fines and penalties for our failure to make payments in accordance with the applicable PRC laws and regulations. We may be required to make up the contributions for these plans as well as to pay late fees and fines. We have not made any accruals for the interest on underpayments and penalties that may be imposed by the relevant PRC government authorities in the financial statements. If we are subject to penalties, late fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

We rely to a significant extent on dividends and other distributions on equity paid by our principal operating subsidiaries to fund offshore cash and financing requirements. Any limitation on the ability of our operating subsidiaries to make payments to us could have a material and adverse impact on our ability to operate our business.

        We are a holding company and rely to a significant extent on dividends and other distributions on equity paid by our principal operating subsidiaries and on remittances from our VIE, for our offshore cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, fund inter-company loans, service any debt and interest we may incur outside of China and pay our expenses. When our principal operating subsidiaries or our VIE incur additional debt, the instruments governing the debt may restrict their ability to pay dividends or make other distributions or remittances to us. Furthermore, the laws, rules and regulations applicable to our PRC subsidiaries and certain other subsidiaries permit payments of dividends only out of their retained earnings, if any, determined in accordance with applicable accounting standards and regulations.

        Under PRC laws, rules and regulations, each of our subsidiaries incorporated in China is required to set aside at least 10% of its net income each year to fund certain statutory reserves until the cumulative amount of such reserves reaches 50% of its registered capital. These reserves, together with the registered capital, are not distributable as cash dividends. As a result of these laws, rules and regulations, our subsidiaries incorporated in China are restricted in their ability to transfer a portion of their respective net assets to their shareholders as dividends, loans or advances.

        In response to the persistent capital outflow in China and RMB's depreciation against U.S. dollar in the fourth quarter of 2016, the PBOC and the SAFE have implemented a series of capital control measures over recent months, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. For instance, on January 26, 2017, SAFE issued the Notice of State Administration of Foreign Exchange on Improving the Review of Authenticity and Compliance to Further Promote Foreign Exchange Control, or the SAFE Circular 3, which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities shall hold income to account for previous years' losses before remitting the profits. The PRC government may continue to strengthen its capital controls, and more restrictions and substantial vetting process may be put in place by SAFE for cross-border transactions falling under both the current account and the capital account. Limitations on the ability of VIEs to make remittances to wholly-foreign owned enterprises and on the ability of our subsidiaries to pay dividends to us could limit our ability to access cash generated by the operations of those entities, including to make investments or acquisitions that could be beneficial to our businesses, pay dividends to our shareholders, service debt and interest, or otherwise fund and conduct our business.

We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income.

        Under the PRC Enterprise Income Tax Law and its implementing rules, enterprises established under the laws of jurisdictions outside of China with "de facto management bodies" located in China may be considered PRC tax resident enterprises for tax purposes and may be subject to the PRC enterprise income tax at the rate of 25% on their global income. "De facto management body" refers to a managing body that exercises substantive and overall management and control over the production and business, personnel, accounting books and assets of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or SAT Circular 82, on April 22, 2009. SAT Circular 82 provides certain specific criteria for determining whether the "de facto management body" of a Chinese-controlled offshore-incorporated enterprise is located in China. Although SAT Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those controlled by foreign enterprises or individuals, the determining criteria set forth in SAT Circular 82 may reflect the State Administration of Taxation's general position on how the "de facto management body" test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises. If we were to be considered a PRC resident enterprise, we would be subject to PRC enterprise income tax at the rate of 25% on our global income. In such case, our profitability and cash flow may be materially reduced as a result of our global income being taxed under the Enterprise Income Tax Law. We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term "de facto management body."

Dividends payable to our foreign investors and gains on the sale of our ADSs or Class A ordinary shares by our foreign investors may become subject to PRC tax.

        Under the PRC Enterprise Income Tax Law and its implementing rules issued by the State Council, a 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises, which do not have an establishment or place of business in the PRC or which have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC. Similarly, any gain realized on the transfer of ADSs or Class A ordinary shares by such investors is also subject to PRC tax at a current rate of 10%, subject to any reduction or exemption set forth in applicable tax treaties or under applicable tax arrangements between jurisdictions, if such gain is regarded as income derived from sources within the PRC. If we are deemed a PRC resident enterprise, dividends paid on our Class A ordinary shares or ADSs, and any gain realized from the transfer of our Class A ordinary shares or ADSs, would be treated as income derived from sources within the PRC and would as a result be subject to PRC taxation. Furthermore, if we are deemed a PRC resident enterprise, dividends payable to individual investors who are non-PRC residents and any gain realized on the transfer of ADSs or Class A ordinary shares by such investors may be subject to PRC tax at a current rate of 20%, subject to any reduction or exemption set forth in applicable tax treaties or under applicable tax arrangements between jurisdictions. If we or any of our subsidiaries established outside China are considered a PRC resident enterprise, it is unclear whether holders of our ADSs or Class A ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. If dividends payable to our non-PRC investors, or gains from the transfer of our ADSs or Class A ordinary shares by such investors, are deemed as income derived from sources within the PRC and thus are subject to PRC tax, the value of your investment in our ADSs or Class A ordinary shares may decline significantly.

We and our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises, assets attributed to a PRC establishment of non-Chinese company, or real property located in China owned by non-Chinese companies.

        On February 3, 2015, the State Administration of Taxation issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Bulletin 7, which replaced or supplemented previous rules under the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or Circular 698, issued by the State Administration of Taxation, on December 10, 2009. Pursuant to this Bulletin, an "indirect transfer" of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be recharacterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. According to Bulletin 7, "PRC taxable assets" include assets attributed to an establishment or place of business in China, real properties located in China, and equity investments in PRC resident enterprises, in respect of which gains from their transfer by a direct holder, being a non-PRC resident enterprise, would be subject to PRC enterprise income taxes. When determining whether there is a "reasonable commercial purpose" of the transaction arrangement, features to be taken into consideration include: whether the main value of the equity interest of the relevant offshore enterprise derives from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income mainly derives from China; whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure; the duration of existence of the business model and organizational structure; the foreign income tax liabilities arising from the indirect transfer of PRC taxable assets; the replicability of the transaction by direct transfer of PRC taxable assets; and the tax situation of such indirect transfer and applicable tax treaties or similar arrangements. In respect of an indirect offshore transfer of assets of a PRC establishment or place of business, the resulting gain is to be included with the enterprise income tax filing of the PRC establishment or place of business being transferred, and would consequently be subject to PRC enterprise income tax at a rate of 25%. Where the underlying transfer relates to the real properties located in China or to equity investments in a PRC resident enterprise, which is not related to a PRC establishment or place of business of a non-resident enterprise, a PRC enterprise income tax of 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments has the withholding obligation. Where the payor fails to withhold any or sufficient tax, the transferor shall declare and pay such tax to the tax authority by itself within the statutory time limit. Late payment of applicable tax will subject the transferor to default interest. Bulletin 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange.

        There is uncertainty as to the application of Bulletin 7, or previous rules under Circular 698. Especially as Bulletin 7 is lately promulgated, it is not clear how it will be implemented. Bulletin 7 may be determined by the tax authorities to be applicable to our offshore restructuring transactions or sale of our ordinary shares or preferred shares, or those of our offshore subsidiaries, where non-resident enterprises, being the transferors, were involved. We thereby may be subject to the tax filing and withholding or tax payment obligation, while our PRC subsidiaries may be requested to assist in the filing. Furthermore, we, our non-resident enterprises and PRC subsidiaries may be required to spend valuable resources to comply with Bulletin 7 or to establish that we and our non-resident enterprises should not be taxed under Bulletin 7, for our previous and future restructuring or disposal of shares of our offshore subsidiaries, which may have a material adverse effect on our financial condition and results of operations.

        The PRC tax authorities have the discretion under Bulletin 7 to make adjustments to the taxable capital gains based on the difference between the fair value of the taxable assets transferred and the cost of investment. If the PRC tax authorities make adjustments to the taxable income of the transactions under Bulletin 7, our income tax costs associated with such potential acquisitions or disposals could increase, which may have an adverse effect on our financial condition and results of operations.

Restrictions on currency exchange may limit our ability to utilize our cash effectively.

        Substantially all of our revenue is denominated in Renminbi. The Renminbi is currently convertible under the "current account," which includes dividends, trade and service-related foreign exchange transactions, but not under the "capital account," which includes foreign direct investment and loans, including loans we may secure from or for our onshore subsidiaries or our VIE. Currently, certain of our PRC subsidiaries may purchase foreign currency for settlement of "current account transactions," including payment of dividends to us, without the approval of SAFE by complying with certain procedural requirements. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, SAFE and other relevant PRC governmental authorities. Since a significant amount of our future revenue will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize cash generated in Renminbi to fund our business activities outside of the PRC or pay dividends in foreign currencies to our shareholders, including holders of our ADSs, and may limit our ability to obtain foreign currency through debt or equity financing for our subsidiaries and our VIE.

The audit report included in this prospectus is prepared by an auditor who has not been inspected by the Public Company Accounting Oversight Board and, as such, our investors are deprived of the benefits of such inspection.

        Our independent registered public accounting firm that issues the audit report included in this prospectus, as auditors of companies that are traded publicly in the U.S. and a firm registered with the U.S. Public Company Accounting Oversight Board, or the PCAOB, is required by the laws of the U.S. to undergo regular inspections by the PCAOB to assess its compliance with the laws of the U.S. and professional standards. Because our auditors are located in the PRC, a jurisdiction where the PCAOB is currently unable to fully conduct inspections without the approval of the Chinese authorities, our auditors have not been inspected by the PCAOB.

        Inspections of other firms that the PCAOB has conducted outside China have identified deficiencies in those firms' audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. This lack of PCAOB inspections in China prevents the PCAOB from regularly evaluating our auditor's audits and its quality control procedures. As a result, investors in our company do not have the benefits of PCAOB inspections. Further, the inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our auditor's audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections.

If additional remedial measures are imposed on the "big four" China-based accounting firms, including our independent registered public accounting firm, in administrative proceedings brought by the SEC alleging such firms' failure to meet specific criteria set by the SEC with respect to requests for the production of documents, we could be unable to timely file future financial statements in compliance with the requirements of the Exchange Act.

        In December 2012, the SEC instituted proceedings under Rule 102(e)(1)(iii) of the SEC's Rules of Practice against five China-based accounting firms, including our independent registered public accounting firm, alleging that these firms had violated U.S. securities laws and the SEC's rules and regulations thereunder by failing to provide to the SEC the firms' work papers related to their audits of certain China-based companies that are publicly traded in the U.S. Rule 102(e)(1)(iii) grants the SEC the authority to deny to any person, temporarily or permanently, the ability to practice before the SEC who is found by the SEC, after notice and opportunity for a hearing, to have willfully violated any such laws or rules and regulations. On January 22, 2014, an initial administrative law decision was issued, censuring these accounting firms and suspending four of the five firms from practicing before the SEC for a period of six months. Four of these China-based accounting firms appealed to the SEC against this decision and, on February 6, 2015, each of the four China-based accounting firms agreed to a censure and to pay a fine to the SEC to settle the dispute and avoid suspension of their ability to practice before the SEC. The firms' ability to continue to serve all their respective clients is not affected by the settlement. The settlement requires the firms to follow detailed procedures to seek to provide the SEC with access to Chinese firms' audit documents via the China Securities Regulatory Commission. If the firms do not follow these procedures, the SEC could impose penalties such as suspensions, or it could restart the administrative proceedings. The settlement did not require the firms to admit to any violation of law and preserves the firms' legal defenses in the event the administrative proceeding is restarted

        In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, companies listed in the U.S. with major Chinese operations may find it difficult or impossible to retain auditors in respect of their operations in China, which could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about any such future proceedings against these audit firms may cause investor uncertainty regarding China-based, U.S.-listed companies and the market price of our ADSs may be adversely affected.

        If our independent registered public accounting firm were denied, even temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to the delay or abandonment of this offering, delisting of the ADSs representing our Class A ordinary shares from the New York Stock Exchange or the Nasdaq Global Market or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of our ADSs in the U.S.

Risks Related to This Offering

There has been no public market for our ordinary shares or ADSs prior to this offering, and you may not be able to resell our ADSs at or above the price you paid, or at all.

        Prior to this offering, there has been no public market for our ordinary shares or ADSs. We will apply to list our ADSs representing Class A ordinary shares on the New York Stock Exchange or the Nasdaq Global Market. Our Class A ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. If an active trading market for our ADSs does not develop after this offering, the market price and liquidity of our ADSs will be materially and adversely affected.

        Negotiations with the underwriters determined the initial public offering price for our ADSs which may bear no relationship to their market price after the initial public offering. There can be no assurance that an active trading market for our ADSs will develop or that the market price of our ADSs will not decline below the initial public offering price.

The trading price of our ADSs may be volatile, which could result in substantial losses to you.

        The trading prices of our ADSs are likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, such as the performance and fluctuation in the market prices or the underperformance or deteriorating financial results of other listed companies based in China. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial declines in the trading prices of their securities. The trading performances of other Chinese companies' securities after their offerings, including Internet and e-commerce companies, may affect the attitudes of investors toward Chinese companies listed in the U.S., which consequently may impact the trading performance of our ADSs, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or matters of other Chinese companies may also negatively affect the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have conducted any inappropriate activities. In addition, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, such as the large decline in share prices in the U.S., China and other jurisdictions in late 2008, early 2009, the second half of 2011 and in 2015, which may have a material and adverse effect on the trading price of our ADSs.

        In addition to the above factors, the price and trading volume of our ADSs may be highly volatile due to multiple factors, such as announcements by us or our competitors of new product and service offerings, acquisitions, strategic relationships, joint ventures, capital raisings or capital commitments, additions or departures by our senior management and by actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results. The trading price and volume of our ADSs may also be affected by studies and reports relating to the quality of our service offerings or those of our competitors and reports by securities research analysts. Other factors include regulatory developments affecting us or our industry, customers or suppliers, as well as changes in the market for our services and the economic performance or market valuations of other companies offering supply chain services may affect trading in our ADSs. Further, the trading price and volume of our ADSs may also be influenced by fluctuations of exchange rates between the RMB and the U.S. dollar, release or expiry of lock-up or other transfer restrictions on our outstanding shares or ADSs and sales or perceived potential sales of additional Class A ordinary shares or ADSs.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for our ADSs and trading volume could decline.

        The trading market for our ADSs will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades our ADSs or publishes inaccurate or unfavorable research about our business, the market price for our ADSs would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our ADSs to decline.

Techniques employed by short sellers may drive down the market price of our ADSs.

        Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller's interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

        Public companies that have substantially all of their operations in China have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

        It is not clear what effect such negative publicity could have on us. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming, and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business operations and stockholders equity, and any investment in our ADSs could be greatly reduced or rendered worthless.

As our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

        If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by existing shareholders for their ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of approximately US$            per ADS (assuming no exercise of outstanding options to acquire Class A ordinary shares and no exercise of the underwriters' option to purchase additional ADSs), representing the difference between our pro forma as adjusted net tangible book value per ADS of US$            as of June 30, 2017, after giving effect to this offering, and the assumed public offering price of US$            per ADS, the mid-point of the estimated price range set forth on the cover of this prospectus. In addition, you will experience further dilution to the extent that our ordinary shares are issued upon the exercise of share options. All of the ordinary shares issuable upon the exercise of currently outstanding share options will be issued at a purchase price on a per ADS basis that is less than the public offering price per ADS in this offering. See "Dilution" for a more complete description of how the value of your investment in our ADSs will be diluted upon completion of this offering.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our ADSs for return on your investment.

        We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. See "Dividend Policy." Therefore, you should not rely on an investment in our ADSs as a source for any future dividend income.

        Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ADSs will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that our ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in our ADSs.

Substantial future sales or perceived potential sales of our ADSs in the public market could cause the price of our ADSs to decline.

        Sales of our ADSs in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline significantly. Upon completion of this offering, we will have            ordinary shares outstanding, comprising            Class A ordinary shares and             Class B ordinary shares and            Class C ordinary shares, including            Class A ordinary shares represented by ADSs newly issued in connection with this offering, assuming the underwriters do not exercise their option to purchase additional ADSs. All ADSs representing our Class A ordinary shares sold in this offering will be freely transferable by persons other than our "affiliates" without restriction or additional registration under the U.S. Securities Act of 1933, as amended, or the Securities Act. All of the other Class A ordinary shares outstanding after this offering will be available for sale, upon the expiration of the lock-up periods described elsewhere in this prospectus beginning from the date of this prospectus (if applicable to such holder), subject to volume and other restrictions as applicable under Rules 144 and 701 under the Securities Act. Any or all of these ordinary shares may be released prior to the expiration of the applicable lock-up period at the discretion of the designated representatives. To the extent shares are released before the expiration of the applicable lock-up period and sold into the market, the market price of our ADSs could decline significantly. See "Shares Eligible for Future Sale—Lock-Up Agreements."

        Certain major holders of our ordinary shares after completion of this offering will have the right to cause us to register under the Securities Act the sale of their shares, subject to the applicable lock-up periods in connection with this offering. Registration of these shares under the Securities Act would result in ADSs representing these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. Sales of these registered shares in the form of ADSs in the public market could cause the price of our ADSs to decline significantly.

        We have adopted the 2008 equity and performance incentive plan, under which we have the discretion to grant a broad range of equity-based awards to eligible participants. See "Management—Share Incentive Plan." We intend to register all ordinary shares that we may issue under this share incentive plan. Once we register these ordinary shares, they can be freely sold in the public market in the form of ADSs upon issuance, subject to volume limitations applicable to affiliates and the lock-up agreements described in the "Underwriting" section of this prospectus. If a large number of our ordinary shares or securities convertible into our ordinary shares are sold in the public market in the form of ADSs after they become eligible for sale, the sales could reduce the trading price of our ADSs and impede our ability to raise future capital. In addition, any ordinary shares that we issue under our share incentive plans would dilute the percentage ownership held by the investors who purchase ADSs in this offering.

As a holder of ADSs, you have fewer rights than holders of our ordinary shares and must act through the depositary to exercise those rights.

        Holders of ADSs do not have the same rights as our registered shareholders. As a holder of our ADSs, you will not have any direct right to attend general meetings of our shareholders or to cast any votes at such meetings. You will only be able to exercise the voting rights which attach to the underlying Class A ordinary shares represented by your ADSs indirectly by giving voting instructions to the depositary in accordance with the provisions of the deposit agreement. Upon receipt of your voting instructions, the depositary will try, as far as is practicable, to vote the underlying Class A ordinary shares in accordance with your instructions. You will not be able to exercise directly any right to vote with respect to the underlying Class A ordinary shares unless you withdraw the shares and become the registered holder of such shares prior to the record date for the general meeting. Under our amended articles of association that will become effective upon completion of this offering, the minimum notice period required to be given by our company to our registered shareholders to convene a general meeting will be       days. When a general meeting is convened, you may not receive sufficient notice of the meeting to enable you to withdraw the Class A ordinary shares represented by your ADSs and become the registered holder of such shares to allow you to attend the general meeting or to cast your vote directly with respect to any specific matter or resolution to be considered and voted upon at the general meeting. In addition, under our amended articles of association that will become effective upon completion of this offering, for the purposes of determining those shareholders who are entitled to attend and vote at any general meeting, our directors may close our register of members and/or fix in advance a record date for such meeting, and such closure of our register of members or the setting of such a record date may prevent you from withdrawing the underlying Class A ordinary shares represented by your ADSs and becoming the registered holder of such shares prior to the record date, so that you would not be able to attend the general meeting or to vote directly. Where any matter is to be put to a vote at a general meeting, we will make all reasonable efforts to cause the depositary to notify you of the upcoming vote and to deliver our voting materials to you in a timely manner, but there can be no assurance that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the Class A ordinary shares underlying your ADSs. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you may not be able to exercise your right to direct how the underlying Class A ordinary shares represented by your ADSs are voted, and you may lack recourse if the underlying Class A ordinary shares represented by your ADSs are not voted as you requested. In addition, in your capacity as an ADS holder, you will not be able to call a shareholders' meeting.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings.

        We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the U.S. unless we register both the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Under the deposit agreement, the depositary will not make rights available to you unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act or exempt from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective and we may not be able to establish a necessary exemption from registration under the Securities Act. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

You may not receive cash dividends if the depositary decides it is impractical to make them available to you.

        The depositary will pay cash dividends on the ADSs only to the extent that we decide to distribute dividends on our ordinary shares or other deposited securities, and we do not have any present plan to pay any cash dividends in the foreseeable future. See "Dividend Policy." To the extent that our company pays any cash dividends or other distributions to our shareholders, we will pay such distributions which are payable in respect of our Class A ordinary shares (or other deposited securities) represented by ADSs to the depositary of our ADSs or the custodian (as the registered holder of such Class A ordinary shares or other deposited securities), and the depositary has agreed to pay the cash dividends or other distributions it or the custodian receives on our Class A ordinary shares or other deposited securities after deducting its fees and expenses, to the holders of the ADSs. You will receive these distributions in proportion to the number of Class A ordinary shares your ADSs represent. However, the depositary may, at its discretion, decide that it is inequitable or impractical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property to you.

You may be subject to limitations on transfer of your ADSs.

        Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

Certain judgments obtained against us by our shareholders may not be enforceable.

        We are a company incorporated under the laws of the Cayman Islands. Substantially all of our assets are located outside the U.S. In addition, all of our directors and executive officers and the experts named in this prospectus reside outside the U.S., and most of their assets are located outside the U.S. As a result, it may be difficult or impossible for you to bring an action against us or against them in the U.S. in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands, China or other relevant jurisdiction may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see "Enforcement of Civil Liabilities."

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

        We are an exempted company limited by shares incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Law (2016 Revision) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the U.S. In particular, the Cayman Islands has a less developed body of securities laws than the U.S. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the U.S.

        Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors will have discretion under our amended articles of association that will become effective upon completion of this offering, to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder resolution or to solicit proxies from other shareholders in connection with a proxy contest.

        As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the U.S. For a discussion of significant differences between the provisions of the Companies Law (2016 Revision) of the Cayman Islands and the laws applicable to companies incorporated in the U.S. and their shareholders, see "Description of Share Capital—Differences in Corporate Law. "

Our articles of association contain anti-takeover provisions that could discourage a third party from acquiring us, which could limit our shareholders' opportunity to sell their shares, including Class A ordinary shares represented by our ADSs, at a premium.

        We intend to adopt amended and restated articles of association that will become effective upon the completion of this offering. These articles will contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, in the form of ADS or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ADSs may fall and the voting and other rights of the holders of our ordinary shares and ADSs may be materially and adversely affected.

        These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

        Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the U.S. that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

        We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the New York Stock Exchange or the Nasdaq Global Market. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

As a foreign private issuer, we are permitted to adopt certain practices of our home country, the Cayman Islands, in relation to corporate governance matters that differ significantly from the New York Stock Exchange and Nasdaq Global Market corporate governance listing standards; these practices afford less protection to shareholders than they would enjoy if we complied fully with the New York Stock Exchange or Nasdaq Global Market corporate governance listing standards.

        We will apply to list our ADSs on the New York Stock Exchange or the Nasdaq Global Market. The New York Stock Exchange Listed Company Rules and the NASDAQ Stock Market Rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the New York Stock Exchange or Nasdaq Global Market corporate governance listing standards.

        For instance, we are not required to: (i) have a majority of the board be independent; (ii) have a compensation committee or a nominations or corporate governance committee consisting entirely of independent directors; or (iii) have regularly scheduled executive sessions with only independent directors each year. We intend to rely on some of these exemptions. As a result, you may not be provided with the benefits of certain corporate governance requirements of the New York Stock Exchange or the Nasdaq Global Market.

We may become a passive foreign investment company, or PFIC, which could result in adverse U.S. tax consequences to U.S. investors.

        Based on the past and projected composition of our income and assets, and the valuation of our assets, including goodwill, we do not believe we were a PFIC for our most recent taxable year and we do not expect to become one in the future, although there can be no assurance in this regard. The determination of whether or not we are a PFIC is made on an annual basis and will depend on the composition of our income and assets from time to time. Specifically, for any taxable year, we will be classified as a PFIC for U.S. federal income tax purposes if either (i) 75% or more of our gross income in that taxable year is passive income or (ii) the average percentage of our assets (which includes cash) by value in that taxable year which produce, or are held for the production of, passive income is at least 50%. The calculation of the value of our assets will be based, in part, on the quarterly market value of our ADSs, which is subject to change. See "Taxation—Material U.S. Federal Income Tax Considerations—Passive Foreign Investment Company."

        In addition, there is uncertainty as to the treatment of our corporate structure and ownership of our VIE for U.S. federal income tax purposes. For U.S. federal income tax purposes, we consider ourselves to own the stock of our VIE. If it is determined, contrary to our view, that we do not own the stock of our VIE for U.S. federal income tax purposes (for instance, because the relevant Chinese authorities do not respect these arrangements), we may be treated as a PFIC.

        If we are a PFIC for any taxable year during which you hold our ADSs or Class A ordinary shares, our PFIC status could result in adverse U.S. federal income tax consequences to you if you are a U.S. Holder, as defined under "Taxation—Material U.S. Federal Income Tax Considerations." For example, if we are or become a PFIC, you may become subject to increased tax liabilities under U.S. federal income tax laws and regulations, and will become subject to burdensome reporting requirements. See "Taxation—Material U.S. Federal Income Tax Considerations—Passive Foreign Investment Company." There can be no assurance that we will not be a PFIC for 2017 or any future taxable year.

We will incur increased costs as a result of being a public company.

        Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC, the New York Stock Exchange and the Nasdaq Global Market, impose various requirements on the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. We expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

        In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company's securities. If we were involved in a class action suit, it could divert a significant amount of our management's attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that involve risks and uncertainties, including statements based on our current expectations, assumptions, estimates and projections about us and our industry. The forward-looking statements are contained principally in the sections entitled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Industry Overview," "Business" and "Regulation" in this prospectus. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "potential," "continue," "is/are likely to" or other similar expressions. The forward-looking statements included in this prospectus relate to, among others:

  •
  our goals and growth strategies;

  •
  our future business development, financial condition and results of operations;

  •
  trends in the logistics and supply chain industry in China and globally;

  •
  competition in our industry;

  •
  fluctuations in general economic and business conditions in China and other regions where we operate;

  •
  the regulatory environment in which we and companies integral to our ecosystem operate;

  •
  our proposed use of proceeds from this offering; and

  •
  assumptions underlying or related to any of the foregoing.

        This prospectus also contains market data relating to the logistics and supply chain industry in China, including market position, market size, and growth rates of the markets in which we operate, that are based on industry publications and reports. Statistical data in these publications and reports also include projections based on a number of assumptions. The logistics and supply chain industry in China may not grow at the rates projected by market data, or at all. The failure of these markets to grow at the projected rates may have a material adverse effect on our business and the market price of our ADSs. If any one or more of the assumptions underlying the market data turns out to be incorrect, actual results may differ from the projections based on these assumptions. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors" and elsewhere in this prospectus. You should not place undue reliance on these forward-looking statements.

        The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we have referred to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

 USE OF PROCEEDS

        We estimate that we will receive net proceeds of approximately US$             million from this offering, or approximately US$             million if the underwriters exercise their option to purchase additional ADSs from us in full, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us and based upon an assumed initial offering price of US$            per ADS (the mid-point of the estimated range of initial public offering price shown on the front cover page of this prospectus). A US$1.00 increase (decrease) in the assumed initial public offering price of US$ per            ADS would increase (decrease) the net proceeds to us from this offering by US$             million, after deducting the estimated underwriting discounts and commissions and estimated aggregate offering expenses payable by us and assuming no change to the number of ADSs offered by us as set forth on the front cover page of this prospectus.

        [We will not receive any of the proceeds from the sale of ADSs by the selling shareholders.]

        The primary purposes of this offering are to create a public market for our shares for the benefit of all shareholders, retain talented employees by providing them with equity incentives and obtain additional capital.

        We plan to use the net proceeds we will receive from this offering as follows:

  •
  up to approximately US$             million for continued investments in our technology infrastructure and development of additional services and solutions;

  •
  up to approximately US$             million for further expansion of our integrated logistics and supply chain service network and BEST Store+ network; and

  •
  the balance for general corporate purposes, including the acquisition of, or investment in, technologies, solutions or businesses that complement our existing business, although we have no present commitments or agreements to enter into any acquisitions or investments.

        The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans, estimates and business conditions. Our management will however have significant flexibility and discretion in applying the net proceeds of the offering. The occurrence of unforeseen events or changed business conditions may result in application of the proceeds of this offering in a manner other than as described in this prospectus.

        To the extent that the net proceeds we receive from this offering are not immediately applied for the above purposes, we intend to invest our net proceeds in short-term, interest bearing, debt instruments or bank deposits.

        In utilizing the proceeds of this offering, we, as an offshore holding company, are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions and to our VIE only through loans, and only if we satisfy the applicable government registration and approval requirements. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our PRC subsidiaries or make additional capital contributions to our PRC subsidiaries to fund their capital expenditures or working capital. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all.

 DIVIDEND POLICY

        Since our inception, we have not declared or paid any dividends on our shares. We do not have any present plan to pay any dividends on our ordinary shares or ADSs in the foreseeable future. We intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

        Any future determination to pay dividends will be made at the discretion of our board of directors, subject to certain requirements of Cayman Islands law. Our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our directors decide to pay dividends, the form, frequency and amount of dividends will be based on a number of factors, including our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends on our ordinary shares, we will pay those dividends which are payable in respect of the underlying Class A ordinary shares represented by our ADSs to the depositary, as the registered holder of such Class A ordinary shares, and the depositary then will pay such amounts to our ADS holders in proportion to the underlying Class A ordinary shares represented by the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See "Description of American Depositary Shares." Cash dividends on our Class A ordinary shares, if any, will be paid in U.S. dollars.

        We are a holding company incorporated in the Cayman Islands. In order for us to distribute any dividends to our shareholders and ADS holders, we rely on dividends distributed by our subsidiaries in China and other jurisdictions. Distributions from our subsidiaries to us may be subject to various local taxes, such as withholding tax. In addition, regulations in China currently permit payment of dividends of a Chinese company only out of accumulated distributable after-tax profits as determined in accordance with its articles of association and the accounting standards and regulations in China. See "Risk Factors—Risks Related to Doing Business in the People's Republic of China—We rely to a significant extent on dividends and other distributions on equity paid by our principal operating subsidiaries to fund offshore cash and financing requirements. Any limitation on the ability of our operating subsidiaries to make payments to us could have a material and adverse impact on our ability to operate our business."

 CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2017 presented on:

  •
  an actual basis;

  •
  a pro forma basis to reflect the automatic conversion of all our outstanding preference shares into 264,034,399 ordinary shares and the re-designation of all of our ordinary shares into 182,168,452 Class A ordinary shares, 94,075,249 Class B ordinary shares and 47,790,698 Class C ordinary shares immediately prior to the completion of this offering on a one-for-one basis as determined by the company's existing shareholders in connection with their approval of our ninth amended and restated memorandum and articles of association that will become effective immediately prior to the completion of this offering; and

  •
  a pro forma as adjusted basis to reflect (i) the automatic conversion of all our outstanding preference shares into 264,034,399 ordinary shares and the re-designation of all of our ordinary shares into 182,168,452 Class A ordinary shares, 94,075,249 Class B ordinary shares and 47,790,698 Class C ordinary shares immediately prior to the completion of this offering on a one-for-one basis as determined by the company's existing shareholders in connection with their approval of our ninth amended and restated memorandum and articles of association that will become effective immediately prior to the completion of this offering and (ii) the issuance and sale of the Class A ordinary shares in the form of ADSs by us in this offering at an assumed initial public offering price of US$            per ADS, the mid-point of the estimated range of initial public offering price shown on the front cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming no exercise of the underwriters' over-allotment option.

        The pro forma and pro forma as adjusted information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the initial public offering price of our ADSs and other terms of this offering determined at pricing. You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus:

	As of June 30, 2017
	Actual		Pro Forma		Pro Forma as Adjusted
	RMB	US$	RMB	US$	RMB	US$
	(in thousands)
Redeemable convertible preferred shares	15,842,210	2,336,851	—	—
Shareholders' (deficit)/equity:
Ordinary shares	4,116	607	—	—
Class A ordinary shares	—	—	12,352	1,822
Class B ordinary shares	—	—	6,373	940
Class C ordinary shares	—	—	3,278	484
Additional paid-in capital	—	—	15,824,323	2,334,212
Accumulated deficit	(14,282,135)	(2,106,727)	(14,282,135)	(2,106,727)
Accumulated other comprehensive income	91,285	13,465	91,285	13,465

BEST Inc. shareholders' (deficit)/equity	(14,186,734)	(2,092,655)	1,655,476	244,196
Non-controlling interests	90,860	13,403	90,860	13,403

Total shareholders' (deficit)/equity	(14,095,874)	(2,079,252)	1,746,336	257,599
Total capitalization	1,746,336	257,599	1,746,336	257,599

 DILUTION

        If you invest in our ADSs, your investment will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per Class A ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares and holders of our preferred shares which will automatically convert into our ordinary shares immediately prior to the completion of this offering. Because our Class A ordinary shares, Class B ordinary shares and Class C ordinary shares will have the same dividend and other rights, except for conversion and voting rights, the following discussion is presented on the basis of all of our ordinary shares, including Class A ordinary shares, Class B ordinary shares and Class C ordinary shares.

        Our net tangible book value as of                        , 2017 was approximately RMB             million (US$             million), or RMB             (US$            ) per ordinary share as of that date, and US$            per ADS. Net tangible book value represents the amount of our total consolidated assets, less the amount of our intangible assets, goodwill and total consolidated liabilities. Dilution is determined by subtracting net tangible book value per ordinary share, after giving effect to (i) the automatic conversion of all our outstanding preference shares into ordinary shares, and (ii) the issuance and sale by us of            Class A ordinary shares in the form of ADSs in this offering at an assumed initial public offering price of US$            per ADS (the mid-point of the estimated initial public offering price range shown on the front cover page of this prospectus) after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us from the price per Class A ordinary share reflected in the offering price per ADS.

        Without taking into account any other changes in net tangible book value after            , 2017, other than to give effect to (i) the automatic conversion of all our outstanding preference shares into ordinary shares, and (ii) the issuance and sale by us of          Class A ordinary shares in the form of ADSs in this offering at an assumed initial public offering price of US$          per ADS (the mid-point of the estimated initial public offering price range shown on the front cover page of this prospectus) after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of                , 2017 would have been US$             million, or US$            per outstanding ordinary share and US$            per ADS. This represents an immediate increase in net tangible book value of US$            per ordinary share and US$            per ADS to the existing shareholders and an immediate dilution in net tangible book value of US$            per ordinary share and US$            per ADS to investors purchasing ADSs in this offering.

        The following table illustrates such dilution:

	Per ordinary share	Per ADS
Assumed initial public offering price	US$	US$
Actual net tangible book value per share as of , 2017	US$	US$
Pro forma net tangible book value per share after giving effect to the automatic conversion of all our outstanding preference shares into ordinary shares	US$	US$
Pro forma as adjusted net tangible book value per share after giving effect to (i) the automatic conversion of all our outstanding preference shares into ordinary shares, and (ii) this offering	US$	US$
Dilution in net tangible book value per share to new investors in the offering	US$	US$

        A US$1.00 increase (decrease) in the assumed public offering price of US$            per ADS (the mid-point of the estimated initial public offering price range shown on the front cover page of this prospectus) would increase (decrease) our pro forma net tangible book value after giving effect to the

offering by US$             million, the pro forma net tangible book value per ordinary share and per ADS after giving effect to this offering by US$            per ordinary share and US$            per ADS and the dilution in pro forma net tangible book value per ordinary share and per ADS to new investors in this offering by US$            per ordinary share and US$            per ADS, assuming no change to the number of ADSs offered by us as set forth on the front cover page of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses.

        The following table summarizes, on a pro forma basis as of                                    , 2017, the differences between existing shareholders, including holders of our preferred shares, and the new investors with respect to the number of ordinary shares (in the form of ADSs or shares) purchased from us, the total consideration paid and the average price per ordinary share and per ADS paid before deducting the underwriting discounts and commissions and estimated offering expenses. The total number of ordinary shares does not include Class A ordinary shares underlying the ADSs issuable upon the exercise of the option to purchase additional ADSs granted to the underwriters:

	Ordinary Shares Purchased		Total Consideration		Average Price per Ordinary Share
Average Price per ADS
	Number	Percent	Amount	Percent
(in millions of US$, except number of shares and percentages)
Existing shareholders			US$		US$	US$
New investors			US$		US$	US$

Total		100%	US$	100%	US$	US$

        The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

EXCHANGE RATE INFORMATION

        Most of our revenue and expenses are denominated in Renminbi. This prospectus contains translations of Renminbi into U.S. dollars at specific rates solely for the convenience of the reader. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus were made at a rate of RMB6.7793 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on June 30, 2017. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. The Chinese government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade. On August 11, 2017, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board for Renminbi was RMB6.6612 to US$1.00.

        The following table sets forth information concerning exchange rates between the Renminbi and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you. For all dates and periods, the exchange rate refers to the exchange rate as set forth in the H.10 statistical release of the Federal Reserve Board:

	Noon Buying Rate
	Period End	Average(1)	Low	High
	(RMB per US$1.00)
2012	6.2301	6.2990	6.3879	6.2221
2013	6.0537	6.1412	6.2438	6.0537
2014	6.2046	6.1704	6.2591	6.0402
2015	6.4778	6.2869	6.4896	6.1870
2016	6.9430	6.6549	6.9580	6.4480
2017
February	6.8665	6.8694	6.8821	6.8517
March	6.8832	6.8940	6.9132	6.8687
April	6.8900	6.8876	6.8988	6.8778
May	6.8525	6.8896	6.9060	6.8525
June	6.7793	6.8066	6.8382	6.7793
July	6.7240	6.7694	6.8039	6.7240
August (through August 11)	6.6612	6.6982	6.7272	6.6460

Source: Federal Reserve Statistical Release

(1)
Annual averages are calculated using the average of the rates on the last business day of each month during the relevant year. Monthly averages are calculated using the average of the daily rates during the relevant month.

 ENFORCEMENT OF CIVIL LIABILITIES

        We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the U.S. and provides protections for investors to a lesser extent. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the U.S.

        Most of our operations are conducted in China, and most of our assets are located in China. In addition, most of our directors and officers are residents of jurisdictions other than the U.S. and all or a substantial portion of their assets are located outside the U.S. As a result, it may be difficult for investors to effect service of process within the U.S. upon us or these persons, or to enforce against us or them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the securities laws of the U.S. or any state in the U.S. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

        We have appointed Law Debenture Corporate Services Inc. as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York under the federal securities laws of the U.S. or of any state in the U.S. or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

        Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, and King & Wood Mallesons, our counsel as to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or the PRC, respectively, would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the U.S. or any state in the U.S. and (ii) entertain original actions brought in the Cayman Islands or the PRC against us or our directors or officers predicated upon the securities laws of the U.S. or any state in the U.S.

        Maples and Calder (Hong Kong) LLP has informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the U.S. courts under the civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands. Maples and Calder (Hong Kong) LLP has further advised us that a final and conclusive judgment in the federal or state courts of the U.S. under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.

        In addition, Maples and Calder (Hong Kong) LLP has advised us that although there is no statutory recognition in the Cayman Islands of judgments obtained in the federal or state courts of the U.S., (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (i) is given by a foreign court of competent jurisdiction, (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (iii) is final, (iv) is not in respect of taxes, a fine or a penalty, and (v) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

        King & Wood Mallesons has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. King & Wood Mallesons has advised us further that under PRC law, courts in China will not recognize or enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or social public interest. As there exists no treaty or other form of reciprocity between China and the U.S. governing the recognition and enforcement of judgments as of the date of this prospectus, including those predicated upon the liability provisions of the U.S. federal securities laws, there is uncertainty whether and on what basis a PRC court would enforce judgments rendered by U.S. courts. In addition, because there is no treaty or other form of reciprocity between the Cayman Islands and China governing the recognition and enforcement of judgments as of the date of this prospectus, there is further uncertainty as to whether and on what basis a PRC court would enforce judgments rendered by a Cayman Islands court.

 OUR HISTORY AND CORPORATE STRUCTURE

Our History

        Our founder established Eight Hundred Logistics Technologies Corporation, or BEST BVI, a British Virgin Islands company, and its wholly owned subsidiary in Hong Kong, BEST Logistics Technologies Limited, or BEST HK, in May 2007. In March 2008, BEST Logistics Technologies Limited was established under the laws of Cayman Islands, which became our current ultimate holding company. In June 2017, the name of BEST Logistics Technologies Limited was changed to BEST Inc. We conduct our businesses mainly through our wholly foreign owned enterprises and the VIE in China.

        We have a track record of successful organic growth and strategic acquisitions, as evidenced by the following corporate milestones:

        Each of these service lines serves to expand the scope and scale of our supply chain service network while harnessing our technology infrastructure and service network to provide integrated solutions.

Our Corporate Structure

        The following diagram illustrates our corporate structure as of the date of this prospectus and upon completion of this offering. It omits certain entities that are immaterial to our results of operations, business and financial condition. Unless otherwise indicated, equity interests depicted in this diagram are held as to 100%. The relationship between us and the VIE as illustrated in this diagram is governed by contractual arrangements and does not constitute equity ownership:

BEST Inc.
(Cayman Islands)
Eight Hundred Logistics Technologies Corporation
(British Virgin Islands)
BEST Logistics Technologies Limited
(Hong Kong)
Outside China
Inside China
(9)
(8)
(7)
(10)
(11)
VIE Equity Holders(1)
Hangzhou BEST Network Technologies Co., Ltd. (the "VIE")(2)
Zhejiang BEST Technology Co., Ltd. ("Zhejiang BEST")(3)
BEST Logistics Technologies (China) Co., Ltd.(4)
BEST Store Network (Hangzhou) Co., Ltd.(5)
BEST Logistics Technologies (Ningbo Free Trade Zone) Co., Ltd.(6)
equity interest
contractual arrangements

(1)
Two PRC individuals, Wei Chen and Lili He, who are relatives of Mr. Shao-Ning Johnny Chou, and Hangzhou Ali Venture Capital Co., Ltd., a PRC domestic company and consolidated entity of Alibaba, hold 36.285%, 36.285% and 27.43%, respectively, equity interest in the VIE.

(2)
Primarily involved in the provision of BEST Express services.

(3)
Primarily involved in the provision of BEST Cloud services.

(4)
Primarily involved in the provision of BEST Supply Chain Management, BEST Freight, and BEST UCargo services.

(5)
Primarily involved in the provision of BEST Store+ services.

(6)
Primarily involved in the provision of BEST Supply Chain Management services.

(7)
Shareholders' Voting Rights Proxy Agreement; Exclusive Call Option Agreement.

(8)
Shareholders' Voting Rights Proxy Agreement; Exclusive Call Option Agreement.

(9)
Shareholders' Voting Rights Proxy Agreement; Exclusive Call Option Agreement.

(10)
Loan Agreements; Exclusive Call Option Agreement; Shareholders' Voting Rights Proxy Agreement; Equity Pledge Agreement.

(11)
Exclusive Technical Services Agreement; Exclusive Call Option Agreement; Shareholders' Voting Rights Proxy Agreement; Equity Pledge Agreement.

Variable Interest Entity Contractual Arrangements

        Due to PRC legal restrictions on foreign ownership and investment in, among other areas, domestic mail delivery services as well as value-added telecommunication business, we, similar to all other entities with foreign-incorporated holding company structures operating in our industry in the PRC, provide the services that may be subject to such restrictions in the PRC through Hangzhou BEST Network Technologies Co., Ltd., our VIE. The VIE, which is incorporated in the PRC and 100% owned by PRC citizens and a PRC entity owned by PRC citizens, holds a courier service operation permit that allows it to provide domestic mail delivery services in addition to parcel delivery services and an ICP license that allows it to provide value-added telecommunication services, all of which may constitute part of our comprehensive service offerings. Two PRC individuals, Wei Chen and Lili He, who are relatives of Mr. Shao-Ning Johnny Chou and Hangzhou Ali Venture Capital Co., Ltd., a domestic PRC company and consolidated entity of Alibaba, hold 36.285%, 36.285% and 27.43%, respectively, equity interest in our VIE.

        We generate the majority of our revenue through our VIE. We have entered into certain contractual arrangements, as described in more detail below, which collectively enable us to exercise effective control over the VIE and receive substantially all of the economic risks and benefits generated from its operation through Zhejiang BEST. As a result, we include the financial results of the VIE in our consolidated financial statements in accordance with U.S. GAAP as if it were our wholly-owned subsidiary. The following is a summary of the contractual arrangements that provide us with effective control of our VIE and that enable us to receive substantially all of the economic benefits from its operations.

  Contracts that give us effective control of the VIE

  Loan Agreements

        Zhejiang BEST entered into loan agreements with Wei Chen and Lili He in 2011 and with Hangzhou Ali Venture Capital Co., Ltd. in 2015, respectively. Pursuant to these loan agreements, Zhejiang BEST has granted an interest-free loan to each of the VIE equity holders, which may only be used for the purpose of a capital contribution to the VIE. Zhejiang BEST agreed not to ask the VIE equity holders to repay the loans unless the relevant VIE equity holder violates its undertakings provided in the loan agreements. The VIE equity holders undertook, among others, not to transfer any of its equity interests in the VIE to any third party. The loans are repayable by such VIE equity holders through a transfer of their equity interests in the VIE to Zhejiang BEST or its designated party, in proportion to the amount of the loans to be repaid. The loan agreements remain effective until the relevant loans are repaid in full or Zhejiang BEST relinquishes its rights under the relevant loan agreements.

  Amended and Restated Exclusive Call Option Agreement

        Pursuant to the amended and restated exclusive call option agreement among us, Zhejiang BEST, the VIE and its equity holders, dated June 21, 2017, the VIE equity holders have granted Zhejiang BEST and us, or a party designated by us or Zhejiang BEST, the exclusive and irrevocable call option rights to purchase part or all of their equity interests in the VIE at an exercise price equal to the minimum price as permitted by applicable Chinese laws. The VIE has further granted Zhejiang BEST and us, or a party designated by us or Zhejiang BEST, an exclusive call option to purchase part or all of its assets also at an exercise price equal to the minimum price as permitted by applicable PRC laws. At our sole discretion, we have the right to decide whether the option and other rights granted under the agreement will be exercised by us, Zhejiang BEST or a party designated by us. Each of the VIE equity holders may not, among other things, transfer any part of their equity interests to any party other than to us or Zhejiang BEST, or a party designated by us or Zhejiang BEST, pledge or create or permit any security interest or similar encumbrance to be created on all or any part of its equity interests, increase or decrease the registered capital of the VIE, terminate or cause to terminate any material contracts of the VIE, or cause the VIE to declare or distribute profits, bonuses or dividends. We are obligated, to the extent permitted by PRC laws, to provide financing support to the VIE in order to meet the cash flow requirements of its ordinary operations and to offset any loss from such operations. We and Zhejiang BEST are not entitled to request repayment if the VIE or its equity holders are unable to repay such financial support. The amended and restated exclusive call option agreement remains in effect until all the equity interests or assets that are the subject of the agreement are transferred to us or Zhejiang BEST, or a party designated by us or Zhejiang BEST, or if we or Zhejiang BEST unilaterally terminate the agreement with 30 days' prior written notice. Unless otherwise provided by law, the VIE and its equity holders are not entitled to unilaterally terminate this agreement under any circumstances.

  Amended and Restated Shareholders' Voting Rights Proxy Agreement

        Pursuant to the amended and restated shareholders' voting rights proxy agreement among us, Zhejiang BEST, the VIE and its equity holders, dated June 21, 2017, each of the VIE equity holders has irrevocably authorized any person designated by Zhejiang BEST, with our consent, to exercise its rights as an equity holder of the VIE in a manner approved by us, including but not limited to the rights to attend and vote at equity holders' meetings and appoint directors and senior management. The amended and restated proxy agreement remains effective until such time as the relevant VIE equity holder no longer holds any equity interest in the VIE.

  Amended and Restated Equity Pledge Agreement

        Pursuant to the amended and restated equity pledge agreement among Zhejiang BEST, the VIE and its equity holders, dated June 21, 2017, the relevant VIE equity holders have pledged all of their equity interests in the VIE as a continuing first priority security interest in favor of Zhejiang BEST to secure the outstanding amounts advanced under the relevant loan agreements described above and to secure the performance of obligations by the VIE and/or its equity holders under the other contractual arrangements. Zhejiang BEST is entitled to exercise its right to dispose of the VIE equity holders' pledged interests in the equity of the VIE and has priority in receiving payment by the application of proceeds from the auction or sale of such pledged interests, in the event of any breach or default under the loan agreements or other contractual arrangements, if applicable. All of the equity pledges have been registered with the relevant office of the Administration for Industry and Commerce in China. The amended and restated equity pledge agreement will expire when all obligations under this amended and restated equity pledge agreement or under the aforementioned loan agreements, amended and restated exclusive call option agreement, amended and restated shareholders' voting rights proxy agreement and amended and restated exclusive technical services agreement have been satisfied.

  Contract that enables us to receive substantially all of the economic benefits from the VIE

  Amended and Restated Exclusive Technical Services Agreement

        On June 21, 2017, our VIE entered into an amended and restated exclusive technical services agreement with Zhejiang BEST, pursuant to which Zhejiang BEST provides exclusive technical services to the VIE. In exchange, the VIE pays a service fee to Zhejiang BEST that is based on a predetermined formula based on the financial performance of the VIE. During the term of this agreement, Zhejiang BEST is entitled to adjust the service fee at its sole discretion without the consent of the VIE. Zhejiang BEST will exclusively own any intellectual property arising from the performance of this agreement. This amended and restated exclusive technical services agreement has an initial contract term of 20 years and may be automatically renewed for another 20 years unless Zhejiang

BEST notifies the VIE of its intent not to renew with at least three months' prior notice. Zhejiang BEST is entitled to terminate the agreement unilaterally with 30 days' prior written notice, while the VIE is not entitled to unilaterally terminate this agreement under any circumstances.

        In the opinion of King & Wood Mallesons, our PRC legal counsel:

  •
  the ownership structures of Zhejiang BEST and our VIE in China, both currently and immediately after giving effect to this offering, do not and will not violate any applicable PRC laws, regulations, or rules currently in effect; and

  •
  the contractual arrangements between Zhejiang BEST, our VIE and the VIE equity holders governed by PRC laws are valid, binding and enforceable in accordance with their terms and applicable PRC laws, rules, and regulations currently in effect, and will not violate any applicable PRC laws, regulations, or rules currently in effect.

        However, we have been further advised by our PRC legal counsel that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, rules and regulations. Accordingly, the PRC regulatory authorities may in the future take a view that is contrary to the opinion of our PRC legal counsel. We have been further advised by our PRC legal counsel that if the PRC government finds that the agreements that establish the structure for operating our domestic mail delivery services and Internet related value-added business do not comply with PRC government restrictions on foreign investment in the aforesaid business we engage in, we could be subject to severe penalties including being prohibited from continuing operations. See "Risk Factors—Risks Related to Our Corporate Structure."

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

        The following selected consolidated statements of operations data for the years ended December 31, 2014, 2015 and 2016 and the selected consolidated balance sheet data as of December 31, 2015 and 2016 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Selected consolidated financial data as of and for the years ended December 31, 2012 and 2013 have not been included, as such information is not available on a basis that is consistent with the consolidated financial data included in this prospectus and cannot be provided on a U.S. GAAP basis without unreasonable effort or expense.

        The following selected consolidated statements of operations data for the six months ended June 30, 2016 and 2017 and the selected consolidated balance sheet data as of June 30, 2017 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

        Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include all normal recurring adjustments that we consider necessary for a fair statement of our financial position and operating results for the periods presented.

        Our historical results are not necessarily indicative of results to be expected for any future period. The following selected consolidated financial data for the periods and as of the dates indicated are qualified by reference to and should be read in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," both of which are included elsewhere in this prospectus:

	For the year ended December 31,				For the six months ended June 30,
Selected Consolidated Statements of Operations Data	2014	2015	2016		2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except number of shares and per share data)
Revenue
Supply chain management	536,026	828,431	1,241,356	183,110	525,142	685,190	101,071
Express	2,260,397	3,710,292	5,388,833	794,895	2,257,141	5,173,106	763,074
Freight	265,931	675,881	1,604,573	236,687	601,993	1,340,026	197,664
Store+	—	9,700	560,226	82,638	62,916	866,388	127,799
Others	3,440	32,023	49,149	7,250	22,928	39,436	5,817

Total revenue	3,065,794	5,256,327	8,844,137	1,304,580	3,470,120	8,104,146	1,195,425
Cost of revenue
Supply chain management	(508,444)	(795,099)	(1,183,245)	(174,538)	(513,902)	(631,805)	(93,196)
Express	(2,590,123)	(4,035,300)	(5,671,356)	(836,570)	(2,415,217)	(5,142,846)	(758,610)
Freight	(338,316)	(923,011)	(1,906,930)	(281,287)	(733,431)	(1,479,526)	(218,242)
Store+	—	(9,714)	(569,557)	(84,014)	(64,824)	(831,716)	(122,685)
Others	(3,577)	(27,584)	(45,479)	(6,709)	(19,866)	(22,736)	(3,354)

Total cost of revenue	(3,440,460)	(5,790,708)	(9,376,567)	(1,383,118)	(3,747,240)	(8,108,629)	(1,196,087)
Gross loss	(374,666)	(534,381)	(532,430)	(78,538)	(277,120)	(4,483)	(662)
Selling expenses	(132,123)	(188,455)	(370,017)	(54,580)	(136,015)	(273,692)	(40,372)
General and administrative expenses	(232,974)	(380,864)	(521,237)	(76,887)	(227,553)	(311,171)	(45,900)
Research and development expenses	(26,648)	(46,177)	(80,326)	(11,849)	(35,469)	(53,898)	(7,950)
Other operating income	43,245	61,877	104,047	15,348	39,314	—	—

Total operating expenses	(348,500)	(553,619)	(867,533)	(127,968)	(359,723)	(638,761)	(94,222)
Loss from operations	(723,166)	(1,088,000)	(1,399,963)	(206,506)	(636,843)	(643,244)	(94,884)
Interest income	3,977	3,727	24,386	3,597	6,063	34,058	5,024
Interest expense	(7,997)	(10,439)	(21,379)	(3,154)	(11,552)	(20,721)	(3,057)
Foreign exchange (loss)/gain	(905)	5,808	(1,864)	(275)	(3,266)	(4,479)	(661)
Other income	13,627	31,247	44,409	6,552	14,484	22,342	3,296
Other expense	(3,997)	(1,774)	(8,542)	(1,260)	(3,651)	(10,046)	(1,482)

Loss before income tax and share of net (loss)/income of equity investees	(718,461)	(1,059,431)	(1,362,953)	(201,046)	(634,765)	(622,090)	(91,764)
Income tax expense	—	—	(570)	(84)	(1)	(2,487)	(366)

Loss before share of net (loss)/income of equity investees	(718,461)	(1,059,431)	(1,363,523)	(201,130)	(634,766)	(624,577)	(92,130)
Share of net (loss)/income of equity investees	—	(12)	43	6	12	—	—

Net loss	(718,461)	(1,059,443)	(1,363,480)	(201,124)	(634,754)	(624,577)	(92,130)
Net loss attributable to non-controlling interests	—	—	—	—	—	(763)	(113)

Net loss attributable to BEST Inc.	—	—	—	—	(634,754)	(623,814)	(92,017)

Accretion to redemption value of redeemable convertible preferred Shares	(512,289)	(3,996,288)	(3,661,975)	(540,170)	(3,601,241)	—	—
Deemed dividend-Repurchase of redeemable convertible preferred shares	(45,784)	—	(160,891)	(23,733)	(160,891)	—	—
Deemed dividend-Modification of redeemable convertible preferred shares	(15,007)	—	(423,979)	(62,540)	(423,979)	—	—
Deemed dividend-Extinguishment loss of Series D redeemable convertible preferred shares	—	(296,677)	—	—

Net loss attributable to ordinary shareholders	(1,291,541)	(5,352,408)	(5,610,325)	(827,567)	(4,820,865)	(623,814)	(92,017)

Net loss per share:
Basic	(21.53)	(89.21)	(93.51)	(13.79)	(80.35)	(10.40)	(1.53)
Diluted	(21.53)	(89.21)	(93.51)	(13.79)	(80.35)	(10.40)	(1.53)
Shares used in net loss per share computation:
Basic	60,000,000	60,000,000	60,000,000		60,000,000	60,000,000
Diluted	60,000,000	60,000,000	60,000,000		60,000,000	60,000,000

	As of December 31,			As of June 30,
	2015	2016		2017
	RMB	RMB	US$	RMB	US$
	(in thousands)
Selected Consolidated Balance Sheet Data
Cash and cash equivalents	291,064	2,927,581	431,841	1,114,673	164,423
Restricted cash (current portion)	135,342	374,363	55,221	880,761	129,919
Short-term investments	—	62,000	9,145	1,098,816	162,084
Property and equipment, net	625,535	947,505	139,764	1,105,281	163,038
Intangible assets, net	5,366	13,516	1,994	142,901	21,079
Long-term investments	10,288	24,081	3,552	37,331	5,507
Goodwill	239,564	247,203	36,464	428,379	63,189
Restricted cash (non-current portion)	55,060	78,588	11,592	86,891	12,817
Other non-current assets	20,843	174,946	25,806	602,611	88,887
Total assets	2,286,578	6,295,853	928,688	7,463,963	1,100,991
Short-term bank loans	338,000	458,000	67,559	1,063,000	156,801
Total liabilities	2,728,113	3,961,748	584,389	5,717,627	843,392
Total mezzanine equity	7,585,550	15,842,210	2,336,851	15,842,210	2,336,851
Total shareholders' deficit	(8,027,085)	(13,508,105)	(1,992,552)	(14,095,874)	(2,079,252)
Total liabilities, mezzanine equity and shareholders' deficit	2,286,578	6,295,853	928,688	7,463,963	1,100,991

Non-GAAP Measures

        We use EBITDA, a non-GAAP financial measure, in the evaluation of our operating results and in our financial and operational decision-making. We believe that EBITDA helps us to identify underlying trends in our business that could otherwise be distorted by the effect of certain expenses and income that we include in net loss. We believe that EBITDA provides useful information about our operating results, enhances the overall understanding of our past performance and future prospects, and allows for greater visibility with respect to key metrics used by our management in its financial and operational decision-making.

        EBITDA should not be considered in isolation or construed as an alternative to net loss or any other measure of performance or as an indicator of our operating performance. Investors are encouraged to review the historical non-GAAP financial measures to the most directly comparable GAAP measures. EBITDA presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to our data. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

        EBITDA represents net loss plus depreciation, amortization, interest expense and income tax expense and minus interest income.

        The table below sets forth a reconciliation of our net loss to EBITDA for the periods indicated:

	For the year ended December 31,				For the six months ended June 30,
	2014	2015	2016		2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net loss	(718,461)	(1,059,443)	(1,363,480)	(201,124)	(634,754)	(624,577)	(92,130)
Add:
Depreciation	84,006	145,694	243,190	35,872	106,830	156,428	23,075
Amortization	964	1,589	3,121	460	1,334	5,365	791
Interest expense	7,997	10,439	21,379	3,154	11,552	20,721	3,057
Income tax expense	—	—	570	84	1	2,487	366
Subtract:
Interest income	3,977	3,727	24,386	3,597	6,063	34,058	5,024

EBITDA	(629,471)	(905,448)	(1,119,606)	(165,151)	(521,100)	(473,634)	(69,865)

        Prior to the completion of the offering, no share-based compensation expenses will be recognized given the exercisability of share options granted by us are subject to the completion of this offering. After the completion of this offering, we expect to recognize share-based compensation expenses ratably for each vesting tranche from the service inception date to the end of the requisite service period. After the completion of the offering, we will also make reference to Adjusted EBITDA, which will be EBITDA before share-based compensation expenses. We believe that Adjusted EBITDA will improve the comparability of our financial performance.

Selected Operating Data

        The table below sets forth the selected operating data for the periods indicated:

	For the year ended December 31,			For the six months ended June 30,
	2014	2015	2016	2016	2017
BEST Supply Chain Management
Number of orders fulfilled by self-operated Cloud OFCs (in thousands)(1)	18,842	44,997	88,063	33,754	56,138
Number of orders fulfilled by franchised Cloud OFCs (in thousands)	1,442	8,826	32,602	10,897	20,712
BEST Express
Parcel volume (in thousands)(1)	735,481	1,402,101	2,165,521	883,542	1,488,704
BEST Freight
Freight volume (tonnage in thousands)(1)	678	1,507	2,982	1,142	1,885
BEST Store+
Number of membership stores (end of period)	N/A	3,556	247,631	65,573	314,414
Number of store orders fulfilled	N/A	10,151	687,692	71,030	904,232

(1)
Includes services performed for external customers both directly and indirectly through our other segments. For discussion of our total segment revenue, which includes both external revenue and intersegment revenue, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Segment Financial Information."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial position and results of operations in conjunction with the section entitled "Selected Consolidated Financial and Operating Data" and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

        Our Chairman and Chief Executive Officer, Mr. Shao-Ning Johnny Chou, founded BEST in 2007, in the belief that technology and business model innovation can disrupt and transform the inefficient logistics and supply chain industry in China. We are focused on maximizing long-term value propositions to businesses and consumers in our ecosystem through comprehensive integrated services and enhanced experiences driven by technology and service quality. Our multi-sided platform combines technology, integrated logistics and supply chain services, last-mile services and value-added services. We believe we are well positioned to transform the logistics and supply chain industry in China and capture growth opportunities in the New Retail era.

        We have achieved superior revenue growth. Our total revenue increased by 71.5% from RMB3,065.8 million in 2014 to RMB5,256.3 million in 2015, and further increased by 68.3% to RMB8,844.1 million (US$1,304.6 million) in 2016. Our total revenue increased by 133.5% from RMB3,470.1 million in the six months ended June 30, 2016 to RMB8,104.1 million (US$1,195.4 million) in the same period in 2017. We had net losses of RMB718.5 million, RMB1,059.4 million and RMB1,363.5 million (US$201.1 million) in 2014, 2015 and 2016, respectively, and RMB634.8 million and RMB624.6 million (US$92.1 million) in the six months ended June 30, 2016 and 2017, respectively. Our gross margin has improved from negative 12.2% in 2014 to negative 10.2% in 2015 and further to negative 6.0% in 2016, and from negative 8.0% to negative 0.1% in the six months ended June 30, 2016 and 2017, respectively, as a result of operating leverage and improved operating efficiency.

Our Business Philosophy

        Our brand name in Chinese, " " means hundreds of generations. Our business philosophy is to build and invest for the long-term. Since inception, we have focused on building a platform to meet evolving market demands with Smart Supply Chain solutions. We are committed to continuing investment in and enhancement of our platform, which we believe will generate long-term benefits.

        Platform Infrastructure.    We have invested in and established our proprietary technology infrastructure, which is the backbone of the integrated solutions we offer, as well as our integrated supply chain service network, which has significant scale and density. With the platform infrastructure in place, we expect to continue to reap the benefits of our investments.

        Comprehensive Solutions.    Leveraging our platform, we have successfully launched multiple services, which allow customers to enjoy comprehensive solutions from a single source. We believe this gives us a strong competitive advantage, especially over monoline service providers. Our platform also allows us to introduce additional innovative solutions and services, capture more cross-selling opportunities and generate strong network effects, driving further growth.

        Operating Leverage.    Our business enjoys significant operating leverage, and as our business continues to expand, we expect to enjoy greater economies of scale. In addition, we will leverage our technology and synergies across our different services to increase operational efficiency.

        Asset-Light Business Model.    Our business model allows us to scale quickly while optimizing our levels of capital investment and enables us to maintain effective control over our network and service quality that will cultivate customer stickiness. See also "Business—Our Competitive Strengths—Asset-light operations for control and scale" and "Business—Asset-Light Business Model."

        Guided by our business philosophy, we believe our platform will enable us to continue driving growth, increasing operating leverage and generating long-term value to our ecosystem participants and our shareholders.

Our Scale and Growth

        We have achieved significant scale and growth in our business. The following table illustrates the growth in key operating metrics of our major service lines:

	For the three months ended
	Mar. 31, 2015	Jun. 30, 2015	Sep. 30, 2015	Dec. 31, 2015	Mar. 31, 2016	Jun. 30, 2016	Sep. 30, 2016	Dec. 31, 2016	Mar. 31, 2017	Jun. 30, 2017
BEST Supply Chain Management
Number of orders fulfilled by self-operated Cloud OFCs (in thousands)(1)	5,345	8,130	11,558	19,964	13,916	19,838	20,991	33,318	23,560	32,578
Number of orders fulfilled by franchised Cloud OFCs (in thousands)	966	1,363	2,201	4,296	4,280	6,617	7,980	13,725	8,872	11,840
BEST Express
Parcel volume (in thousands)(1)	212,449	324,425	345,983	519,244	375,163	508,379	524,800	757,179	571,601	917,103
BEST Freight
Freight volume (tonnage in thousands)(1)	206	330	428	543	466	676	825	1,015	790	1,095
BEST Store+
Number of membership stores (end of period)	N/A	N/A	1,456	3,556	5,622	65,573	176,046	247,631	257,658	314,414
Store orders fulfilled	N/A	N/A	2,572	7,579	9,971	61,059	275,375	341,287	333,876	570,356

(1)
Includes services performed for external customers both directly and indirectly through our other segments. For discussion of our total segment revenue, which includes both external revenue and intersegment revenue, please see "—Segment Financial Information."

Key Factors Affecting Our Results of Operations

        We believe that our results of operations are directly affected by the following key factors.

  Macroeconomic Trends and Consumption in China

        Our results of operations and financial condition are affected by the general factors driving China's economy, the retail industry, and logistics and supply chain market. These factors include levels of per capita disposable income, levels of consumer spending, rate of Internet and mobile penetration, and other general economic conditions in China that affect consumption and business activities in general. Our results of operations are also affected by seasonal patterns. For example, the fourth quarter has historically been our strongest quarter by volume, led by the Singles' Day and December 12 promotion periods. As our customers reduce activity in connection with Chinese holidays, such as Chinese New Year, the first quarter historically has been a low volume quarter.

        In particular, we anticipate additional growth from the trend toward a New Retail paradigm, which is the seamless integration of online and offline retail enabled by Smart Supply Chain. The emergence of New Retail and transformation of the logistics and supply chain industry affect the demand for our services and our business opportunities.

  Competitive Landscape

        We are able to provide comprehensive, integrated supply chain solutions leveraging our technology infrastructure and supply chain service network, which differentiates us from monoline service providers. Our ability to strengthen our market position as a leading comprehensive supply chain solution provider and offer innovative services in the New Retail era will continue to affect our results of operations.

        Each of our service lines is also subject to trends specific to such services, including market demand and competitive landscape. Therefore, we also compete with companies providing similar services, especially with respect to more standard services such as express and freight services. This will affect the pricing of our services, our ability to acquire customers for such services and our results of operation.

  Service Offerings

        We provide a variety of services to meet the needs of our customers. We plan to continue leveraging technology and business model innovation to expand and enhance our service offerings.

        Each of our service offerings may have different revenue sources, cost structures and customer bases and may face different market conditions. Therefore, the ability to adjust our service offerings to adapt to changing market conditions may impact our results of operations.

        Our consolidated results of operations may also be affected by the timing of the launch of new service offerings. We may incur start-up costs in the early stages. A certain amount of time may be needed to ramp up operations. The timing and trend in revenue growth and profitability of new services may vary over time.

        Our ability to cross-sell various service offerings to existing and new customers will also affect our results of operations.

  Operating Leverage and Efficiency

        Our ability to control costs, increase operating efficiencies and scale our business effectively may affect our results of operations.

        Costs to operate our businesses, including transportation, labor, lease and other costs are subject to factors such as fluctuations in fuel prices, increases in wage rates and leasing costs, among other things. These factors will affect our ability to control costs.

        Our results of operations are also affected by our ability to (i) utilize latest technology to improve efficiencies across our business and data insights to drive optimization in our services, and (ii) take full advantage of our asset-light business model to expand our business operations in a cost-effective manner, leverage the resources and operating capabilities of our franchisee partners and transportation service providers, and dynamically adjust our network design and capacity.

        The continued growth of our business and expansion of our market share will impact our ability to benefit from economies of scale, including optimization of our supply chain service network, reduction of unit costs and the strengthening of our bargaining power with suppliers and service providers.

  Technology and Talent

        We have made investments in developing our proprietary technology infrastructure. We believe the further enhancement of our technology infrastructure is important to our future performance. We expect to continue to make investments for development and implementation of new technologies. We will continue to hire, train and retain our talent to reinforce our culture of innovation. We have in the past granted and will in the future grant share-based awards to incentivize and retain talent. Costs for past granted share-based awards vesting upon the completion of this offering will be recognized at that time, and we will continue to recognize future share-based compensation expenses on an ongoing basis.

  Strategic Acquisitions and Investments

        We may selectively pursue acquisitions, investments, joint ventures and partnerships that we believe are strategic and complementary to our operations and technology. These acquisitions, investments, joint ventures and partnerships may affect our results of operations.

Components of Results of Operations

  Revenue

        The following table sets forth our revenue from different service lines and as a percentage of our total revenue for the periods indicated:

	For the year ended December 31,							For the six months ended June 30,
	2014		2015		2016			2016		2017
	RMB	% of Revenue	RMB	% of Revenue	RMB	US$	% of Revenue	RMB	% of Revenue	RMB	US$	% of Revenue
	(in thousands)
Revenue:
Supply chain management	536,026	17.5%	828,431	15.8%	1,241,356	183,110	14.0%	525,142	15.1%	685,190	101,071	8.5%
Express	2,260,397	73.7%	3,710,292	70.6%	5,388,833	794,895	61.0%	2,257,141	65.1%	5,173,106	763,074	63.8%
Freight	265,931	8.7%	675,881	12.9%	1,604,573	236,687	18.1%	601,993	17.3%	1,340,026	197,664	16.5%
Store+	—	—	9,700	0.2%	560,226	82,638	6.3%	62,916	1.8%	866,388	127,799	10.7%
Others	3,440	0.1%	32,023	0.6%	49,149	7,250	0.6%	22,928	0.7%	39,436	5,817	0.5%

Total revenue	3,065,794	100.0%	5,256,327	100.0%	8,844,137	1,304,580	100.0%	3,470,120	100.0%	8,104,146	1,195,425	100.0%

Note: Revenue in the table above represents revenue from external customers.

  Supply Chain Management

        We generate supply chain management service revenue primarily from order fulfillment services and transportation services. Our order fulfillment service revenue is mainly generated from service fees paid by our customers for order fulfillment services offered through our self-operated Cloud OFCs. We also generate a small amount of order fulfillment service revenue from service system usage fee for each order processed through our network and other fees charged to franchisee partners operating Cloud OFCs.

        Order fulfillment service revenue of our self-operated Cloud OFCs is generated from various service fees charged on a volume basis in connection with various order fulfillment services, which include warehouse management, in-warehouse processing, order fulfillment, express delivery, freight and value-added services. Transportation from our self-operated Cloud OFCs is included in order fulfillment service revenue.

        Transportation service revenue is generated from transportation of goods to and from locations designated by our customers, such as their factories, warehouses, distributors, stores, end-customers or consumers, including to our Cloud OFCs.

        Our supply chain management service revenue is primarily driven by the number of orders fulfilled, the volume of the goods we process and the fees we negotiate with our customers. The fees we charge primarily depend on the scope of services they require, their size and scale, and the estimated amount of business volume.

  Express

        As most of the service stations in our express delivery network are operated by our franchisee partners, we derive the vast majority of our express service revenue from franchisee partners. We generate a small portion of our express service revenue from direct customers that use our express service.

        Our express service revenue from franchisee partners is mainly generated from an integrated fee comprised of (i) a fixed-amount waybill fee for each parcel processed through our network, and (ii) a delivery service fee based on parcel weight, route and the scope of our services and responsibilities.

        Prior to 2017, we were not responsible for last-mile delivery of the parcels unless we directly operated the destination service stations and, therefore, pick-up service stations were directly liable to destination service stations for their delivery service charges. Starting in 2017, in order to enhance the parcel delivery experience and our control over service quality throughout our network, we revised our arrangements with franchisee partners and the scope of our service. As a result, we became the principal that is directly responsible for last-mile delivery of all parcels processed through our network, and we are liable to senders for damage to or loss of parcels in connection with last-mile delivery. Therefore, in consideration of such expanded scope of services and increased responsibilities, we increased the fee that we charge to pick-up service stations. We provide the last-mile delivery service through either destination franchised service stations under our supervision or our self-operated service stations and are responsible for paying service fees to such destination franchised service stations for the provision of last-mile delivery services, which are recorded in our cost of revenue.

        Our express service revenue also includes handling fees and service charges for certain value-added services, such as cash on delivery, or COD, facilitation. In addition, we generate revenue from sales to franchisee partners of ancillary items, such as BEST-branded packing materials.

        Our express service revenue is primarily driven by our parcel volume and the fees we collect from our franchisee partners and direct customers for each parcel processed through our network. We determine and periodically evaluate and adjust our fee levels based on prevailing market conditions, our operating costs and service quality.

  Freight

        We have historically derived most of our freight service revenue from franchisee partners which operate all of the service stations in our freight network, with a small amount derived from our direct customers for whom we provide door-to-door freight services.

        The components of our freight service revenue are similar to that of our express service revenue. See "—Components of Results of Operations—Revenue—Express" above. As with our express service revenue, starting in 2017, in order to enhance the freight delivery experience and our control over service quality throughout our network, we revised our arrangements with franchisee partners and the scope of our service. As a result, we became the principal that is directly responsible for last-mile delivery of all goods processed through our network, and we are liable to senders for damage to or loss of goods in connection with last-mile delivery. Therefore, in consideration of such expanded scope of services and increased responsibilities, we increased the fee that we charge to pick-up service stations. We provide the last-mile delivery service through destination franchised service stations under our supervision and are responsible for paying service fees to such destination franchised service stations for the provision of last-mile delivery services, which are recorded in our cost of revenue. We also generate freight service revenue from value-added services such as pre-shipment inspection, cargo insurance, COD facilitation, evidence of delivery, upstairs delivery and installation services.

        Our freight service revenue is primarily driven by our freight volume and the fees we collect from our franchisee partners. We determine and periodically evaluate and adjust our fee levels based on prevailing market conditions, our operating costs and service quality.

  Store+

        We generate BEST Store+ revenue primarily from sales of merchandise to our membership stores. We acquired WOWO in May 2017, and since then, also generate revenue from sales of merchandise by our self-operated convenience stores to consumers.

        Our BEST Store+ revenue is primarily driven by the number of membership stores we serve and the volume of merchandise we sell to them through our B2B platform Dianjia.com. As most of the merchandise sold are standard consumer products, they are generally priced taking into account prevailing market rates and geographical locations of the stores.

  Others

        We also generate revenue from other business activities, including finance lease activities of BEST Capital as well as cross-border supply chain solutions and international transportation services of BEST Global. BEST Capital and BEST Global revenue is currently relatively small and will be driven by volume as their business expands. As we continue to expand these services and introduce new service lines, our revenue generated from other services may increase in the future.

  Cost of Revenue

        Our cost of revenue primarily consists of costs of transportation, labor, lease and materials; operating costs for hubs and sortation centers; depreciation and other costs. The following table presents our costs of revenue by service lines for the periods indicated:

	For the year ended December 31,				For the six months ended June 30,
	2014	2015	2016		2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Cost of revenue
Supply chain management	508,444	795,099	1,183,245	174,538	513,902	631,805	93,196
Express	2,590,123	4,035,300	5,671,356	836,570	2,415,217	5,142,846	758,610
Freight	338,316	923,011	1,906,930	281,287	733,431	1,479,526	218,242
Store+	—	9,714	569,557	84,014	64,824	831,716	122,685
Others	3,577	27,584	45,479	6,709	19,866	22,736	3,354

Total cost of revenue	3,440,460	5,790,708	9,376,567	1,383,118	3,747,240	8,108,629	1,196,087

  Supply Chain Management

        Cost of revenue for our supply chain management services primarily consists of costs associated with our self-operated Cloud OFCs and transportation costs paid to transportation service providers. Costs associated with our self-operated Cloud OFCs primarily include labor costs, lease costs, equipment depreciation, costs of materials, such as for labeling and packing, utility and maintenance payments.

        Some of these costs are relatively fixed in nature, such as lease and equipment costs. Other costs are more variable in nature, such as transportation, outsourced labor and materials costs. The launch of new self-operated Cloud OFCs or new projects will generally incur start-up costs in the early stages and requires time to ramp-up business volume. As operational scale increases over time, we will generally be able to reduce unit fixed costs.

  Express

        Cost of revenue for our express services mainly consists of (i) transportation costs paid to third-party service providers operating the routes in our network mainly connecting our hubs and sortation centers, (ii) labor costs for our hub and sortation center operations, including costs paid to outsourced workers, (iii) lease costs for our hubs and sortation centers and self-operated service stations, and (iv) starting from January 1, 2017, costs related to last-mile delivery services. Starting in 2017, in order to enhance the parcel delivery experience and our control over service quality throughout our network, we revised our arrangements with franchisee partners and the scope of our service to provide that we are directly responsible for last-mile delivery services. In the six months ended June 30, 2017, we incurred cost of revenue of RMB1,969.2 million (US$290.5 million) that were attributable to fees for destination franchised service stations that we engaged for the provision of last-mile delivery service as part of our express delivery services. Other cost of revenue for express services includes costs for materials, depreciation of property and equipment, and utility and maintenance payments related to our operations.

        Cost of revenue for our express services is comprised of fixed costs, such as lease costs, other facility costs and equipment costs, as well as variable costs, such as outsourced labor costs and materials used in our operations. As operational scale increases over time, we will generally be able to reduce unit fixed costs. Transportation costs are variable in nature but we are able to enjoy scale benefits by increasing capacity utilization of fleet for our core routes connecting our hubs and sortation centers and by employing larger vehicles to satisfy greater delivery volumes to drive lower unit transportation costs.

  Freight

        Cost of revenue for our freight services generally corresponds to the cost components of our express delivery services. In the six months ended June 30, 2017, we incurred cost of revenue of RMB226.4 million (US$33.4 million) that were attributable to fees for destination franchised service stations that we engaged for the provision of last-mile delivery service as part of our freight services.

  Store+

        Cost of revenue for our BEST Store+ services primarily includes procurement cost for merchandise that we sell to our membership stores through our B2B platform Dianjia.com and, following our acquisition of WOWO in May 2017, merchandise that we sell to consumers through our self-operated convenience stores. We normally procure such merchandise directly from brands or top-layer distributors.

  Others

        Cost of revenue for our other services corresponds to our direct costs incurred in the provision of those services.

  Operating Expenses

        Our operating expenses consist of selling expenses, general and administrative expenses, and research and development expenses, offset by other operating income prior to 2017. The following table sets forth a breakdown of our operating expenses for the periods indicated:

	For the year ended December 31,				For the six months ended June 30,
	2014	2015	2016		2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Selling expenses	132,123	188,455	370,017	54,580	136,015	273,692	40,372
General and administrative expenses	232,974	380,864	521,237	76,887	227,553	311,171	45,900
Research and development expenses	26,648	46,177	80,326	11,849	35,469	53,898	7,950
Other operating income	(43,245)	(61,877)	(104,047)	(15,348)	(39,314)	—	—

Total operating expenses	348,500	553,619	867,533	127,968	359,723	638,761	94,222

  Selling Expenses

        Our selling expenses primarily consist of (i) salaries and benefit expenses for our network management personnel responsible for managing relationships with our franchisee partners and membership stores, our customer service personnel and other sales and marketing personnel, (ii) shipping and handling costs relating to the delivery of merchandise to our membership stores, and (iii) travel, marketing and advertising expenses. As our business grows, and in particular, as the BEST Store+ network expands, our selling expenses are expected to increase.

  General and Administrative Expenses

        Our general and administrative expenses consist primarily of salaries and benefit expenses for management and administrative personnel, depreciation and amortization expenses, office expenses, travel expenses, professional fees and impairment losses. We expect general and administrative expenses to increase as we continue to hire additional staff and increase office space in connection with business growth.

        In addition, upon becoming a public company, we will incur significant legal, accounting and other expenses that we have not incurred thus far as a private company, including expenses associated with public company reporting requirements. We will also incur expenses in order to comply with the Sarbanes-Oxley Act of 2002 and the related rules and regulations implemented by the SEC, the New York Stock Exchange or the Nasdaq Global Market. Although we are unable to estimate these expenses with any degree of certainty, we expect that such compliance, together with the growth and expansion of our business, will cause our general and administrative expenses to increase in absolute terms.

  Research and Development Expenses

        Research and development expenses consist primarily of salaries and benefits for our research and development personnel and depreciation of property and equipment. We expect research and development expenses to increase in the future along with continued development of and investment in our technology infrastructure.

  Other Operating Income

        Other operating income in 2014, 2015 and 2016 mainly consisted of payments from franchised service stations in our express and freight networks in connection with last-mile delivery services to ensure service quality standards and preserve the value of our brand name. Starting in 2017, we revised our arrangements with franchisee partners and the scope of our service to provide that we are directly responsible for last-mile delivery of all parcels or freight sent through our network and we are liable for damage to or loss of parcels in connection with last-mile delivery. As a result, starting in 2017, our cost of revenue has reflected the quality of such last-mile delivery service and therefore we no longer generate any other operating income from franchised service stations based on their service quality.

  Share-Based Compensation

        We account for share options granted to our employees, directors and consultants in accordance with Codification of Accounting Standards, or ASC 718, "Compensation—Stock Compensation" and ASC 505-50, "Equity, Equity-Based Payments to Non-Employees." We are required to classify share options granted to our employees, directors and consultants as equity awards and recognize share-based compensation expense based on the fair value of such share options, with the share-based compensation expense recognized over the period in which the recipient is required to provide service in exchange for the equity award. Because the exercisability of the share options granted or the issuance of ordinary shares by us, is conditional upon completion of this offering, we have not recognized share-based compensation expense relating to these share options granted by us yet.

        As a result of the above, no compensation expenses will be recognized until after the completion of this offering. A cumulative catch-up adjustment to effect the portion of the requisite service period from the date that an option was granted will be posted to our financial statements on the date that this offering is completed, which may have a material adverse effect on our results of operations. As of June 30, 2017, the total unrecognized compensation expenses associated with share options granted to employees amounted to US$40.0 million. Given that the inability of non-employees to exercise these options or receive any ordinary shares until completion of this offering constitutes a performance condition that is not considered probable until the date this offering is completed, we cannot establish the fair value of options to determine the unrecognized share-based compensation expense. Depending on the nature of the services provided by the employees to whom such awards were granted, these costs may be allocated to various components of operating expenses, such as general and administrative expenses or selling expenses. See "Risk Factors—Risks Relating to Our Business and Industry—We have not recognized any share-based compensation expense in the past but will recognize a substantial amount of share-based compensation expense commencing upon the completion of this offering, which will have a significant impact on our results of operations."

        See "—Critical Accounting Policies and Significant Judgments and Estimates—Share-based Compensation" in this section for a description of we account for the compensation expenses from share-based payment transactions. You may find additional information on our share incentive plan as well as our options granted as of the date of this prospectus in the section entitled "Management—Share Incentive Plan."

Taxation

  Cayman Islands

        We are an exempted company incorporated in the Cayman Islands and conduct substantially all of our business through our subsidiaries and VIE in China. Under the current laws of the Cayman Islands, our company is not subject to tax on income or capital gains. In addition, upon payments of dividends by our company to our shareholders, no Cayman Islands withholding tax is imposed.

  British Virgin Islands

        Under the current laws of the British Virgin Islands, our company is not subject to tax on income or capital gains. In addition, upon payments of dividends by our companies to our shareholders, no British Virgin Islands withholding tax will be imposed.

  Hong Kong

        Our subsidiary incorporated in Hong Kong is subject to income tax at the rate of 16.5% on the estimated assessable profits arising in Hong Kong during any relevant period. For the years ended December 31, 2014, 2015 and 2016, we did not make any provision for Hong Kong profits tax as there were no assessable profits derived from or earned in Hong Kong for any of such periods. Under the Hong Kong tax law, BEST Logistics Technologies Limited is exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

  China

        We are subject to VAT at a rate of 11% for transportation services we provide, a rate of 11% or 17% for sales of goods and lease of tangible movable properties, a rate of 6% on other services and solutions we provide, and a rate of 17% on finance lease services, less any deductible VAT we have already paid or borne. We are also subject to surcharges on VAT payments in accordance with PRC law. During the periods presented, we were subject to insignificant amounts of business tax on the services we provided.

        Generally, our subsidiaries and VIE in China are subject to enterprise income tax on their taxable income in China at a rate of 25%. The enterprise income tax is calculated based on the entity's global income as determined under Chinese tax laws and accounting standards. Pursuant to relevant laws and regulations in China and with approval from the relevant tax authorities, one of our subsidiaries, Zhejiang BEST, qualified as a High and New Technology Enterprise and was entitled to a preferential tax rate of 15% for the three years from 2016 to 2018.

        If our holding company in the Cayman Islands or any of our subsidiaries outside of China were deemed to be a "resident enterprise" under the Chinese Enterprise Income Tax Law, it would be subject to enterprise income tax on its global income at a rate of 25%. See "Risk Factors—Risks Related to Doing Business in the People's Republic of China—We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income."

Results of Operations

        The following table sets forth a summary of our consolidated results of operations for the years ended December 31, 2014, 2015 and 2016 and the six months ended June 30, 2016 and 2017. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period. For additional information on our results of operations by segment, see also "—Segment Financial Information" below:

	For the year ended December 31,				For the six months ended June 30,
	2014	2015	2016		2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Revenue
Supply chain management	536,026	828,431	1,241,356	183,110	525,142	685,190	101,071
Express	2,260,397	3,710,292	5,388,833	794,895	2,257,141	5,173,106	763,074
Freight	265,931	675,881	1,604,573	236,687	601,993	1,340,026	197,664
Store+	—	9,700	560,226	82,638	62,916	866,388	127,799
Others	3,440	32,023	49,149	7,250	22,928	39,436	5,817

Total revenue	3,065,794	5,256,327	8,844,137	1,304,580	3,470,120	8,104,146	1,195,425
Cost of revenue
Supply chain management	(508,444)	(795,099)	(1,183,245)	(174,538)	(513,902)	(631,805)	(93,196)
Express	(2,590,123)	(4,035,300)	(5,671,356)	(836,570)	(2,415,217)	(5,142,846)	(758,610)
Freight	(338,316)	(923,011)	(1,906,930)	(281,287)	(733,431)	(1,479,526)	(218,242)
Store+	—	(9,714)	(569,557)	(84,014)	(64,824)	(831,716)	(122,685)
Others	(3,577)	(27,584)	(45,479)	(6,709)	(19,866)	(22,736)	(3,354)

Total cost of revenue	(3,440,460)	(5,790,708)	(9,376,567)	(1,383,118)	(3,747,240)	(8,108,629)	(1,196,087)
Gross loss	(374,666)	(534,381)	(532,430)	(78,538)	(277,120)	(4,483)	(662)
Selling expenses	(132,123)	(188,455)	(370,017)	(54,580)	(136,015)	(273,692)	(40,372)
General and administrative expenses	(232,974)	(380,864)	(521,237)	(76,887)	(227,553)	(311,171)	(45,900)
Research and development expenses	(26,648)	(46,177)	(80,326)	(11,849)	(35,469)	(53,898)	(7,950)
Other operating income	43,245	61,877	104,047	15,348	39,314	—	—

Total operating expenses	(348,500)	(553,619)	(867,533)	(127,968)	(359,723)	(638,761)	(94,222)
Loss from operations	(723,166)	(1,088,000)	(1,399,963)	(206,506)	(636,843)	(643,244)	(94,884)
Interest income	3,977	3,727	24,386	3,597	6,063	34,058	5,024
Interest expense	(7,997)	(10,439)	(21,379)	(3,154)	(11,552)	(20,721)	(3,057)
Foreign exchange (loss)/gain	(905)	5,808	(1,864)	(275)	(3,266)	(4,479)	(661)
Other income	13,627	31,247	44,409	6,552	14,484	22,342	3,296
Other expense	(3,997)	(1,774)	(8,542)	(1,260)	(3,651)	(10,046)	(1,482)

Loss before income tax and share of net (loss)/income of equity investees	(718,461)	(1,059,431)	(1,362,953)	(201,046)	(634,765)	(622,090)	(91,764)
Income tax expense	—	—	(570)	(84)	(1)	(2,487)	(366)

Loss before share of net (loss)/income of equity investees	(718,461)	(1,059,431)	(1,363,523)	(201,130)	(634,766)	(624,577)	(92,130)
Share of net (loss)/income of equity investees	—	(12)	43	6	12	—	—
Net loss	(718,461)	(1,059,443)	(1,363,480)	(201,124)	(634,754)	(624,577)	(92,130)

Net loss attributable to non-controlling interests	—	—	—	—	—	(763)	(113)

Net loss attributable to BEST Inc.	—	—	—	—	(634,754)	(623,814)	(92,017)

  Six Months Ended June 30, 2017 Compared to Six Months Ended June 30, 2016

  Revenue

        Our revenue increased by 133.5% to RMB8,104.1 million (US$1,195.4 million) in the six months ended June 30, 2017 from RMB3,470.1 million in the same period of 2016 due to increases in revenue across our various service lines, as discussed below.

        Supply Chain Management.    Our supply chain management service revenue increased by 30.5% to RMB685.2 million (US$101.1 million) in the six months ended June 30, 2017 from RMB525.1 million in the same period of 2016, primarily due to the increase in order fulfillment service revenue. The increase in order fulfillment service revenue was mainly due to the 66.0% increase in the number of orders fulfilled by self-operated Cloud OFCs to 56.1 million in the six months ended June 30, 2017 from 33.8 million in the same period of 2016. Such increase was primarily attributable to increasing business volume of existing customers and the addition of new customers. Average orders fulfilled per customer of our self-operated Cloud OFCs increased by 56.9% to 115.2 thousand in the six months ended June 30, 2017 from 73.4 thousand in the same period of 2016. The number of supply chain management customers increased to 525 as of June 30, 2017 from 438 as of June 30, 2016.

        Express.    Our express service revenue increased by 129.2% to RMB5,173.1 million (US$763.1 million) in the six months ended June 30, 2017 from RMB2,257.1 million in the same period of 2016. This increase in revenue was primarily due to the expansion of our service scope to include last-mile delivery services starting in 2017 and a 68.5% increase in parcel volume to 1,488.7 million in the six months ended June 30, 2017 from 883.5 million in the same period of 2016, as a result of greater demand for express delivery services and increase in our market share. Our average revenue per parcel in the six months ended June 30, 2017 increased by 35.7% as compared to the same period of 2016, primarily due to our service scope expansion, partially offset by a decrease in average parcel weight. The service scope expansion also resulted in significant increase in our cost of revenue for express services. See "—Cost of Revenue" below.

        Freight.    Our freight service revenue increased by 122.6% to RMB1,340.0 million (US$197.7 million) in the six months ended June 30, 2017 from RMB602.0 million in the same period of 2016. This increase was the result of greater freight volume which increased by 65.1% to 1,885 thousand tonnes in the six months ended June 30, 2017 from 1,142 thousand tonnes in the same period of 2016, and a 34.3% increase in average revenue per tonne. Such increase was primarily due to a greater proportion of long-distance freight volumes in connection with the expansion of our freight network (the number of China's provinces covered increased to 31 as of June 30, 2017 from 29 as of June 30, 2016, the percentage of China's cities covered increased to 96% as of June 30, 2017 from 87% as of June 30, 2016), the expansion of our service scope to include last-mile delivery services starting in 2017, and upward adjustments of our service prices in various provinces and cities in the six months ended June 30, 2017. The service scope expansion also resulted in significant increase in our cost of revenue for freight services. See "—Cost of Revenue" below.

        Store+.    Our BEST Store+ service revenue increased by 1,277.1% to RMB866.4 million (US$127.8 million) in the six months ended June 30, 2017 from RMB62.9 million in the same period of 2016, primarily due to an increase in the number of store orders fulfilled in connection with the rapid expansion of our BEST Store+ network as well as our acquisition of WOWO in May 2017. The number of store orders fulfilled increased by 1,173.5% to 904.2 thousand in the six months ended June 30, 2017 from 71.0 thousand in the same period of 2016. The number of membership stores in our BEST Store+ network increased to 314,414 as of June 30, 2017 from 65,573 as of June 30, 2016. Revenue attributable to WOWO in the six months ended June 30, 2017 was RMB99.0 million (US$14.6 million).

        Others.    Revenue from our other services increased by 72.0% to RMB39.4 million (US$5.8 million) in the six months ended June 30, 2017 from RMB22.9 million in the same period of 2016, primarily due to increased revenue generated from our various other business activities.

  Cost of Revenue

        Our cost of revenue increased by 116.4% to RMB8,108.6 million (US$1,196.1 million) in the six months ended June 30, 2017 from RMB3,747.2 million in the same period of 2016 due to increases in cost of revenue across our various service lines, as discussed below. Cost of revenue as a percentage of revenue decreased to 100.1% in the six months ended June 30, 2017 from 108.0% in the same period of 2016 with revenue growth exceeding that of our cost of revenue.

        Supply Chain Management.    Cost of revenue for our supply chain management services increased by 22.9% to RMB631.8 million (US$93.2 million) in the six months ended June 30, 2017 from RMB513.9 million in the same period of 2016. This increase in cost of revenue was primarily due to a 66.0% increase in the number of orders fulfilled by our self-operated Cloud OFCs and the addition of new self-operated Cloud OFCs, which resulted in additional lease, transportation and labor costs. The number of orders fulfilled by our self-operated Cloud OFCs increased to 56.1 million in the six months ended June 30, 2017 from 33.8 million in the same period of 2016. The number of our self-operated Cloud OFCs increased to 90 as of June 30, 2017 from 61 as of June 30, 2016. Cost of revenue as a percentage of revenue from our supply chain management services decreased to 92.2% in the six months ended June 30, 2017 from 97.9% in the same period of 2016 primarily due to our increased operational scale that reduced our unit fixed costs and the ramp-up of certain self-operated Cloud OFCs established in early 2016.

        Express.    Cost of revenue for our express services increased by 112.9% to RMB5,142.8 million (US$758.6 million) in the six months ended June 30, 2017 from RMB2,415.2 million in the same period of 2016. This increase in cost of revenue was primarily attributable to a 68.5% increase in parcel volume to 1,488.7 million in the six months ended June 30, 2017 from 883.5 million in the same period of 2016, which resulted in higher transportation and labor costs, and the expansion of our service scope to include last-mile delivery services starting in 2017. Such service scope expansion resulted in RMB1,969.2 million (US$290.5 million) of costs of revenue attributable to fees for franchisee partners operating the last-mile delivery service stations in the six months ended June 30, 2017. Cost of revenue as a percentage of revenue from our express delivery services decreased to 99.4% in the six months ended June 30, 2017 from 107.0% in the same period of 2016, primarily due to economies of scale resulting from the significant increase in our parcel volume, as well as increased operational efficiency resulting from our proactive cost-control measures and continuous technology improvements and applications.

        Freight.    Cost of revenue for our freight services increased by 101.7% to RMB1,479.5 million (US$218.2 million) in the six months ended June 30, 2017 from RMB733.4 million in the same period of 2016. This increase in cost of revenue was primarily attributable to a 65.1% increase in freight volume to 1,885 thousand tonnes in the six months ended June 30, 2017 from 1,142 thousand tonnes in the same period of 2016, resulting in greater transportation, labor and lease costs, and to a lesser extent, the expansion of our service scope to include last-mile delivery services starting in 2017. Such service scope expansion resulted in RMB226.4 million (US$33.4 million) of costs of revenue attributable to fees for franchisee partners operating the last-mile delivery service stations in the six months ended June 30, 2017. Cost of revenue as a percentage of revenue from our freight delivery services decreased to 110.4% in the six months ended June 30, 2017 from 121.8% in the same period of 2016, primarily due to economies of scale resulting from the significant increase in our freight volume, as well as increased operational efficiency resulting from our proactive cost-control measures and continuous technology improvements and applications.

        Store+.    Cost of revenue for our BEST Store+ services increased by 1,183.0% to RMB831.7 million (US$122.7 million) in the six months ended June 30, 2017 from RMB64.8 million in the same period of 2016, primarily due to the significant increase in the amount of merchandise sold to membership stores as the number of store orders fulfilled grew by 1,172.8% to 904.2 thousand in the six months ended June 30, 2017 from 71.0 thousand in the same period of 2016. To a lesser extent, the increase was caused by the RMB66.4 million (US$9.79 million) in cost of revenue attributable to WOWO following its acquisition in May 2017. Cost of revenue as a percentage of revenue from BEST Store+ decreased to 96.0% in the six months ended June 30, 2017 from 103.0% in the same period of 2016, primarily because of the significant increase in merchandise sales to membership stores, a reduction in average procurement cost as well as direct sales to consumers following our acquisition of WOWO in May 2017.

        Others.    Cost of revenue for our other services increased by 14.4% to RMB22.7 million (US$3.4 million) in the six months ended June 30, 2017 from RMB19.9 million in the same period of 2016 in connection with increased revenue generation from our other business activities.

  Operating Expenses

        Operating expenses increased by 77.6% to RMB638.8 million (US$94.2 million) in the six months ended June 30, 2017 from RMB359.7 million in the same period of 2016, mainly attributable to a 101.2% increase in selling expenses and a 36.7% increase in general and administrative expenses. Operating expenses as a percentage of our total revenue decreased to 7.9% in the six months ended June 30, 2017 from 10.4% in the same period of 2016, primarily due to faster growth in total revenue and economies of scale.

        Selling Expenses.    Selling expenses increased by 101.2% to RMB273.7 million (US$40.4 million) in the six months ended June 30, 2017 from RMB136.0 million in the same period of 2016. This increase was primarily attributable to an increase in shipping and handling costs to RMB86.7 million (US$12.8 million) in the six months ended June 30, 2017 from RMB7.3 million in the same period of 2016 relating to delivery of merchandise to our membership stores and staff costs in connection with the expansion of BEST Store+ network. Selling expenses as a percentage of our total revenue decreased to 3.4% in the six months ended June 30, 2017 from 3.9% in the same period of 2016.

        General and Administrative Expenses.    General and administrative expenses increased by 36.7% to RMB311.2 million (US$45.9 million) in the six months ended June 30, 2017 from RMB227.6 million in the same period of 2016, primarily attributable to increased staff costs in connection with the growth of our operations. General and administrative expenses as a percentage of our total revenue decreased to 3.8% in the six months ended June 30, 2017 from 6.6% in the same period of 2016.

        Research and Development Expenses.    Research and development expenses increased by 52.0% to RMB53.9 million (US$8.0 million) in the six months ended June 30, 2017 from RMB35.5 million in the same period of 2016. This increase was primarily a result of increased payroll and related personnel costs and depreciation of servers and other equipment used in our research and development activities. Research and development expenses as a percentage of total revenue decreased to 0.7% in the six months ended June 30, 2017 from 1.0% in the same period of 2016.

        Other Operating Income.    Other operating income was nil in the six months ended June 30, 2017 and RMB39.3 million in the same period of 2016 as we expanded our service scope to include last-mile delivery in 2017 and our cost of revenue has reflected the service quality of destination franchised service stations and therefore we no longer generate any other operating income from franchised service stations based on their service quality.

  Interest Income

        Interest income increased to RMB34.1 million (US$5.0 million) in the six months ended June 30, 2017 from RMB6.1 million in the same period of 2016, primarily attributable to a higher average balance of bank deposits and short-term investments in the six months ended June 30, 2017 as compared with the same period in 2016 as a result of the proceeds from our private placements in February and April of 2016.

  Interest Expense

        Interest expense increased to RMB20.7 million (US$3.1 million) in the six months ended June 30, 2017 from RMB11.6 million in the same period of 2016, primarily as a result of an increase in our Renminbi-denominated bank borrowings to satisfy working capital requirements as we held a significant amount of bank deposits in foreign currencies outside China.

  Foreign Exchange Loss

        Foreign exchange loss increased to RMB4.5 million (US$0.7 million) in the six months ended June 30, 2017 from RMB3.3 million in the same period of 2016 primarily due to changes in exchange rates between Renminbi and U.S. dollars during the respective periods.

  Other Income

        Other income increased to RMB22.3 million (US$3.3 million) in the six months ended June 30, 2017 from RMB14.5 million in the same period of 2016, primarily due to an increase in other miscellaneous fees.

  Other Expense

        Other expenses increased to RMB10.0 million (US$1.5 million) in the six months ended June 30, 2017 from RMB3.7 million in the same period of 2016, primarily due to various miscellaneous expenses.

  Income Tax Expense

        Income tax expense increased to RMB2.5 million (US$0.4 million) in the six months ended June 30, 2017 from RMB1,000 in the same period of 2016, reflecting tax payable in the six months ended June 30, 2017 by certain of our PRC subsidiaries which had taxable income during the period, primarily WOWO.

  Net Loss

        As a result of the foregoing, net loss decreased to RMB624.6 million (US$92.1 million) in the six months ended June 30, 2017 from RMB634.8 million in the same period of 2016.

  Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

  Revenue

        Our revenue increased by 68.3% to RMB8,844.1 million (US$1,304.6 million) in 2016 from RMB5,256.3 million in 2015 due to increases in revenue across various service lines, as discussed below.

        Supply Chain Management.    Our supply chain management service revenue increased by 49.8% to RMB1,241.4 million (US$183.1 million) in 2016 from RMB828.4 million in 2015, primarily due to the increase in order fulfillment service revenue. Such increase was mainly attributable to the 95.7% increase in the number of orders fulfilled by our self-operated Cloud OFCs to 88.1 million in 2016 from 45.0 million in 2015. This was primarily due to the addition of new large customers and increased business volume of existing customers resulting from ramp-up of certain projects and our continued service enhancements. Average orders fulfilled per customer of our self-operated Cloud OFCs increased by 62.5% to 189.0 thousand in 2016 from 116.3 thousand in 2015.

        Express.    Our express service revenue increased by 45.2% to RMB5,388.8 million (US$794.9 million) in 2016 from RMB3,710.3 million in 2015. This increase in revenue was primarily due to the 54.4% increase in parcel volume to 2,165.5 million in 2016 from 1,402.1 million in 2015 resulting from greater demand for express delivery services, our improved services as well as the increase in our market share, partially offset by a 6.0% decrease in average revenue per parcel between the periods primarily as a result of a decrease in prevailing market prices.

        Freight.    Our freight service revenue increased by 137.4% to RMB1,604.6 million (US$236.7 million) in 2016 from RMB675.9 million in 2015. This increase in revenue was primarily the result of greater freight volume, which increased by 97.9% to 3.0 million tonnes in 2016 from 1.5 million tonnes in 2015, and a 20.0% increase in average revenue per tonne in 2016 from 2015. Such increase was due to a greater proportion of long-distance freight volumes in connection with the expansion of our freight network (the number of China's provinces covered increased to 31 as of December 31, 2016 from 28 as of December 31, 2015, the percentage of China's cities covered increased to 94% as of December 31, 2016 from 79% as of December 31, 2015) and upward adjustments of our service prices in various provinces and cities in 2016.

        Store+.    Our BEST Store+ service revenue increased by 5,675.5% to RMB560.2 million (US$82.6 million) in 2016 from RMB9.7 million in 2015, primarily due to an increase in merchandise sales, which was mainly attributable to the rapid expansion of our BEST Store+ network in 2016 as the number of membership stores increased to 247,631 as of December 31, 2016 from 3,556 as of December 31, 2015. The number of store orders fulfilled increased by 6,674.6% to 687.7 thousand in 2016 from 10.2 thousand in 2015. BEST Store+ was launched on a full-scale basis in March 2016 after its initial trial period which started in July 2015.

        Others.    Revenue from our other services increased by 53.5% to RMB49.1 million (US$7.3 million) in 2016 from RMB32.0 million in 2015, primarily due to increased revenue generated from our various other business activities.

  Cost of Revenue

        Our cost of revenue increased by 61.9% to RMB9,376.6 million (US$1,383.1 million) in 2016 from RMB5,790.7 million in 2015 due to increases in cost of revenue across our various service lines, as discussed below. Cost of revenue as a percentage of revenue decreased to 106.0% in 2016 from 110.2% in 2015 with revenue growth exceeding that of our cost of revenue.

        Supply Chain Management.    Cost of revenue for our supply chain management services increased by 48.8% to RMB1,183.2 million (US$174.5 million) in 2016 from RMB795.1 million in 2015. This increase in cost of revenue was primarily due to the 95.7% increase in the number of orders fulfilled by our self-operated Cloud OFCs and the addition of new self-operated Cloud OFCs, which resulted in additional lease, transportation, and labor costs. The number of orders fulfilled by our self-operated Cloud OFCs increased to 88.1 million in 2016 from 45.0 million in 2015. The number of our self-operated Cloud OFCs increased to 93 as of December 31, 2016 from 52 as of December 31, 2015. Cost of revenue as a percentage of revenue from our supply chain management services decreased to 95.3% in 2016 from 96.0% in 2015, primarily due to our increased operational scale that reduced our unit fixed costs and the ramp-up of existing self-operated Cloud OFCs, partially offset by the opening of new self-operated Cloud OFCs in 2016 and related start-up costs.

        Express.    Cost of revenue for our express services increased by 40.5% to RMB5,671.4 million (US$836.6 million) in 2016 from RMB4,035.3 million in 2015. This increase in cost of revenue was primarily attributable to a 54.4% increase in parcel volume to 2,165.5 million in 2016 from 1,402.1 million in 2015, which resulted in higher transportation and labor costs. Cost of revenue as a percentage of revenue from our express delivery services decreased to 105.2% in 2016 from 108.8% in 2015, primarily due to economies of scale resulting from significant increase in our parcel volume, as well as increased operational efficiency resulting from our proactive cost-control measures and continuous technology improvements and applications.

        Freight.    Cost of revenue for our freight services increased by 106.6% to RMB1,906.9 million (US$281.3 million) in 2016 from RMB923.0 million in 2015. This increase in cost of revenue was primarily attributable to increased freight volume, which increased by 97.9% to 3.0 million tonnes in 2016 from 1.5 million tonnes in 2015, and the increase in the number of hubs and sortation centers to 180 as of December 31, 2016 from 140 as of December 31, 2015 leading to greater transportation, labor, lease and operating costs. Cost of revenue as a percentage of revenue from our freight services decreased to 118.8% in 2016 from 136.6% in 2015, primarily due to economies of scale resulting from significant increase in our freight volume, as well as increased operational efficiency resulting from our proactive cost-control measures and continuous technology improvements and applications.

        Store+.    Cost of revenue for our BEST Store+ services increased by 5,763.3% to RMB569.6 million (US$84.0 million) in 2016 from RMB9.7 million in 2015, primarily due to significant increase in the amount of merchandise sold to membership stores as the number of store orders fulfilled grew by 6,674.6% to 687.7 thousand in 2016 from 10.2 thousand in 2015.

        Others.    Cost of revenue for our other services increased by 64.9% to RMB45.5 million (US$6.7 million) in 2016 from RMB27.6 million in 2015 in connection with increased revenue generation from our other various business activities.

  Operating Expenses

        Operating expenses increased by 56.7% to RMB867.5 million (US$128.0 million) in 2016 from RMB553.6 million in 2015, mainly attributable to a 96.3% increase in selling expenses as well as a 36.9% increase in general and administrative expenses. Operating expenses as a percentage of our total revenue decreased to 9.8% in 2016 from 10.5% in 2015, primarily due to economies of scale.

        Selling Expenses.    Selling expenses increased by 96.3% to RMB370.0 million (US$54.6 million) in 2016 from RMB188.5 million in 2015. This increase was primarily attributable to an increase in shipping and handling costs to RMB74.0 million in 2016 from RMB1.1 million in 2015 relating to the delivery of merchandise to our membership stores and staff costs in connection with the expansion of our BEST Store+ network. Our selling expenses as a percentage of our total revenue increased to 4.2% in 2016 from 3.6% in 2015.

        General and Administrative Expenses.    General and administrative expenses increased by 36.9% to RMB521.2 million (US$76.9 million) in 2016 from RMB380.9 million in 2015, primarily attributable to increased staff costs in connection with the growth of our operations. General and administrative expenses as a percentage of our total revenue decreased to 5.9% in 2016 from 7.2% in 2015.

        Research and Development Expenses.    Research and development expenses increased by 74.0% to RMB80.3 million (US$11.8 million) in 2016 from RMB46.2 million in 2015. This increase was primarily a result of increased payroll and related personnel costs. Research and development expenses as a percentage of total revenue remained unchanged at 0.9% in 2016 and 2015.

        Other Operating Income.    Other operating income increased by 68.2% to RMB104.0 million (US$15.3 million) in 2016 from RMB61.9 million in 2015, due to an increase in payments from franchised service stations to ensure service quality standards and preserve the value of our brand name. Our other operating income as a percentage of total revenue was unchanged at 1.2% in 2016 and 2015.

  Interest Income

        Our interest income increased to RMB24.4 million (US$3.6 million) in 2016 from RMB3.7 million in 2015, primarily attributable to a higher balance of bank deposits in 2016 as a result of the proceeds from our private placements in 2016.

  Interest Expense

        Our interest expenses increased to RMB21.4 million (US$3.2 million) in 2016 from RMB10.4 million in 2015, primarily a result of an increase in our Renminbi-denominated bank borrowings to satisfy working capital requirements as we held a significant amount of bank deposits in foreign currencies outside China.

  Foreign Exchange (Loss) Gain

        We recorded a foreign exchange loss of RMB1.9 million (US$0.3 million) in 2016 as compared to a gain of RMB5.8 million in 2015.

  Other Income

        Other income increased to RMB44.4 million (US$6.6 million) in 2016 from RMB31.2 million in 2015, primarily due to an increase in government subsidies and other miscellaneous fees.

  Other Expense

        Other expenses increased to RMB8.5 million (US$1.3 million) in 2016 from RMB1.8 million in 2015, primarily reflecting various miscellaneous expenses.

  Income Tax Expense

        Income tax expense was RMB0.6 million (US$0.1 million) in 2016 and nil in 2015, reflecting tax payable in 2016 by one of our PRC subsidiaries which had taxable income during the period.

  Net Loss

        As a result of the foregoing, net loss increased to RMB1,363.5 million (US$201.1 million) in 2016 from RMB1,059.4 million in 2015.

  Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

  Revenue

        Our revenue increased by 71.5% to RMB5,256.3 million in 2015 from RMB3,065.8 million in 2014 due to increases in revenue across our various service lines, as discussed below.

        Supply Chain Management.    Our supply chain management service revenue increased by 54.6% to RMB828.4 million in 2015 from RMB536.0 million in 2014. Such increase was primarily due to the increase in order fulfillment service revenue and, to a lesser extent, the increase in transportation service revenue. The increase in order fulfillment service revenue was mainly due to the 138.8% increase in the number of orders fulfilled by self-operated Cloud OFCs to 45.0 million in 2015 from

18.8 million in 2014. Such increase was primarily due to the increase in the number of supply chain management customers to 482 as of December 31, 2015 from 292 as of December 31, 2014, and increasing business volume of existing customers. Average orders fulfilled per customer of our self-operated Cloud OFCs increased by 56.7% to 116.3 thousand in 2015 from 74.2 thousand in 2014.

        Express.    Our express service revenue increased by 64.1% to RMB3,710.3 million in 2015 from RMB2,260.4 million in 2014. This increase in revenue was primarily due to a 90.6% increase in parcel volume to 1,402.1 million in 2015 from 735.5 million in 2014 resulting from greater demand for express delivery services, our improved services as well as our increase in market share, partially offset by a 13.9% decrease in average revenue per parcel between the periods primarily as a result of a decrease in prevailing market prices.

        Freight.    Our freight service revenue increased by 154.2% to RMB675.9 million in 2015 from RMB265.9 million in 2014. This increase in revenue was primarily the result of a 122.4% increase in freight volume to 1.5 million tonnes in 2015 from 678 thousand tonnes in 2014, due to the expansion of our freight network (the number of China's provinces covered increased to 28 as of December 31, 2015 from 14 as of December 31, 2014), increased customer demand for freight services and to a lesser extent, a 14.3% increase in average revenue per tonne due to the greater proportion of long-distance freight volumes, as well as upward adjustments of our service prices in various provinces and cities in 2015.

        Store+.    BEST Store+ commenced trial operations in July 2015 and generated RMB9.7 million in revenue in its first year of operations.

        Other.    Revenue from our other services increased by RMB28.6 million to RMB32.0 million in 2015 from RMB3.4 million in 2014, primarily due to increased revenue generated from our various other business activities.

  Cost of Revenue

        Our cost of revenue increased by 68.3% to RMB5,790.7 million in 2015 from RMB3,440.5 million in 2014, due to increases in cost of revenue across our various service lines, as discussed below. Cost of revenue as percentage of revenue decreased to 110.2% in 2015 from 112.2% in 2014 with revenue growth exceeding that of our cost of revenue.

        Supply Chain Management.    Cost of revenue for our supply chain management services increased by 56.4% to RMB795.1 million in 2015 from RMB508.4 million in 2014. This increase in cost of revenue was primarily due to a 138.8% increase in the number of orders fulfilled by our self-operated Cloud OFCs and the addition of new self-operated Cloud OFCs, which resulted in additional lease, transportation and labor costs. The number of orders fulfilled by our self-operated Cloud OFCs increased to 45.0 million in 2015 from 18.8 million in 2014. The number of our self-operated Cloud OFCs increased to 52 as of December 31, 2015 from 47 as of December 31, 2014. Cost of revenue as a percentage of our revenue from supply chain management services increased to 96.0% in 2015 from 94.9% in 2014, primarily due to the initiation of services to relatively more new customers and the establishment of relatively more self-operated Cloud OFCs in 2015 compared to 2014.

        Express.    Cost of revenue for our express services increased by 55.8% to RMB4,035.3 million in 2015 from RMB2,590.1 million in 2014. This increase in cost of revenue was primarily attributable to increased parcel volume, which increased by 90.6% to 1,402.1 million in 2015 from 735.5 million in 2014, resulting in higher transportation and labor costs. Cost of revenue as a percentage of our revenue from express delivery services decreased to 108.8% in 2015 from 114.6% 2014, primarily due to economies of scale, as well as increased operational efficiency resulting from our proactive cost-control measures and continuous technology improvements and applications.

        Freight.    Cost of revenue for our freight services increased by 172.8% to RMB923.0 million in 2015 from RMB338.3 million in 2014. This increase in cost of revenue was primarily attributable to the 122.4% increase in freight volume to 1.5 million tonnes in 2015 from 678 thousand tonnes in 2014 and the increase in the number of hubs and sortation centers to 140 as of December 31, 2015 from 62 as of December 31, 2014, leading to greater transportation, labor, lease and operating costs. Cost of revenue as a percentage of our revenue from freight services increased to 136.6% in 2015 from 127.2% in 2014, primarily due to the investments we made in our network in order to address increasing customer demand.

        Store+.    BEST Store+ commenced trial operations in July 2015, incurring cost of revenue of RMB9.7 million in its first year of operations.

        Other.    Cost of revenue for our other services increased by RMB24.0 million to RMB27.6 million in 2015 from RMB3.6 million in 2014 in connection with increased revenue generation from our various other business activities.

  Operating Expenses

        Our operating expenses increased by 58.9% to RMB553.6 million in 2015 from RMB348.5 million in 2014, mainly attributable to a 42.6% increase in selling expenses and a 63.5% increase in general and administrative expenses. Our operating expenses as a percentage of our total revenue decreased to 10.5% in 2015 from 11.4% in 2014, primarily due to economies of scale.

        Selling Expenses.    Selling expenses increased by 42.6% to RMB188.5 million in 2015 from RMB132.1 million in 2014. This increase was primarily attributable to an increase in staff costs, mainly in connection with the expansion of our supply chain service network, which led to an increase in the number of network management personnel. Selling expenses as a percentage of total revenue decreased to 3.6% in 2015 from 4.3% in 2014 primarily due to economies of scale and increasing productivity of our sales force.

        General and Administrative Expenses.    General and administrative expenses increased by 63.5% to RMB380.9 million in 2015 from RMB233.0 million in 2014, primarily attributable to increased staff costs in connection with the growth of our operations. General and administrative expenses as a percentage of total revenue decreased to 7.2% in 2015 from 7.6% in 2014 primarily due to economies of scale.

        Research and Development Expenses.    Research and development expenses increased by 73.3% to RMB46.2 million in 2015 from RMB26.6 million in 2014. This increase was primarily a result of increased payroll and related personnel costs, as well as depreciation of equipment. Research and development expenses as a percentage of total revenue was unchanged at 0.9% in 2015 and 2014.

        Other Operating Income.    Other operating income increased by 43.1% to RMB61.9 million in 2015 from RMB43.2 million in 2014, primarily due to an increase in payments from franchised service stations to ensure service quality standards and preserve the value of our brand name. Other operating income as a percentage of total revenue decreased slightly to 1.2% in 2015 from 1.4% in 2014.

  Interest Income

        Our interest income decreased by 6.3% to RMB3.7 million in 2015 from RMB4.0 million in 2014, primarily attributable to a lower balance of bank deposits outstanding.

  Interest Expense

        Our interest expense increased by 30.5% to RMB10.4 million in 2015 from RMB8.0 million in 2014, primarily attributable to an increase in our bank borrowings to satisfy working capital requirements.

  Foreign Exchange (Loss) Gain

        We recorded a foreign exchange gain of RMB5.8 million in 2015 as compared to a loss of RMB0.9 million in 2014.

  Other Income

        Other income increased to RMB31.2 million in 2015 from RMB13.6 million in 2014, primarily due to an increase in government subsidies and other miscellaneous fees.

  Other Expense

        Other expenses decreased to RMB1.8 million in 2015 from RMB4.0 million in 2014, primarily reflecting a one-time donation of RMB2.0 million in 2014.

  Income Tax Expense

        We did not record income tax expenses in 2015 and 2014 because we did not recognize taxable income in these years.

  Net Loss

        As a result of the foregoing, net loss increased to RMB1,059.4 million in 2015 from RMB718.5 million in 2014.

Internal Control over Financial Reporting

        In connection with the audit of our financial statements as of December 31, 2015 and 2016 and for each of the three years in the period ended December 31, 2016, we identified one material weakness. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. The material weakness related to our company's insufficient number of financial reporting personnel with an appropriate level of knowledge, experience and training in U.S. GAAP and SEC rules and regulations commensurate with our reporting requirements.

        We have implemented a number of measures to address this material weakness. We intend to hire necessary additional competent and qualified accounting and reporting personnel with appropriate knowledge and experience of U.S. GAAP and SEC reporting requirements. We will also establish an ongoing program to provide sufficient and additional appropriate training to our accounting staff, especially training related to U.S. GAAP and SEC reporting requirements. We are continuing our efforts to further enhance our internal audit function to enhance our monitoring of U.S. GAAP accounting and reporting matters.

        We and our independent registered public accounting firm were not required to perform an evaluation of our internal control over financial reporting as of December 31, 2016 in accordance with the provisions of the Sarbanes-Oxley Act. Accordingly, we cannot assure you that we have identified all, or that we will not in the future have additional, material weaknesses. Material weaknesses may still exist when we report on the effectiveness of our internal control over financial reporting as required by reporting requirements under Section 404 of the Sarbanes-Oxley Act after the completion of this offering.

Non-GAAP Measures

        We use EBITDA, a non-GAAP financial measure, in the evaluation of our operating results and in our financial and operational decision-making. We believe that EBITDA helps us to identify underlying trends in our business that could otherwise be distorted by the effect of certain expenses and income that we include in net loss. We believe that EBITDA provides useful information about our operating results, enhances the overall understanding of our past performance and future prospects, and allows for greater visibility with respect to key metrics used by our management in its financial and operational decision-making.

        EBITDA should not be considered in isolation or construed as an alternative to net loss or any other measure of performance or as an indicator of our operating performance. Investors are encouraged to review the historical non-GAAP financial measures to the most directly comparable GAAP measures. EBITDA presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to our data. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

        EBITDA represents net loss plus depreciation, amortization, interest expense and income tax expense and minus interest income.

        The table below sets forth a reconciliation of our net loss to EBITDA for the periods indicated:

	For the year ended December 31,				For the six months ended June 30,
	2014	2015	2016		2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net loss	(718,461)	(1,059,443)	(1,363,480)	(201,124)	(634,754)	(624,577)	(92,130)
Add:
Depreciation	84,006	145,694	243,190	35,872	106,830	156,428	23,075
Amortization	964	1,589	3,121	460	1,334	5,365	791
Interest expense	7,997	10,439	21,379	3,154	11,552	20,721	3,057
Income tax expense	—	—	570	84	1	2,487	366
Subtract:
Interest income	3,977	3,727	24,386	3,597	6,063	34,058	5,024

EBITDA	(629,471)	(905,448)	(1,119,606)	(165,151)	(521,100)	(473,634)	(69,865)

Liquidity and Capital Resources

        Our primary sources of liquidity have been issuance of equity securities and redeemable convertible preferred shares, and short-term borrowings, which have historically been sufficient to meet our working capital and capital expenditure requirements. As of December 31, 2016 and June 30, 2017, we had cash and cash equivalents of RMB2,927.6 million (US$431.8 million) and RMB1,114.7 million (US$164.4 million), respectively, and restricted cash of RMB374.4 million (US$55.2 million) and RMB967.7 million (US$142.7 million) respectively. As of December 31, 2016 and June 30, 2017, we had short-term bank loans of RMB458.0 million (US$67.6 million) and RMB1,063.0 million (US$156.8 million), respectively, of which RMB118.0 million (US$17.4 million) and RMB633.0 million (US$93.4 million) were cash-collateralized as of December 31, 2016 and June 30, 2017. The weighted average interest rate for the outstanding borrowings as of December 31, 2016 and as of June 30, 2017 was approximately 3.46% and 4.16%, respectively.

        Based on our current level of operations and available cash, we believe our cash and cash equivalents, cash generated from our operations and the proceeds of this offering will provide sufficient liquidity to fund our current obligations, projected working capital requirements, debt service requirements and capital spending requirements for at least the next 12 months. However, we may require additional cash resources due to changing business conditions or other future developments, including any investments or acquisitions we may decide to selectively pursue. If our existing cash resources are insufficient to meet our requirements, we may seek to sell equity or equity-linked securities, debt securities or borrow from banks. We cannot assure you that financing will be available in the amounts we need or on terms acceptable to us, if at all. The sale of additional equity securities, including convertible debt securities, would result in additional dilution to our shareholders. The incurrence of indebtedness and issuance of debt securities would result in debt service obligations and could result in operating and financial covenants that restrict our operations and our ability to pay dividends to our shareholders. See "Risk Factors—Risks Relating to Our Business and Industry—We may not be able to obtain sufficient capital to fund our business expansion."

        As a holding company with no material operations of our own, we are a corporation separate and apart from our subsidiaries and our VIE and, therefore, must provide for our own liquidity. We conduct our operations in China primarily through our PRC subsidiaries and VIE. As a result, our ability to pay dividends and to finance any debt we may incur depends upon dividends paid by our subsidiaries. If our PRC subsidiaries or any newly formed PRC subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our PRC subsidiaries are permitted to pay dividends to us only out of their respective retained earnings, if any, as determined in accordance with Chinese accounting standards and regulations. Under applicable PRC laws and regulations, our PRC subsidiaries are each required to set aside a portion of its after-tax profits each year to fund certain statutory reserves, and funds from such reserves may not be distributed to us as cash dividends except in the event of liquidation of such subsidiaries. These statutory limitations affect, and future covenant debt limitations might affect, our PRC subsidiaries' ability to pay dividends to us. We currently believe that such limitations will not impact our ability to meet our ongoing short-term cash obligations although we cannot assure you that such limitations will not affect our ability in the future to meet our short-term cash obligations and to distribute dividends to our shareholders. See "Risk Factors—Risks Related to Doing Business in the People's Republic of China—We rely to a significant extent on dividends and other distributions on equity paid by our principal operating subsidiaries to fund offshore cash and financing requirements. Any limitation on the ability of our operating subsidiaries to make payments to us could have a material and adverse impact on our ability to operate our business" and "—Statutory Reserves."

        The following table sets forth a summary of the movements of our cash and cash equivalents for the periods indicated:

	For the year ended December 31,				For the six months ended June 30,
	2014	2015	2016		2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net cash (used in)/generated from operating activities	(328,945)	(312,180)	(788,794)	(116,353)	(1,135,129)	20,704	3,052
Net cash used in investing activities	(319,322)	(557,305)	(843,844)	(124,474)	(467,802)	(1,843,035)	(271,862)
Net cash generated from financing activities	782,049	905,337	4,110,498	606,331	4,062,621	65,551	9,671
Effect of exchange rate changes on cash and cash equivalents	3,706	35,436	158,657	23,403	39,074	(56,128)	(8,279)

Net increase/(decrease) in cash and cash equivalents	133,782	35,852	2,477,860	365,504	2,459,690	(1,756,780)	(259,139)

Cash and cash equivalents at beginning of the year/period	82,288	219,776	291,064	42,934	291,064	2,927,581	431,841

Cash and cash equivalents at end of the year/period	219,776	291,064	2,927,581	431,841	2,789,828	1,114,673	164,423

  Operating Activities

        Net cash generated from operating activities was RMB20.7 million (US$3.1 million) in the six months ended June 30, 2017, compared to net cash used in operating activities of RMB1,135.1 million in the same period of 2016.

        Net cash generated from operating activities in the six months ended June 30, 2017 was RMB20.7 million (US$3.1 million), primarily due to a net loss of RMB624.6 million (US$92.1 million), adjusted for non-cash items including depreciation and amortization of RMB161.8 million (US$23.9 million), and allowance for doubtful accounts of RMB9.9 million (US$1.5 million). Additional major factors that caused operating cash inflow included: (i) increase in accounts and notes payables of RMB427.9 million (US$63.1 million) mainly attributable to the increase of express, freight and Store+ accounts payable to vendors in connection with the growth of our business; (ii) increase in accrued expenses and other liabilities of RMB133.7 million (US$19.7 million) primarily because we incurred more transportation, labor and operating costs to support our business expansion; and (iii) increase in customer advances and deposits of RMB119.8 million (US$17.7 million) from new franchisee partners. The above factors were partially offset by (i) an increase in prepayments and other current assets of RMB155.3 million (US$22.9 million) primarily due to the increase in VAT prepayments amounting to RMB114.7 million (US$16.9 million) and increase in other operating prepayments consistent with underlying revenue growth; (ii) increase in accounts and notes receivable of RMB35.2 million (US$5.2 million) that was mainly related to an increase in revenue generated from direct customers that use our express services; and (iii) increase in inventories of RMB17.0 million (US$2.5 million) primarily due to the growth of our Store+ operations.

        Net cash used in operating activities was RMB788.8 million (US$116.4 million) in 2016, compared to RMB312.2 million in 2015 and RMB328.9 million in 2014.

        Net cash used in operating activities was RMB788.8 million (US$116.4 million) in 2016, primarily due to a net loss of RMB1,363.5 million (US$201.1 million), adjusted for non-cash items including depreciation and amortization of RMB246.3 million (US$36.3 million), and allowance for doubtful accounts of RMB31.5 million (US$4.7 million). Additional major factors that caused operating cash outflow included: (i) increase in prepayments and other current assets of RMB317.5 million (US$46.8 million) primarily due to the increase in VAT prepayments amounting to RMB147.8 million (US$21.8 million) consistent with underlying revenue growth, increase in receivables from payment platforms that process payments from our customers of RMB71.0 million (US$10.5 million), and increase in other operating prepayments in connection with business expansion; (ii) increase in restricted cash of RMB165.4 million (US$24.4 million) as we pledged more cash to issue more notes payables and pledged a deposit amounting to RMB66.6 million (US$9.8 million) relating to a forward exchange rate contract; and (iii) increase in accounts and notes receivable of RMB111.0 million (US$16.4 million) that was related to an increase in revenue, specifically, revenue generated from supply chain management services. The above factors were partially offset by the following factors: (i) increase in accounts and notes payable of RMB481.3 million (US$71.0 million) mainly because we incurred more transportation and operating costs to support business expansion and issued more notes payables; (ii) increase in accrued expenses and other liabilities of RMB362.4 million (US$53.5 million) primarily because of the increase in salary and welfare payables of RMB225.6 million (US$33.3 million) driven by the growth in employee headcount and wage rates, increase in accrued rental expenses and other operating expense accruals of RMB57.4 million (US$8.5 million) and increase in other payables for daily operations; and (iii) increase in customer advances and deposits of RMB166.7 million (US$24.6 million) consistent with the increase in franchisee partners and revenue growth.

        Net cash used in operating activities was RMB312.2 million in 2015, primarily due to a net loss of RMB1,059.4 million adjusted for non-cash items including depreciation and amortization of RMB147.3 million, allowance for doubtful accounts of RMB18.3 million, and impairment losses of RMB36.2 million. Additional major factors that caused operating cash outflow included: (i) increase in accounts and notes receivable of RMB143.9 million that was related to an increase in revenue generated from supply chain management services; (ii) increase in prepayments and other current assets of RMB151.5 million primarily due to an increase in VAT prepayments amounting to RMB50.3 million consistent with underlying revenue growth, increase in rental expense prepayments of RMB34.1 million as we rented more hubs, sortation centers and Cloud OFCs, increase in receivables from payment platforms of RMB8.9 million, and other operating prepayments increase in connection with business expansion; and (iii) increase in restricted cash of RMB22.0 million primarily due to security deposits paid in conjunction with the rental of hubs, sortation centers and Cloud OFCs. The above factors were partially offset by the following factors: (i) increase in accounts and notes payable of RMB441.6 million primarily because we incurred more transportation and operating costs to support business expansion; (ii) increase in customer advances and deposits of RMB273.3 million which was primarily related to the increase of express and freight franchisee partners; and (iii) increase in accrued expenses and other liabilities of RMB210.6 million, primarily because of the increase in salary and welfare payables of RMB169.0 million driven by the growth in employee headcount and wage rates.

        Net cash used in operating activities was RMB328.9 million in 2014, primarily due to a net loss of RMB718.5 million adjusted for non-cash items including depreciation and amortization of RMB85.0 million and allowance for doubtful accounts of RMB13.5 million. Other factors that caused operating cash outflow included: (i) increase in prepayments and other current assets of RMB138.0 million primarily due to the increase in VAT prepayments of RMB73.7 million consistent with underlying revenue growth and increase in rental expense prepayments of RMB58.4 million to support business expansion; (ii) increase in accounts and notes receivable of RMB75.5 million that was related to an increase in revenue generated from supply chain management services; and (iii) increase in restricted cash of RMB42.5 million primarily due to security deposits paid in conjunction with the rental of hubs, sortation centers and Cloud OFCs. The above factors were partially offset by the following factors: (i) increase in accounts and notes payable of RMB273.4 million primarily due to our incurrence of more transportation and operating costs to support business expansion; (ii) increase in customer advances and deposits of RMB217.3 million which was primarily related to the increase of franchisee partners and revenue growth; and (iii) increase in accrued expenses and other liabilities of RMB79.5 million, primarily because of the increase in salary and welfare payables driven by the growth in employee headcount and wage rates.

  Investing Activities

        Net cash used in investing activities was RMB1,843.0 million (US$271.9 million) in the six months ended June 30, 2017, compared to RMB467.8 million in the same period of 2016.

        Net cash used in investing activities in the six months ended June 30, 2017 was RMB1,843.0 million (US$271.9 million), which was primarily attributable to payments for purchase of short-term investments and property and equipment used in the expansion of our supply chain service network.

        Net cash used in investing activities in the six months ended June 30, 2016 was RMB467.8 million, which was primarily attributable to payments for purchase of property and equipment used in the expansion of our supply chain service network.

        Net cash used in investing activities was RMB843.8 million (US$124.5 million) in 2016, compared to RMB557.3 million in 2015 and RMB319.3 million in 2014.

        Net cash used in investing activities was RMB843.8 million (US$124.5 million) in 2016, which was primarily due to payments for purchase of property and equipment used in the expansion of our supply chain service network.

        Net cash used in investing activities was RMB557.3 million in 2015, which was primarily due to payments for purchase of property and equipment used in the expansion of our supply chain service network and business acquisitions from franchisee partners to optimize our network in key geographic areas.

        Net cash used in investing activities was RMB319.3 million in 2014, which was primarily due to payments for purchase of property and equipment used in the expansion of our supply chain service network and business acquisition from franchisee partners to optimize our network in key geographic areas.

  Financing Activities

        Net cash generated from financing activities was RMB65.6 million (US$9.7 million) in the six months ended June 30, 2017, compared to RMB4,062.6 million in the same period of 2016.

        Net cash generated from financing activities in the six months ended June 30, 2017 was RMB65.6 million (US$9.7 million) and primarily consisted of proceeds from short-term bank loans of RMB941.5 million (US$138.9 million), partially offset by change in restricted cash of RMB417.8 million (US$61.6 million) and repayment of short-term bank loans of RMB355.1 million (US$52.4 million).

        Net cash generated from financing activities in the six months ended June 30, 2016 was RMB4,062.6 million and primarily consisted of proceeds from issuance of redeemable convertible preferred shares, net of issuance costs of RMB4,960.7 million and proceeds from short-term bank loans of RMB442.7 million, partially offset by repayment of short-term bank loans of RMB508.0 million.

        Net cash generated from financing activities was RMB4,110.5 million (US$606.3 million) in 2016, compared to RMB905.3 million in 2015 and RMB782.0 million in 2014.

        Net cash generated from financing activities was RMB4,110.5 million (US$606.3 million) in 2016, which was primarily due to proceeds from issuance of redeemable convertible preferred shares, net of issuance cost, of RMB4,901.3 million (US$723.0 million), proceeds from short-term bank loans of RMB718.0 million (US$105.9 million), partially offset by repurchase of redeemable convertible preferred shares of RMB831.5 million (US$122.7 million) and repayment of short-term bank loans of RMB598.0 million (US$88.2 million).

        Net cash generated from financing activities was RMB905.3 million in 2015, which was primarily due to proceeds from issuance of redeemable convertible preferred shares, net of issuance costs, of RMB811.4 million, proceeds from short-term bank loans of RMB538.0 million, partially offset by repayment of short-term bank loans of RMB320.0 million and increase in restricted cash of RMB124.5 million to secure certain short-term bank loans to us.

        Net cash generated from financing activities was RMB782.0 million in 2014, which was primarily due to proceeds from issuance of redeemable convertible preferred shares, net of issuance costs, of RMB828.2 million and proceeds from short-term bank loans of RMB120.0 million, partially offset by repurchase of redeemable convertible preferred shares of RMB93.0 million and repayment of short-term bank loans of RMB66.2 million.

Statutory Reserves

        Under applicable PRC laws and regulations, foreign-invested enterprises in China are required to provide for certain statutory reserves, namely a general reserve, an enterprise expansion fund and a staff welfare and bonus fund. Pursuant to such laws and regulations, we may pay dividends only out of our after-tax profits, if any, determined in accordance with Chinese accounting standards and regulations. Further, we are required to allocate at least 10% of our after-tax profits to fund the general reserve until such reserve has reached 50% of our registered capital. In addition, we may also set aside, at our or our Board's discretion, a portion of our after-tax profits to fund the employee welfare and bonus fund. These reserves may only be used for specific purposes and are not distributable to us in the form of loans, advances, or cash dividends.

        Because we have not generated any after-tax profits since commencement of our operations, we have not made any statutory reserves.

Contractual Obligations

        The following table sets forth our contractual obligations and commercial commitments as of December 31, 2016:

	Payment due by period
	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
	(in thousands of RMB)
Short-term borrowings	458,000	458,000	—	—	—
Capital lease obligations	20,750	13,215	7,535	—	—
Capital expenditure commitments	306,612	306,612	—	—	—
Operating lease commitments	2,512,066	792,057	1,014,284	705,725	—

Total	3,297,428	1,569,884	1,021,819	705,725	—

Capital Expenditures

        We had capital expenditures of RMB212.5 million, RMB398.1 million, RMB628.5 million (US$92.7 million) and RMB320.4 million (US$47.3 million) in 2014, 2015 and 2016 and in the six months ended June 30, 2017, respectively, representing purchase of property and equipment. Our capital expenditures were primarily for the purchase of property and equipment, such as warehousing, logistics and information technology equipment, as well as leasehold improvements for our hubs and sortation centers and Cloud OFCs. In 2017, we expect to incur further capital expenditures in connection with the acquisition of additional property and equipment for our business expansion.

Segment Financial Information

        The table below provides a summary of our operating segment results for the years ended December 31, 2014, 2015 and 2016 and six months ended June 30, 2016 and 2017, which have been derived from the notes to our consolidated financial statements included elsewhere in this prospectus. With the exception of the below, all segment information in this prospectus is presented after inter-segment eliminations:

	For the year ended December 31,				For the six months ended June 30,
	2014	2015	2016		2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Revenue:
Supply Chain Management	538,388	861,753	1,363,468	201,122	550,558	802,917	118,437
Express	2,288,524	3,758,956	5,412,729	798,420	2,273,357	5,208,154	768,244
Freight	265,931	680,746	1,609,391	237,398	602,270	1,340,485	197,732
Store+	—	9,700	560,226	82,638	62,916	866,388	127,799
Others	3,440	32,023	125,456	18,506	32,602	190,234	28,061
Inter-segment eliminations	(30,489)	(86,851)	(227,133)	(33,504)	(51,583)	(304,032)	(44,848)

Total revenue	3,065,794	5,256,327	8,844,137	1,304,580	3,470,120	8,104,146	1,195,425
Cost of revenue:
Supply Chain Management	506,668	823,356	1,297,227	191,351	529,706	743,112	109,615
Express	2,622,388	4,087,157	5,696,746	840,315	2,433,210	5,185,462	764,896
Freight	338,316	929,708	1,912,750	282,146	733,708	1,479,985	218,309
Store+	—	9,714	569,557	84,014	64,824	831,715	122,684
Others	3,577	27,583	122,239	18,032	37,187	167,966	24,776
Inter-segment eliminations	(30,489)	(86,810)	(221,952)	(32,740)	(51,395)	(299,611)	(44,193)

Total cost of revenue	3,440,460	5,790,708	9,376,567	1,383,118	3,747,240	8,108,629	1,196,087
Gross (loss)/income:
Supply Chain Management	31,720	38,397	66,241	9,771	20,852	59,805	8,822
Express	(333,864)	(328,201)	(284,017)	(41,895)	(159,853)	22,692	3,348
Freight	(72,385)	(248,962)	(303,359)	(44,748)	(131,438)	(139,500)	(20,577)
Store+	—	(14)	(9,331)	(1,376)	(1,908)	34,673	5,115
Others	(137)	4,440	3,217	475	(4,585)	22,268	3,285
Inter-segment eliminations	—	(41)	(5,181)	(765)	(188)	(4,421)	(655)

Total gross loss	(374,666)	(534,381)	(532,430)	(78,538)	(277,120)	(4,483)	(662)

        The inter-segment eliminations for the periods indicated above mainly consisted of (i) segment revenue of the Express segment and Freight segment generated from services provided to the Supply Chain Management segment, (ii) segment revenue of Supply Chain Management segment generated from services provided to the Store+ segment and (iii) segment revenue of the other segment generated from services provided to our Supply Chain Management, Express and Freight segments, all of which were eliminated as intergroup transactions as a result of consolidation.

  Six Months Ended June 30, 2017 Compared to Six Months Ended June 30, 2016

  Revenue by Segment

        Segment revenue of our Supply Chain Management segment, Express segment, Freight segment and Store+ segment increased from the six months ended June 30, 2016 to the same period in 2017 primarily due to increases in segment revenue from external customers. For additional information regarding these trends, please see "—Results of Operations—Six Months Ended June 30, 2017 Compared to Six Months Ended June 30, 2016." Others segment revenue increased from the six months ended June 30, 2016 to the same period in 2017 primarily due to increases in segment revenue generated from services provided by BEST UCargo to our Supply Chain Management, Express and Freight segments.

  Cost of Revenue by Segment

        Segment cost of revenue of our Supply Chain Management segment, Express segment, Freight segment and Store+ segment increased from the six months ended June 30, 2016 to the same period in 2017 primarily due to increases in segment cost of revenue from external customers. For additional information regarding these trends, please see "—Results of Operations—Six Months Ended June 30, 2017 Compared to Six Months Ended June 30, 2016." Others segment cost of revenue increased from the six months ended June 30, 2016 to the same period in 2017 primarily due to increases in segment cost of revenue attributable to services provided by BEST UCargo to our Supply Chain Management, Express and Freight segments.

  Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

  Revenue by Segment

        Segment revenue of our Supply Chain Management segment, Express segment, Freight segment and Store+ segment increased from 2015 to 2016 primarily due to increases in segment revenue from external customers. For additional information regarding these trends, please see "—Results of Operations—Year Ended December 31, 2016 Compared to Year Ended December 31, 2015." Others segment revenue increased from 2015 to 2016 primarily due to an increase in intersegment revenue.

  Cost of Revenue by Segment

        Segment cost of revenue of our Supply Chain Management segment, Express segment, Freight segment and Store+ segment increased from 2015 to 2016 primarily due to increases in segment cost of revenue relating to external customers. For additional information regarding these trends, please see "—Results of Operations—Year Ended December 31, 2016 Compared to Year Ended December 31, 2015." Others segment cost of revenue increased from 2015 to 2016 primarily due to an increase in intersegment cost of revenue.

  Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

  Revenue by Segment

        Segment revenue of our Supply Chain Management segment, Express segment, Freight segment, Store+ segment and Others segment increased from 2014 to 2015 primarily due to increases in segment revenue from external customers. For additional information regarding these trends, please see "—Results of Operations—Year Ended December 31, 2015 Compared to Year Ended December 31, 2014."

  Cost of Revenue by Segment

        Segment cost of revenue of our Supply Chain Management segment, Express segment, Freight segment, Store+ segment and Others segment increased from 2014 to 2015 primarily due to increases in segment cost of revenue relating to external customers. For additional information regarding these trends, please see "—Results of Operations—Year Ended December 31, 2015 Compared to Year Ended December 31, 2014."

Off-Balance Sheet Commitments and Arrangements

        We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any unconsolidated third parties. In addition, we have not entered into any derivative contracts that are indexed to our shares and classified as shareholders' equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, we do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Quantitative and Qualitative Disclosures about Market Risk

  Interest Rate Risk

        Our exposure to interest rate risk primarily relates to interest expenses incurred in respect of bank borrowings, capital lease obligations and interest income generated by excess cash, which is mostly held in interest-bearing bank deposits. We have not significantly used derivative financial instruments in our investment portfolio. Interest earning instruments and interest-bearing obligations carry a degree of interest rate risk. We have not been exposed to, nor do we anticipate being exposed to, material risks due to changes in market interest rates. However, our future interest income and interest expenses may fluctuate due to changes in market interest rates

  Foreign Exchange Risk

        All of our revenue and substantially all of our expenses are denominated in Renminbi. We do not believe that we currently have any significant direct foreign exchange risk and have not used any derivative financial instruments to hedge exposure to such risk. Although in general our exposure to foreign exchange risks should be limited, the value of your investment in our ADSs will be affected by the exchange rate between the U.S. dollar and the Renminbi because the value of our business is effectively denominated in Renminbi, while our ADSs will be traded in U.S. dollars.

        The conversion of Renminbi into foreign currencies, including U.S. dollars, is based on rates set by the PBOC. The Chinese government allowed the Renminbi to appreciate by more than 20% against the U.S. dollar between July 2005 and July 2008. Between July 2008 and June 2010, the exchange rate between the Renminbi and the U.S. dollar had been stable and traded within a narrow band. Since June 2010, the Chinese government has allowed the Renminbi to appreciate slowly against the U.S. dollar, though there have been periods when the Renminbi has depreciated against the U.S. dollar. In particular, on August 11, 2015, the PBOC allowed the Renminbi to depreciate by approximately 2% against the U.S. dollar. It is difficult to predict how long the current situation may last and when and how the relationship between the Renminbi and the U.S. dollar may change again.

        We have historically incurred short-term borrowings in Renminbi to fund our working capital requirements in the PRC while holding significant U.S. dollar balances. To the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we receive from the conversion.

Conversely, if we decide to convert Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amounts available to us.

        We estimate that we will receive net proceeds of approximately US$           million from this offering, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us and assuming no exercise by the underwriters of their over-allotment option, based on the initial offering price of US$          per Class A ordinary share. Assuming that we convert the full amount of the net proceeds from this offering into Renminbi, a 10% appreciation or depreciation of the Renminbi against the U.S. dollar, from a rate of RMB                to US$1.00 to a rate of RMB                to US$1.00 or RMB                to US$1.00, respectively, will result in a decrease or increase, respectively, of RMB            million of the net proceeds from this offering.

  Inflation

        Since our inception, inflation in China has not materially affected our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2014, December 2015 and December 2016 were increases of 1.5%, 1.6% and 2.0%, respectively. Although we have not been materially affected by inflation in the past, we may be affected if China experiences higher rates of inflation in the future.

  Commodity Price Risk

        Our exposure to commodity price risk primarily relates to the fuel price in connection with our transportation network. The price and availability of fuel are subject to fluctuations due to changes in the level of global oil production, seasonality, weather, global politics and other factors. Historically, fluctuations in the price of fuel, especially gasoline, have been the commodity with the greatest impact on our results of operations. Despite the recent decline in fuel prices, there is a risk that fuel prices could rise in future periods. In the event of significant fuel price rise, our transportation expenses may rise and our gross profits may decrease if we are unable to adopt any effective cost control-measures or pass on the incremental costs to our customers in the form of service surcharges.

        We are also exposed to a lesser degree to the price of paper used in packing of the parcels and other goods we ship and the price of electricity that powers our technology and that is used in our facilities.

Seasonality

        In the logistics and supply chain industry, results of operations generally follow a seasonal pattern and are also affected by seasonality in the retail industry. The fourth quarter has historically been our strongest quarter by volume, led by the Singles' Day and December 12 promotion periods. As our customers reduce activity in connection with Chinese holidays, such as Chinese New Year, the first quarter historically has been a low volume quarter.

Holding Company Structure

        We are a holding company with no operations of our own. We own and conduct operations primarily through operating subsidiaries and VIE in China. As a result, we rely on dividends and other distributions paid by our operating subsidiaries to pay dividends to our shareholders or to service our outstanding debts. As a result, our ability to pay dividends depends upon dividends paid by our subsidiaries. If our subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our wholly-owned PRC subsidiaries are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our PRC subsidiaries and our VIE is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by the SAFE. We currently plan to reinvest all earnings from our PRC subsidiaries to their business developments and do not plan to request dividend distributions from them.

Critical Accounting Policies and Significant Judgments and Estimates

        Our discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities and the disclosure of contingent assets and liabilities at the date of our financial statements and the reported amounts of revenue and expenses during the periods. We evaluate our estimates and judgments on an ongoing basis, including but not limited to, allowance for doubtful accounts, useful lives of long-lived assets, the purchase price allocation with respect to business combinations, impairment of long-lived assets and goodwill, realization of deferred tax assets, share based compensation and the fair value of financial instruments. We base our estimates on historical experience, known trends and events, contractual milestones and other various factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions.

  Revenue recognition

        Revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the related fee is reasonably assured based on the guidance in ASC 605, Revenue Recognition. Non-refundable payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as customer advances and deposits on the consolidated balance sheets.

        Multiple contracts with the same customer are accounted for as separate arrangements if they are not contemplated together as one linked transaction, and have different business substance, and the occurrence of one arrangement is not dependent upon another. Historically, we have not entered into multiple contracts with the same counterparty that should be accounted for as a single combined arrangement.

        Our business is subject to value added taxes, or VAT, and tax surcharges assessed by governmental authorities. Pursuant to ASC 605-45, Revenue Recognition—Principal Agent Considerations, we elected to present VAT and tax surcharges as a reduction of revenue on the consolidated statements of comprehensive loss.

  Supply chain management

        We provide order fulfillment services (through our self-operated OFCs) and transportation services to our online and offline enterprise customers. Order fulfillment service arrangements comprise of various service offerings that can be purchased at the option of our customers. Each of the service options are substantive and our customers cannot purchase each additional service at a significant and incremental discount. Therefore, we account for each service separately. We are the primary obligor and do not outsource any portion of the order fulfillment services to supply chain franchisee partners.

        Revenue for order fulfillment services is recognized upon completion of the services and revenue for transportation services is recognized upon delivery of shipments to end recipients.

  Express

        We provide express services that comprise of sorting, line-haul and feeder transportation services to our franchisee partners, which are also our customers, when our franchisee partners drop off the parcels at our first hub or sortation center. Prior to 2017, we were not responsible for last-mile delivery of the parcels and our franchisee partners were separately engaging with, and directly liable to, the last-mile delivery service stations for their delivery service and related fees. The express fees we earned from our franchisee partners were based on the parcel's weight and route to our last destination hub or sortation center. Therefore, we recognized revenue when the parcels (under 15 kg) were picked up from our last destination hub or sortation center by franchisee partners operating the last-mile delivery service stations for delivery to end recipients.

        Starting in 2017, in order to enhance the parcel delivery experience and our control over service quality throughout our network, we revised our arrangements and service offerings with franchisee service stations to offer an integrated solution that includes last-mile delivery service to end recipients in addition to the existing express services. As a result, we act as the principal that is directly responsible for all parcels sent through our network, from the point when the parcels are dropped off at our first hub or sortation center all the way through to the point when the parcels are delivered to end recipients. The fees we now earn from our franchisee partners are based on the parcel's weight and route to the end recipient's destination. Therefore, starting in 2017, we recognize revenue for franchisee partners upon delivery of the parcels to end recipients.

        A minor percentage of our express services are performed by our self-operated service stations for direct customers, which are the senders of the parcels. We are directly responsible for the parcel from the point it is received from the senders all the way through to the point when the parcels are delivered to end recipients. Therefore, direct customer revenues are recognized when the parcels are delivered to end recipients by last-mile delivery service stations, including service stations operated by us.

  Freight

        Similar to our express service offerings, we provide freight services to franchisee partners, which are our customers. Prior to 2017, our franchisee partners directly engage the last-mile delivery service stations providing delivery of shipments to end recipients and the freight fees we earned from our franchisee partners were based on the shipment's weight and route to our last destination hub or sortation center. Therefore, we recognized revenue when the freight shipments are picked up from our last destination hub or sortation center for delivery to end recipients.

        Starting in 2017, in order to enhance our freight service experience and our control over service quality throughout our network, we revised our contractual arrangements and service offerings with franchisee partners to offer an integrated solution that includes last-mile delivery service to end recipients in addition to the existing freight services. As a result, we act as the principal that is directly responsible for all shipments processed through our network, from the point when customers drop off the shipments at our first hub or sortation center all the way through the point to when the shipments are delivered to end recipients. The freight fees we now earn from our customers are based on the shipment's weight and route to the end recipient's destination. Therefore, starting in 2017, we recognize revenue upon delivery of the shipments to end recipients.

  Store+

        We sell merchandise to our membership convenience store customers on our B2B platform Dianjia.com and recognize revenue upon the delivery of the merchandise to our membership stores. We are the principal to the transaction for these services and bear inventory risk on the merchandise, therefore, we recognize revenue on a gross basis. Starting in May 2017, we also generate revenue from sales of merchandise to end consumers who make purchases in our self-operated convenience stores.

  Accounting for Consideration Given by a Vendor to a Customer

        We account for payments to franchisee partners operating last-mile delivery service stations, who are also our customers in separate express and delivery service transactions in accordance with ASC 605-50, Revenue Recognition: Customer Payments and Incentives. As we receive an identifiable benefit in return for the consideration (i.e. last mile delivery services) that is sufficiently separable and has a standalone estimate of fair value, the payments are recorded as cost of revenue.

  Share-based compensation

  Awards granted to employees

        We apply ASC 718, Compensation—Stock Compensation, or ASC 718, to account for our employee share-based payments. In accordance with ASC 718, we determined whether an award should be classified and accounted for as a liability award or equity award. All of our share-based awards to employees were classified as equity awards and are recognized in the consolidated financial statements based on their grant date fair values. We early adopted Accounting Standard Update, or ASU, ASU 2016-09—Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting on January 1, 2014 and elected to account for forfeitures as they occur. There was no cumulative-effect adjustment to retained earnings given no compensation expenses had been recognized as none of the options were vested. With the assistance of an independent third party valuation firm, we used the binomial option pricing model to determine the fair value of the stock options granted to employees.

        Given that the inability of the employees to exercise these options or receive any ordinary shares until the completion of the IPO constitutes a performance condition that is not considered probable until the IPO completion date, we will not recognize any compensation expense until an IPO occurs. Upon the IPO completion date, we will immediately recognize expenses associated with options that are vested as of the IPO completion date. In addition, we will also recognize the remaining compensation expenses over the remaining service requisite period using the accelerated method.

  Awards granted to non-employees

        We account for equity instruments issued to non-employees in accordance with ASC 505-50, Equity—Equity-based payments to non-employees. All transactions in which goods or services are received in exchange for equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the date on which the counterparty's performance is completed as there is no associated performance commitment. The expense is recognized in the same manner as if we had paid cash for the services provided by the non-employees.

        Given that the inability of the non-employees to exercise these options or receive any ordinary shares until the completion of the IPO constitutes a performance condition that is not considered probable until the IPO completion date, we will not recognize any compensation expense until an IPO occurs. Upon the IPO completion date, we will immediately recognize expenses associated with options that are vested as of the IPO completion date. In addition, we will also recognize any remaining compensation expenses over the remaining service requisite period using the accelerated method.

  Modification of awards

        A change in any of the terms or conditions of the awards is accounted for as a modification of the award. Incremental compensation expenses are measured as the excess, if any, of the fair value of the modified award over the fair value of the original award immediately before its terms are modified, measured based on the fair value of the awards and other pertinent factors at the modification date. For vested awards, we recognize incremental compensation expenses in the period the modification occurs. For unvested awards, we recognize over the remaining requisite service period, the sum of the incremental compensation expenses and the remaining unrecognized compensation expenses for the original award on the modification date. If the fair value of the modified award is lower than the fair value of the original award immediately before modification, the minimum compensation expense we recognize is the cost of the original award.

  Consolidation of a variable interest entity

        Due to PRC legal restrictions on foreign ownership and investment in, among other areas, domestic mail delivery services as well as value-added telecommunication business, we provide the services that may be subject to such restrictions in the PRC through our VIE.

        Despite the lack of technical majority ownership, our wholly owned subsidiary, Zhejiang BEST, has effective control of the VIE through a series of contractual arrangements, or the Contractual Agreements, and a parent-subsidiary relationship exists between Zhejiang BEST and the VIE. The equity interests of the VIE are legally held by Chinese individuals, or the nominee shareholders. Through the Contractual Agreements, the nominee shareholders of the VIE effectively assign all of their voting rights underlying their equity interests in the VIE to Zhejiang BEST. In addition, through the terms of the Contractual Agreements, Zhejiang BEST demonstrates its ability and intention to continue to exercise the ability to absorb substantially all of the profits and all of the expected losses of the VIE. As a result of the Contractual Agreements, we have the power to direct the activities of the VIE that most significantly impact its economic performance and, is entitled to substantially all of the economic benefits from the VIE through Zhejiang BEST. Therefore, we consolidate the VIE in accordance with SEC Regulation SX-3A-02 and Accounting Standards Codification, or ASC, topic 810-10, Consolidation: Overall.

        In June 2017, the power and the rights pursuant to the Proxy Agreement were effectively reassigned from Zhejiang BEST to BEST Inc., resulting in BEST Inc. having the power to direct the activities of the VIE that most significantly impact the VIE's economic performance. In addition, BEST Inc. is obligated to absorb the expected losses of the VIE through the financial support provided pursuant to the amended and restated Equity Option Agreement. Therefore, we determined BEST Inc. to be most closely associated with the VIE within the group of related parties, and BEST Inc. has replaced Zhejiang BEST as the primary beneficiary of the VIE since June 2017. As the VIE was subject to indirect control by us through Zhejiang BEST immediately before and direct control immediately after the Contractual Agreements were supplemented, we accounted for the change in primary beneficiary of the VIE as a common control transaction based on the carrying amount of the net assets transferred.

        For more information on Consolidation of a variable interest entity, see Note 1 to our audited consolidated financial statements appearing elsewhere in this prospectus.

  Business Combinations

        Business combinations are accounted for using the purchase method of accounting in accordance with ASC, topic 805, Business Combinations, or ASC 805. The purchase method of accounting requires that the consideration transferred to be allocated to the assets, including separately identifiable assets and liabilities we acquired, based on their estimated fair values. The consideration transferred in an acquisition is measured as the aggregate of the fair values at the date of exchange of the assets given, liabilities incurred, and equity instruments issued as well as the contingent consideration and all contractual contingencies as of the acquisition date. The costs directly attributable to the acquisition are expensed as incurred. Identifiable assets, liabilities and contingent liabilities acquired or assumed are measured separately at their fair value as of the acquisition date, irrespective of the extent of any non-controlling interests. The excess of (i) the total of cost of acquisition, fair value of the non-controlling interests and acquisition date fair value of any previously held equity interest in the acquiree over (ii) the fair value of the identifiable net assets of the acquiree, is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in earnings.

        The determination and allocation of fair values to the identifiable assets acquired, liabilities assumed and non-controlling interests is based on various assumptions and valuation methodologies requiring considerable judgment from management. The most significant variables in these valuations are discount rates, terminal values, the number of years on which to base the cash flow projections, as well as the assumptions and estimates used to determine the cash inflows and outflows. We determine discount rates to be used based on the risk inherent in the related activity's current business model and industry comparisons. Terminal values are based on the expected life of assets, forecasted life cycle and forecasted cash flows over that period.

  Goodwill

        We assess goodwill for impairment in accordance with ASC 350-20, Intangibles—Goodwill and Other: Goodwill, or ASC 350-20, which requires that goodwill be tested for impairment at the reporting unit level at least annually and more frequently upon the occurrence of certain events, as defined by ASC 350-20.

        We determined that there are five reporting units (that also represent operating segments) as of December 31, 2015 and 2016, respectively, for which goodwill was allocated to three reporting units: Express delivery service, Freight delivery service and Others. We have the option to assess qualitative factors first to determine whether it is necessary to perform the two-step test in accordance with ASC 350-20. If we believe, as a result of the qualitative assessment, that it is more-likely-than-not that the fair value of the reporting unit is less than its carrying amount, the two-step quantitative impairment test described above is required. Otherwise, no further testing is required. In the qualitative assessment, we consider primary factors such as industry and market considerations, overall financial performance of the reporting unit, and other specific information related to the operations.

        In performing the two-step quantitative impairment test, the first step compares the carrying amount of the reporting unit to the fair value of the reporting unit based on either quoted market prices of the ordinary shares or estimated fair value using a combination of the income approach and the market approach. If the fair value of the reporting unit exceeds the carrying value of the reporting unit, goodwill is not impaired and we are not required to perform further testing. If the carrying value of the reporting unit exceeds the fair value of the reporting unit, then we must perform the second step of the impairment test in order to determine the implied fair value of the reporting unit's goodwill. The fair value of the reporting unit is allocated to its assets and liabilities in a manner similar to a purchase price allocation in order to determine the implied fair value of the reporting unit goodwill. If the carrying amount of the goodwill is greater than its implied fair value, the excess is recognized as an impairment loss.

        For the years ended December 31, 2014 and 2015, we performed a quantitative assessment for all reporting units by estimating the fair value of the reporting units based on an income approach. The fair values of the Express delivery and Freight delivery reporting units exceeded their respective carrying values and therefore, goodwill related to these reporting units was not impaired. As it relates to the Others' reporting unit, the costs of integrating the 360 Hitao business exceeded the benefits of the acquisition leading to full impairment of the goodwill during the year ended December 31, 2015. Impairment losses were included in general and administrative expense.

        For the year ended December 31, 2016, we performed a qualitative assessment based on the requirements of ASC 350-20. We evaluated all relevant factors, weighed all factors in their entirety and concluded that it was not more-likely-than-not that the fair values of the Express delivery service and Freight delivery service reporting units were less than their respective carrying amounts. Therefore, further impairment testing on goodwill was unnecessary as of December 31, 2016.

  Impairment of long-lived assets other than goodwill

        We evaluate our long-lived assets, including fixed assets and intangible assets with finite lives, for impairment whenever events or changes in circumstances, such as a significant adverse change to market conditions that will impact the future use of the assets, indicate that the carrying amount of an asset may not be fully recoverable. When these events occur, we evaluate the recoverability of long-lived assets by comparing the carrying amount of the assets to the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, we recognize an impairment loss based on the excess of the carrying amount of the assets over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available. Impairment losses are included in general and administrative expenses.

  Redeemable convertible preferred shares

  Accounting for redeemable convertible preferred shares

        The redeemable convertible preferred shares, or preferred shares, have been classified as mezzanine equity as they may be redeemed at the option of the holders on or after an agreed upon date, which is outside of our control. The preferred shares were initially recorded at issue price net of issuance costs. We concluded that the preferred shares are not redeemable currently, but it is probable that the preferred shares will become redeemable. Therefore, we elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the preferred shares to equal the redemption value at the end of each reporting period.

        The holders of preferred shares have the ability to convert the instrument into our ordinary shares. We have evaluated the embedded conversion option in the preferred shares to determine if there were any embedded derivatives requiring bifurcation and to determine if there were any beneficial conversion features. The conversion option of the preferred shares does not qualify for bifurcation accounting because the conversion option is clearly and closely related to the host instrument and the underlying ordinary shares are not publicly traded nor readily convertible into cash. The contingent redemption options of the convertible preferred shares did not qualify for bifurcation accounting because the underlying ordinary shares were neither publicly traded nor readily convertible into cash. There were no other embedded derivatives that are required to be bifurcated.

        Beneficial conversion features exist when the conversion price of the convertible preferred shares is lower than the fair value of the ordinary shares at the commitment date, which is the issuance date in our case. When a beneficial conversion feature, or BCF, exists as of the commitment date, its intrinsic value is bifurcated from the carrying value of the convertible preferred shares as a contribution to additional paid-in capital. No BCF was recognized for preferred shares as the fair value per ordinary share at the commitment date was less than the most favorable conversion price. We determined the fair value of our ordinary shares with the assistance of an independent third party valuation firm.

        The contingent conversion price adjustment is accounted for as a contingent BCF. In accordance with ASC paragraph 470-20-35-1, changes to the conversion terms that would be triggered by future events not controlled by an issuer should be accounted as contingent conversions, and the intrinsic value of such conversion options would not be recognized until and unless a triggering event occurred. No contingent BCF has been recognized for any of the years presented.

  Modification of preferred shares

        We assess whether an amendment to the terms of our preferred shares is an extinguishment or a modification using the fair value model. If the fair value of the preferred share immediately after the amendment changes by more than 10% from the fair value of the preferred shares immediately before the amendment, the amendment is considered an extinguishment. We determine the fair value of the preferred shares with the assistance of an independent third party valuation firm. An amendment that does not meet this criterion is a modification. When preferred shares are extinguished, the difference between the fair value of the consideration transferred to the preferred shareholders and the carrying amount of the preferred shares (net of issuance costs) is treated as a deemed dividend to the preferred shareholders. When preferred shares are modified, the increase of the fair value immediately after the amendment is treated as a deemed dividend to the preferred shareholders. Modifications that result in a decrease in the fair value of the preferred shares are not recognized.

  Extinguishment of preferred shares

        For an extinguishment, we derecognize the original carrying value of the preferred shares before the amendment and recognized the new amended preferred shares as a new issuance based on its fair value. The difference between the fair value of the new preferred shares issuance and the carrying value of the original preferred shares is recognized as am extinguishment gain (loss) in the statement of comprehensive income and reduced net loss to arrive at net loss attributable to ordinary shareholders.

  Repurchase of Preferred Shares

        We account for the difference between the fair value of the consideration paid for the repurchased preferred shares and the carrying value of the preferred shares as a deemed dividend to the preferred shareholders, which is deducted from net loss to arrive at net loss attributable to ordinary shareholders in the statements of comprehensive income.

  Significant Factors, Assumptions and Methodologies Used in Determining Fair Value

        The fair value of each share option grant is estimated using the binomial option-pricing model. The model requires the input of highly subjective assumptions including the estimated expected share price volatility and, the share price upon which (i.e. the exercise multiple) the employees are likely to exercise share options. We historically have been a private company and lack information on our share price volatility. Therefore, we estimate our expected share price volatility based on the historical volatility of a group of similar companies, which are publicly-traded. When selecting these public companies on which we have based our expected share price volatility, we selected companies with characteristics similar to us, including the invested capital's value, business model, risk profiles, position within the industry, and with historical share price information sufficient to meet the contractual life of our share-based awards. We will continue to apply this process until a sufficient amount of historical information regarding the volatility of our own share price becomes available. For the exercise multiple, as a private company, we were not able to develop an exercise pattern as reference, thus the exercise multiple is based on management's estimation, which we believe is representative of the future exercise pattern of the options. The risk-free interest rates for the periods within the contractual life of the option are based on the U.S. Treasury yield curve in effect during the period the options were granted. Expected dividend yield is based on the fact that we have never paid, and do not expect to pay cash dividends in the foreseeable future.

        The assumptions adopted to estimate the fair value of share options using the binomial option pricing model were as follows:

	2014	2015	2016	Six months ended June 30, 2017
Risk-free interest rate	2.13% - 2.53%	2.13% - 2.27%	1.49% - 2.45%	1.89% - 2.31%
Expected volatility range	38.6% - 39.2%	37.8% - 38.0%	37.5% - 37.8%	34.9% - 40.6%
Suboptimal exercise factor	2.20	2.20	2.20	2.20
Fair market value per share as at valuation date	2.09 - 2.48	2.51 - 3.78	5.17 - 5.53	8.86 - 8.91

        These assumptions represented our best estimates, but the estimates involve inherent uncertainties and the application of our judgment. As a result, if factors change and we use significantly different assumptions or estimates when valuing our share options, our share-based compensation expense could be materially different.

  Fair Value Estimate

        We are required to estimate the fair value of the ordinary shares underlying our share-based awards when performing the fair value calculations with the binomial option model. Therefore, our board of directors has estimated the fair value of our ordinary shares at various dates, with input from management, considering the third-party valuations of ordinary shares at each grant date. The valuations of our ordinary shares were performed using methodologies, approaches and assumptions consistent with the American Institute of Certified Public Accountants Audit and Accounting Practice Aid Series: Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the AICPA Practice Guide. In addition, we considered various objective and subjective factors, along with input from the independent third-party valuation firm, to determine the fair value of our ordinary shares, including: external market conditions affecting the logistics and supply chain industry, trends within the logistics and supply chain industry, the prices at which we sold preferred shares, the superior rights and preference of the preferred shares or other senior securities relative to our ordinary shares at the time of each grant, the results of operations, financials position, our stage of development and business strategy, and the lack of an active public market for our ordinary shares, and the likelihood of achieving a liquidity event such as an initial public offering. The option-pricing method was used to allocate the invested capital's enterprise value to preferred shares and ordinary shares, taking into account the guidance prescribed by the AICPA Practice Guide. This method treats ordinary shares and preferred shares as call options on the invested capital's value, with exercise prices based on their respective payoffs upon a liquidity event.

        In determining the invested capital's value, we applied the discounted cash flow analysis based on our projected cash flow using our best estimate as of the valuation date. The determination of our invested capital's value requires complex and subjective judgments to be made regarding our projected financial and operating results, our unique business risks, and our operating history and prospects at the time of valuation.

        We determined the fair value of our share options granted to employees as of the date of grant and the fair value of our share options granted to non-employees upon the counterparty's performance completion, taking into consideration the various objective and subjective factors described above. We computed the per share weighted-average estimated fair value for share option grants based on the binomial option pricing model.

        Once public trading market of the ADSs has been established in connection with the completion of this offering, it will no longer be necessary for us to estimate the fair value of our ordinary shares in connection with our accounting for granted share options.

  Recent Accounting Pronouncements

        Please see a more detailed discussion in Note 2 to our consolidated financial statements included elsewhere in this prospectus.

INDUSTRY OVERVIEW

Significant Growth in Consumption in China

        China is transitioning to a new phase of economic development with domestic consumption expected to be a key driver of economic growth. According to iResearch, domestic consumption accounted for 37.2% of GDP in 2016, compared to 68.0% in the U.S., suggesting significant room for growth in China. This will be supported by rising disposable income. China's per capita disposable income is expected to grow at a CAGR of 8.1% between 2016 and 2021, outpacing the nominal GDP growth of 6.6% over the same period. Additionally, the number of middle class households in China reached 117 million in 2016, representing 38.1% of total households, and is expected to grow to 165 million by 2021, representing 48.0% of total households.

Source:
iResearch

  The E-commerce Boom

        China is one of the world's largest e-commerce markets. According to iResearch, China's e-commerce market, including B2B and online shopping (B2C and C2C) sales, is expected to grow at a CAGR of 15.4% from US$2.8 trillion in 2016 to US$5.8 trillion in 2021. China is the world's largest online shopping market with US$714 billion in GMV in 2016, which was nearly twice that of the U.S. Online shopping GMV as a percentage of total retail sales in China has already exceeded that of the U.S. in 2014, reaching 14.3% in 2016.

Source:
iResearch

        Key factors fueling the growth of China's e-commerce market include:

  •
  Under-developed offline retail infrastructure and inefficient distribution system.  China's highly fragmented offline retail market and under-developed retail infrastructure, together with expected growth in consumption, present an attractive opportunity for the e-commerce industry. In 2016, the aggregate market share of top 10 retailers in China was only 2.8%, compared to over 19.3% in the U.S., according to iResearch. Additionally, the area of shopping centers per million people in China was only 15.7% of that in the U.S. in 2015, according to iResearch. Traditional offline retail models also face the issue of inefficient multi-layered distribution system.

  •
  Growth in Internet population and penetration.  China's Internet users exceeded 731 million in 2016, representing 53.2% of the total population. Internet penetration remains relatively low in rural areas at only 34.0%, leaving significant room for future growth. According to iResearch, China's Internet users are expected to increase to 802 million by 2021. Increased Internet penetration is expected to drive additional e-commerce growth.

  •
  Growth in mobile commerce and increasing popularity of social media platforms.  According to iResearch, mobile commerce GMV reached US$502 billion in 2016 and is projected to grow to US$1.1 trillion by 2021. E-commerce transactions on mobile platforms are expected to account for 80.3% of total e-commerce GMV in China by 2021, up from 70.4% in 2016. Meanwhile, mobile-based social media platforms have gained increasing popularity among micro-merchants and consumers, and are expected to be an important driver of mobile commerce.

  •
  Geographically dispersed population.  China's urbanization rate was 57.4% in 2016 and is projected to reach 63.1% by 2021. Despite rapid urbanization, China's population is expected to remain dispersed, with population in tier one and tier two cities comprising only 26.4% of total population by 2021, according to iResearch. Limited access to major offline retailers will continue to drive online consumption in tier three and tier four cities and other areas.

Geographically dispersed population with increasing consumption power from lower tier cities

Source:
iResearch

        E-commerce has changed consumers' shopping habits. With shopping no longer constrained by physical store opening hours and limited shelf space, Chinese consumers are becoming accustomed to shopping at anytime and demand a greater variety of product offerings. Consumers also expect short delivery times and high levels of service quality.

  The Emergence of New Retail

        New Retail is the seamless integration of online and offline retail enabled by Smart Supply Chain. Key features of New Retail are illustrated in the diagram below:

  •
  Consumer-Centric.  Consumers are increasingly demanding greater personalization, product diversity and the ability to shop anytime, anywhere. This evolution of customer behavior has led to a shift of China's retail industry from a "supply-driven" model to one that is "demand-driven".

  •
  Omni-Channel.  The New Retail approach demands seamless integration of multiple channels. Consumers expect retailers to deliver a consistent customer experience across all channels. For example, a customer researching a product online may wish to experience the product offline, and then have the product delivered within a short period of time. The customer may subsequently share their shopping experience on social media platforms, influencing others to purchase on their mobile devices or through other channels.

  •
  Digitization.  Manufacturers, sellers, and consumers are connected online, and communications among them are digitized to ensure information can be shared in real-time. Digitization of the entire supply chain leads to a greater level of automation, efficiency and visibility. In addition, technologies such as big data analytics and machine learning have enabled real-time predictive analysis of consumer demand, resulting in significant operational advantages for businesses and enhanced shopping experience for consumers.

  •
  Just-in-Time.  Brands and retailers determine the optimal manufacturing and inventory strategy based on real-time orders, feedback from customers and predictive analytics thereby reducing inventory costs and delivery time.

  •
  Globalization.  Consumers expect greater access to brands and retailers globally. They demand a broad selection of high quality products to be delivered quickly and at competitive prices.

The Rise of Smart Supply Chain to Enable New Retail

        New Retail is enabled by technological advancement and enhanced logistics capabilities. As a result, China will continue to evolve from a push model driven by supply to a pull model driven by demand. The pull model results in faster delivery and shorter inventory cycles. The chart below illustrates the impact of this transition:

Source:
iResearch

Note: These charts are intended for illustrative purposes only and do not reflect specific quantitative data.

        A Smart Supply Chain can be defined by the following characteristics:

  •
  Visibility.  Information is digitized and made available to all supply chain participants in real-time.

  •
  Responsiveness.  Real-time responses at both planning and execution stages to satisfy rapidly changing consumer demands.

  •
  Flexibility and Efficiency.  Ability to fulfill and deliver large volumes of small-sized orders in short timeframes while shortening inventory cycles.

  •
  Integration.  Seamless collaboration across the supply chain ensuring high quality and comprehensive services.

        A Smart Supply Chain company in the New Retail era focuses on technology infrastructure, integrated solutions and last-mile innovation.

  Technology infrastructure

        New Retail requires significant technology capabilities to digitize the entire supply chain, connect every participant along the supply chain and make every step from design to production to distribution more integrated, automated, transparent and efficient. For example, technology infrastructure is critical in enabling just-in-time and predictive inventory, which is a key driver of operational efficiency. Supply chain management players will also need to collect and analyze massive amounts of data and bring technologies and services together holistically.

  Integrated solutions

        Smart Supply Chain integrates all the discrete functions along the supply chain, replacing the current multi-layered distribution structure to significantly reduce costs. The advent of New Retail has transformed the traditional fulfillment push model to a consumer-centric pull model.

  Last-mile innovation

        Last-mile services refer to the final step where merchandise is delivered to consumers or returned by them. It is a critical and usually the most expensive step in the delivery process. The advent of New Retail increases the complexity of managing last-mile services, creating enormous demand for intra-city delivery. Innovative solutions have begun to emerge, such as pick-up lockers, drone and robot delivery, and convenience stores as collection points.

        Key opportunities in the last-mile service segment include:

  •
  Physical stores serve as collection points for pick-up and drop-off of online orders (buy online, pick up and return in-store) and fulfillment of local delivery orders (store-to-home) for nearby communities.

  •
  Predictive analytics allow merchants to deepen engagement with consumers as they anticipate demand patterns and distribute products from nearby inventory to enable speedy and cost-effective delivery, sometimes prior to an order being placed ("anticipatory logistics").

  •
  Value-added services include installing delivered products (e.g., air conditioners), identifying upselling opportunities (e.g., product insurance) and providing laundry services.

  Future of convenience stores

        According to iResearch, convenience stores have been the fastest-growing segment among the various offline channels in China in the past five years. In 2016, there were around 6.6 million convenience stores in China, including chains and mom-and-pop shops which collectively generated US$340 billion of sales.

        There are significant opportunities for Smart Supply Chain companies to reinvent the existing convenience store supply chain model. According to iResearch, 99.7% of all convenience stores are mom-and-pop shops with limited technology capability and scale. Their existing distribution structure is multi-layered, complex and costly. Smart Supply Chain service providers utilize technology and service network to streamline the distribution system. This gives convenience stores the scale and technology to provide more cost-competitive products and improve merchandise sourcing, inventory management and sales. For example, mom-and-pop stores can go to a single Smart Supply Chain service provider instead of going to multiple FMCG distributors.

        Smart Supply Chain service providers can directly connect brands with convenience stores through their FMCG B2B platforms. Such platforms generated US$4.9 billion in GMV in 2016, and are expected to grow at a CAGR of 34.0% to US$21.3 billion in GMV in 2021, according to iResearch. In addition, convenience stores, given their proximity to and familiarity with consumers in the local communities, are also best positioned to become local fulfillment and multi-functional service centers to provide last-mile and value-added services.

Source: iResearch

China Logistics and Supply Chain Industry

  Market size and growth

        According to iResearch, China is the world's largest logistics market. China's total logistics spending reached US$1.6 trillion in 2016, compared to US$1.4 trillion in the U.S., and is expected to grow at a CAGR of 2.1% from 2016 to 2021.

        Compared with the U.S., where total logistics spending including supply chain management constituted 7.5% of GDP in 2016, China's logistics and supply chain management spending as a share of GDP was 14.9% due primarily to significant inefficiency in the country's logistics system. This presents opportunities for increasing outsourcing to third-party logistics and supply chain management service providers with strong expertise and capabilities.

Source: iResearch

  Third-party logistics and supply chain management

        As supply chain requirements become increasingly sophisticated in the New Retail era, more companies are expected to outsource their logistics and supply chain management needs. By outsourcing to third-party service providers, companies become more agile and can focus on their core competencies while reducing costs. This growing trend of outsourcing and demand for Smart Supply Chain services, together with ongoing market consolidation in a fragmented industry, is expected to drive strong growth in China's third-party logistics and supply chain management industry.

Source: iResearch

(1)
Penetration rate represents the third-party logistics market size as a percentage of total logistics spending.

  Express delivery

        Driven by the e-commerce boom, express delivery in China has outperformed other service segments within China's logistics and supply chain industry and is expected to continue to grow at a CAGR of 17.9% from 2016 to 2021, according to iResearch. While the growth was exceptional, it has also been uneven in terms of geography. Whereas Western China has been the fastest-growing region in recent years, Eastern China remains the largest contributor of parcel volume and revenue in China. As the consumption upgrade spreads beyond Eastern China, express delivery service providers with nationwide infrastructure and reliable capacity coverage will stand to gain in market share.

Source: iResearch

  Less-than-truckload ("LTL")

        Consumption upgrade in lower tier cities together with rapid growth in B2B and B2C e-commerce markets is expected to drive demand for door-to-door LTL services in China. According to iResearch, China's LTL market reached US$147 billion in 2016 and was over four times that of the U.S., and is expected to grow at a CAGR of 13.8% to US$280 billion in 2021.

        LTL shipments typically weigh between 15 kg and 3,000 kg. LTL carriers offer an alternative to full truckload ("FTL") carriers for shippers who do not have enough freight for a whole truck. LTL carriers combine orders from different shippers for long haul transportation and deliver them to the corresponding recipients at destination. The greater complexity of LTL over FTL creates more scope for value-added services, such as customer residential delivery and pick-up, and thus generates more profits for carriers.

        As retailers and merchants increasingly adopt leaner inventory management and just-in-time delivery, and tap into the emerging demand from inland China, LTL is increasingly preferred to FTL as a logistics solution for New Retail. LTL freight volume growth is driven by customers' increasing demand for shorter delivery times and large-sized items purchased online such as home appliances.

Source: iResearch

  Cross-border supply chain and logistics

        There are significant opportunities in the cross-border supply chain market as consumers increasingly demand greater access to brands and retailers globally. While China's export e-commerce accounted for 82.4% of total cross-border e-commerce in 2016, the growth of import e-commerce has surpassed that of export e-commerce. In 2016, China's import e-commerce market reached US$170 billion, up 28.4% from a year ago, whereas export e-commerce market was US$797 billion, up 20.0% in the same period, according to iResearch. The market for cross-border logistics and supply chain services is expected to double from US$146 billion in 2016 to US$285 billion in 2021, according to iResearch.

Source: iResearch

  Industry landscape

        Smart Supply Chain is disrupting the traditional logistics and supply chain industry globally through technology and business model innovation. In the U.S., Amazon is a pioneer and leader in Smart Supply Chain. In China, BEST is one of the pioneers and leaders in this sector. While some large

e-commerce platforms have their own Smart Supply Chain services, many merchants prefer independent third-party Smart Supply Chain service providers to support their operations.

  Market trends and opportunities

        We believe that China's logistics and supply chain industry will continue to evolve towards Smart Supply Chain:

  •
  Innovation and adoption of technology.  Big data analytics, machine learning, artificial intelligence, cloud computing and mobile technologies are expected to continue to transform the industry, supporting a wide range of applications such as robotics, drones, and self-driven vehicles. Innovation in business models may also bring significant changes to the industry.

  •
  Accelerating market consolidation.  Strong demand for integrated solutions and advanced technology infrastructure is expected to lead to accelerating consolidation in China's logistics and supply chain industry, which will increase scale for the leading players.

  •
  New Retail drives demand for integrated supply chain services.  Some monoline logistics companies have started to expand into other logistics verticals to meet increasing demand for one-stop shop services. However, the entry barrier is increasingly high as such expansion requires advanced technology capabilities, an extensive service network and operational know-how.

  •
  Increasing complexity and demand for cross-border logistics.  Rapid growth in cross-border e-commerce and trade is expected to drive greater demand for more efficient supply chain solutions. Many leading logistics and supply chain management companies are expanding their services and fulfillment facilities overseas.

  •
  Value-added services increasing monetization opportunities.  Leading supply chain service providers are expected to offer more value-added services, such as fleet and equipment financing and bulk service purchasing, using advanced technology and big data analytics.

  •
  Go "Green".  Rising labor and energy costs, intensifying competition and increasing social awareness highlight the need for more innovative solutions. Smart Supply Chain players can improve operating efficiency, reduce waste and lower carbon footprint.

  Favorable government policies

        In addition to experiencing robust economic growth, the development of China's logistics and supply chain industry has benefitted from continuous government support. Over the past several years, the PRC government has introduced a series of favorable policies and reforms aimed at supporting the development of the logistics and supply chain sectors. These policies generally pertain to logistics infrastructure, taxation, and technology.

Year	Policy
2009	The State Council listed the logistics industry among the country's top 10 priority development programs
2011	The State Council promulgated nine policy measures in support of the logistics industry, strengthening regulatory support in terms of tax, land resources and industry consolidation
2012

Together with eleven other Ministries and Commissions, the National Development and Reform Commission (NDRC) released guidance on private capital investments in the third-party logistics sector to create a fair environment for private logistics enterprises

2013

The Ministry of Transportation indicated that it will focus on cultivating logistics industry leaders in order to transform the traditional freight enterprises into integrated logistics service providers

2014

The State Council published Medium and Long-term Planning of Logistics Industry (2014 - 2020) and Guiding Opinions of the State Council on Accelerating the Development of Producer Services to Promote Industrial Restructuring and Upgrading. The Plan and the Guiding Opinion set a goal of building a modern logistics system and significantly increasing penetration by third-party logistics service providers

2015

The State Council published Opinions on Development of the Express Delivery Industry, which set forth principles for China's express delivery industry to facilitate the integration and efficiency of the Internet and logistics industries

2016

The 13th Five-Year Plan (2016 - 2020) set the goal of creating a modern transportation and logistics system, especially in China's rural areas, and of further developing third-party logistics. In addition, ten Ministries, Commissions and other authorities of the State Council jointly issued Several Opinions on Strengthening the Construction of Weak Points in Logistics and Promoting Effective Investment and Residents' Consumption, in order to improve conditions for the development of the logistics industry.

BUSINESS

Our Mission

        Our mission is to empower business and enrich life.

        Our Chairman and Chief Executive Officer, Mr. Shao-Ning Johnny Chou, founded BEST in 2007, in the belief that technology and business model innovation can disrupt and transform the inefficient logistics and supply chain industry in China. We are focused on maximizing long-term value propositions to businesses and consumers in our ecosystem through comprehensive integrated services and enhanced experiences driven by technology and service quality.

Our Business

        We are a leading and fastest-growing Smart Supply Chain service provider in China. Our multi-sided platform combines technology, integrated logistics and supply chain services, last-mile services and value-added services. BEST Cloud, our proprietary technology platform that seamlessly connects our systems with those of our ecosystem participants, is the backbone that powers our integrated services and solutions. Our logistics and supply chain services encompass B2B and B2C supply chain management, express and less-than-truckload delivery, cross-border supply chain management and a real-time bidding platform to source truckload capacity. Our last-mile services include online merchandise sourcing and store management for convenience stores as well as B2C services. In addition, we provide value-added services to support our ecosystem participants and help them grow.

        We believe we are well positioned to transform the logistics and supply chain industry in China and capture growth opportunities in the New Retail era, which is the seamless integration of online and offline retail to offer a consumer-centric, omni-channel and global shopping experience through digitization and just-in-time delivery.

  Our Technology Infrastructure

        BEST Cloud is our proprietary technology platform. It enables our ecosystem participants to operate their businesses effectively through a diverse range of SaaS-based applications. We utilize big data analytics, machine learning, artificial intelligence, or AI, and mobile technologies to efficiently design, manage and operate complex supply chain services and solutions for our ecosystem. We apply our technologies to a diverse range of applications, such as network and route optimization, swap bodies, sorting line automation, smart warehouses and store management to enhance operational efficiency and service quality.

  Our Integrated Logistics and Supply Chain Services and Solutions

        BEST Supply Chain Management: We are a leading and the fastest-growing independent supply chain management services provider among the major players in China based on number of orders fulfilled from 2014 to 2016, according to iResearch. We offer integrated services and solutions across the supply chain, including warehouse management, order fulfillment, express delivery, freight and other services. As of June 30, 2017, we serve over 500 corporate customers, including multinationals and large Chinese corporates such as 3M, Cainiao Network, COFCO and Li Ning, and numerous small and medium enterprises, or SMEs.

        BEST Express: We are the fastest-growing express delivery provider among the BESTY companies, with a 93% CAGR in parcel volume between 2012 and 2016, according to iResearch. We have one of the most extensive express service networks covering 100% of China's provinces and cities, and 98% of China's districts and counties as of June 30, 2017. We won the 2016 China Express Delivery Best Technology Innovation Award from the Press Division of China's State Post Bureau.

        BEST Freight: We are the fastest-growing less-than-truckload, or LTL, freight service provider among the major players in China and top three in terms of daily freight volume in 2016, according to iResearch. We achieved a 93% CAGR in freight volume between 2012 and 2016. Our nationwide freight network covers 100% of China's provinces and 96% of China's cities as of June 30, 2017.

        BEST Global: We offer door-to-door integrated cross-border supply chain services to and from China, including international express, LTL, fulfillment, reverse logistics and freight forwarding through our own network and global transportation and warehouse partners. We operate warehouses in the U.S. and Germany and have coverage in Australia, Japan and Canada through partners.

        BEST UCargo: We have built a real-time bidding platform to source truckload capacity from independent transportation service providers and agents. As of June 30, 2017, over 1,900 transportation service providers and agents were registered on our BEST UCargo platform, providing access to over 110,000 trucks covering 30 provinces in China.

  Our Last-mile Services

        BEST Store+ was created in 2015 to address pain points in the traditional retail industry such as high channel costs and inefficient supply chain management. It offers online merchandise sourcing and store management services for convenience stores. It streamlines their supply chain by enabling merchandise procurement directly through us, rather than through multiple layers of distributors. We also leverage our BEST Store+ network to provide last-mile B2C services, such as parcel pick-up and drop-off, bill payment and laundry services. As of June 30, 2017, we had 314,414 membership stores.

        The following diagram illustrates our nationwide service network:

Note: All data as of June 30, 2017.

  Our Value-Added Services

        BEST Capital utilizes data insights and close relationships with our ecosystem participants to provide various value-added services, including customized financial services, such as fleet and equipment finance leases, to support their operations and growth, and centralized sourcing of products and services, such as bulk procurement of trucks and accessories, to help them obtain group discounts and reduce costs.

  Our Asset-Light Business Model

        We operate an asset-light business model. We lease premises for our network facilities and outsource all of our transportation needs to third-party service providers. In addition, we franchise almost all of our service stations in our express and freight network and the majority of our Cloud OFCs. Our franchisee partners are responsible for investing in their own operations and have strong local expertise and proximity to customers, which allows us to expand our network rapidly while optimizing our level of capital investment. As of June 30, 2017, we had approximately 9,000 franchisee partners who operate over 27,000 service stations in our express and freight network and 215 franchised Cloud OFCs.

        We have established a flat franchise network that minimizes the number of tiers of franchisees in order to maintain flexibility and control. We self-operate all critical nodes in our network including 100% of hubs and sortation centers. This model ensures consistent service quality and mitigates risk of service disruption.

Our Key Operating Metrics

(1)
For the year ended December 31, 2016.

(2)
Includes services performed for external customers both directly and indirectly through our other segments.

(3)
There can be no guarantee that comparable growth metrics will be achieved in the future.

Our Ecosystem

        Merchants, consumers, franchisee partners, transportation service providers and other suppliers are participants in our ecosystem, which is strategically designed to benefit from its inherent network effect. As our platform grows and our suite of solutions and services expands, our ecosystem will continue to attract new participants. The growing number of participants in our ecosystem enlarges our scale and extends our reach, which drives network density and improves its overall efficiency.

        The following graphic depicts the participants and the self-reinforcing network effect of our ecosystem to drive continued growth:

Note: Data as of June 30, 2017.

Our Competitive Strengths

        We believe the following strengths have been critical to our success to date:

  Disrupting through innovation

        Innovation is in our DNA. Industry disruption tends to be led by outsiders with a fresh approach. Our founder, Shao-Ning Johnny Chou, is a visionary leader with over 30 years of entrepreneurial and technology experience with senior positions in Google, UTStarcom and Bell Labs. Our senior management team, most of whom have strong technology backgrounds, have been with us since inception. They have successfully led our efforts in building a new business model that is transforming and modernizing the logistics and supply chain industry in China.

        We have always focused on the research and development of proprietary technology, which forms the foundation of our platform. We consistently introduce innovative solutions and services to our platform. For example, we established BEST Capital in 2013 to provide financial services to support our franchisee partners, transportation service providers and other suppliers. We established BEST Store+ in 2015 to provide last-mile solutions while streamlining the inefficient and multi-layer supply chain for convenience stores. We established BEST UCargo in 2016 to efficiently source truckload capacity via a real-time bidding platform and to provide our ecosystem participants with additional services.

        Our innovative culture, the stability and experience of our management team and our strong execution track record are key differentiators and drivers of our success, translating into significant growth in our business and revenue. We believe that our culture of continuous innovation will lead to long-lasting value creation for our ecosystem participants and our shareholders.

  Scalable and robust proprietary technology infrastructure

        We have created a proprietary technology infrastructure that seamlessly connects our ecosystem and supports its growth. It is highly scalable and flexible, which allows us to add new services and solutions to meet evolving market demands. With over 500 technology professionals, we are dedicated to strengthening our technology capabilities, including big data analytics, machine learning, AI and mobile technologies.

        Our full-stack SaaS solutions empower our ecosystem participants through a diverse range of applications, such as warehouse management system, or WMS, transportation management system, or TMS, order management system, or OMS, enterprise resource planning system, or ERP, billing and payment settlement, and consumer data tracking and analytics, to integrate with those of our customers. Our best-in-class technology and big data analytics capabilities drive operational excellence and enhance value creation across our ecosystem. For example:

  •
  our automated sorting systems use machine learning to identify and map non-standard addresses, which previously required extensive local knowledge and manual processing, and have achieved an accuracy rate of over 99.9% at a rate of two milliseconds per address;

  •
  we assist our customers in selecting optimal warehouse locations and forecasting inventory requirements using our optimization engine and big data analytics;

  •
  our patented automated sorting systems can process over 11,000 items per hour;

  •
  we optimize our warehouse management system through big data analytics to reduce labor requirements significantly;

  •
  we are an early adopter of robotics technology for warehouse automation, and as of June 30, 2017, we used 75 AGVs in four Cloud OFCs;

  •
  we optimize our distribution network planning through machine learning and operations research algorithms, which have allowed us to significantly reduce intra-city transport costs and improve next day delivery rates;

  •
  we have begun to utilize swap bodies in combination with our technology infrastructure which optimizes route planning and tractor-to-swap body ratio to increase utilization rates of tractors and drivers and maximizes back-haul loads to further reduce our transportation costs;

  •
  BEST Express is the first express network in China to widely deploy mobile applications as major tools for staff in their delivery operations;

  •
  we developed Smart Point, which provides micro-merchants and individual shippers a comprehensive electronic order and shipping solution, effectively improving the customer experience and increasing customer stickiness; and

  •
  we have digitized 79% of the waybills in our express network in December 2016, the highest rate among the BESTY companies, according to iResearch and have digitized 89% in June 2017.

  Multi-sided platform with comprehensive integrated services

        We are a pioneer in offering comprehensive integrated services. Our multi-sided platform combines technology, integrated logistics and supply chain services, last-mile services and value-added services. It enables us to meet the complex and evolving needs of our ecosystem participants with complete end-to-end services and solutions which offer convenience, quality and efficiency. We believe this is a key differentiator and competitive advantage relative to monoline service providers.

        The diversity of our services provides cross-selling opportunities and eliminates dependency on any single service line, maximizes our value propositions to our ecosystem participants and cultivates customer stickiness. In the six months ended June 30, 2017, 69 of our top 100 Supply Chain Management customers engaged us for more than one service. For example, in 2008, BEST Supply Chain Management started working with Li Ning, a leading sports brand in China, to provide transportation services in Shanghai. Our superior service was recognized by Li Ning, who awarded us its Best Quality Award in the same year. In 2009, we expanded our collaboration to support its store-to-store nationwide delivery and manage its national distribution centers, or DCs, and started to manage its regional DCs in the following year. In 2011, we further deepened our collaboration to become an integral partner of its online and offline nationwide supply chain by providing total solutions including e-commerce fulfillment, O2O and store-to-store delivery and inventory management via BEST Supply Chain Management, BEST Express and BEST Freight.

        Our comprehensive service offerings also generate synergies by enabling us to connect ecosystem participants and quickly scale up new service offerings. For example, we have been able to quickly scale our last-mile service network to over 310,000 membership stores within less than two years by leveraging the marketing efforts of our franchisee partners, capitalizing on the B2B capabilities of our integrated nationwide supply chain service network, including our 305 Cloud OFCs, as well as converting some of our supply chain customers into merchants of our B2B merchandise sourcing platform for convenience stores. In addition, we launched BEST UCargo by leveraging our proprietary technology infrastructure and established relationships with transportation service providers and agents through our express delivery and freight service lines.

        Our comprehensive integrated services provide us with unique data insights into our ecosystem participants' needs and enable us to adapt, grow and monetize across multiple avenues.

  Asset-light business model for control and scale

        We are an asset-light company. We lease facilities used in our operations and outsource all of our transportation needs to third-party service providers. We have established a flat franchise network that minimizes the number of tiers of franchisees. Our business model allows us to optimize the levels of self-operated and franchised assets to ensure the right balance of scalability and control, and allows us to expand with optimal levels of capital investment. Our capital expenditures as a percentage of total revenue were 7.1% and 4.0% in 2016 and the six months ended June 30, 2017, respectively.

        In our BEST Express and BEST Freight service lines, we directly operate all of the hubs and sortation centers at the provincial, city and district levels, as well as certain strategic service stations at the street level. In order to maintain flexibility and control, from 2010 to 2016 we bought back the operational rights of 247 former franchisee partners in 191 cities, which has paved the way for the continuous optimization of our network. By directly operating the critical parts of the network, we are able to control critical nodes to manage risk, implement best practices to achieve standardization and efficiency. Direct operation of the hubs and sortation centers also gives us the flexibility to dynamically reconfigure and optimize our network, including consolidating sortation centers and dynamic routing to reduce costs.

        By working with our franchisee partners, we optimize our levels of capital investment while achieving growth and scalability in our service capabilities. We capitalize on their strong local expertise and proximity to customers to expand our service network at low cost. They are also our marketing champions who drive customer acquisition, significantly reducing our need for a large, centralized sales force. Our flat franchise network ensures consistent service quality and mitigates risk of service disruption.

        We apply a similar philosophy to BEST Supply Chain Management, BEST Global and BEST Store+. For example, BEST Supply Chain Management had 215 franchised Cloud OFCs as of June 30, 2017.

  Superior growth across multiple service lines

        We are the only player in China with leading market positions across supply chain management, express, freight and last-mile services, creating a significant competitive advantage. The breadth of our service offerings forms the foundation for our ongoing growth.

  •
  BEST Supply Chain Management:  We achieved the fastest growth among major independent supply chain management service providers in China in terms of number of orders fulfilled between 2014 and 2016 at a CAGR of 144%, and fulfilled the most orders over the Singles' Day 2016 promotion period, according to iResearch.

  •
  BEST Express:  We are the fastest-growing express delivery provider in China among the BESTY companies based on parcel volume between 2012 and 2016, according to iResearch. We delivered 2.2 billion parcels in 2016 and have achieved a parcel volume CAGR of 93% between 2012 and 2016 and have improved our market share from 2.7% in 2012 to 6.9% in 2016 and 8.6% in the six months ended June 30, 2017.

  •
  BEST Freight:  We launched BEST Freight in 2012 and have become the fastest-growing LTL service provider among the major players in China in 2016 in terms of average daily freight volume, according to iResearch. BEST Freight achieved a 93% CAGR in freight volume between 2012 and 2016.

  •
  BEST Store+:  Since we launched BEST Store+ in 2015, we have expanded into 48 cities with 314,414 membership stores across China as of June 30, 2017.

We have also demonstrated significant growth in other businesses. For example, BEST UCargo had over 1,900 registered transportation service providers and agents with access to over 110,000 trucks covering 30 provinces in China as of June 30, 2017 following its launch in 2016.

  Rich and growing ecosystem

        We have a vast and growing number of ecosystem participants consisting of merchants, consumers, franchisee partners, transportation service providers and other suppliers. We had established business relationships with over 500 multinational corporations and large enterprises, approximately 9,000 franchisee partners, 314,414 membership stores and over 1,100 service providers as of June 30, 2017. Our reach extends to millions of individual consumers and numerous SMEs through our franchisee partners in China and globally via our network.

        Our ecosystem provides a significant value proposition to its participants, whose interests are aligned with ours in ensuring its continued success and growth. As our platform grows and our suite of services and solutions expands, we attract more participants that leads to more usage. Increased usage generates more data which in turn helps us create more services. This enhances user experience and our brand value, and in turn creates further demand for our platform and attracts more ecosystem participants. We expect this self-reinforcing network effect to drive continued growth of our ecosystem.

  Strategic relationship with Alibaba and Cainiao Network

        Our strategic relationship with Alibaba, our largest shareholder, and Cainiao Network, has provided us with valuable access to the world's largest online and mobile commerce platform. We are one of Cainiao Network's logistics partners for new business initiatives and services. For example, we manage one of the largest cross-border bonded warehouses that fulfill orders generated on Tmall Global and three major warehouses that fulfill orders generated on Tmall Supermarket. Through collaborative efforts, we have consistently enhanced our solution and service offerings to merchants and consumers.

Our Strategies

        We are building a leading Smart Supply Chain platform by leveraging technology and business model innovation. We intend to achieve that by deploying the following strategies:

  Continue innovation

        We will continue to hire, train and retain the best talent to reinforce our innovative culture. We will continue to invest in research and development and strengthen our technology infrastructure to enhance scalability, service quality and operational efficiency. We will introduce new services and solutions, such as cold chain logistics, to capture more business opportunities and increase customer stickiness.

  Expand market share

        We intend to build on our market-leading positions and become a top two player in each of our key service lines. We will continue to leverage the network effects of our ecosystem to enhance our brand, value propositions and cross-selling opportunities, and achieve greater economies of scale. This will also allow us to attract new customers and increase our share of existing customers' logistics and supply chain budgets through more frequent and expanded use of our platform.

  Grow BEST Store+

        We intend to significantly increase the number of membership stores and develop a franchise model to expand our BEST Store+ network. We will deepen customer engagement and increase store sales by utilizing data insights and optimizing product offerings. We also intend to further develop last-mile B2C services to consumers, such as parcel pick-up and drop-off, bill payment and laundry services. We also plan to offer a B2C platform that allows BEST Store+ to sell online and deliver to consumers nearby. As our service capabilities strengthen over time, we will have more data insights to allow us to introduce more innovative solutions and services.

  Broaden service offerings

        Through BEST Capital and BEST UCargo, we will further expand financial, truckload capacity sourcing and other services to a wider range of ecosystem participants. Leveraging our data insights, we will further enhance our risk management capabilities and offer more innovative solutions. In addition, we aim to increase monetization from the SaaS solutions we offer and further enhance customer stickiness.

  Expand global reach

        We will continue to work with domestic and international partners to grow our cross-border businesses and broaden our service offerings in international markets. Through BEST Global, we target to further penetrate our existing markets by expanding our service offerings and enhancing our third-party logistics and fulfillment services, and expand into other countries and regions. We plan to drive our international business growth so that it will account for a meaningful portion of our total revenue.

  Enhance operational efficiency and quality

        As our network has achieved critical scale, we will continue leveraging our technology infrastructure and synergies across our platform to streamline our operations to lower transportation, labor and other operating costs. We will also continue to innovate and standardize operating procedures to enhance reliability, efficiency and service quality.

  Grow through M&A and strategic alliances

        Since our inception, we have successfully acquired and integrated a number of businesses into the BEST platform, which have generated synergies, broadened service offerings and created significant growth opportunities. For example, we acquired Huitong Express in 2010, which became BEST Express and we acquired Quanjitong in 2012, which became BEST Freight. In 2015, we made a strategic investment in Quicktron, a robotics company, whose products and services have allowed us to increase warehouse automation.

        We will continue to leverage our team's experience and expertise to selectively pursue acquisitions, investments, joint ventures and partnerships that we believe are highly strategic and accretive to our operations and technology. We will assess each opportunity through a holistic lens in the context of its strategic impact on our platform.

Our Technology Infrastructure

        BEST Cloud, our proprietary technology platform, is the backbone that powers our integrated solutions. It seamlessly connects our systems with those of our ecosystem participants. We utilize big data analytics, machine learning, AI, and mobile technologies to efficiently design, manage and operate complex supply chain systems for our ecosystem. Our technology allows us to provide end-to-end support for our customers and enable our ecosystem participants to grow and prosper. We have also built a large and experienced technology team of over 500 professionals including software engineers and other technology specialists.

        We believe BEST Cloud and our strong technology team are key advantages distinguishing us from our competitors.

        The following graphic presents an overview of our core technology infrastructure:

(1)
Selected examples of SaaS applications, among many others.

(2)
Selected examples of technology infrastructure tools, among many others.

  Fundamental System Architecture

        The system architecture of BEST Cloud differs from traditional information systems. While traditional information systems focus on monitoring, controlling and coordinating business processes individually, BEST Cloud focuses on connecting all endpoints in our ecosystem, including those of our own service lines, facilities, equipment and employees and those of our customers and business partners. We believe this offers the following advantages:

  •
  We are able to weave together services from different networks to create new solutions for our customers.

  •
  We are able to rapidly develop and launch new applications which can be deployed across the network.

  •
  Our network users benefit from technology improvements instantly as they all have access to our centrally hosted systems.

  Single Interoperable System

        BEST Cloud connects all of our ecosystem participants by establishing millions of interlinkages among endpoints in our network. These endpoints include human interfaces, such as web portals and mobile apps, our customers' information systems and our own smart devices and logistics equipment.

        We plan to continue to increase the scale of our endpoints through development of more software and application interfaces and expand the scope of our service offerings and attract more participants into our ecosystem. This will allow us to collect and analyze an increasing amount and variety of data to provide better, more innovative services.

  Big Data Analytics

        We view the data collected through BEST Cloud's millions of endpoints as one of our most valuable assets. Through our big data analytics engines, optimization engines and machine learning tools, we analyze this data to identify correlations and derive insights. These data insights enable us to develop and improve our services and solutions, improve operating efficiency and reduce operating costs for us and our ecosystem participants.

        We help merchants manage inventory, optimize their procurement and select merchandise with our big data analytics. We also apply big data analytics to optimize operations of our express and freight service networks, including analysis of delayed deliveries and targeted service improvements, load rate, and sort operations. Our big data analytics systems also aid in the calculation of labor costs in our hubs and sortation centers based on processing volumes, which has been important in controlling our costs. Our hubs and sortation centers use this information in planning their daily operations. We expect to utilize big data analytics in the development of new value-added services and to manage our financial and operating risks. We have also internally developed XingNG, a data bus that can support billions of data exchanges between system components on a daily basis.

        These technologies allow us to process data more rapidly to support our operations in real-time and facilitate the growth of our technology infrastructure in line with the growth of our service lines.

  Machine Learning and Artificial Intelligence

        We have deployed AI and machine learning technology to produce valuable insights using the massive amount of data collected by BEST Cloud. The following examples illustrate the role AI and machine learning play in our business:

  •
  Sorting operations.  Our internally developed, patented smart sorting technology is able to learn to recognize non-standard addresses and maps express parcels to appropriate service stations at an accuracy rate of over 99.9% and at a rate of two milliseconds per address. Traditionally, mapping of these non-standard addresses required manual processing and extensive local knowledge.

  •
  Station monitoring.  Using machine learning technology, we are able to generate a station performance index for BEST Express and BEST Freight franchisee partners using operating data in our system. With this index we are able to identify at-risk service stations, address related issues and maintain the stability and service quality of our network.

  •
  Inventory planning.  Based on predicted order volume and inventory operational cost, our AI technology calculates estimated replacement volumes of goods needed at our Cloud OFCs to increase operational efficiency.

  •
  Shipment planning.  Based on the dimensions, weights, destinations and shipping times entered into our system, AI-powered planning technology can automatically assign vehicles and routes to reduce delivery costs.

  •
  Performance tracking.  By applying machine learning technology to data from the thousands of routes in our network, we are able to evaluate driver performance and estimate vehicle arrival times to optimize transportation resource allocation.

  Data and Service Integration

        BEST Cloud weaves information collected through the millions of endpoints and from our application and technology layers with the capabilities available across our ecosystem to create smart solutions. For example, data collected from our Thunder ( ) routing engine is used to optimize route planning for BEST Express and BEST Freight which allows them to provide on-time delivery while reducing costs. When transportation service providers operating on our BEST Express network complete their deliveries, they are able to use the BEST UCargo mobile application to bid on truckload jobs, which may be sourced from our BEST Freight franchisee partners, for the return route.

        We have developed various software systems and PC-based and mobile applications to provide integrated solutions to different types of participants in our ecosystem, as illustrated below:

        Red Sun ( ), Big Dipper ( ) and Thunder ( ) are our proprietary big data analytics applications that respectively power our automated sorting, provide service station mapping and optimize routes on our service network. We have also developed a number of mobile applications for use by various ecosystem participants. For instance, Rulai Shenzhang ( ) is an application used by BEST Express delivery workers for route navigation, parcel tracking and payment management. The Zhanggui ( ) application is used by BEST Freight service station management to provide instant dispatch monitoring, account settlement, reporting and customer relationship management.

Asset-Light Business Model

        We are an asset-light company. We lease facilities used in our operations and outsource all of our transportation needs to third-party service providers. We have established a flat franchise network that minimizes the number of tiers of franchisees in order to maintain flexibility and control. For BEST Supply Chain Management, we operate large scale Cloud OFCs in tier 1 and tier 2 cities and franchise the rest. For BEST Express and BEST Freight, we directly operate all of the hubs and sortation centers at provincial, city and district levels, as well as certain strategic service stations at street levels and franchise the majority of service stations. As of June 30, 2017, our franchisee partners operated 70% of our Cloud OFCs, more than 98% of our service stations for BEST Express, and all of our service stations for BEST Freight.

        Our asset-light business model allows us to optimize levels of self-operated and franchised operations to ensure the right balance of scalability and control, and helps us expand our network in a cost-effective manner. By directly operating the critical parts of the network and providing key services, we are able to achieve standardization, ensure technology integration and data visibility. Direct operation of the hubs and sortation centers also gives us the flexibility to dynamically reconfigure and optimize our network, including consolidating sortation centers and route optimization to improve operating efficiency and reduce costs. For instance, when volume generated by a service station reaches critical mass, we may route its feeder service directly to hubs and bypass sortation centers with which it was previously connected. We spent approximately RMB650 million from 2010 to 2016 to buy back the operational rights of 247 former franchisee partners in 191 cities in order to retain direct operational control. Our franchisee partners are responsible for investing in their own operations, thus allowing us to optimize the level of our capital investment. We train and provide our franchisee partners with best business practices. Through BEST Cloud, we connect their systems to ours for performance monitoring and data transparency. As a result, we can achieve scalability and growth while capitalizing on the franchisee partners' strong local expertise and proximity to customers. Our flat franchise network minimizes the number of tiers of franchisees, which ensures consistent service quality and mitigates risk of service disruption.

  Business Model Case Study

        The below diagram presents an example of how we can optimize our network operations, enabled by our direct control of hubs and sortation centers:

  Relationship with Our Franchisee Partners

        As of June 30, 2017, we had approximately 9,000 franchisee partners. We believe our relationships with franchisee partners are mutually beneficial. Our technology infrastructure and supply chain service network empower our franchisee partners to increase operating efficiency and improve their service quality. Our franchisee partners are also our marketing champions for customer acquisition, which significantly reduces the need for a large centralized sales force. The success of our franchisee partners in turn contributes to the success of our network, allowing us to provide a broader range of services, and attracts more participants to our ecosystem.

        We carefully evaluate potential franchisee partners before they are allowed to join our network. Once approved, we enter into agreements to govern our relationships with franchisee partners. Pursuant to these agreements:

  •
  We grant franchisee partners the right to provide service under our brand name in a specific geographic region during the term of the agreements. We support franchisee partners with technology infrastructure, facilitating their integration into our broader ecosystem. Franchisee partners are not allowed to provide similar services under their own names or the brand names of other parties and are not allowed to assign their rights under the agreement to any third party without our consent.

  •
  Franchisee partners are required to provide services that meet our quality standards as stipulated in our comprehensive operating manual which covers every aspect of their operations. We also regularly provide training to the franchisee partners' employees. We have the right to inspect their service quality, demand correction, impose fines on them, or unilaterally terminate the contract if their service quality cannot satisfy our standards within a remedial period.

  •
  Our franchisee partners are required to pay a one-off fee as well as a performance deposit. The performance deposit may be forfeited if they breach the agreement such as when their service quality does not meet our standards. We also provide them with guidelines on the various fees they will pay us for use of our network.

        As of June 30, 2017, we had a team of 396 local managers based across China, directly interacting with our franchisee partners on a daily basis to ensure that our quality standards are followed and to help our franchisee partners solve problems and improve and expand their services.

  Franchisee Partner Case Study

        The below case study illustrates the opportunities for growth our ecosystem has provided for a franchisee partner:

Our Service Offerings

        Through our leading proprietary technology infrastructure and extensive supply chain service network, we offer comprehensive services and solutions that include the following major categories:

Service Line	Description
• BEST Supply Chain Management	Integrated, customizable supply chain management services
• BEST Express	Express delivery of parcels under 15 kg
• BEST Freight	Door-to-door, LTL and FTL freight services
• BEST Store+	Online merchandise sourcing and store management services for convenience stores and last-mile B2C services
• BEST Global	Door-to-door, integrated cross-border supply chain services
• BEST Capital	Financial services to support our ecosystem participants
• BEST UCargo	Real-time bidding platform for truckload capacity sourcing
• BEST Cloud	Proprietary technology powering our services and solutions

  BEST Supply Chain Management

        We are a leading and the fastest-growing independent supply chain management service provider among the major players in China based on number of orders fulfilled from 2014 to 2016, according to iResearch. Among the major third-party supply chain management companies, we fulfilled the most orders over the Singles' Day 2016 promotion period. The table below sets forth information regarding the scale of our supply chain management services in China as of and for the periods indicated:

	As of and for the year ended December 31,			As of and for the six months ended June 30,
	2014	2015	2016	2016	2017
Number of Cloud OFCs:
Self-Operated	47	52	93	61	90
Franchised	18	54	140	84	215
Total	65	106	233	145	305
GFA of Cloud OFCs ('000 sq m)	487	921	1,721	1,235	2,068
Number of total orders fulfilled ('000)(1)	20,284	53,823	120,665	44,651	76,850
Number of orders fulfilled during Singles' Day promotion period ('000)(1)	3,315	6,466	11,425	N/A	N/A

(1)
Includes orders fulfilled by franchised Cloud OFCs.

  BEST Supply Chain Management services

        BEST Supply Chain Management provides one-stop, customizable supply chain management services to both online and offline businesses. Leveraging our strong technology infrastructure and extensive supply chain service network, we provide comprehensive integrated solutions including warehouse management, in-warehouse processing, order fulfillment, express delivery, freight and value-added services.

        BEST Supply Chain Management services include the following categories:

  •
  Cloud OFCs.  We offer warehouse management, in-warehouse processing and order fulfillment services to our customers to optimize their inventory management and delivery process. We also provide and arrange transportation services and coordinate shipments from merchants to our Cloud OFCs and from our Cloud OFCs to customers or consumers or other locations designated by our customers as part of our order fulfillment services.

    We created the concept of "cloud-based order fulfillment centers," or Cloud OFCs, which differ from traditional warehouses in that they can support direct order fulfillment and dispatch operations in addition to storage functions. They are "cloud-based" because we take full responsibility for the optimal allocation of our customers' inventory into different Cloud OFCs and save our customers from the hassle of day-to-day operations, and therefore, from our customers' point of view, these Cloud OFCs are "in the cloud." We use big data analytics and advanced algorithms to set optimal inventory levels across our Cloud OFCs based on expected demands for our customers' products to lower overall supply chain costs and improve service quality.

    We directly operate some Cloud OFCs, and have allowed our franchisee partners to operate other Cloud OFCs for a volume-based service system usage fee. All the Cloud OFCs use our technology infrastructure and are connected to the various information systems across our platform. Therefore, we can allocate inventory of our customers effectively in our Cloud OFCs, leverage our franchisee partners' Cloud OFCs and coordinate our various services including subsequent transportation and delivery. Our franchised Cloud OFCs also provide significant cross-selling opportunities for our other services. We constantly monitor the service quality of our franchised Cloud OFCs to ensure the standardization of services across all the Cloud OFCs.

  •
  Transportation Services.  We provide and arrange transportation services and coordinate shipments to and from locations designated by our customers, such as their factories, warehouses, distributors, customers or consumers and our Cloud OFCs. Transportation from our Cloud OFCs is considered part of our order fulfillment services.

    We offer end-to-end transportation services from factories to consumers that may include FTL, LTL, regional distribution, intra-city distribution, express delivery, freight forwarding and other transportation-related value-added services. We arrange and optimize transportation services for our customers by evaluating options available from not just BEST Express and BEST Freight but also from a variety of transportation service providers in the market to ensure the best quality and lowest cost. We believe this approach is important to attracting and retaining customers.

  •
  Value-Added Services.  We also offer a full suite of SaaS-based solutions such as OMS and ERP to allow our customers to improve their supply chain operations.

        BEST Supply Chain Management's technology system is integrated into our customers' ERP systems to facilitate the management and satisfaction of their warehousing and transportation needs. In addition, we provide a client portal to allow customers to monitor these operations at any time, and track the status of individual orders throughout the delivery process.

        We are also able to fully integrate online and offline channels to track, manage and deliver goods across our Cloud OFCs and our customers' retail stores. This allows consumers to place orders online or offline, have goods delivered to their homes from any store or Cloud OFC, and pick up and return goods at any store. We believe our ability to provide integrated supply chain management services across all sales channels has positioned us well in the New Retail era.

  BEST Supply Chain Management Service Pricing

        We serve customers of varying sizes and are able to tailor our services to accommodate their business needs.

  •
  We are able to serve the entire supply chain of our customers, most of which are well-known brands, as a one-stop supply chain solutions provider. We normally enter into annual service contracts with these customers. Our contracts specify the details of our services based on our customers' expected sales volume and, when services are provided at our Cloud OFCs rather than on our customers' premises, the floor area of the Cloud OFCs to be used. Our contracts also typically specify the unit price for each service we provide and hence, the amount of revenue we generate depends on the unit price and volume of orders fulfilled by us.

  •
  For franchised Cloud OFCs, we charge a service system usage fee for each order processed through our network for their usage of our technology infrastructure plus other fees such as for training. When franchised Cloud OFCs use our freight and express services, we charge them our normal rates for such services, and such revenue is recognized by BEST Freight and BEST Express.

  •
  For small and medium customers, most of whom are online sellers, we offer a full range of standardized services, and we charge different prices for different services.

  BEST Express

        We are the fastest-growing express delivery service provider among the BESTY companies based on parcel volume growth from 2012 to 2016, according to iResearch. Our total parcel volume was 154.7 million pieces, 322.3 million pieces, 735.5 million pieces, 1,402.1 million pieces and 2,165.5 million pieces in 2012, 2013, 2014, 2015 and 2016, respectively, representing a CAGR of 93.4%. Our total parcel volume further increased by 68.5% to 1,488.7 million pieces in the six months ended June 30, 2017 as compared to 883.5 million pieces in the same period in 2016. We have one of the most extensive express service networks, covering 100% of China's provinces and cities and 98% of China's districts and counties as of June 30, 2017. Our market share in China's express delivery market, as measured by parcel volume, also increased steadily from 2.7% in 2012 to 6.9% in 2016 and further to 8.6% in the six months ended June 30, 2017. Our peak daily parcel volume, which has historically occurred during the Singles' Day promotion, increased from 1.2 million in 2012 to 23.3 million in 2016.

  BEST Express services

        Through our network and together with our franchisee partners, we provide express delivery of parcels typically weighing less than 15 kg with expected delivery time generally ranging from 24 to 72 hours.

        In addition, we offer customized delivery services such as COD facilitation, declared value insurance coverage, proof of delivery and rush delivery. The principal types of parcels transported by us include items ordered on e-commerce platforms, such as Taobao Marketplace and Tmall, and shipments by other merchants and consumers. We also provide packaging services specially designed for micro-merchants. BEST Express also provides express services that support BEST Supply Chain Management's fulfillment operations.

  Express delivery service process

        The following diagram illustrates the process for the completion of a typical domestic express delivery order:

        Senders either drop off parcels at our service stations or request pick up service. A waybill carrying a unique tracking number and corresponding barcode is assigned to each parcel, allowing us to track its status throughout the entire delivery process. The pick-up service station may perform preliminary sorting of the parcels before sending them to our sortation centers and/or hubs covering its region. Service stations typically make deliveries to sortation centers on a daily basis. Upon receipt of parcels sent from service stations, the sortation center and/or hub further sorts, packs and dispatches the parcels to the destination sortation center and/or hub. The destination sortation center and/or hub unloads and sorts the parcels, which are then delivered to the recipients by our service stations performing the last-mile delivery. Once the recipient signs on the waybill to confirm receipt, a full cycle is completed.

  Express delivery service pricing

        When sending a package, senders make payment to the relevant pick-up service station. We set pricing guidelines, but our franchisee partners have flexibility on pricing to effectively respond to local competitive dynamics based on business volume and long-term prospects of each sender. We believe this model leverages our franchisee partners' entrepreneurship and their insights into the local market.

      Fee structure

        Our express delivery service revenue from franchisee partners is mainly generated from an integrated fee that is comprised of (i) a fixed-amount waybill fee for each parcel processed through our network, and (ii) a delivery service fee based on parcel weight, route and the scope of our services and responsibilities.

        Prior to 2017, we were not responsible for last-mile delivery of parcels unless we directly operated the destination service stations and, therefore, pick-up service stations were directly liable to destination service stations for their delivery service charges. In the event of loss or damage, the pick-up service station was responsible for working with the delivery service station to resolve the issue. Starting in 2017, in order to enhance the parcel delivery experience and our control over service quality throughout our network, we revised our arrangements with franchisee partners and the scope of our service. As a result, we became the principal that is directly responsible for last-mile delivery of all parcels processed through our network, and we are liable to senders for damage to or loss of parcels in connection with last-mile delivery. In consideration of such expanded service scope and increased responsibilities, we increased the fee that we charge to pick-up franchised service stations. We provide the last-mile delivery service through either destination franchised service stations under our supervision or self-operated service stations and are responsible for paying service fees to the destination franchised service stations for the provision of last-mile delivery services.

        We determine and periodically evaluate and adjust our fee levels based on prevailing market conditions, our operating costs and service quality.

  Express delivery service capacity

        The maximum capacity of our express delivery service has been continuously increasing as we expand our network, increase line-haul connections within our network and utilize technology to optimize our operations and increase efficiency. Our network has been designed to ensure performance under extreme volumes and periodic fluctuations. During the Singles' Day promotion period in 2014, 2015 and 2016, our network processed 6.9 million, 16.0 million and 23.3 million parcels, respectively.

  BEST Freight

        We were the fastest-growing LTL freight service provider among the major players in China in 2016 and top three in terms of average daily freight volume, according to iResearch. Our total freight volume was 215.4 thousand tonnes, 375.1 thousand tonnes, 677.7 thousand tonnes, 1,506.8 thousand tonnes, and 2,982.1 thousand tonnes in 2012, 2013, 2014, 2015 and 2016, respectively, representing a CAGR of 93%, and increased by 65.1% to 1,885.0 thousand tonnes in the six months ended June 30, 2017 as compared to 1,141.9 thousand tonnes in the same period of 2016. Our nationwide freight network covers 96% of China's cities as of June 30, 2017.

  BEST Freight services

        BEST Freight's core business involves LTL transportation. Through BEST Freight's comprehensive network across China spanning pick-up, distribution, transportation and delivery, we transport parcels and other goods generally weighing 15 kg or more.

        BEST Freight provides door-to-door freight services for B2B and B2C shippers. Historically, the majority of items transported by BEST Freight were shipped by B2B sellers to other businesses. As online sales of large consumer products, such as home appliances and furniture, have significantly increased in recent years, shipments of these large consumer products directly to consumers from online and offline B2C sellers comprise a greater proportion of the items we ship. In addition, BEST Freight provides value-added services including pre-shipment inspection, cargo insurance, oversized item delivery, COD facilitation, evidence of delivery, and upstairs delivery services. BEST Freight also provides freight services that support BEST Supply Chain Management's fulfillment operations.

        BEST Freight started to offer FTL transportation services in 2017 by leveraging our BEST UCargo platform to better serve the needs of brands and large online and offline retailers.

  Freight service process

        The following diagram illustrates the process for the completion of a typical freight delivery order:

        The service process of BEST Freight is very similar to that of BEST Express. While the goods shipped through BEST Freight are larger and heavier and thereby require different equipment, facilities and vehicles to sort and deliver, the major steps in the transportation process are essentially the same. In addition, as we do not directly operate endpoint service stations for freight services, operations before the goods are sent to our sortation centers and/or hubs and after the goods have left the destination sortation centers and/or hubs are normally provided by our franchisee partners. However, BEST Freight also has certain direct merchant customers for which we directly provide door-to-door services that include first-mile pick-up and last-mile delivery.

  Freight service pricing

        All of our endpoint service stations for freight services are operated by franchisee partners and we derive the vast majority of our freight service revenue from franchisee partners that operate our service stations. The components of our freight service revenue are similar to that of our express service revenue. As with our express service revenue, starting in 2017, in order to enhance the freight delivery experience and our control over service quality throughout our network, we revised our arrangements with franchisee partners and the scope of our service. As a result, we became the principal that is directly responsible for last-mile delivery of all goods sent through our network, and we are liable to senders for damage to or loss of goods in connection with last-mile delivery. In consideration of such expanded service scope and increased responsibilities, we increased the fee that we charge to pick-up franchised service stations. We provide the last-mile delivery service mainly through destination franchised service stations under our supervision and are responsible for paying service fees to them for the provision of last-mile delivery services.

        We determine and periodically evaluate and adjust our fee levels based on prevailing market conditions, our operating costs and service quality.

  BEST Store+

        BEST Store+ was created in 2015 to address pain points in the traditional retail industry such as high channel costs and inefficient supply chain management. As of June 30, 2017, we had 314,414 membership stores across China and help them tackle the challenges they face by leveraging the strengths of our technology infrastructure and ecosystem. We offer merchandise sourcing and supply chain services through our B2B platform Dianjia.com, which allows convenience stores to procure their merchandise through us, rather than through multiple layers of distributors and wholesalers. We also leverage our BEST Store+ network to provide last-mile B2C services, such as parcel pick-up and drop-off, bill payment and laundry services, to consumers.

  Convenience store network

        Convenience stores in our network fall into two categories: membership stores and self-operated stores. Membership stores are owned and operated by third parties. We have experienced rapid growth in our membership stores, from 65,573 as of June 30, 2016 to 314,414 as of June 30, 2017. We authorize certain membership stores to use our brand name. In May 2017, we acquired WOWO, which had 285 convenience stores as of June 30, 2017. We acquired these stores in order to further accumulate first-hand experience and know-how in convenience store operations and explore new services and products to integrate traditional convenience stores into our store service network. We plan to franchise out most of these self-operated stores and expect self-operated stores to comprise a very small portion of our convenience store network in the future.

  Dianjia.com services

        Our B2B platform Dianjia.com sources merchandise from brands and top-layer distributors to directly supply convenience stores, thereby eliminating the multiple layers of the traditional distribution network. It helps convenience stores procure inventory at more competitive prices, allowing them to reduce procurement costs, improve services and enhance sales. Dianjia.com also helps convenience store operators predict demand, optimize inventory levels and product mix and reduce their working capital needs by using big data analytics.

  BEST Store+ service pricing

        We generate substantially all revenue for BEST Store+ from sales of merchandise to membership stores through Dianjia.com. We acquired WOWO in May 2017, and since then, we have also generated revenue from sales of merchandise by our self-operated stores to consumers. As most of products sold are standard consumer products, they are generally priced taking into account prevailing market rates and geographical locations of the stores.

  BEST Store+ case study

        The below case study depicts the impact BEST Store+ membership has had on a convenience store in our network:

  BEST Global

        In order to meet the strong demand for cross-border e-commerce transactions, we provide inbound and outbound door-to-door integrated cross-border supply chain services, including international express, LTL, fulfillment, reverse logistics and freight forwarding through our own network and global transportation and warehouse partners. We provide direct mail and bonded warehouses, customs clearance and fulfillment to overseas merchants offering goods into China. We also provide full supply chain services, including local fulfilment, as well as other market advisory services to Chinese merchants selling into overseas markets.

        We operate Cloud OFCs in the U.S. and Germany occupying approximately 328,000 square feet of space. We also offer coverage through our partners in Australia, Japan, and Canada. We also manage five bonded Cloud OFCs in China, including one of the largest cross-border bonded warehouses that fulfills orders generated on Tmall Global. In addition, our Urumqi Frontier Cloud OFC facilitates shipments to destinations in Central Asia, Russia and other destinations using land transport links across Eurasia. We contract with third-party transportation service providers for transportation services, including transportation within China, international air and sea freight providers, and local fulfilment companies. In China, we may also provide transportation services through our other service lines, such as BEST Express and BEST Freight. Pricing of services is primarily determined by prevailing market rates.

  BEST Capital

        Through BEST Capital we provide certain financial services and support to participants in our ecosystem to help them grow their businesses, and improve the overall efficiency of our network.

        We offer finance leases to help our franchisee partners and transportation service providers acquire trucks and other logistics equipment to grow their businesses and provide better services. As of June 30, 2017, we provided finance leases for the purchase of over 3,100 trucks through BEST Capital. We normally require installation of vehicle monitoring devices and truck management systems on these trucks to help us monitor and manage the fleets. BEST Capital also provides support to certain franchisee partners and transportation service providers to satisfy their short-term capital needs from time to time. We are able to take as collateral certain operating assets which we are able to monitor and repossess for rapid utilization and/or monetization in the event of a default. In addition, as all parties to which we provide financial services are our ecosystem participants, we have substantial knowledge about their business and operations and can monitor their financial position and their usage of collateralized assets.

        BEST Capital also offers centralized sourcing of products and services used by our franchisee partners and transportation service providers such as bulk procurement of trucks and accessories to obtain group discounts and reduce costs.

  BEST UCargo

        BEST UCargo is a real-time bidding platform, powered by BEST Cloud, to source truckload capacity from independent transportation service providers and agents. As of June 30, 2017, over 1,900 transportation service providers and agents with access to over 110,000 trucks covering 30 provinces in China were registered on the BEST UCargo platform. When we or our ecosystem participants have temporary or long-term truckload transportation needs, we post these jobs on the BEST UCargo platform. Registered transportation service providers that have corresponding transportation capacity will bid on the job. Jobs are assigned based on bid price and service quality.

        Starting in 2016, when we source truckload capacity for our ecosystem participants, they pay us directly while we are responsible for payment to the transportation service providers and agents. We believe our ability to leverage our technology infrastructure, transportation services and handle payment flows increases the credibility of BEST UCargo as compared to other online platforms. The large amount of demand for transportation services from us and our ecosystem participants also distinguishes BEST UCargo from other online platforms and helps attract a large number of transportation service providers and agents.

        To leverage the increasing scale of our BEST UCargo platform, we intend to offer truck pooling and additional value-added services to transportation service providers and agents, such as bulk procurement of vehicle insurance, gasoline and electronic toll collection credits.

  BEST Cloud

        Our proprietary BEST Cloud service platform powers the technology solutions and applications for our ecosystem. Our franchisee partners use BEST Cloud to run their operations, including to manage franchised Cloud OFCs, BEST Express and BEST Freight operations. Convenience store operators use our B2B platform Dianjia.com for store management and merchandise sourcing. As of June 30, 2017, BEST Cloud had over 320,000 users of its SaaS, OMS and ERP solutions and over 8.8 million subscribers on public accounts on popular online platforms. Our best-in-class technology and big data analytics capabilities drive operational excellence and enhance value creation across our ecosystem.

        The following graphic illustrates the key features of BEST Cloud:

        BEST Cloud offers integrated web and mobile portals, which we refer to as our network endpoints, for merchants, consumers, franchisee partners and employees, providing access to a wide range of applications and services, such as SMS, OMS, TMS, WMS, billing and payment settlement, CRM and customer data tracking and analytics. We refer to these applications and services as the application layer. Applications may be integrated with the data and systems of our customers, such as their ERP, messaging, payment gateway and business intelligence. The application layer is supported by the technology layer, which consists of a robust set of tools such as AI, big data analytics, geographic information system, address mapping, performance monitoring, mobile apps and others. In the data integration layer, we weave information collected through millions of endpoints and from the application and technology layers with the capabilities available across our ecosystem to create smart solutions.

Our Supply Chain Service Network

        We have established a nationwide, integrated supply chain service network. The seamless integration of this network with our technology infrastructure has laid the foundation for our service offerings and our rich and growing ecosystem. We are asset-light as we lease facilities used in our operations and outsource all of our transportation needs to third-party service providers.

  Network Facilities

        Our network facilities include Cloud OFCs, hubs and sortation centers, service stations and convenience stores.

  Order Fulfillment Centers (Cloud OFCs)

        Cloud OFCs are warehouses with direct order fulfillment functions, which allow us to manage inventory for our customers and dispatch products from the Cloud OFCs directly to their customers whether consumers or businesses. As of June 30, 2017, we had 305 Cloud OFCs with an aggregate gross floor area of 2.1 million square meters. Among these Cloud OFCs, 90 were directly operated by us and 215 were operated by our franchisee partners.

  Hubs and Sortation Centers

        All of our hubs and sortation centers can collect, sort and dispatch parcels or goods to hubs and sortation centers in other regions and cities.

        Our hubs are generally large logistics facilities located in major cities in China. Each of our hubs is connected to most of our other hubs by line-haul transportation and therefore can dispatch parcels and goods directly to most other regions in China.

        Our sortation centers are generally smaller-scale logistics facilities compared to hubs and each of them is primarily connected to nearby hubs and/or other sortation centers by feeder services. They can dispatch parcels and goods to other regions through nearby hub or directly to nearby cities and regions. When a sortation center reaches critical mass, we will connect it directly to hubs and sortation centers in other regions by line-haul transportation.

        As of June 30, 2017, BEST Express had 64 hubs and 117 sortation centers, and BEST Freight had 69 hubs and 74 sortation centers. We directly operate all of these hubs and sortation centers as they are critical to ensure the service quality of our network. Over 50% of BEST Freight hubs and sortation centers are adjacent to BEST Express hubs and sortation centers, allowing them to share resources between the two facilities, thus increasing operating efficiency and reducing costs.

        We continue to optimize our hubs and sortation centers as our volume grows.

  Service Stations

        Service stations are responsible for developing relationships with senders within its coverage area and picking up parcels and other goods from senders for delivery through our network. They also handle last-mile delivery of parcels and other goods sent through our network to recipients located within their coverage areas.

        As of June 30, 2017, we had over 27,000 service stations, of which over 21,000 were BEST Express service stations and over 6,000 were BEST Freight service stations. BEST Express service stations cover 100% of China's provinces and cities, and 98% of China's districts and counties. BEST Freight service stations cover 100% of China's provinces, 96% of China's cities and 91% of China's districts and counties. As of June 30, 2017, our franchisee partners operated more than 98% of our BEST Express service stations, and all of our service stations for BEST Freight.

  Convenience Stores

        As of June 30, 2017, we had 314,414 membership stores in 48 cities in China. In May 2017, we acquired WOWO, which had 285 convenience stores as of June 30, 2017.

        We view the stores in our network as a strategic expansion of our supply chain service network. We believe convenience stores on our BEST Store+ network will help us significantly increase first-mile and last-mile coverage with minimal investment and operational costs, providing us with a unique advantage in serving the full scope of our ecosystem participants in the New Retail era.

  Transportation Fleet

  Line-Haul and Feeder Services

        We generally use line-haul services for long-distance, cross-region transportation and feeder services for shorter-distance, inter-region transportation.

        We are responsible for arranging all of the line-haul transportation in our network. As of June 30, 2017, our network had over 2,400 BEST Express line-haul routes and over 2,300 BEST Freight line-haul routes.

        We are also responsible for arranging feeder services between our hubs and sortation centers as well as between our different sortation centers. We also arrange feeder services between our self-operated Cloud OFCs and our hubs or sortation centers. In addition, we also arrange feeder services between our directly-served customers and our self-operated Cloud OFCs, hubs and sortation centers.

        Our franchisee partners are responsible for arranging feeder services from their service stations to our sortation centers or hubs. They also arrange transportation for their directly-served customers and franchised Cloud OFCs. As we continue to improve our fleet management capabilities, and in order to improve the utilization of our fleet and reduce operation cost, we expect to start arranging transportation services for some of our franchisee partners in the near future.

  Fleet Management

        We have historically relied on trucks and other vehicles owned and operated by independent transportation service providers.

        We have taken various measures to enhance our control over the trucks used in our network and increase their utilization to reduce transportation costs across our network. For example,

  •
  While we continue to rely on independent transportation service providers to provide trucks and drivers, we started to provide financing to them through BEST Capital for truck purchases, install data collection equipment and truck management system on these trucks, and hire these trucks together with their drivers for our exclusive use and management on a time charter basis.

  •
  We started to use swap bodies, which are standard freight containers that can be conveniently mounted on tractors for road transportation. This allows us to increase the utilization rate of tractors and their drivers by reducing the waiting time during loading and unloading. This also allows us to better match swap bodies to freight volume and thereby minimize empty containers and save on fuel cost. We are also utilizing our technology infrastructure to optimize route planning and tractor-to-swap body ratio to further reduce our transportation costs.

  •
  In 2016, we also launched our real-time bidding platform, BEST UCargo, to source truckload capacity from independent transportation service providers and agents at more competitive costs.

  Transportation Fleet Case Study

        The below case study illustrates the benefits obtained from the integration of swap body transportation in our business:

  Operating Efficiency and Capacity

        We have continuously expanded the capacity and improved the operating efficiency of our Cloud OFCs, hubs, sortation centers and service stations through optimization of our operating processes as well as the increased adoption of automation and AI.

        As of June 30, 2017, four of our Cloud OFCs used 75 AGVs, which have increased the order fulfillment capacity of these Cloud OFCs while increasing efficiency and accuracy and reducing labor costs. We are also able to support extreme volumes across our network, as illustrated by the fulfillment of over 11.4 million orders during the Singles' Day promotion period in 2016.

        As of June 30, 2017, we had 42 automated sorting lines in our hubs and sortation centers, which handled average daily volumes of 2.6 million parcels in June 2017 and achieved daily peak volumes of 3.7 million parcels during the Single's Day promotion period in 2016. These automated sorting lines are able to achieve sorting accuracy of over 99.9% and each of them is able to sort over 11,000 items per hour, which is significantly higher than manual sorting.

        We utilize big data analytics, AI and machine learning to optimize our network operations, route planning and line-haul routes to reduce costs. We also capitalize on synergies from our different services.

  Operating Efficiency Case Study

        The below case study depicts the application of sortation and hub optimization in our supply chain service network:

Our Ecosystem Participants

        We have built a rich and growing ecosystem with various types of participants. Many of our ecosystem participants not only receive but also provide services to us and therefore are both our customers and suppliers. Our ecosystem participants also provide services to other ecosystem participants. Our technology infrastructure and supply chain service network enable us and our ecosystem participants to provide better services and improve operating efficiency, which ultimately benefit all participants in our ecosystem.

        The following graphic depicts the participants in our ecosystem:

Note: Data as of June 30, 2017.

  Merchants

        Merchants in our ecosystem include (i) brands, (ii) distributors, (iii) large online and offline retailers, (iv) other sellers on various e-commerce platforms, or online sellers, most of which are SMEs and individuals, and (v) membership stores.

        We provide BEST Supply Chain Management services to brands, large online and offline retailers and an increasing number of online sellers. We also offer BEST Cloud services and cross-sell BEST Express, BEST Freight and BEST Global services to them as part of our integrated solution. In such transactions, these merchants are our customers.

        We also source merchandise from brands and top-tier distributors and sell them to membership stores through our B2B platform Dianjia.com. In addition, we provide door-to-door delivery and value-added services to the stores. In these transactions, brands and top-tier distributors are our suppliers and membership stores are our customers.

        Merchants are our direct customers when they use BEST Express, BEST Freight and Cloud OFC services directly through us. Merchants are customers of our franchisee partners when they use BEST Express, BEST Freight and Cloud OFC services through our franchisee partners.

        As we continue to expand service offerings, we expect more merchants to become customers and suppliers of our services in the future. For example, as we plan to provide financial services to membership stores, we expect they will become customers of BEST Capital, and as we utilize these stores to extend our last-mile service network, we expect they will become important suppliers for BEST Express and BEST Freight as well.

        Our largest merchant customers include brands such as 3M, COFCO and Li Ning and large online and offline retailers, but no single customer contributed more than 5% of our total revenue in 2014, 2015, 2016 or the six months ended June 30, 2017. In addition, many of our merchant customers conduct their businesses on major e-commerce platforms in China. Our volume of express deliveries generated from merchants on major Alibaba platforms such as Taobao Marketplace and Tmall accounted for approximately 69% of our express deliveries in the six months ended June 30, 2017.

        The below is a case study illustrating the growth of our relationship with a large Chinese consumer conglomerate (Company A):

  Consumers

        When individual consumers use BEST Express at our self-operated service stations, make a purchase at our self-operated convenience stores, or order goods from overseas through our platform, they are our direct customers. For most of our other services and solutions, we serve consumers indirectly through merchants and our franchisee partners.

        The following graphic illustrates the multiple ways our ecosystem enriches the lives of consumers:

  Franchisee partners

        Franchisee partners for our BEST Express, BEST Freight and Cloud OFCs are our customers. In addition, we have started to provide other services, such as an FTL freight real-time bidding platform under BEST UCargo and financial services under BEST Capital. We may also provide additional services, such as feeder services connecting franchised service stations and our hubs and sortation centers, to our franchisee partners in the future.

        Prior to 2017, we were not responsible for last-mile delivery of parcels or freight items unless we directly operated the destination service stations, and therefore franchisee partners were directly liable to franchised service stations for their delivery service charges. Starting in 2017, all of our franchisee partners for BEST Express and BEST Freight also provide last-mile delivery services to us and therefore are our suppliers.

        The following case study illustrates the benefits our ecosystem provides to one of our franchisee partners:

  Other ecosystem participants

        Other participants in our ecosystem include transportation service providers and other suppliers.

        Transportation service providers have traditionally been our suppliers as we use them for line-haul transportation and feeder services that connect our network. They are also suppliers of our FTL freight real-time bidding platform under BEST UCargo as we use them to provide transportation services for franchisee partners and our other service lines. As we expand our BEST Capital service, they have increasingly become customers of our various financial services.

        Given the variety of participants and transactions in our ecosystem, we rely on many other suppliers to provide products and services to us and our ecosystem participants. These include other capacity carriers such as airlines and shipping companies that provide cross-border transportation services, truck and logistics equipment manufacturers from which transportation service providers and our franchisee partners procure trucks and other equipment using our financial services, landlords from which we and our franchisee partners lease premises for our network facilities, insurance providers from which we procure insurance products for various ecosystem participants, and financial institutions from which we may obtain financing.

        As we continue to grow our ecosystem and expand our service offerings, we expect to attract an increasing number and variety of participants into our ecosystem.

        The below case study illustrates the benefits of our ecosystem to a transportation service provider:

Marketing and Sales

        We have established our brand awareness through continuous innovation and high service quality. While we have mainly relied on word-of-mouth referrals, we also utilize various advertising channels to increase our brand awareness among potential customers.

        Marketing and sales of our supply chain solutions and transportation services is led by a team of 1,116 personnel as of June 30, 2017. Our senior management is also significantly involved in building relationships with customers, especially current and potential major partners. In addition, from time to time, we initiate promotions to expand our customer base and build familiarity with our brand. As we have multiple service lines, there are many opportunities for cross-selling across our platform as we seek to introduce customers to our other service offerings in addition to the service line with which they engage initially. We also believe our strong reputation is a factor in retaining and attracting customers.

        In addition to our centralized marketing efforts, we empower our franchisee partners to promote BEST services. Successful initiatives will increase demand for services in their franchised areas across our entire network. Our marketing team assists franchisee partners in the identification of new marketing leads and coordination of new initiatives.

Customer Service

        The quality of our service directly affects our customer loyalty and brand image. We directly operate the critical parts of our network and selectively franchise out services to franchisee partners. To maintain consistent standards within our network, we provide periodical training to our franchisee partners' employees and regularly inspect franchisee partners' service quality.

        We have established a customer relationship management system, or CRM, that allows us to effectively manage service quality issues and promptly address customer inquiries. Customers can access the system by phone or online channels. We currently operate four call centers that are dedicated to customer service. Our call center representatives provide real-time assistance from 8:00 am to 8:00 pm, seven days a week. Our call system automatically forwards each incoming call to an available representative from one of the call centers. After the submission of each enquiry, we ask the customer to rate the quality of our customer service, and we follow up on instances where customers are not completely satisfied. For each complaint, we strive to provide an initial response within 24 hours, and to resolve the issue within three days.

Intellectual Property

        We regard our trademarks, trade secrets, domain names, copyrights, patents, know-how, proprietary technologies and similar intellectual property as critical to our business. As of June 30, 2017, we had registered 137 trademarks in China, including " " and " " and also had 103 trademarks under application in China. We have also been granted 30 copyrights in China in respect of our proprietary information systems. We are the registered holder of 108 domain names, including 800best.com. We have seven issued patents and five publicly filed patents under application in China. We also rely on confidentiality and invention assignment provisions in the employment agreements that we enter into with key employees engaged in research and development. We have implemented a data security system which strictly controls access to our technology and information systems.

Security and Safety

        We have integrated safety policies and procedures across the full scope of our business. Our key safety measures include:

  Operational security

        We have enacted a full scope of operational security measures to ensure the safety of our employees, customers and partners. We screen all items processed through our network for dangerous and prohibited materials, enforce handling procedures across hubs and sortation centers, service stations and at each level of our network and raise transportation safety awareness among our workers and others. We train our employees as well as those of our franchisee partners and service providers and use periodic follow-up training to maintain skills and safety awareness.

  Technology

        We and our partners operate trucks configured with GPS tracking as well as integrated safety features such as ESP body stability systems, VDS dynamic steering systems, EBS electronically controlled braking systems, hydraulic brakes, ramp-assist starters and ABS anti-lock braking systems. We are able to provide updates and alerts to drivers, warehouse employees and others involved in our operations as needed. In addition, we utilize advanced equipment at our facilities to reduce risks to workers involved in sorting and moving goods as well as loading and offloading items from vehicles. We also employ digital workforce management technology to monitor employee work hours to ensure compliance with regulations and reduce fatigue-related risks. Using BEST Cloud, we are able to monitor vehicles and goods as they move across our network and system and can leverage BEST Cloud's insights to identify risk areas and address them proactively.

Employees

        As of December 31, 2014, 2015, 2016 and June 30, 2017, we had a total of 5,055, 7,718, 10,061 and 9,998 employees, respectively. We believe we have a good working relationship with our employees and have not experienced any significant labor disputes in the past. The majority of our employees are based in China, and we also have employees in certain other countries.

        The following table sets forth details of our employees as of June 30, 2017 by function:

Function	Number of Employees	% of Total
BEST Supply Chain Management	1,406	14.1%
BEST Express	2,883	28.8%
BEST Freight	1,661	16.6%
BEST Store+	2,242	22.4%
Other Service Lines	46	0.5%
Technology	539	5.4%
Management, Administration and Others(1)	1,221	12.2%

Total	9,998	100.0%

(1)
Includes management and administration personnel at headquarters and local level.

        In addition to our own employees, we engage outsourcing firms that provide large numbers of their employees to work at our facilities. As of June 30, 2017, over 28,000 outsourced personnel were active in our operations. Our franchisee partners and service providers engage their own employees in connection with their operations.

        In order to maintain a high standard of performance, reliability and safety across our network, we conduct training for our employees as well as those of our franchisee partners and service providers. We provide these trainings through a variety of programs led by our internal BEST University initiative, which includes specialized programs for individuals of each job type and level of seniority. Many of our technology professionals have received training and certifications from globally-recognized technology service organizations.

        As required by PRC regulations, we participate in various government statutory employee benefit plans, including social insurance funds, namely a pension contribution plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan, a maternity insurance plan and a housing provident fund. We are required under PRC law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees up to a maximum amount specified by the local government from time to time.

Properties

        As part of our asset-light strategy, we currently lease all of the facilities that we occupy from independent third parties. Our headquarters are located at 2nd Floor, Block A, Huaxing Modern Industrial Park, No. 18 Tangmiao Road, Xihu District, Hangzhou, Zhejiang Province 310013, People's Republic of China. As of June 30, 2017, our headquarters had an aggregate gross area of approximately 11,300 sq m. In addition, we have leased an aggregate of 3.5 million square meters of industrial and warehouse space for the administration and operation of self-operated Cloud OFCs, hubs and sortation centers as of June 30, 2017.

        We believe that the facilities that we currently lease are adequate to meet the needs of our current operations, and that we will be able to obtain adequate facilities to accommodate our future expansion plans.

Insurance

        We have in place insurance coverage up to a level which we consider to be reasonable and typical for companies in our industry in China. Our insurance broadly falls under the following categories: life insurance, such as group accident insurance; property loss insurance, such as cargo transportation insurance; all-risk property insurance; and liability insurance, such as non-motor vehicle liability insurance, public liability insurance and logistics liability insurance. We also provide benefits to our employees pursuant to local social insurance laws, including pension insurance, unemployment insurance, work-related injury insurance, maternity insurance and medical insurance.

Competition

        Our extensive supply chain solutions encompass a wide range of operational areas, and as a result we may compete with a broad range of companies, including supply chain management service providers, express and freight delivery service providers, B2B platforms for convenience stores, SaaS software service providers and logistics brokers.

        We compete with total supply chain solution providers, such as JD Logistics and SF Holdings. Certain service lines may also face competition from other service providers, such as P.G. Logistics and Annto Logistics for supply chain management services; ZTO Express, YTO Express, STO Express and YUNDA for express services; DEPPON Logistics and ANE Logistics for freight services; JD.com's network of convenience stores and Zhongshang Huimin for our BEST Store+ business. In addition, our other services may face competition from companies that provide similar or competing services.

Legal Proceedings

        We may become subject to legal proceedings, investigations, claims and administrative fines incidental to the conduct of our business from time to time. We are not currently a party to, nor are we aware of, any legal proceeding, investigation or claim which, in the opinion of our management, is likely to have a material adverse effect on our business, financial condition or results of operations.

REGULATION

        This section sets forth a summary of the most significant rules and regulations that affect our business activities in China or our shareholders' rights to receive dividends and other distributions from us.

Regulations Relating to Foreign Investment

        Industry Catalogue Relating to Foreign Investment.    Investment activities in China by foreign investors are principally governed by the Guidance Catalogue of Industries for Foreign Investment, or the Catalogue, which was promulgated and is amended from time to time by the Ministry of Commerce, or the MOFCOM, and the National Development and Reform Commission. The Catalogue sets forth the industries in which foreign investments are encouraged, restricted, or prohibited. Industries that are not listed in any of the above three categories are permitted areas for foreign investments, and are generally open to foreign investment unless specifically restricted by other PRC regulations. Establishment of wholly foreign-owned enterprises is generally allowed in encouraged and permitted industries. Foreign investors are not allowed to invest in industries in the prohibited category.

        According to the latest version of the Catalogue, which came into effect on July 28, 2017, foreign investments in domestic express delivery services of mail are prohibited, and foreign investments in value-added telecommunications services (except for e-commerce) are restricted. Therefore, we provide domestic express delivery services of mail through our VIE and its subsidiaries in China, and we provide value-added telecommunications services through our VIE in China.

        Our PRC subsidiaries also operate in certain industries which fall into the encouraged category, such as road transportation and software development. Most of our PRC subsidiaries mainly engage in software development, technical services and consultations, which are encouraged under the latest version of the Catalogue.

        Under PRC law, the establishment of a wholly foreign-owned enterprise is subject to the approval of or filing with the MOFCOM or its local counterparts and the wholly foreign-owned enterprise must register with the competent industry and commerce bureau. Our significant PRC subsidiaries have duly obtained all material approvals required for their business operations.

        Foreign Investment in Road Transportation Businesses.    According to the Administrative Provisions for Foreign Investment in the Road Transportation Industry, promulgated in November 2014 by the Ministry of Transportation and the MOFCOM, and its supplements and implementing rules, investment in a road transportation business (including, among other things, road freight transportation, and flitting, loading, unloading and storage of road cargo) by a foreign investor is subject to the approval of the relevant provincial counterparts of the Ministry of Transportation, and the newly established foreign-invested enterprise must obtain a road transportation operation permit from the relevant provincial counterparts of the Ministry of Transportation after the completion of other foreign investment registration procedures. The incorporation of any direct or indirect subsidiary of a foreign-invested enterprise that intends to engage in road transportation business is subject to the same approval procedure. Based on such regulation, acquisition by foreign investors or PRC entities directly or indirectly owned by foreign investors of road transportation business may also be required to obtain prior approval from the provincial counterparts of the Ministry of Transportation. See "Risk Factors—Risks Relating to Our Business and Industry—Failure of us or our franchisee partners to obtain, maintain or update necessary licenses and permits may have material adverse effect on our business, financial condition and results of operation."

        Foreign Investment in Telecommunication Businesses.    Foreign direct investment in telecommunications companies in China is governed by the Regulations for the Administration of Foreign-Invested Telecommunications Enterprises, which was promulgated by the State Council on December 11, 2001 and recently amended on February 6, 2016. The regulations provide that a foreign investor's beneficial equity ownership in an entity providing value-added telecommunications services in China is not permitted to exceed 50%. In addition, the main foreign investor who invests in a foreign-invested value-added telecommunications enterprise operating the value-added telecommunications business in China must demonstrate a good track record and experience in operating a value-added telecommunications business, provided such investor is a major one among the foreign investors investing in a value-added telecommunications enterprise in China. Moreover, foreign investors that meet these requirements must obtain approvals from the Ministry of Industry and Information Technology, or the MIIT, and the MOFCOM, or their authorized local counterparts, which retain considerable discretion in granting approvals, for its commencement of value-added telecommunications business in China.

        The MIIT's Notice Regarding Strengthening Administration of Foreign Investment in Operating Value-Added Telecommunication Businesses, or the MIIT Notice, issued on July 13, 2006 prohibits holders of these services licenses from leasing, transferring or selling their licenses in any form, or providing any resources, sites or facilities, to any foreign investors intending to conduct such businesses in China.

Regulations Relating to Express Delivery Services

        The PRC Postal Law, which took effect in October 2009 with latest amendment in 2015, sets out the fundamental rules on the establishment and operation of an express delivery company. Pursuant to the Postal Law, an enterprise that operates and provides express delivery services must obtain a courier service operation permit. In order to apply for a business permit for express delivery services, a company must meet all the requirements as a corporate legal person and satisfy certain prerequisites with respect to its service capacity and management system, and its registered capital must be no less than RMB500,000 to operate within a province, autonomous region, or municipality directly under the central government, no less than RMB1,000,000 in the case of cross-provincial operation, and no less than RMB2,000,000 to operate international express delivery services.

        Pursuant to the Administrative Measures for Courier Service Market, or the Courier Market Measures, which was announced by the Ministry of Transportation in 2013, and the Administrative Measures on Courier Service Operation Permits, which was promulgated by the Ministry of Transportation on June 24, 2015, any entity engaging in express delivery services must obtain a courier service operation permit from the State Post Bureau or its local counterpart and is subject to their supervision and regulation. Entities applying for a permit to operate express delivery services in a certain province should apply to the provincial-level postal bureau, while entities applying for a permit to operate express delivery services across multiple provinces should apply to the State Post Bureau. If an entity operates express delivery services without obtaining a courier service operation permit in accordance with the above measures, it may be compelled to make corrections, subject to the confiscation of its earnings generated from its unlicensed operation of express delivery services, imposed a fine ranging from RMB50,000 to RMB200,000, and/or ordered to suspend its business operation for rectification. If a permit-holder does not operate any express delivery services for over six months without due grounds after obtaining the courier service operation permit, or suspends its business for more than six months without authorization, the postal administrative departments have the authority to cancel the courier service operation permit of such holder.

        Filing with the postal administrative department is required where an express delivery company sets up branches. The requirements for the establishment of a branch of express delivery company are specified in the Courier Market Measures. The Courier Market Measures stipulate that where any express delivery company establishes its branches or business departments, it must register with the local industrial and commercial administrations where such branches or business departments are located by submitting its express delivery services operation permit and a list of its branches and, such branches or business departments must, within 20 days after they obtain their relevant business licenses, file with the local postal administrative department. If an express delivery company fails to complete the required registration and/or filing with the relevant governmental authority, it may be ordered to rectification and may also be imposed a fine of no more than RMB10,000 or where the circumstances are severe, a fine ranging from RMB10,000 to RMB50,000, compelled to make corrections, and/or ordered to suspend its business operation for rectification. Enterprises engaging in express delivery services other than postal enterprises may not engage in posting and mail delivery business exclusively operated by postal enterprises, and may not deliver any official documents of state organs. The express delivery business must be operated within the permitted scope and valid term of the courier service operation permit. The courier service operation permit is valid for 5 years upon its issuance and comes with an annual reporting obligation. The Circular on Implementing the Administrative Measures for the Courier Market and Strengthening the Administration of Courier Service Operations, which was issued by the State Post Bureau in 2013, further clarifies that the postal administrative department must examine whether an entity operates express delivery service within the permitted business scope and geographic scope of its courier service operation permit, and the geographic examination must be carried out down to the district-level within cities. Failure to conduct express delivery services within the permitted operation scopes would subject the express delivery company to a correction order by the postal administrative department and a fine from RMB5,000 to RMB30,000.

        Moreover, in accordance with the Regulations on Annual Reporting of Operation Permission of Express Delivery Service Business issued by the State Post Bureau in 2011, an enterprise engaged in express delivery services must complete annual reporting on its operation status for the previous year with the postal administrative authority which issued its courier service operation permit. Where an express delivery service company fails to submit its annual report to the relevant postal administrative authority in a timely manner or conceals any facts or commits fraud in its annual report, such express delivery service company may be imposed a fine ranging from RMB10,000 to RMB30,000.

        In accordance with the Decision of the State Council on Issues concerning Cancelling and Adjusting a Batch of Administrative Examination and Approval Items in February 2015, a company operating express delivery services must apply for and obtain the courier service operation permit prior to the application of its business license, and the obtaining of courier service operation permit is subject to industrial and commercial registration with prior examination.

        In accordance with the Courier Market Measures, if any express delivery service is carried out through franchise, both the franchisees and franchisors must obtain the courier service operation permits and any franchisee must run its franchise business within its licensed scope; and the franchisees and franchisors must enter into written agreements providing the rights and obligations of both parties and the liabilities of both parties in case of any violation of the legal rights and interests of the users of express delivery services. Any franchisee or franchisor failing to obtain the courier service operation permit or any franchisee failing to run its franchise business within its licensed scope would be subject to a correction order by the relevant postal administrative authority and a fine ranging from RMB5,000 to RMB30,000.

        Companies engaging in express delivery service must establish and implement a system for the examination of parcels or articles received for delivery. Pursuant to the PRC Postal Law and Measures for the Supervision and Administration of Security of the Postal Industry issued by the Ministry of Transportation in 2011 and most recently amended in 2013, express delivery companies must examine the postal articles that would be in the presence of customers so as to inspect whether the postal articles are prohibited or restricted from express delivery. Express delivery companies must also examine whether the names, categories and quantity of the postal articles have been properly written down on delivery forms. Any failure to establish or implement such inspection system, or any unlawful acceptance or delivery of prohibited or restricted parcels/articles may result in the suspension of the company's business operation for rectification or even cancellation of its courier service operation permit.

        BEST Logistics Technologies (China) Co., Ltd., one of our PRC subsidiaries, Hangzhou BEST Network Technologies Ltd., our VIE, and 13 of our VIE's subsidiaries have obtained the courier service operation permits to operate express delivery services. See "Risk Factors—Risks Relating to Our Business and Industry—Failure of us or our franchisee partners to obtain, maintain or update necessary licenses and permits may have material adverse effect on our business, financial condition and results of operation."

Regulations Relating to Road Transportation

        Pursuant to the Regulations on Road Transportation promulgated by the State Council in April 2004 and most recently amended in February 2016, and the Provisions on Administration of Road Freight Transportation and Stations (Sites) issued by the Ministry of Transportation in June 2005 and most recently amended in April 2016, or the Road Freight Provisions, the business operations of road freight transportation refer to commercial road freight transportation activities that provide public services. The road freight transportation includes general road freight transportation, special road freight transportation, road transportation of large articles, and road transportation of dangerous cargos. Special road freight transportation refers to freight transportation using special vehicles such as vehicles with containers, refrigeration equipment, or tank containers. The Road Freight Provisions set forth detailed requirements with respect to vehicles and drivers.

        Under the Road Freight Provisions, anyone engaging in the business of operating road freight transportation or stations (sites) must obtain a road transportation operation permit from the local county-level road transportation administrative bureau, and each vehicle used for road freight transportation must have a road transportation certificate from the same authority. The incorporation of a subsidiary of a road freight transportation operator that intends to engage in road transportation business is subject to the same approval procedure. If a road freight transportation operator intends to establish a branch, it should file with the local road transportation administrative bureau where the branch is to be established.

        Although the road transportation operation permits have no limitation with respect to geographical scope, several provincial governments in China, including Shanghai and Beijing, promulgated local rules on administration of road transportation, stipulating that permitted operators of road freight transportation registered in other provinces should also make filing with the local road transportation administrative bureau where it carries out its business.

        BEST Logistics Technologies (China) Co., Ltd., one of our PRC subsidiaries, and Hangzhou BEST Network Technologies Ltd., our VIE, have obtained road transportation operation permits to operate general road freight transportation or station (sites). See "Risk Factors—Risks Relating to Our Business and Industry—Failure of us or our franchisee partners to obtain, maintain or update necessary licenses and permits may have material adverse effect on our business, financial condition and results of operation."

Regulations on Cargo Vehicles

        Pursuant to the Administrative Provisions concerning the Running of Cargo Vehicles with Out-of-Gauge Goods promulgated by the Ministry of Transportation, which took effect on September 21, 2016, cargo vehicles running on public roads shall not carry cargo weighing more than the limits prescribed by this regulation and their dimensions shall not exceed those as set forth in the same regulation. Vehicle operators who violate this regulation may be subject to a fine of up to RMB30,000 for each violation. In the event of repeated violations, the regulatory authority may suspend the operating license of the vehicle operator and/or revoke the business operation registration of the relevant vehicle.

        We rely on trucks and other vehicles owned and operated by third-party trucking companies, while the operation of our fleet is subject to this new regulation. We have an obligation to educate and manage vehicle operators as well as to urge them to comply with this regulation. We weigh each cargo truck as they enter and leave our hubs and sortation centers to ensure their compliance with this regulation in terms of cargo weight. If any truck is not in compliance with this regulation, we may be required to replace it with another vehicle that complies with this regulation. Otherwise, we may be subject to penalties under this regulation if we continue to operate those trucks that exceed the limits set forth in the regulation.

Regulations Relating to International Freight Forwarding Business

        Regulations on Management of International Freight Forwarders promulgated by the Ministry of Foreign Trade and Economic Cooperation (now known as the MOFCOM) in 1995 and its detailed rules regulate the business of international freight forwarding. According to the provisions and its detailed rules, the minimum amount of registered capital must be RMB5 million for an international freight forwarder by sea, RMB3 million for an international freight forwarder by air and RMB2 million for an international freight forwarder by land or for an entity operating international express delivery services. According to the Administrative Measures on Foreign-invested International Freight Forwarders, which was promulgated by the MOFCOM in December 2005 and most recently amended in October 2015, a foreign-invested enterprise must obtain an approval to conduct its international freight forwarding business from the provincial-level authorized agency of the MOFCOM or the MOFCOM. Additionally, an international freight forwarder must, when applying for setting up its branches, increase its registered capital (or the excess amount over its minimum registered capital) by RMB500,000. Furthermore, under the Provisional Measures on Filing of International Freight Forwarders announced by the MOFCOM in March 2005 and most recently amended in August 2016, all international freight forwarders and their branches registered with the state industrial and commercial administration must be filed with the MOFCOM or its authorized agencies.

        BEST Logistics Technologies (China) Co., Ltd., one of our PRC subsidiaries, is engaged in the international freight forwarding business and has obtained an approval certificate from and made a filing with the relevant agency for carrying out such business.

Regulations Relating to Commercial Franchising

        Pursuant to the Regulations on Commercial Franchising promulgated by the State Council in February 2007 and Provisions on Administration of the Record Filing of Commercial Franchises issued by MOFCOM in December 2011, collectively the Regulations and Provisions on Commercial Franchising, commercial franchising refers to the business activities where an enterprise that possesses the registered trademarks, enterprise logos, patents, proprietary technology or any other business resources allows such business resources to be used by another business operator through contract and the franchisee follows the uniform business model to conduct business operations and pays franchising fees according to the contract. We and our franchisee partners are therefore subject to regulations on commercial franchising. Under the Regulations and Provisions on Commercial Franchising, within 15 days of the first conclusion of franchising contract, the franchisor must carry out record-filing with MOFCOM or its local counterparts and must report the current status of its franchising contracts in the first quarter of each year after record-filing. MOFCOM announces the names of franchisors who have completed filing on the government website and makes prompt updates. If the franchisor fails to comply with these Regulations and Provisions on Commercial Franchising, the MOFCOM or its local counterparts have the discretion to take administrative measures against the franchisor, including fines and public announcements. The Regulations and Provisions on Commercial Franchising also set forth requirements on the contents of franchising contracts.

        We have completed the requisite filings with respect to our BEST Express, BEST Freight and Cloud OFC services. We cannot assure you that we can update such filing in a timely manner or that our relationships with other existing and future ecosystem participants will not be found to constitute such regulated commercial franchising in the future. As of the date of this prospectus, we have not received any order from any governmental authorities to make such filing. See "Risk Factors—Risks Relating to Our Business and Industry—Failure to comply with PRC laws and regulations by us or our franchisee partners may materially and adversely impact our business, financial condition and results of operations."

Regulations Relating to Personal Information Security and Consumer Protection

        The Administrative Provisions on the Security of Personal Information of Express Service Users, promulgated by State Post Bureau in March 2014, provide for the protection of the personal information of users of express or express delivery services, and the supervision on the express operations of postal enterprises and express delivery companies. In accordance with these provisions, the state postal administrative department and its local counterparts are the supervising and administering authority responsible for the security of the personal information of users of express or express delivery services, and postal enterprises and express delivery companies must establish and refine systems and measures for the security of such information. Specifically, express delivery companies must enter into confidentiality agreements with their employees regarding the information of their clients or users to specify confidentiality obligations and liabilities for violation thereof. Where express delivery companies are entrusted by operators engaging in online shopping, TV shopping, mail-order and other businesses to provide express delivery services, such express delivery companies must enter into agreements with the said principals, which agreements shall contain provisions safeguarding the security of information of users of express delivery services. Courier companies operating through franchise are further required to formulate provisions on the security of information of users of express delivery services in franchising contracts and clarify the security responsibilities between franchisor and franchisee. A courier company and its employees causing damages to the users of express delivery services by divulging the users' information is expected to bear compensation liabilities. If a courier company is found to unlawfully furnish the information of users of express delivery services, the company and its employees are subject to administrative liabilities or even criminal penalties. A user of express delivery services may further seek remedies by following the Measures on Settling the Complaints of the Postal Users issued by State Post Bureau, which took effect in September 2014. The Postal Users Complaints Settling Center handles the complaints from users on the quality of the express delivery services under a regime of mediation. We are subject to the above provisions and measures with regard to the security of personal information and believe that we are currently in compliance with such provisions and measures in all material aspects.

Regulations Relating to Telecommunications and Internet Information Services

  Regulations Relating to Telecommunication Businesses

        Under the Telecommunications Regulations of the PRC, or the Telecommunications Regulations, promulgated by the State Council of the PRC on September 25, 2000 and most recently amended on February 6, 2016, a telecommunication services provider in China must obtain an operating license from the MIIT or its provincial counterparts. The Telecommunications Regulations categorize all telecommunication services in China as either basic telecommunications services or value-added telecommunications services. Our online and mobile commerce businesses are classified as value-added telecommunications services.

        In addition to restricting dealings with foreign investors, the MIIT Notice contains a number of detailed requirements applicable to holders of value-added telecommunications services licenses, including that license holders or their shareholders must directly own the domain names and trademarks used in their daily operations and each license holder must possess the necessary facilities for its approved business operations and maintain such facilities in the regions covered by its license, including maintaining its network and providing Internet security in accordance with the relevant regulatory standards. The MIIT or its provincial counterpart has the power to require corrective actions after it discovers any non-compliance of the license holders, and where such license holders fail to take such steps, the MIIT or its provincial counterpart has the power to revoke the value-added telecommunications services licenses.

  Regulations Relating to Internet Information Services

        As a subsector of the telecommunications industry, Internet information services are regulated by the Administrative Measures on Internet Information Services, or the ICP Measures, promulgated on September 25, 2000 by the State Council and amended on January 8, 2011. "Internet information services" are defined as services that provide information to online users through the Internet. Internet information services providers, also called Internet content providers, or ICPs, that provide commercial services are required to obtain an operating license from the MIIT or its provincial counterpart. The Administrative Measures for Telecommunications Business Operating Licensing, which was promulgated by the MIIT and recently amended on July 3, 2017, further regulate the telecommunications business licensing.

        To the extent the Internet information services provided relate to certain matters, including news, publication, education or medical and health care (including pharmaceutical products and medical equipment), approvals must also be obtained from the relevant industry regulators in accordance with the laws, rules and regulations governing those industries.

        The PRC government has promulgated measures relating to Internet content through various ministries and agencies, including the MIIT, the News Office of the State Council, the Ministry of Culture and the General Administration of Press and Publication. In addition to various approval and license requirements, these measures specifically prohibit Internet activities that result in the dissemination of any content which is found to contain pornography, promote gambling or violence, instigate crimes, undermine public morality or the cultural traditions of the PRC or compromise state security or secrets. ICPs must monitor and control the information posted on their websites. If any prohibited content is found, they must remove such content immediately, keep a record of it and report to the relevant authorities. If an ICP violates these measures, the PRC government may impose fines and revoke any relevant business operation licenses.

        We conduct our value-added telecommunications business through our VIE, Hangzhou BEST Network Technologies Ltd., which has obtained the requisite license.

Regulations Relating to Internet Security

        The Criminal Law of the People's Republic of China, promulgated by the National People's Congress of China on July 6, 1979 and recently amended on August 29, 2015, imposes a number of Internet security requirements on Internet service providers. These requirements are mainly provided in the Ninth Amendment to the Criminal Law of the People's Republic of China, or the Ninth Amendment. According to the Ninth Amendment, an Internet service provider who does not perform its duties of security management on information network may be subject to criminal punishment, if such non-performance results in certain serious consequences.

        The Decision in Relation to Protection of the Internet Security, enacted by the Standing Committee of the National People's Congress of China on December 28, 2000 and amended on August 27, 2009, provides that certain activities, including but not limited to the following, conducted through the Internet are subject to criminal punishment: (i) gaining improper entry into a computer or system of strategic importance; (ii) bringing out abnormal operation of Internet by cultivating or transmitting computer virus or interrupting network without authorization; (iii) disseminating politically disruptive information or obscenities; (iv) leaking State secrets; (v) spreading false commercial information; (vi) infringing intellectual property rights; (vii) providing information concerning pornography; or (viii) violating lawful rights of any other national person, legal person or other institution.

        The Regulations of the People's Republic of China on the Security Protection of Computer Information System, promulgated by the State Council on February 18, 1994 and amended on January 8, 2011, require that no entity or individual may make use of computer information systems to engage in activities jeopardizing the interests of the state or collectives or the legitimate rights of the citizens, or endanger the security of computer information systems. A user of a computer information system shall establish and improve a security management system for its computer information system. A user of a computer information system is also required to take other security protection measures, such as reporting any incidents arising from the computer system to the public authority of the local government at or above the county level within 24 hours.

        On December 28, 2012, the Standing Committee of the National People's Congress of China promulgated the Decision on Strengthening Network Information Protection to enhance the legal protection of information security and privacy on the Internet. On July 16, 2013, the MIIT promulgated the Provisions on Protection of Personal Information of Telecommunication and Internet Users to regulate the collection and use of users' personal information in the provision of telecommunication services and Internet information services in China. Personal information includes a user's name, birth date, identification card number, address, phone number, account name, password and other information that can be used for identifying a user.

        On July 1, 2015, the Standing Committee of the National People's Congress of China promulgated the New National Security Law which took effect on the same date and replaced the former National Security Law promulgated in 1993. According to the New National Security Law, the state shall ensure that the information system and data in important areas are secure and controllable. There are uncertainties on how the New National Security Law will be implemented in practice.

        The Network Security Law of the People's Republic of China, which was promulgated by the Standing Committee of the National People's Congress of China on November 7, 2016 and became effective on June 1, 2017, provides that network operators shall comply with laws and regulations and fulfill their obligations to safeguard security of the network when conducting business and providing services. Those who provide services through networks shall take technical measures and other necessary measures pursuant to laws, regulations and compulsory national requirements to safeguard the safe and stable operation of the networks, respond to network security incidents effectively, prevent illegal and criminal activities, and maintain the integrity, confidentiality and usability of network data.

        On April 11, 2017, the Cyberspace Administration of China announced the Measures for the Security Assessment of Personal Information and Important Data to be Transmitted Abroad (consultation draft), or the Consultation Draft of Security Assessment Measures. The Consultation Draft of Security Assessment Measures requires network operators to conduct security assessments and obtain consents from owners of personal information prior to transmitting personal information and other important data abroad. Moreover, under the Consultation Draft of Security Assessment Measures, the network operators are required to apply to the relevant regulatory authorities for security assessments under several circumstances, including but not limited to: (i) if data to be transmitted abroad contains personal information of more than 500,000 users in aggregate; (ii) if the quantity of the data to be transmitted abroad is more than 1,000 gigabytes; (iii) if data to be transmitted abroad contains information regarding nuclear facilities, chemical biology, national defense or military projects, population and health, or relates to large-scale engineering activities, marine environment issues or sensitive geographic information; (iv) if data to be transmitted abroad contains network security information regarding system vulnerabilities or security protection of critical information infrastructure; (v) if key information infrastructure network operators transmit personal information and important data abroad; or (vi) if any other data to be transmitted abroad contains information that might affect national security or public interest and are required to be assessed as determined by the relevant regulatory authorities.

Regulations Relating to Finance Leasing

        The Administrative Measures on Foreign Investment in the Leasing Industry, or the Leasing Industry Measures, were promulgated by the MOFCOM on February 3, 2005 and amended on October 28, 2015 to regulate the operation of foreign-invested leasing and finance leasing business. Under the Leasing Industry Measures, the total assets of the foreign investors of a foreign-funded finance leasing company may not be less than US$5 million. Foreign-invested finance leasing enterprises may carry out finance leasing activities by way of direct leasing, sub-leasing, sale-leaseback, leveraged leasing, entrusted leasing and joint leasing. For the purpose of the Leasing Industry Measures, the leasing property shall include, among others, transportation equipment, such as airplanes, automobiles and ships, etc.

        The Administrative Measures of Supervision on Finance Leasing Enterprises, or the Finance Leasing Measures, were formulated by the MOFCOM and became effective on October 1, 2013. According to the Finance Leasing Measures, the MOFCOM and the provincial-level commerce authorities are in charge of the supervision and administration of finance leasing enterprises. A finance leasing company shall report, according to the requirements of the MOFCOM, the relevant data in a timely and ruthful manner through the National Finance Leasing Company Management Information System.

        BEST Finance Lease (Zhejiang) Co., Ltd., one of our PRC subsidiaries, has obtained an approval to conduct finance lease business from the competent regulatory authority in the PRC.

Regulations Relating to Retail Industry

  Regulations Relating to Consumer Protection

        Under the Law on the Protection of the Rights and Interests of Consumers, which was promulgated by the Standing Committee of the National People's Congress on October 31, 1993, became effective on January 1, 1994 and was recently amended on October 25, 2013, a business operator providing a commodity or service to a consumer is subject to a number of requirements, including the following:

  •
  to ensure that commodities and services meet with certain safety requirements;

  •
  to disclose serious defects of a commodity or a service and adopt preventive measures against damage occurrence;

  •
  to provide consumers with true information and to refrain from conducting false advertising;

  •
  not to set unreasonable or unfair terms for consumers or alleviate or release itself from civil liability for harming the legal rights and interests of consumers by means of standard contracts, circulars, announcements, shop notices or other means; and

  •
  not to insult or slander consumers or to search the person of, or articles carried by, a consumer or to infringe upon the personal freedom of a consumer.

        Business operators may be subject to civil liabilities for failing to fulfill the obligations discussed above. These liabilities include restoring the consumer's reputation, eliminating the adverse effects suffered by the consumer, and offering an apology and compensation for any losses incurred. The following penalties may also be imposed upon business operators for the infraction of these obligations: issuance of a warning, confiscation of any illegal income, imposition of a fine, an order to cease business operations, revocation of its business license or imposition of criminal liabilities under circumstances that are specified in laws and statutory regulations.

  Regulations Relating to Product Quality

        Pursuant to the Product Quality Law of the PRC, or the Product Quality Law, which was promulgated by the Standing Committee of the National People's Congress on February 22, 1993, became effective on September 1, 1993, and was recently amended on August 27, 2009, business operators, including manufacturers and sellers, are required to assume certain obligations in respect of product quality. Violations of the Product Quality Law may result in the imposition of fines. In addition, a company in violation of the Product Quality Law may be ordered to suspend its operations and its business license may be revoked. Criminal liability may be incurred in serious cases. A consumer or other victim who suffers injury or property losses due to product defects may demand compensation from the manufacturer as well as from the seller. Where the responsibility lies with the manufacturer, the seller shall, after settling compensation with the consumer, have the right to recover such compensation from the manufacturer, and vice versa.

Regulations Relating to Pricing

        In China, the prices of a very small number of products and services are guided or fixed by the government. According to the Pricing Law, which was promulgated by Standing Committee of the National People's Congress on December 29, 1997 and became effective on May 1, 1998, business operators must, as required by the government departments in charge of pricing, mark the prices explicitly and indicate the service items, charging standards and other related particulars clearly. Business operators may not charge any fees that are not explicitly indicated. Business operators must not commit unlawful pricing activities, such as colluding with others to manipulate the market price, using false or misleading prices to deceive consumers to transact, or conducting price discrimination against other business operators. Failure to comply with the Pricing Law may subject business operators to administrative sanctions such as warning, ceasing unlawful activities, compensation, confiscating illegal gains and fines. The business operators may be ordered to suspend business for rectification, or have their business licenses revoked if the circumstances are severe. We are subject to the Pricing Law as a service provider and believe that our pricing activities are currently in compliance with the law in all material aspects.

Regulations Relating to Leasing

        We currently lease all of the facilities that we occupy from independent third parties. Pursuant to the Law on Administration of Urban Real Estate which took effect in January 1995 with the latest amendment in August 2009, lessors and lessees are required to enter into a written lease contract, containing such provisions as the term of the lease, the use of the premises, liability for rent and repair, and other rights and obligations of both parties. Both lessor and lessee are also required to register the lease with the real estate administration department. Pursuant to implementing rules stipulated by certain provinces or cities, such as Tianjin, if the lessor and lessee fail to go through the registration procedures, both lessor and lessee may be subject to warnings, rectifications and/or other penalties.

        According to the PRC Contract Law which took effect in October 1999, the lessee may sublease the leased premises to a third party, subject to the consent of the lessor. Where the lessee subleases the premises, the lease contract between the lessee and the lessor remains valid. The lessor is entitled to terminate the lease contract if the lessee subleases the premises without the consent of the lessor. In addition, if the lessor transfers the premises, the lease contract between the lessee and the lessor will still remain valid.

        Pursuant to the PRC Property Law which took effect in October 2007, if a mortgagor leases the mortgaged property before the mortgage contract is executed, the previously established leasehold interest will not be affected by the subsequent mortgage, but where a mortgagor leases the mortgaged property after the creation and registration of the mortgage interest, the leasehold interest will be subordinated to the registered mortgage.

Regulations Relating to Intellectual Property Rights

        The PRC government has adopted comprehensive legislation governing intellectual property rights, including copyrights, patents, trademarks and domain names.

        Copyright.    Copyright in China, including copyrighted software, is principally protected under the Copyright Law and its implementation rules. Under the Copyright Law, the term of protection for copyrighted software is 50 years.

        Patent.    The Patent Law provides for patentable inventions, utility models and designs, which must meet three conditions: novelty, inventiveness and practical applicability. The State Intellectual Property Office under the State Council is responsible for examining and approving patent applications. The duration of a patent right is either 10 years or 20 years from the date of application, depending on the type of patent right.

        Trademark.    The Trademark Law and its implementation rules protect registered trademarks. The PRC Trademark Office of State Administration of Industry and Commerce is responsible for the registration and administration of trademarks throughout China. The Trademark Law has adopted a "first-to-file" principle with respect to trademark registration. Where registration is sought for a trademark that is identical or similar to another trademark which has already registered or given preliminary examination and approval for use in the same or similar category of commodities or services, the application for registration of such trademark may be rejected. Trademark registration is effective for a renewable ten-year period, unless otherwise revoked.

        Domain Name.    Domain names are protected under the Administrative Measures on the Internet Domain Names promulgated by the MIIT. The MIIT is the major regulatory body responsible for the administration of the PRC Internet domain names, under supervision of which the China Internet Network Information Center is responsible for the daily administration of ".cn" domain names and Chinese domain names. Domain name registration is handled through domain name service agencies established under the relevant regulations, and applicants become domain name holders upon successful registration.

Regulations Relating to Employment

        Pursuant to the Labor Law, which was promulgated by National People's Congress in January 1995 and amended in August 2009, and the Labor Contract Law, promulgated by Standing Committee of the National People's Congress in June 2007 and amended in December 2012, employers must execute written labor contracts with full-time employees. If an employer fails to enter into a written employment contract with an employee within one year from the date on which the employment relationship is established, the employer must rectify the situation by entering into a written employment contract with the employee and pay the employee twice the employee's salary for the period from the day following the lapse of one month after the date of establishment of the employment relationship to the day prior to the execution of the written employment contract. All employers must comply with local minimum wage standards. Violation of the Labor Law and the Labor Contract Law may result in the imposition of fines and other administrative and criminal liability in the case of serious violation.

        In December 2012, the Labor Contract Law was amended to impose more stringent requirements on the use of employees of temp agencies, who are known in China as "dispatched workers." Dispatched workers are entitled to equal pay with fulltime employees for equal work. Employers are only allowed to use dispatched workers for temporary, auxiliary or substitutive positions, and the number of dispatched workers may not exceed 10% of the total number of employees.

        Enterprises in China are required by PRC laws and regulations to participate in certain employee benefit plans, including social insurance funds, namely a pension plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan, and a housing provident fund, and contribute to the plans or funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government from time to time at locations where they operate their businesses or where they are located. According to the PRC Social Insurance Law, which was promulgated by the Standing Committee of the National People's Congress on October 28, 2010 and became effective on July 1, 2011, an employer that fails to make social insurance contributions may be ordered to rectify the non-compliance and pay the required contributions within a stipulated deadline and be subject to a late fee of up to 0.05% or 0.2% per day, as the case may be. If the employer still fails to rectify the failure to make social insurance contributions within the stipulated deadline, it may be subject to a fine ranging from one to three times the amount overdue. According to the Regulations on Management of Housing Fund, which was promulgated by the State Council on April 3, 1999 and amended on March 24, 2002, an enterprise that fails to make housing fund contributions may be ordered to rectify the noncompliance and pay the required contributions within a stipulated deadline; otherwise, an application may be made to a local court for compulsory enforcement. See "Risk Factors—Risks Related to Doing Business in the People's Republic of China—The enforcement of the Labor Contract Law of the People's Republic of China, or the PRC Labor Contract Law, and other labor-related regulations in the PRC may increase our labor costs, impose limitations on our labor practices and adversely affect our business and our results of operations, and our failure to comply with PRC labor-related laws may expose us to penalties."

Regulations Relating to Foreign Exchange

        The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations, most recently amended in August 2008. Payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can usually be made in foreign currencies without prior approval from the SAFE, by complying with certain procedural requirements. By contrast, approval from or registration with appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of foreign currency-denominated loans.

        On March 30, 2015, SAFE issued the Circular of the State Administration of Foreign Exchange on Reforming the Management Approach regarding the Settlement of Foreign Exchange Capital of Foreign-invested Enterprises, or SAFE Circular 19. Pursuant to SAFE Circular 19, the foreign exchange capital of foreign-invested enterprises is subject to the discretional foreign exchange settlement, which means the foreign exchange capital in the capital account of foreign-invested enterprises upon the confirmation of rights and interests of monetary contribution by the local foreign exchange bureau (or the book-entry registration of monetary contribution by the banks) may be settled at the banks based on the actual operation needs of the enterprises. The proportion of discretionary settlement of foreign exchange capital of foreign-invested enterprises is currently 100%. SAFE can adjust such proportion in due time based on the circumstances of international balance of payments. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or SAFE Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-associated enterprises. Violations of SAFE Circular 19 or SAFE Circular 16 could result in administrative penalties.

        On January 26, 2017, SAFE issued the Notice of State Administration of Foreign Exchange on Improving the Review of Authenticity and Compliance to Further Promote Foreign Exchange Control, or SAFE Circular 3, which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities shall hold income to account for previous years' losses before remitting the profits. Moreover, pursuant to SAFE Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements, and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment.

Regulations Relating to Dividend Distribution

        The principal laws, rules and regulations governing dividend distribution by foreign-invested enterprises in the PRC are the Company Law of the PRC, as amended, the Wholly Foreign-owned Enterprise Law and its implementation regulations and the Chinese-foreign Equity Joint Venture Law and its implementation regulations. Under these laws, rules and regulations, foreign-invested enterprises may pay dividends only out of their accumulated profit, if any, as determined in accordance with PRC accounting standards and regulations. Both PRC domestic companies and wholly-foreign owned PRC enterprises are required to set aside as general reserves at least 10% of their after-tax profit each year, until the cumulative amount of such reserves reaches 50% of their registered capital. A PRC company is not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

Regulations Relating to Offshore Financing

        SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents' Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, on July 4, 2014, which replaced the former circular commonly known as "SAFE Circular 75" promulgated by SAFE on October 21, 2005. SAFE Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents' legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a "special purpose vehicle." SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls. According to the Notice on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment released on February 13, 2015 by SAFE, local banks will examine and handle foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration, under SAFE Circular 37 from June 1, 2015.

        We have notified substantial beneficial owners of ordinary shares who we know are PRC residents of their obligations of applications, filings and amendments as required under SAFE Circular 37 and other related rules. Nevertheless, we may not be aware of the identities of all of our beneficial owners who are PRC residents. We do not have control over our beneficial owners and there can be no assurance that all of our PRC-resident beneficial owners will comply with SAFE Circular 37, its implementation rules and other applicable foreign exchange rules, and there is no assurance that the registration under SAFE Circular 37 and any amendment will be completed in a timely manner, or will be completed at all. The failure of our beneficial owners who are PRC residents to register or amend their foreign exchange registrations in a timely manner pursuant to SAFE Circular 37, its implementation rules and other applicable foreign exchange rules, or the failure of future beneficial owners of our company who are PRC residents to comply with these registration requirements may subject such beneficial owners or our PRC subsidiaries to fines and legal sanctions. Failure to register or comply with relevant requirements may also limit our ability to contribute additional capital to our PRC subsidiaries and limit our PRC subsidiaries' ability to distribute dividends to our company, or we may be penalized by SAFE.

Regulations Relating to Employee Stock Incentive Plan of Overseas Publicly-Listed Company

        Pursuant to SAFE Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly-listed companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose companies. In addition, under the Notices on Issues concerning the Foreign Exchange Administration for Domestic Individuals Participating in Share Incentive Plans of Overseas Publicly-Listed Companies, or the Share Option Rules, issued by SAFE on February 15, 2012, PRC residents who are granted shares or share options by companies listed on overseas stock exchanges under share incentive plans are required to (i) register with SAFE or its local branches, (ii) retain a qualified PRC agent, which may be a PRC subsidiary of the overseas listed company or another qualified institution selected by the PRC subsidiary, to conduct the SAFE registration and other procedures with respect to the share incentive plans on behalf of the participants, and (iii) retain an overseas institution to handle matters in connection with their exercise of share options, purchase and sale of shares or interests and funds transfers. We will make efforts to comply with these requirements upon completion of our initial public offering.

        The State Administration of Taxation, or SAT, has issued certain circulars concerning employee share options or restricted shares. Under these circulars, our employees working in China who exercise share options or are granted restricted shares will be subject to PRC individual income tax. Our PRC subsidiaries have obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options. If our employees fail to pay or we fail to withhold their income taxes according to relevant laws and regulations, we may face sanctions imposed by the tax authorities or other PRC governmental authorities.

Regulations Relating to Tax

        Under the PRC Enterprise Income Tax Law, or the EIT Law, which became effective on January 1, 2008 and was recently amended on February 24, 2017, an enterprise established outside the PRC with "de facto management bodies" within the PRC is considered a "resident enterprise" for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. The Implementing Rules of the Enterprise Income Tax Law further define the term "de facto management body" as the management body that exercises substantial and overall management and control over the business, personnel, accounts and properties of an enterprise. In 2009, the SAT issued the Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or SAT Circular 82, which provides certain specific criteria for determining whether the "de facto management body" of a PRC-controlled enterprise that is incorporated offshore is located in China. Further to SAT Circular 82, in 2011, the SAT issued the Administrative Measures for Enterprise

Income Tax of Chinese-Controlled Offshore Incorporated Resident Enterprises (Trial), or SAT Bulletin 45 to provide more guidance on the implementation of SAT Circular 82.

        According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be considered a PRC resident enterprise by virtue of having its "de facto management body" in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following conditions are met: (i) the senior management and core management departments in charge of its daily operations function have their presence mainly in the PRC; (ii) its financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (iii) its major assets, accounting books, company seals, and minutes and files of its board of directors and shareholders' meetings are located or kept in the PRC; and (iv) more than half of the enterprise's directors or senior management with voting rights habitually reside in the PRC.

        Although SAT Circular 82 and SAT Bulletin 45 only apply to offshore-incorporated enterprises controlled by PRC enterprises or PRC enterprise groups and not those controlled by PRC individuals or foreigners, the determination criteria set forth therein may reflect the SAT's general position on how the term "de facto management body" could be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, individuals or foreigners.

        We do not believe that we meet all of the conditions under SAT Circular 82. We believe that BEST Inc. and our offshore subsidiaries should not be treated as a "resident enterprise" for PRC tax purposes if the criteria for "de facto management body" as set forth in SAT Circular 82 were deemed applicable to us. However, as the tax residency status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term "de facto management body" as applicable to our offshore entities, we may be treated as a resident enterprise for PRC tax purposes under the EIT Law, and we may therefore be subject to PRC income tax on our global income. We are actively monitoring the possibility of "resident enterprise" treatment for the applicable tax years and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.

        In the event that BEST Inc. or any of our offshore subsidiaries is considered to be a PRC resident enterprise: BEST Inc. or our offshore subsidiaries, as the case may be, may be subject to the PRC enterprise income tax at the rate of 25% on our worldwide taxable income; dividend income that BEST Inc. or our offshore subsidiaries, as the case may be, received from our PRC subsidiaries may be exempt from the PRC withholding tax; and interest paid to our overseas shareholders or ADS holders who are non-PRC resident enterprises as well as gains realized by such shareholders or ADS holders from the transfer of our shares or ADSs may be regarded as PRC-sourced income and as a result be subject to PRC withholding tax at a rate of up to 10%, subject to any reduction or exemption set forth in relevant tax treaties, and similarly, dividends paid to our overseas shareholders or ADS holders who are non-PRC resident individuals, as well as gains realized by such shareholders or ADS holders from the transfer of our shares or ADSs, may be regarded as PRC-sourced income and as a result be subject to PRC withholding tax at a rate of 20%, subject to any reduction or exemption set forth in relevant tax treaties. See "Risk Factors—Risks Related to Doing Business in the People's Republic of China—We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income" and "Risk Factors—Risks Related to Doing Business in the People's Republic of China—Dividends payable to our foreign investors and gains on the sale of our ADSs or Class A ordinary shares by our foreign investors may become subject to PRC tax."

        On February 3, 2015, the SAT issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Bulletin 7, which replaced or supplemented previous rules under the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or Circular 698, issued by the SAT, on December 10, 2009. Pursuant to this Bulletin, an "indirect transfer" of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be recharacterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. According to Bulletin 7, "PRC taxable assets" include assets attributed to an establishment or place of business in China, immoveable properties located in China, and equity investments in PRC resident enterprises, in respect of which gains from their transfer by a direct holder, being a non-PRC resident enterprise, would be subject to PRC enterprise income taxes. When determining whether there is a "reasonable commercial purpose" of the transaction arrangement, features to be taken into consideration include: whether the main value of the equity interest of the relevant offshore enterprise derives directly or indirectly from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income mainly derives from China; whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure; the duration of existence of the business model and organizational structure; the foreign income tax liabilities arising from the indirect transfer of PRC taxable assets; the replicability of the transaction by direct transfer of PRC taxable assets; and the tax situation of such indirect transfer and applicable tax treaties or similar arrangements. In respect of an indirect offshore transfer of assets of a PRC establishment or place of business, the resulting gain is to be included with the enterprise income tax filing of the PRC establishment or place of business being transferred, and would consequently be subject to PRC enterprise income tax at a rate of 25%. Where the underlying transfer relates to the immoveable properties located in China or to equity investments in a PRC resident enterprise, which is not related to a PRC establishment or place of business of a non-resident enterprise, a PRC enterprise income tax of 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments has the withholding obligation. Where the payor fails to withhold any or sufficient tax, the transferor shall declare and pay such tax to the tax authority by itself within the statutory time limit. Late payment of applicable tax will subject the transferor to default interest. Bulletin 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange. There is uncertainty as to the application of Bulletin 7, or previous rules under Circular 698. Especially as Bulletin 7 is lately promulgated, it is not clear how it will be implemented. Bulletin 7 may be determined by the tax authorities to be applicable to our offshore restructuring transactions or sale of our ordinary shares or those of our offshore subsidiaries where non-resident enterprises, being the transferors, were involved.

        Under the Circular on Comprehensively Promoting the Pilot Program of the Collection of Value-added Tax to Replace Business Tax, or Circular 36, which was promulgated by the Ministry of Finance and the SAT on March 23, 2016 and became effective on May 1, 2016, entities and individuals engaging in the sale of services, intangible assets or fixed assets within the territory of the PRC are required to pay value added tax, or VAT, instead of business tax. According to the Circular 36, our PRC subsidiaries and VIE are subject to VAT, at a rate of 6% to 17% on proceeds received from customers, and are entitled to a refund for VAT already paid or borne on the goods purchased by it and utilized in the production of goods or provisions of services that have generated the gross sales proceeds.

Regulations Relating to M&A Rules and Overseas Listing

        The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, issued by six PRC governmental and regulatory agencies, including the MOFCOM and the CSRC, on August 8, 2006 and amended on June 22, 2009, require that an SPV formed for listing purposes and controlled directly or indirectly by PRC companies or individuals must obtain the approval of the CSRC in the event that the SPV acquires equity interests in the PRC companies in exchange for the shares of offshore companies.

        The application of the M&A Rules remains unclear. Our PRC counsel, King & Wood Mallesons, has advised us that, under current PRC laws, rules and regulations and the M&A Rules, prior approval from the CSRC is not required under the M&A Rules for our initial public offering because (i) our PRC subsidiaries were incorporated as foreign-invested enterprises by means of foreign direct investments at the time of their incorporation, and (ii) we did not acquire any equity interests or assets of a PRC company owned by its controlling shareholders or beneficial owners who are PRC companies or individuals, as such terms are defined under the M&A Rules. However, as there has been no official interpretation or clarification of the M&A Rules, there is uncertainty as to how these rules will be implemented in practice. See "Risk Factors—Risks Related to Doing Business in the People's Republic of China—Certain PRC regulations establish more complex procedures for acquisitions conducted by foreign investors that could make it more difficult for us to grow through acquisitions."

MANAGEMENT

Directors, Executive Officers and Senior Management

        The following table sets forth certain information relating to our current directors, executive officers and senior management:

Name	Age	Position/Title
Shao-Ning Johnny Chou ( )	55	Chairman and chief executive officer
Wenhong Tong ( )	46	Director
Jun Chen ( )	43	Director
Mark Qiu ( )	53	Director
Chiu-Chin Yang ( )	47	Director
Shijia Yang ( )	34	Director
Yinghao Zhang ( )	40	Director
Weifeng Wang ( )	40	Director
Mangli Zhang ( )	60	Director, vice president, general manager of supply chain management service line
George Chow ( )	49	Chief strategy and investment officer
Lei Guo ( )	41	Chief accounting officer, vice president of finance, general manager of capital service line
Shaohua Zhou ( )	44	Vice president, general manager of express service line
Jun Zhou ( )	49	Vice president, general manager of freight service line
Bo Liu ( )	45	Vice president, general manager of store+ service line
Jian Zhou ( )	39	Vice president, general manager of global service line
Yanbing Zhang ( )	41	Vice president of engineering, general manager of cloud service line
Jimei Liu ( )	46	Vice president of human resources and administration

        Mr. Shao-Ning Johnny Chou ( ) is our founder, and has served as our chairman and chief executive officer since 2007. Prior to founding our company, he served as a global vice president and Greater China president of Google with responsibility for Google's sales and marketing in Greater China from 2005 to 2006. From 1996 to 2005, Mr. Chou served as president of UTStarcom China with responsibility for China operations. From 1986 to 1996, Mr. Chou served as a director of wireless software and system development with AT&T Bell Laboratory. From 1978 to 1980, Mr. Chou studied computer science at Fudan University. Mr. Chou earned a bachelor's degree in science, specializing in electrical engineering, from City College of New York, a master's degree in science, specializing in engineering science, from Princeton University, and an MBA from Rutgers University.

        Ms. Wenhong Tong ( ) has been a director of our company since 2014. Ms. Tong has been the chief people officer of Alibaba since January 2017. She is also currently the non-executive chairwoman of Cainiao Network. From 2013 to 2016, Ms. Tong led the formation of Cainiao Network and served as chief operating officer, president and chief executive officer, overseeing the operations of the company. Between 2007 and 2013, she served as vice president and senior vice president in various departments of Alibaba, including construction, real estate and procurement. Ms. Tong currently also serves as a board member of YTO Express Group Co., Ltd., an express courier company in China listed on Shanghai Stock Exchange. Ms. Tong received a bachelor's degree from Zhejiang University. Ms. Tong was nominated to our board of directors by Cainiao Smart Logistics Investment Limited pursuant to our seventh amended and restated shareholders agreement dated April 5, 2016, or the shareholders agreement.

        Mr. Jun Chen ( ) has been a director of our company since 2015. Mr. Jun Chen is currently a vice president of Alibaba Group Holding Limited. He is also a managing director of Alibaba strategic investment group and the investment head of Alibaba new retail fund. Mr. Chen has over 20 years of experience in strategy management and investment, strategic market development, and business and financial advisory services. He has been in charge of strategic investments by Alibaba Group in various types of companies, including high-growth private companies and public companies listed in the PRC and overseas. The portfolio companies he manages are in a wide spectrum of industries such as retail, logistics, travel, healthcare, sports, and software and solutions. Prior to joining Alibaba Group in 2011, Mr. Chen worked for SAP, a Fortune 500 high-tech software company from 1999 to 2011, taking roles including strategic adviser in the office of CEO and industry director. From 1995 to 1998, he worked as an auditor for Arthur Andersen Consulting Co. Ltd. Mr. Chen holds a bachelor's degree in international finance and accounting from Shanghai University, and received an EMBA degree from INSEAD. Mr. Chen was nominated to our board of directors by Alibaba Investment Limited pursuant to the shareholders agreement.

        Mr. Mark Qiu ( ) has been a director of our company since 2011. Mr. Qiu is the founder, and since May 2005, has served as the chief executive officer and managing director of China Renaissance Capital Investment Inc., a private equity investment management company. From 2001 to March 2005, Mr. Qiu served as a senior vice president (chief financial officer until year end of 2004) of CNOOC Limited, a company principally engaged in the exploration, development and production of oil and gas. From 1998 to 2000, Mr. Qiu was with Salomon Smith Barney, last as the head of its Asia oil and gas investment banking group. From 1993 to 1997, Mr. Qiu held various positions with Atlantic Richfield Corporation (ARCO), an integrated oil and gas company. From 1990 to 1993, Mr. Qiu served as a staff consultant with RHR International, a succession planning consulting firm. Mr. Qiu also serves as a director of certain other companies affiliated with China Renaissance Capital Investment Inc. Mr. Qiu received a bachelor's degree in science, specializing in management psychology, from Hangzhou University in China, a Ph.D. and a Master of Science degree in decision science from the University of Texas at Arlington, and an MBA from the Sloan School of Management at the Massachusetts Institute of Technology. Mr. Qiu was nominated to our board of directors by affiliates of China Renaissance Capital Investment Inc. (referred to as the "CR Entities" under "Principal [and Selling] Shareholders") pursuant to the shareholders agreement.

        Ms. Chiu-Chin Yang ( ) has been a director of our company since 2014. Since 2015, Ms. Yang has served as the general manager of HONHAI-JUSDA. From 2011 to 2015, Ms. Yang served as a director of HONHAI-Corporate Logistics/JUSDA. From 2008 to 2011, Ms. Yang served as a sales manager and senior sales manager with HONHAI-Corporate Logistics. From 2001 to 2007, Ms. Yang served as a sales manager with UPS. From 2000 to 2001, Ms. Yang worked as a project manager with Fixed Network Corporation. From 1991 to 2000, Ms. Yang served as a regional manager with UPS. From 1988 to 1990, Ms. Yang worked as a sales staff member with Toyota. Ms. Yang also currently serves as a director of Shenzhen Fertile Plan International Logistics Co., Ltd., Chengdu Jusda Supply Chain Management Co., Ltd. and Jusda International Limited. Ms. Yang received a bachelor's degree in business administration from the Hsing Wu Institute of Technology. Ms. Yang was nominated to our board of directors by Champ City International Limited pursuant to the shareholders agreement.

        Mr. Shijia Yang ( ) has been a director of our company since 2017. Since 2016, Mr. Yang has served as the managing director of IDG Capital. From 2011 to 2016, Mr. Yang served as an executive director of the mergers and acquisitions team in the investment banking department of CICC. From 2007 to 2011, Mr. Yang served as an associate of the mergers and acquisitions team in the investment banking department of BOC International. Mr. Yang received a bachelor's degree in business economics at City University of Hong Kong, and received a master's degree in finance and economics from the London School of Economics and Political Science. Mr. Yang was nominated to our board of directors by IDG-Accel China Capital II L.P. and IDG-Accel China Capital II Investors L.P. (referred to as "IDG-Accel China Capital" under "Principal [and Selling] Shareholders") pursuant to the shareholders agreement.

        Mr. Yinghao Zhang ( ) has been a director of our company since 2016. Mr. Zhang has served as a managing director of CITIC Private Equity Funds Management Co., Ltd., or CITICPE, since 2011. From 2010 to 2011, Mr. Zhang served as an investment director at CITICPE. From 2004 to 2009, Mr. Zhang served as an investment manager at China Life Insurance Company Limited. Mr. Zhang also currently serves as a director of CITIC Outsourcing Services Co., Ltd., Hoau Logistics Co., Ltd. and Beijing Watchdata Technologies Co., Ltd. Mr. Zhang received a master's degree from the business school of the University of Manchester. Mr. Zhang was nominated to our board of directors by CBLC Investment Limited pursuant to the shareholders agreement.

        Mr. Weifeng Wang ( ) has been a director of our company since 2016. Since 2011, Mr. Wang has served in various roles, most recently as the president and vice-chairman of Everbright Financial Holding Asset Management Co., Ltd., a member of China Everbright Group, with a focus on the new energy, new technologies, e-commerce, medical, logistics, cultural communications and urbanization industries. From 2000 to 2011, Mr. Wang served with China Everbright Bank as vice-president of one of its Zhengzhou branches, and as general manager of its provincial department for Henan Province. Mr. Wang also currently serves as the chairman of the board of supervisors of CDB New Energy Technology Co., Ltd., and a director at Silk Road Finance Corporation Limited. Mr. Wang received a bachelor's degree in real estate development and management from Henan University of Finance and Economics, a master's degree in industrial and commercial management from the School of Management at Huazhong University of Science and Technology, and a master's degree in industrial and commercial management from National University of Singapore Business School. Mr. Wang was nominated to our board of directors by Shanghai Guangshi Investments Center pursuant to the shareholders agreement.

        Ms. Mangli Zhang ( ) has been a director of our company since 2008. She currently serves as the vice president and general manager of our supply chain management service line, and served as our vice president of operations from 2007 to 2011. Prior to joining us in 2007, Ms. Zhang held various positions with UTStarcom China as manager of the contract execution department, director of business operations, and vice president of business operations in China from 1996 to 2007. From 1993 to 1996, Ms. Zhang served as a department manager of Zhejiang Province Economic and Construction Development Consulting Company. From 1982 to 1993, Ms. Zhang served as a product development engineer in the technology division, and served as vice president of the quality management division, of Hangzhou Wireless Equipment Factory. Ms. Zhang received a bachelor's degree in wireless electronic engineering from Zhejiang University.

        Mr. George Chow ( ) joined as our chief strategy and investment officer in 2017. Mr. Chow brings with him over 22 years of experience in investment banking, trading and risk management. From 2004 to 2017, he served as a managing director at Credit Suisse, having held several senior positions in securities and investment banking division, including most recently the Co-Head of Investment Banking and Capital Markets for Greater China. He also worked for UBS and Merrill Lynch. Mr. Chow received an MBA in finance from the Stern School of Business at New York University. He is Mr. Shao-Ning Johnny Chou's brother.

        Ms. Lei Guo ( ) currently serves as our chief accounting officer, vice president of finance and general manager of our capital service line. Prior to joining us in 2011, Ms. Guo served as a senior manager in the finance department of Sky-mobi Limited from 2010 to 2011, as an accounting manager in the finance department of UTStarcom China from 2005 to 2010, and as a manager of auditing in the

Shanghai office of KPMG from 1998 to 2005. Ms. Guo received a bachelor's degree in accounting from Shanghai Jiaotong University.

        Mr. Shaohua Zhou ( ) currently serves as the vice president and general manager of our express service line. Prior to joining us in 2009, Mr. Zhou held various positions with UTStarcom China as regional project manager, global service solution business unit general manager of the western region and general manager of the Chongqing branch from 2002 to 2008. Mr. Zhou also previously worked with Motorola and China Mobile. Mr. Zhou received a bachelor's degree in communication engineering from Beijing University of Posts and Telecommunications.

        Mr. Jun Zhou ( ) currently serves as the vice president and general manager of our freight service line. Prior to joining us in 2007, Mr. Zhou held various positions with UTStarcom China as engineer, sales manager, branch general manager, and vice president and general manager of the wireless business unit in China from 1991 to 2006. Mr. Zhou received a bachelor's degree in electrical engineering from Zhejiang University.

        Mr. Bo Liu ( ) currently serves as the vice president and general manager of our store+ service line. Prior to joining us in 2007, Mr. Liu held various positions with UTStarcom China as Shandong branch general manager, national director of the technology marketing department and regional general manager from 2000 to 2007. From 1997 to 2000, Mr. Liu held various positions with Motorola as a manager of technology marketing, sales manager, and manager of the business operations department. Mr. Liu currently also serves as chairman of the board of Sichuan WOWO Supermarket Chain Management Ltd. Mr. Liu received a bachelor's degree in industrial electric automation from China University of Mining and Technology.

        Mr. Jian Zhou ( ) currently serves as the vice president and general manager of our global service line. Prior to joining us in 2008, Mr. Zhou served as the president and chief executive officer of Shanghai Ziimoo Communication Technology from 2006 to 2008. From 2005 to 2006, Mr. Zhou served as vice president and general manager of the fixed-mobile convergence business unit of Cellon (Shanghai) Communication Technology. From 2001 to 2005, Mr. Zhou held various positions with UTStarcom China, in the terminal business unit, as a research and development software engineer, project manager, senior manager, and director of research and development. Mr. Zhou received a bachelor's degree in communication engineering and a master's degree in information engineering from Huazhong University of Science and Technology.

        Mr. Yanbing Zhang ( ) currently serves as our vice president of engineering and the general manager of our cloud service line. Prior to joining us, Mr. Zhang served as a senior project manager at the IT department of UTStarcom China from 2004 to 2007. From 2003 to 2004, Mr. Zhang served as a project manager at China TravelSky Holding Company. Mr. Zhang received a bachelor's degree in computer science from the National University of Defense Technology and a master's degree in computer science from the University of Karlsruhe (now known as the Karlsruhe Institute of Technology).

        Ms. Jimei Liu ( ) currently serves as our vice president of human resources and administration. Prior to joining us, Ms. Liu served as the director of human resources at UTStarcom China from 2000 to 2007. From 1996 to 2000, Ms. Liu served as the training supervisor at Ting Hsin International Group. Ms. Liu received a bachelor's degree in machinery design and manufacturing from Central South University and an executive master of business administration degree from the University of Texas at Arlington.

Duties of Directors

        Under Cayman Islands law, all of our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly and a duty to act in good faith and in a manner they believe to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our amended articles of association, as amended and restated from time to time. Our company has the right to seek damages if a duty owed by any of our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached. You should refer to "Description of Share Capital—Differences in Corporate Law" for additional information on our standard of corporate governance under Cayman Islands law.

        A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with our company is required to declare the nature of his interest at a meeting of our directors. A director may vote in respect of any contract, proposed contract, or arrangement notwithstanding that he may be interested therein, and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of our directors at which any such contract or proposed contract or arrangement is considered. Our directors may exercise all the powers of our company to borrow money, and to mortgage or charge its undertaking, property and uncalled capital, and issue debentures, debenture stock or other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party.

Appointment, Nomination and Terms of Directors

        Pursuant to our amended articles of association that will become effective upon completion of this offering, our board of directors will be classified into [three] classes of directors designated as Group I, Group II and Group III, each generally serving a [three]-year term unless earlier removed. Our articles will provide that upon completion of this offering, the Group I directors will initially consist of            ,             and            ; the Group II directors will initially consist of            ,             and                        ; and the Group III directors will initially consist of            ,            and            . Unless otherwise determined by the shareholders in a general meeting, our board will consist of not less than         directors. The [remaining] members of the board of directors will be nominated by the nominating and corporate governance committee of the board. Director nominees will be elected by [a simple majority] vote of shareholders at our annual general meeting.

        [If a director nominee is not elected by our shareholders or departs our board of directors for any reason, the party or group entitled to nominate that director has the right to appoint a different person to serve as an interim director of the class in which the vacancy exists until our next scheduled annual general meeting of shareholders]. At the next scheduled annual general meeting of shareholders, the appointed interim director or a replacement director nominee will stand for election for the remainder of the term of the class of directors to which the original nominee would have belonged.

Board Committees

        Our board of directors has approved the establishment of [an audit committee, a compensation committee, and a nominating and corporate governance committee] upon the effectiveness of the registration statement of which this prospectus forms a part. As a foreign private issuer, we are permitted to follow home country corporate governance practices under the Corporate Governance Rules of the New York Stock Exchange or the Corporate Governance Requirements of the Nasdaq Global Market.

  Audit Committee

        At the time of the completion of this offering, our audit committee will initially consist of            ,             and                 .                will be the chairman of our audit committee. We expect each of                and                to satisfy the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC. We expect each of                and                to satisfy the requirements for an "independent director" within the meaning of Section 303A of the Corporate Governance Rules of the New York Stock Exchange, or the NYSE, or Nasdaq Marketplace Rule 5605, and to meet the criteria for independence set forth in Rule 10A-3 of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act. Our audit committee will consist solely of independent directors.

        The audit committee oversees our accounting and financial reporting processes and the audits of our financial statements. Our audit committee is responsible for, among other things:

  •
  [selecting, and evaluating the qualifications, performance and independence of, the independent auditor;

  •
  pre-approving or, as permitted, approving auditing and non-auditing services permitted to be performed by the independent auditor;

  •
  considering the adequacy of our internal accounting controls and audit procedures;

  •
  reviewing with the independent auditor any audit problems or difficulties and management's response;

  •
  reviewing and approving related party transactions between us and our directors, senior management and other persons specified in Item 6B of Form 20-F;

  •
  reviewing and discussing the quarterly financial statements and annual audited financial statements with management and the independent auditor;

  •
  establishing procedures for the receipt, retention and treatment of complaints received from our employees regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

  •
  meeting separately, periodically, with management, internal auditors and the independent auditor; and

  •
  reporting regularly to the full board of directors].

  Compensation Committee

        Our compensation committee will initially consist of            ,             and            .            will be the chairman of our compensation committee. We expect            to satisfy the requirements for an "independent director" within the meaning of Section 303A of the NYSE Corporate Governance Rules or Nasdaq Marketplace Rule 5605.

        Our compensation committee will be responsible for, among other things:

  •
  [reviewing, evaluating and, if necessary, revising our overall compensation policies;

  •
  reviewing and evaluating the performance of our directors and executive officers and determining the compensation of our directors and executive officers;

  •
  reviewing and approving our executive officers' employment agreements with us;

  •
  determining performance targets for our executive officers with respect to our incentive compensation plan and share incentive plan;

  •
  administering our share incentive plan in accordance with the terms thereof; and

  •
  carrying out such other matters that are specifically delegated to the compensation committee by our board of directors from time to time].

  Nominating and Corporate Governance Committee

        Our nominating and corporate governance committee will initially consist of            ,             and            .             will be the chairman of our nominating and corporate governance committee. We expect                to satisfy the requirements for an "independent director" within the meaning of Section 303A of the NYSE Corporate Governance Rules or Nasdaq Marketplace Rule 5605.

        Our nominating and corporate governance committee will be responsible for, among other things:

  •
  [selecting the board nominees for election by the shareholders or appointment by the board;

  •
  periodically reviewing with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

  •
  making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

  •
  advising the board periodically with regards to significant developments in corporate governance law and practices as well as our compliance with applicable laws and regulations, and making recommendations to the board on corporate governance matters].

Code of Ethics and Corporate Governance

        We will adopt a code of ethics, which will be applicable to all of our directors, executive officers and employees prior to the completion of this offering. We will make our code of ethics publicly available on our website.

        In addition, our board of directors will adopt a set of corporate governance guidelines covering a variety of matters, including approval of related party transactions prior to the completion of this offering.

Qualification

        There is no requirement for our directors to own any shares in our company in order for them to qualify as a director.

Employment Agreements

        We have entered into employment agreements with each of our executive officers. We may terminate their employment for cause at any time without remuneration for certain acts, such as a material breach of our company's employment principles, policies or rules, a material failure to perform his or her duties or misappropriation or embezzlement or a criminal conviction. We may also terminate an executive officer's employment by giving written notice in certain other circumstances, such as incapacity, inability to complete work assignments after undergoing training and modifications of job responsibilities, or if either party is unable to perform his or her duties and fail to amend the agreement. In such cases, an executive officer is entitled to payment of one month's salary or severance payments, as applicable. An executive officer may terminate his or her employment at any time by giving written notice, in which case the executive officer will not be entitled to any severance payments or benefits.

        Our executive officers have also agreed not to engage in any activities that compete with us or to directly or indirectly solicit the services of any of our employees, for a certain period after the termination of employment. Each executive officer has agreed to hold in strict confidence any trade secrets of our company, including technical secrets, marketing information, management information, legal information, third-party business secrets and other kinds of confidential information. Each executive officer also agrees to perform his or her confidentiality obligation and protect our company's trade secrets in a way consistent with the policies, rules and practices of our company. Breach of the above confidentiality obligations would be deemed as material breach of our company's employment policies and we are entitled to seek legal remedies.

Compensation of Directors and Executive Officers

        In 2016, we and our subsidiaries paid aggregate cash compensation of RMB4.2 million (US$0.6 million) to our directors and executive officers as a group. We did not pay any other cash compensation or benefits in kind to our directors and executive officers. We set aside an aggregate of RMB0.4 million (US$0.06 million) for pensions, retirement or other benefits for our directors and executive officers in 2016.

        For information regarding options granted to our directors and executive officers, see "—Share Incentive Plan."

Share Incentive Plan

  2008 Equity and Performance Incentive Plan

        Our 2008 equity and performance incentive plan provides for the grant of options or restricted share units, which we refer to collectively as awards. Up to 20,934,684 ordinary shares upon exercise of awards may be granted under the 2008 equity and performance incentive plan. We believe that the 2008 equity and performance incentive plan will aid us in attracting, motivating and retaining employees, non-employee directors, officers and consultants through the granting of awards.

  Administration

        The 2008 equity and performance incentive plan is administered by our board of directors or our compensation committee or any person to whom the board shall delegate any of its authority under the plan. The plan administrator is authorized to interpret the plan and to determine the provisions of each award.

  Change in Control

        In the event of a change in control or another transaction having a similar effect, then the plan administrator may, in its sole discretion, adjust the number of ordinary shares subject to options then held by a participant in the plan as needed to prevent dilution or enlargement of the participant's rights that otherwise would result from such event. The plan administrator may also, in its sole direction, provide in substitution for the participant's rights such alternative consideration as it may determine to be equitable in the circumstances. A "change of control" under the 2008 equity and performance incentive plan is defined as (i) a sale of our company for cash consideration approved by our shareholders, (ii) our company is merged into or with another entity, resulting in our original shareholders, namely, Mr. Shao-Ning Johnny Chou, Mr. George Chow, Mr. Joe Shaohan Chou, Mr. David Hsiaoming Ting and The 2012 MKB Irrevocable Trust ceasing to own, collectively with their affiliates, the largest percentage of the outstanding securities of our company, (iii) the sale or transfer of all or substantially all of our assets to another entity, other than one of our subsidiaries, resulting in our original shareholders, namely, Mr. Shao-Ning Johnny Chou, Mr. George Chow, Mr. Joe Shaohan Chou, Mr. David Hsiaoming Ting and The 2012 MKB Irrevocable Trust ceasing to own, collectively with their affiliates, the largest percentage of the outstanding securities of our company, or (iv) our shareholders approve the liquidation or dissolution of our company.

  Term

        Unless terminated earlier, the 2008 equity and performance incentive plan will expire in June 2018. Awards made under the plan on or prior to the date of its termination will continue in effect subject to the terms of the plan and the award.

  Vesting Schedule

        In general, the plan administrator determines, or the award agreement specifies, the vesting schedule.

  Amendment and Termination of Plan

        Our board of directors may at any time amend, alter or discontinue the 2008 equity and performance incentive plan, subject to certain exceptions.

  Granted Options

        The table below summarizes, as of the date of this prospectus, the options we have granted to our directors and executive officers:

Name	Number of shares underlying options granted	Exercise price (US$ per share)	Grant date	Expiration date
Mangli Zhang	*	0.01 or 0.75	Various dates from June 30, 2008 to June 30, 2017	Various dates from June 30, 2018 to June 30, 2032
George Chow	*	0.75	June 30, 2017	June 30, 2032
Lei Guo	*	0.75	Various dates from June 30, 2011 to June 30, 2017	Various dates from June 30, 2026 to June 30, 2032
Shaohua Zhou	*	0.50 or 0.75	Various dates from December 31, 2009 to June 30, 2017	Various dates from December 31, 2024 to June 30, 2032
Jun Zhou	*	0.50 or 0.75	Various dates from December 31, 2008 to June 30, 2017	Various dates from December 31, 2023 to June 30, 2032
Bo Liu	*	0.01 or 0.75	Various dates from June 30, 2008 to June 30, 2017	Various dates from June 30, 2018 to June 30, 2032
Jian Zhou	*	0.50 or 0.75	Various dates from December 31, 2008 to June 30, 2017	Various dates from December 31, 2023 to June 30, 2032
Yanbing Zhang	*	0.01, 0.50 or 0.75	Various dates from June 30, 2008 to June 30, 2017	Various dates from June 30, 2023 to June 30, 2032
Jimei Liu	*	0.01 or 0.75	Various dates from June 30, 2008 to June 30, 2017	Various dates from June 30, 2023 to June 30, 2032

*
Less than 1% of our total ordinary shares outstanding assuming conversion of all preferred shares into ordinary shares.

        As of the date of this prospectus, we have outstanding options with respect to 19,072,006 ordinary shares that have been granted to our directors, officers, employees and consultants, or the option holders, under the 2008 equity and performance incentive plan.

        All of our option grant agreements provide that the options may not be exercised before the first date on which the ADSs are publicly traded on the New York Stock Exchange or the Nasdaq Global Market, or the listing date. In July 2017, we granted a conditional, one-time waiver of this restriction for certain option holders, and pursuant to this waiver, vested options with respect to an aggregate of 12,599,520 ordinary shares were exercised by their holders in July 2017. Such exercise, however, will automatically become null and void if the listing date does not occur before December 31, 2018. While these option holders have paid the exercise price to us in full, we are not required to, and will not, issue any ordinary shares to them until the completion of this offering and the satisfaction of certain other conditions, including the expiry of the [180]-day lock-up period applicable to the option holders. These options, even though exercised by their holders, will continue to be deemed as outstanding until ordinary shares are issued to their holders.

PRINCIPAL [AND SELLING] SHAREHOLDERS

        The following table sets forth information with respect to beneficial ownership of our ordinary shares by:

  •
  each of our directors and executive officers;

  •
  our directors and executive officers as a group;

  •
  each person known to us to own beneficially 5.0% or more of our ordinary shares; and

  •
  [each selling shareholder].

        Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option or other right or the conversion of any other security.

        The calculations in the table below assume there are 324,034,399 ordinary shares outstanding immediately prior to the completion of this offering, comprising (i) 182,168,452 Class A ordinary shares, including 6,027,907 Class A ordinary shares to be re-designated from 6,027,907 ordinary shares and 176,140,545 Class A ordinary shares to be converted and re-designated from 176,140,545 preferred shares immediately prior to the completion of this offering, (ii) 94,075,249 Class B ordinary shares to be converted and re-designated from 94,075,249 preferred shares immediately prior to the completion of this offering and (iii) 47,790,698 Class C ordinary shares to be re-designated from 47,790,698 ordinary shares immediately prior to the completion of this offering, and reflect the issuance by us of                Class A ordinary shares pursuant to this offering, assuming the underwriters do not exercise their option to purchase additional ADSs.

Ordinary Shares Owned After This Offering
	Ordinary Shares Beneficially Owned Prior to This Offering								% of Voting Power After this Offering***
			Class A		Class B		Class C
	Number	Percentage	Number	Percentage	Number	Percentage	Number	Percentage
Directors and Executive Officers**:
Shao-Ning Johnny Chou	47,790,698	14.7
Wenhong Tong	—	—
Jun Chen	—	—
Mark Qiu	—	—
Chiu-Chin Yang	—	—
Shijia Yang	—	—
Yinghao Zhang	—	—
Weifeng Wang	—	—
Mangli Zhang	*	*
George Chow	6,027,907	1.9
Lei Guo	*	*
Shaohua Zhou	*	*
Jun Zhou	*	*
Bo Liu	*	*
Jian Zhou	*	*
Yanbing Zhang	*	*
Jimei Liu	*	*
Directors and Executive officers as a Group	58,419,979	18.0
Principal [and/or Selling] Shareholders:
Alibaba Investment Limited(1)	75,831,692	23.4
Shao-Ning Johnny Chou	47,790,698	14.7
CR Entities(2)	36,589,651	11.3
IDG-Accel China Capital(3)	20,200,522	6.2
Cainiao Smart Logistics Investment Limited(4)	18,243,557	5.6

*
Beneficially owns less than 1% of our total ordinary shares outstanding on an as-converted basis.

**
The business address for our directors and executive officers is 2nd Floor, Block A, Huaxing Modern Industry Park, No. 18 Tangmiao Road, Xihu District, Hangzhou, Zhejiang Province 310013, People's Republic of China.

***
For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our Class A, Class B and Class C ordinary shares as a single class. In respect of matters requiring a shareholder vote, each Class A ordinary share will be entitled to one vote, each Class B ordinary share will be entitled to 15 votes, and each Class C ordinary share will be entitled to 30 votes. Each Class B ordinary share or Class C ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares or Class C ordinary shares, Class B ordinary shares are not convertible to Class C ordinary shares, and Class C ordinary shares are not convertible into Class B ordinary shares under any circumstances.

(1)
Represents (i) 15,000,000 Class B ordinary shares to be re-designated from ordinary shares issuable upon conversion of 15,000,000 Series A preferred shares, (ii) 1,043,478 Class B ordinary shares to be re-designated from ordinary shares issuable upon conversion of 1,043,478 Series C preferred shares, (iii) 3,107,773 Class B ordinary shares to be re-designated from ordinary shares issuable upon conversion of 3,107,773 Series E preferred shares, (iv) 25,000,000 Class B ordinary shares to be re-designated from ordinary shares issuable upon conversion of 25,000,000 Series F-1 preferred shares, and (v) 31,680,441 Class B ordinary shares to be re-designated from ordinary shares issuable upon conversion of 31,680,441 Series F-2 preferred shares that are held by Alibaba Investment Limited, a limited liability company established in the British Virgin Islands. Alibaba Investment Limited is wholly owned by Alibaba Group Holding Limited, which is a public company listed on the New York Stock Exchange. The registered address of Alibaba Investment Limited is Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands.

(2)
Represents (i) 28,820,219 Class A ordinary shares to be re-designated from ordinary shares issuable upon conversion of 28,820,219 Series D preferred shares held by Florence Star Worldwide Limited, and (ii) 7,769,432 Class A ordinary shares to be re-designated from ordinary shares issuable upon conversion of 7,769,432 Series E preferred shares held by Brackenhill Tower Limited. Florence Star Worldwide Limited and Brackenhill Tower Limited are collectively referred to as the CR Entities. Each of Florence Star Worldwide Limited and Brackenhill Tower Limited is a limited liability company established in the British Virgin Islands, and each of them has its registered address at Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands. The CR Entities are special purpose vehicles of both China Harvest Fund II, L.P. and China Harvest Co-Investors II, L.P., or the China Harvest Funds. The general partner of the China Harvest Funds is China Renaissance Capital Investment II, L.P. The general partner of China Renaissance Capital Investment II, L.P. is China Renaissance Capital II GP. The voting powers and investment powers of the CR Entities are exercised in accordance with the direction of the board of directors of China Renaissance Capital II GP. Mark Qiu is a member of such board of directors and disclaims beneficial ownership in the aforesaid shares except to the extent of his pecuniary interest therein through his partnership interest in the China Harvest Funds.

(3)
Represents (i) 19,337,960 Class A ordinary shares to be re-designated from ordinary shares issuable upon conversion of 19,337,960 Series E preferred shares held by IDG-Accel China Capital II L.P., a limited partnership established in the Cayman Islands, and (ii) 862,562 Class A ordinary shares to be re-designated from ordinary shares issuable upon conversion of 862,562 Series E preferred shares held by IDG-Accel China Capital II Investors L.P., a limited partnership established in the Cayman Islands. IDG-Accel China Capital II L.P. and IDG-Accel China Capital II Investors L.P. are under the common control of Mr. Quan Zhou and Mr. Chi Sing Ho who, directly or indirectly, hold voting and investment power for both entities. IDG-Accel China Capital II L.P. and IDG-Accel China Capital II Investors L.P. are collectively referred to as IDG-Accel China Capital. The registered address of each of IDG-Accel China Capital II L.P. and IDG-Accel China Capital II Investors L.P. is Intertrust Corporate Services (Cayman) Limited, PO Box 190, Elgin Avenue, George Town, Grand Cayman, KY1-9005, Cayman Islands.

(4)
Represents 18,243,557 Class B ordinary shares to be re-designated from ordinary shares issuable upon conversion of 18,243,557 Series G-2 preferred shares held by Cainiao Smart Logistics Investment Limited, a limited liability company established in the British Virgin Islands. Cainiao Smart Logistics Investment Limited is wholly owned by Cainiao Smart Logistics Network Limited, a company incorporated under the laws of the Cayman Islands. While Alibaba Group Holding Limited, a public company listed on the New York Stock Exchange, owned an approximately 47% equity interest in Cainiao Smart Logistics Network Limited as of March 31, 2017, Cainiao Smart Logistics Network Limited is not controlled by any person or persons that constitute a "group." The registered address of Cainiao Smart Logistics Investment Limited is Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands.

        As of June 30, 2017, 15,215,449 of our outstanding ordinary shares were held by shareholders of record in the U.S. We are not aware of any arrangement that may at a subsequent date, result in a change of control of our company.

        [Each selling shareholder named above acquired its shares in offerings that were exempted from registration under the Securities Act of 1933, as amended, or the Securities Act, because such offerings involved either private placements or offshore sales to non-U.S. persons.]

Historical Changes in Our Shareholding

        See "Description of Share Capital—History of Securities Issuances" for historical changes in our shareholding.

RELATED PARTY TRANSACTIONS

Contractual Arrangements with our Variable Interest Entity and its Shareholders

        See "Our History and Corporate Structure—Variable Interest Entity Contractual Arrangements."

Private Placements

        See "Description of Share Capital—History of Securities Issuances."

Shareholders Agreement

        On April 5, 2016, we, our subsidiaries, the VIE, and all of our then existing shareholders entered into the shareholders agreement, which replaced and superseded our previous shareholders agreements. The shareholders agreement addresses certain matters in relation to shareholder rights, corporate governance arrangements and other related obligations. Upon completion of this offering, except for the VIE shareholder and director nomination right of Alibaba Investment Limited, or AIL, our non-compete undertaking to AIL and certain registration rights, all other rights and obligations of us and the shareholders under the shareholders agreement will terminate.

        See also "Description of Share Capital—VIE Shareholder and Director Nomination Right," "Description of Share Capital—Non-Compete," and "Description of Share Capital—Registration Rights."

Employment Agreements

        See "Management—Employment Agreements."

Share Incentive Plan

        See "Management—Share Incentive Plan."

Other Transactions with Related Parties

        We provided supply chain management and express delivery services to Cainiao Network, and the related service fees amounted to RMB61.6 million and RMB271.4 million (US$40.0 million) for the years ended December 31, 2015 and 2016, respectively, and RMB86.5 million and RMB178.1 million (US$26.3 million) for the six months ended June 30, 2016 and 2017, respectively. As of December 31, 2015 and 2016 and June 30, 2017, we had balances of RMB28.5 million, RMB83.3 million (US$12.3 million) and RMB90.5 million (US$13.3 million), respectively, due from Cainiao Network, which represent service fees payable to us.

        Cainiao Network also leased warehouses to us resulting in rental expense of nil and RMB1.7 million (US$0.3 million) for the six months ended June 30, 2016 and 2017, respectively. As of December 31, 2016 and June 30, 2017, we had balances of nil and RMB1.9 million (US$0.3 million), respectively, due to Cainiao Network, which represent rental expenses payable by us.

        Mr. Shao-Ning Johnny Chou was guarantor of loans to us with balances of RMB50.0 million, RMB90.0 million, RMB40.0 million (US$5.9 million) and nil as of December 31, 2014, 2015 and 2016 and June 30, 2017, respectively.

 DESCRIPTION OF SHARE CAPITAL

        We are an exempted company incorporated in the Cayman Islands with limited liability and our affairs are governed by our eighth amended memorandum and articles of association, or our articles, and the Companies Law (2016 Revision) of the Cayman Islands, which we refer to as the Cayman Companies Law, and the common law of the Cayman Islands. In June 2017, we changed our name to BEST Inc.

        As of the date of this prospectus, our authorized share capital was US$7,000,000 divided into ten classes of shares, comprising of (i) 420,486,219 ordinary shares, par value US$0.01 per share, (ii) 30,000,000 Series A Preferred Shares, par value US$0.01 per share, (iii) 20,000,000 Series B Preferred Shares, par value US$0.01 per share, (iv)16,173,914 Series C Preferred Shares, par value US$0.01 per share, (v) 29,896,623 Series D Preferred shares, par value US$0.01 per share, (vi) 42,731,874 Series E Preferred Shares, par value US$0.01 per share, (vii) 25,000,000 Series F-1 Preferred Shares, par value US$0.01 per share, (viii) 31,680,441 Series F-2 Preferred Shares, par value US$0.01 per share, (ix) 15,479,382 Series G-1 Preferred Shares, par value US$0.01 per share, and (x) 68,551,547 Series G-2 Preferred Shares, par value US$0.01 per share. All of our 264,034,399 outstanding preferred shares will automatically convert into ordinary shares on a one-for-one basis immediately prior to the completion of this offering.

        Prior to the completion of this offering, we will conditionally adopt the ninth amended and restated memorandum and articles of association, which we refer to as our post-listing articles, which will become effective immediately prior to the completion of this offering and replace the eighth amended and restated memorandum and articles of association in its entirety. Our authorized share capital will be US$            divided into            Class A ordinary shares with a par value of US$0.01 per share,            Class B ordinary shares with a par value of US$0.01 per share and            Class C ordinary shares with a par value of US$0.01 per share.

        Immediately prior to the completion of this offering, 47,790,698 ordinary shares held by Mr. Shao-Ning Johnny Chou will be re-designated as Class C ordinary shares on a one-for-one basis. In addition, 75,831,692 and 18,243,557 preferred shares held by Alibaba Investment Limited and Cainiao Smart Logistics Investment Limited, respectively, will be converted into ordinary shares that will be immediately re-designated as Class B ordinary shares on a one-for-one basis. All of the remaining preferred shares and ordinary shares that are issued and outstanding will be converted into and/or re-designated as, as applicable, Class A ordinary shares on a one-for-one basis.

        The following are summaries of certain material provisions of our post-listing articles and the Cayman Companies Law insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

  General

        All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form, and are issued when registered in our register of shareholders. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. We may not issue shares to bearer.

  Dividends

        The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

  Voting Rights

        Our share capital is currently divided into ten classes of shares. Upon completion of this offering, our outstanding share capital will consist of Class A ordinary shares, Class B ordinary shares and Class C ordinary shares. Holders of Class A ordinary shares are entitled to one (1) vote per share, holders of Class B ordinary shares are entitled to fifteen (15) votes per share and holders of Class C ordinary shares are entitled to thirty (30) votes per share, in respect of matters requiring the votes of shareholders of our Company.

        Voting at any meeting of shareholders is by a show of hands, unless a poll is demanded by one or more holders present in person or by proxy who together hold not less than 15% of all votes attaching to all of our shares in issue and entitled to vote, and, unless a poll is so demanded, a declaration by the chairman of that a resolution has, on a show of hands, been carried or carried unanimously, or by a particular majority, or lost and an entry to that effect in the minutes of the proceedings of our company, shall be conclusive evidence of the fact, without proof of the number of proportion of the votes recorded in favor of, or against that resolution.

        Procedural and administrative matters are those that are not on the agenda of the general meeting and relate to the chairman's duties to maintain the orderly conduct of the meeting or allow the business of the meeting to be properly and effectively dealt with, while affording all shareholders a reasonable opportunity to express their views.

  Transfer of Shares

        Any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in any usual or common form or any other form approved by our board of directors, executed by or on behalf of the transferor.

        Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share that has not been fully paid up or is subject to a company lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

  •
  the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

  •
  the instrument of transfer is in respect of only one class of ordinary shares;

  •
  the instrument of transfer is properly stamped, if required;

  •
  the ordinary share transferred is fully paid and free of any lien in favor of us;

  •
  any fee related to the transfer has been paid to us; and

  •
  in the case of any transfer to joint holders, the transfer is not to more than four joint holders.

        If our directors refuse to register a transfer, they shall within one month after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

  Winding Up

        On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.

        The liquidator may, with the sanction of a special resolution of our shareholders, divide amongst the shareholders in species or in kind the whole or any part of the assets of our Company, and may for such purpose set such value as the liquidator deems fair upon any property to be divided as aforesaid and may determine how the division shall be carried out as between our shareholders or different classes of shareholders.

        We are a "limited liability" company registered under the Cayman Companies Law, and under the Cayman Companies Law, the liability of our shareholders is limited to the amount, if any, unpaid on the shares respectively held by them. Our memorandum of association contains a declaration that the liability of our members is so limited.

  Redemption, Repurchase and Surrender of Ordinary Shares

        We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders thereof, on such terms and in such manner as may be determined by our board of directors. Our Company may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our board of directors or by ordinary resolution of our shareholders (but no repurchase may be made contrary to the terms or manner recommended by our directors), or as otherwise authorized by our post-listing articles. Under the Cayman Companies Law, the redemption or repurchase of any share may be paid out of our Company's profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Cayman Companies Law no such share may be redeemed or repurchased (i) unless it is fully paid up, (ii) if such redemption or repurchase would result in there being no shares outstanding or (iii) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

  Calls on Ordinary Shares and Forfeiture of Ordinary Shares

        Our board of directors may from time to time make calls upon shareholders (or any of them) for any amounts unpaid on their ordinary shares provided that no call shall be payable earlier than one month from the last call. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

  General Meetings of Shareholders

        As a Cayman Islands exempted company, we are not obliged by the Cayman Companies Law to call shareholders' annual general meetings. Our post-listing articles provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

        Shareholders' general meetings may be convened by a majority of our board of directors or by our chairman. Advance notice of at least ten business days is required for the convening of our annual general shareholders' meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third of all votes attaching to all of our shares in issue and entitled to vote.

        The Cayman Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our post-listing articles provide that upon the requisition of shareholders representing in aggregate not less than one-third of the votes attaching to the outstanding shares of our company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our post-listing articles do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

  Proceedings of Board of Directors

        Our post-listing articles provide that our business is to be managed and conducted by our board of directors. The quorum necessary for board meetings may be fixed by the board and, unless so fixed at another number, will be a majority of the directors.

        Our post-listing articles provide that the board may from time to time at its discretion exercise all powers of our company to raise capital or borrow money, to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of our company and issue debentures, bonds and other securities of our company, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party.

  Changes in Capital

        Our shareholders may from time to time by ordinary resolution:

  •
  increase our share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

  •
  consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

  •
  sub-divide our existing shares, or any of them, into shares of a smaller amount; or

  •
  cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

        Our shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by our company for an order confirming such reduction, reduce our share capital or any capital redemption reserve in any manner permitted by law.

Inspection of Books and Records

        Holders of our ordinary shares will have no general right under the Cayman Companies Law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See "Where You Can Find More Information."

Exempted Company

        We are an exempted company with limited liability duly incorporated and validly existing under the Cayman Companies Law. The Cayman Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

  •
  an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

  •
  an exempted company's register of members is not open to inspection;

  •
  an exempted company does not have to hold an annual general meeting;

  •
  an exempted company may issue no par value, negotiable or bearer shares;

  •
  an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

  •
  an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

  •
  an exempted company may register as a limited duration company; and

  •
  an exempted company may register as a segregated portfolio company.

        "Limited liability" means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder's shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil). Upon the closing of this offering, we will be subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. We may follow home country practice for certain corporate governance practices after the closing of this offering which may differ from the Corporate Governance Rules of the New York Stock Exchange or the Corporate Governance Requirements of the Nasdaq Global Market. The listing requirements of the New York Stock Exchange and the Nasdaq Global Market require that every listed company hold an annual general meeting of shareholders. In addition, our post-listing articles allow our directors to call extraordinary general meetings of our shareholders pursuant to the procedures set forth in our post-listing articles.

Differences in Corporate Law

        The Cayman Companies Law is derived, to a large extent, from the older Companies Acts of England, but does not follow recent statutory enactments in England and accordingly there are significant differences between the Cayman Companies Law and the current Companies Act of England. In addition, the Cayman Companies Law differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Companies Law applicable to us and the laws applicable to companies incorporated in the State of Delaware.

  Mergers and Similar Arrangements

        The Cayman Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) "merger" means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a "consolidation" means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (i) a special resolution of the shareholders of each constituent company, and (ii) such other authorization, if any, as may be specified in such constituent company's articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

        A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

        The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

        Except in certain limited circumstances, a shareholder of a Cayman Islands constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his or her shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting from a merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Cayman Companies Law. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

        Separately from the statutory provisions relating to mergers and consolidations, the Cayman Companies Law also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

  •
  the statutory provisions as to the required majority vote have been met;

  •
  the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

  •
  the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

  •
  the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Law.

        The Cayman Companies Law also contains a statutory power of compulsory acquisition which may facilitate the "squeeze out" of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months of the offer being made, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

        If an arrangement and reconstruction is thus approved, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

  Shareholders' Suits

        In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:

  •
  an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

  •
  an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

  •
  an act which constitutes a "fraud on the minority" where the wrongdoers are themselves in control of the company.

  Indemnification of Directors and Executive Officers and Limitation of Liability

        The Cayman Companies Law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-listing articles provide that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person's dishonesty, willful default or fraud, in or about the conduct of our company's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our post-listing articles.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

  Anti-Takeover Provisions in Our Articles

        Some provisions of our post-listing articles may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

        However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-listing articles, as amended and restated from time to time, for a proper purpose and in what they believe in good faith to be in the best interests of our company.

  Directors' Fiduciary Duties

        Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

        As a matter of Cayman law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

  Shareholder Proposals

        Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

        The Cayman Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our post-listing articles allow our shareholders holding in aggregate not less than one-third of the votes attaching to the outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Our post-listing articles provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders' annual general meetings. However, our corporate governance guidelines require us to call such meetings every year.

  Cumulative Voting

        Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder's voting power with respect to electing such director. Cayman Islands law does not prohibit cumulative voting, but our post-listing articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

  Removal of Directors

        Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-listing articles, directors may be removed by ordinary resolution of our shareholders.

  Transactions with Interested Shareholders

        The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target's outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation's outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

        Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the fiduciary duties owed by our directors do require that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

  Dissolution; Winding Up

        Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

        Under the Cayman Companies Law, our company may be wound up by either a special resolution of our members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

  Variation of Rights of Shares

        Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our post-listing articles, if our share capital is divided into more than one class of shares, we may materially and adversely vary the rights attached to any class only with the consent in writing of the holders of not less than three-fourths of the shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

  Amendment of Governing Documents

        Under the Delaware General Corporation Law, a corporation's certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Cayman Companies Law and our articles, our articles may only be amended by special resolution of our shareholders.

  Rights of Non-Resident or Foreign Shareholders

        There are no limitations imposed by our post-listing articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-listing articles governing the ownership threshold above which shareholder ownership must be disclosed.

  Directors' Power to Issue Shares

        Under our post-listing articles, our board of directors is empowered to issue or allot shares or grant options, restricted shares, restricted share units, share appreciation rights, dividend equivalent rights, warrants and analogous equity-based rights with or without preferred, deferred, qualified or other special rights or restrictions. In particular, pursuant to our post-listing articles, our board of directors has the authority, without further action by the shareholders, to issue all or any part of our capital and to fix the designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions therefrom, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of our ordinary shares. Our board of directors, without shareholder approval, may issue preferred shares with voting, conversion or other rights that could adversely affect the voting power and other rights of holders of our ordinary shares. Subject to the directors' duty of acting in the best interest of our company, preferred shares can be issued quickly with terms calculated to delay or prevent a change in control of us or make removal of management more difficult. Additionally, the issuance of preferred shares may have the effect of decreasing the market price of the ordinary shares, and may adversely affect the voting and other rights of the holders of ordinary shares.

History of Securities Issuances

        The following is a summary of our securities issuances since January 2014.

        In January 2014, seven investors, including Alibaba Investment Limited, subscribed for a total of 42,731,874 Series E preferred shares of us for consideration of US$137.5 million.

        In January 2015, Alibaba Investment Limited further subscribed for 31,680,441 Series F-2 preferred shares of us for consideration of US$132.5 million.

        In February 2016, we issued (i) 15,479,382 Series G-1 preferred shares to one investor for a consideration of US$140.0 million and (ii) 37,924,485 Series G-2 preferred shares to five investors, including Cainiao Smart Logistics Investment Limited, for consideration of US$343.0 million. Subsequently in April 2016, we issued an additional 30,627,062 Series G-2 preferred shares to ten investors, including Cainiao Smart Logistics Investment Limited, for a consideration of US$277.0 million.

  Share Options

        Our 2008 equity and performance incentive plan, as amended, provides for the grant of options or restricted share units, which we refer to collectively as awards. Up to 20,934,684 ordinary shares upon exercise of awards may be granted under the 2008 equity and performance incentive plan. As of the date of this prospectus, the number of shares which may be issued pursuant to all outstanding options under the 2008 equity and performance incentive plan is 19,072,006.

        For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Significant Judgments and Estimates—Share-based Compensation" and "Management—Share Incentive Plan."

VIE Shareholder and Director Nomination Right

        Pursuant to the seventh amended and restated shareholders agreement dated April 5, 2016 by and among us, our subsidiaries, the VIE and our then existing shareholders, or the shareholders agreement, as long as Alibaba Investment Limited, or AIL, holds no less than 10% of our total outstanding shares on a fully-diluted basis, it will have the right to designate an affiliated PRC domestic company to hold its proportional share of the equity interests in the VIE and designate one person as a director of the VIE.

Non-Compete

        Pursuant to the shareholders agreement, as long as AIL and its affiliates hold in the aggregate no less than 10% of our total outstanding shares on a fully-diluted basis, without AIL's prior written consent, we shall not (i) issue or sell, directly or indirectly, any of our security securities to any competitor of AIL as mutually designated by us and AIL from time to time, except for issuance or sale to the public in a public offering, or (ii) directly or indirectly form or enter into any joint venture, partnership or strategic alliance with any competitor of AIL as mutually designated by us and AIL from time to time. However, any working relationship or business cooperation in our ordinary course of business with any competitor of AIL should not constitute formation of a joint venture, partnership or strategic alliance with such competitor of AIL.

IFC Policy Agreement

        On April 5, 2016, we and Mr. Shao-Ning Johnny Chou, our founder, chairman and chief executive officer, entered into a policy agreement with the International Finance Corporation, or IFC. This agreement governs certain additional rights granted to IFC in its capacity as our shareholder, including with respect to the right to inspect and to receive information from us, and certain other specific covenants imposed on us. Such rights and covenants will terminate upon the completion of this offering except our reporting covenants as to certain financial and corporate matters and our compliance with social and environmental guidelines set forth in this agreement.

Registration Rights

        Pursuant to the shareholders agreement, we have granted certain registration rights to holders of our registrable securities. Set forth below is a description of the registration rights granted under the shareholders agreement.

        Demand Registration Rights.    At any time or from time to time after the earlier of (i) the third (3rd) anniversary of April 29, 2016 and (ii) six (6) months following the date of closing of an initial public offering, including this offering, holder(s) of no less than twenty-five percent (25%) of the then outstanding registrable securities may request in writing that the we effect a registration on any internationally recognized exchange that is approved by holders of at least two-thirds holders of then outstanding securities; provided that we shall not be obligated to effect such requested registration if (x) it is for a public offering of ordinary shares reasonably anticipated to have an aggregate offering price to the public of less than US$10,000,000 or (y) we then meet the eligibility requirements applicable to use the Form F-3 or Form S-3 in connection with such registration and is able to effect such requested registration. We shall be obligated to effect no more than two (2) registrations pursuant to the demand registration rights that have been declared and ordered effective.

        Form S-3 or F-3 Registration Rights.    Holders of our registrable securities have the right to request that we file a registration statement on Form S-3 or Form F-3 when we are qualified for registration on such form, provided that we are not obliged to effect such requested registration unless it is for a public offering of ordinary shares reasonably anticipated to have an aggregate offering price to the public of at least US$5,000,000. We shall be obligated to effect no more than two (2) registrations that have been declared and ordered effective within any twelve (12)-month period.

        Piggyback Registration Rights.    If we propose to file a registration statement for a public offering of our securities, subject to certain exceptions, we shall notify all holders of registrable securities and afford them an opportunity to include in the registration all or any part of their registrable securities that each such holder has requested to be registered.

        Expenses of Registration.    Subject to certain exceptions such as withdrawal of the registration by the security holders, we will pay all expenses (other than underwriting discounts and commissions) in connection with the demand registration, Form S-3 or Form F-3 registration and piggyback registration including, among others, all registration and filing fees, printers' and accounting fees, fees and disbursements of counsel for us, reasonable fees and disbursements of a single special counsel for the holders.

        Termination of Registration Rights.    The registration rights discussed above shall terminate on the earlier of (i) the date that is five (5) years from the date of closing of a qualified initial public offering and (ii) with respect to any security holder, the date on which such holder may sell all of its registrable securities under Rule 144 of the Securities Act in any ninety (90)-day period.

        Limitations on Subsequent Registration Rights.    From and after the date of the shareholders agreement, we shall not, without the prior written consent of holders of at least two-thirds holders of then outstanding securities, enter into any agreement with any holder or prospective holder of any equity securities of us that would allow such holder or prospective holder (i) to include such equity securities in any registration, unless under the terms of such agreement such holder or prospective holder may include such equity securities in any such registration only to the extent that the inclusion of such equity securities will not reduce the amount of the registrable securities of the holders that are included, (ii) to demand registration of their securities, or (iii) cause us to include such equity securities in any registration discussed above on a basis more favorable to such holder or prospective holder than is provided to the holders thereunder.

 DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

                        as depositary will issue the ADSs which you will be entitled to receive in this offering. Each ADS will represent an ownership interest a designated number of ordinary shares which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and yourself as an ADR holder. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which they have not distributed directly to you. Unless certificated ADRs are specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive which reflect your ownership of ADSs.

        The depositary's office is located at                    .

        You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

        As an ADR holder, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Cayman Island law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the ordinary shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all registered holders from time to time of ADSs issued under the deposit agreement. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the ordinary shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement and the ADSs are governed by New York law. Under the deposit agreement, as an ADR holder, you agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement, the ADSs or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and you irrevocably waive any objection which you may have to the laying of venue of any such proceeding and irrevocably submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

        The following is a summary of what we believe to be the material terms of the deposit agreement. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC's Public Reference Room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement on the SEC's website at www.sec.gov.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the ordinary shares underlying my ADSs?

        We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars (if it determines such conversion may be made on a reasonable basis) and, in all cases, making any necessary deductions provided for in the deposit agreement. The depositary may utilize a division, branch or affiliate of                to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement. Such division, branch and/or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

        Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

        Cash.    The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (iii) deduction of the depositary's and/or its agents' expenses in (i) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (ii) transferring foreign currency or U.S. dollars to the U.S. by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (iii) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (iv) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

        Shares.    In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such ordinary shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

        Rights to receive additional shares.    In the case of a distribution of rights to subscribe for additional shares or other rights, if we timely provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not timely furnish such evidence, the depositary may:

          (i)    sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or

          (ii)   if it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing and the rights may lapse.

        Other Distributions.    In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

        If the depositary determines in its discretion that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

        Any U.S. dollars will be distributed by checks drawn on a bank in the U.S. for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

        The depositary is not responsible if it fails to determine that any distribution or action is lawful or reasonably practicable.

        There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the Depositary in accordance with its then current policies, which are currently set forth in the "Depositary Receipt Sale and Purchase of Security" section of https://www.adr.com/Investors/FindOutAboutDRs, the location and contents of which the Depositary shall be solely responsible for.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

        The depositary will issue ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such ordinary shares.

        ordinary shares deposited in the future with the custodian must be accompanied by certain delivery documentation and shall, at the time of such deposit, be registered in the name of                 , as depositary for the benefit of holders of ADRs or in such other name as the depositary shall direct.

        The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account and to the order of the depositary. ADR holders thus have no direct ownership interest in the ordinary shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited ordinary shares. The deposited ordinary shares and any such additional items are referred to as "deposited securities."

        Upon each deposit of ordinary shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary's direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder's name. An ADR holder can request that the ADSs not be held through the depositary's direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

        When you turn in your ADR certificate at the depositary's office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying ordinary shares to you or upon your written order. Delivery of deposited securities in certificated form will be made at the custodian's office. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

        The depositary may only restrict the withdrawal of deposited securities in connection with:

  •
  temporary delays caused by closing our transfer books or those of the depositary or the deposit of ordinary shares in connection with voting at a shareholders' meeting, or the payment of dividends;

  •
  the payment of fees, taxes and similar charges; or

  •
  compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

        This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

        The depositary may, after consultation with us if practicable, fix record dates (which, to the extent applicable, shall be as near as practicable to any corresponding record dates set by us) for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

  •
  to receive any distribution on or in respect of deposited securities,

  •
  to give instructions for the exercise of voting rights at a meeting of holders of shares, or

  •
  to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR,

  •
  to receive any notice or to act in respect of other matters all subject to the provisions of the deposit agreement.

Voting Rights

How do I vote?

        If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the ordinary shares which underlie your ADSs. Subject to the next sentence, as soon as practicable after receipt from us of notice of any meeting at which the holders of shares are entitled to vote, or of our solicitation of consents or proxies from holders of shares, the depositary shall fix the ADS record date in accordance with the provisions of the deposit agreement in respect of such meeting or solicitation of consent or proxy. The depositary shall, if we request in writing in a timely manner (the depositary having no obligation to take any further action if our request shall not have been received by the depositary at least 30 days prior to the date of such vote or meeting) and at our expense and provided no legal prohibitions exist, distribute to the registered ADR holders a notice stating such information as is contained in the voting materials received by the depositary and describing how you may instruct the depositary to exercise the voting rights for the ordinary shares which underlie your ADSs, including instructions for giving a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them in the manner and on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying ordinary shares or other deposited securities, to vote or to have its agents vote the ordinary shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. Holders are strongly encouraged to forward their voting instructions to the depositary as soon as possible. Voting instructions will not be deemed to be received until such time as the ADR department responsible for proxies and voting has received such instructions notwithstanding that such instructions may have been physically received by the depositary prior to such time. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of deposited securities, distribute to the registered holders of ADRs a notice that provides such holders with, or otherwise publicizes to such holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

        We have advised the depositary that under the Cayman Islands law and our constituent documents, each as in effect as of the date of the deposit agreement, voting at any meeting of shareholders is by show of hands unless a poll is (before or on the declaration of the results of the show of hands) demanded. In the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with our constituent documents, the depositary will refrain from voting and the voting instructions received by the depositary from holders shall lapse. The depositary will not demand a poll or join in demanding a poll, whether or not requested to do so by holders of ADSs. There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will ADR holders be able to view our reports?

        The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

        Additionally, if we make any written communications generally available to holders of our ordinary shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to registered ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

        The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of ordinary shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADRs are cancelled or reduced for any other reason, $5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

        The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing ordinary shares or by any party surrendering ADSs and/or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADSs or the deposited securities or a distribution of ADSs), whichever is applicable:

  •
  a fee of US$1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;

  •
  a fee of up to US$0.05 per ADS for any cash distribution made pursuant to the deposit agreement;

  •
  an aggregate fee of up to US$0.05 per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

  •
  a fee for the reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of its agents (including, without limitation, the custodian and expenses incurred on behalf of holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the ordinary shares or other deposited securities, the sale of securities (including, without limitation, deposited securities), the delivery of deposited securities or otherwise in connection with the depositary's or its custodian's compliance with applicable law, rule or regulation (which fees and charges shall be assessed on a proportionate basis against holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such holders or by deducting such charge from one or more cash dividends or other cash distributions);

  •
  a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the $0.05 per ADS issuance fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

  •
  stock transfer or other taxes and other governmental charges;

  •
  cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of ordinary shares, ADRs or deposited securities;

  •
  transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

  •
  in connection with the conversion of foreign currency into U.S. dollars,                     shall deduct out of such foreign currency the fees, expenses and other charges charged by it and/or its agent (which may be a division, branch or affiliate) so appointed in connection with such conversion; and

  •
  fees of any division, branch or affiliate of the depositary utilized by the depositary to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement.

                    and/or its agent may act as principal for such conversion of foreign currency. For further details see https://www.adr.com.

        We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The charges described above may be amended from time to time by agreement between us and the depositary.

        The depositary may make available to us a set amount or a portion of the depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as we and the depositary may agree from time to time. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary will generally set off the amounts owing from distributions made to holders of ADSs. If, however, no distribution exists and payment owing is not timely received by the depositary, the depositary may refuse to provide any further services to holders that have not paid those fees and expenses owing until such fees and expenses have been paid. At the discretion of the depositary, all fees and charges owing under the deposit agreement are due in advance and/or when declared owing by the depositary.

Payment of Taxes

        If any taxes or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the custodian or the depositary with respect to any ADR, any deposited securities represented by the ADSs evidenced thereby or any distribution thereon, including, without limitation, any Chinese Enterprise Income Tax owing if the Circular Guoshuifa [2009] No. 82 issued by the Chinese State Administration of Taxation (SAT) or any other circular, edict, order or ruling, as issued and as from time to time amended, is applied or otherwise, such tax or other governmental charge shall be paid by the holder thereof to the depositary and by holding or having held an ADR the holder and all prior holders thereof, jointly and severally, agree to indemnify, defend and save harmless each of the depositary and its agents in respect thereof. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. If any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes and distribute any remaining net proceeds or the balance of any such property after deduction of such taxes to the ADR holders entitled thereto.

        By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest.

Reclassifications, Recapitalizations and Mergers

        If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions of shares or other property not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to, and shall if reasonably requested by us:

  (1)
  amend the form of ADR;

  (2)
  distribute additional or amended ADRs;

  (3)
  distribute cash, securities or other property it has received in connection with such actions;

  (4)
  sell any securities or property received and distribute the proceeds as cash; or

  (5)
  none of the above.

        If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

        We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days' notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, SWIFT, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders. Such notice need not describe in detail the specific amendments effectuated thereby, but must identify to ADR holders a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment and to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

        The depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders unless a successor depositary shall not be operating under the deposit agreement within 60 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement on the 120th day after our notice of removal was first provided to the depositary. After the date so fixed for termination, (i) all direct registration ADRs shall cease to be eligible for the direct registration system and shall be considered ADRs issued on the ADR register maintained by the depositary and (ii) the depositary shall use its reasonable efforts to ensure that the ADSs cease to be DTC eligible so that neither DTC nor any of its nominees shall thereafter be a registered holder of ADRs. At such time as the ADSs cease to be DTC eligible and/or neither DTC nor any of its nominees is a registered holder of ADRs, the depositary shall (i) instruct its custodian to deliver all ordinary shares to us along with a general stock power that refers to the names set forth on the ADR register maintained by the depositary and (ii) provide us with a copy of the ADR register maintained by the depositary. Upon receipt of such ordinary shares and the ADR register maintained by the depositary, we have agreed to use our best efforts to issue to each registered holder a Share certificate representing the Shares represented by the ADSs reflected on the ADR register maintained by the depositary in such registered holder's name and to deliver such Share certificate to the registered holder at the address set forth on the ADR register maintained by the depositary. After providing such instruction to the custodian and delivering a copy of the ADR register to us, the depositary and its agents will perform no further acts under the deposit agreement or the ADRs and shall cease to have any obligations under the deposit agreement and/or the ADRs.

Limitations on Obligations and Liability to ADR holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

        Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, we or the depositary or its custodian may require:

  •
  payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of ordinary shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

  •
  the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

  •
  compliance with such regulations as the depositary may establish consistent with the deposit agreement.

        The issuance of ADRs, the acceptance of deposits of ordinary shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of ordinary shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdraw ordinary shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of ordinary shares in connection with voting at a shareholders' meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

        The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents, provided, however, that no disclaimer of liability under the Securities Act of 1933 is intended by any of the limitations of liabilities provisions of the deposit agreement. In the deposit agreement it provides that neither we nor the depositary nor any such agent will be liable if:

  •
  any present or future law, rule, regulation, fiat, order or decree of the U.S., the Cayman Islands, the People's Republic of China (including the Hong Kong Special Administrative Region, the People's Republic of China) or any other country or jurisdiction, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism, nationalization, expropriation, currency restrictions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, computer failure or circumstance beyond our, the depositary's or our respective agents' direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

  •
  it exercises or fails to exercise discretion under the deposit agreement or the ADRs including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable;

  •
  it performs its obligations under the deposit agreement and ADRs without gross negligence or willful misconduct;

  •
  it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting ordinary shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

  •
  it relies upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.

        Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of          . Notwithstanding anything to the contrary contained in the deposit agreement or any ADRs, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that the custodian has (i) committed fraud or willful misconduct in the provision of custodial services to the depositary or (ii) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. The depositary and the custodian(s) may use third party delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions, class action litigation and other services in connection with the ADRs and the deposit agreement, and use local agents to provide extraordinary services such as attendance at annual meetings of issuers of securities. Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services. The depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.

        The depositary has no obligation to inform ADR holders or other holders of an interest in any ADSs about the requirements of Cayman Islands or People's Republic of China law, rules or regulations or any changes therein or thereto.

        Additionally, none of us, the depositary or the custodian shall be liable for the failure by any registered holder of ADRs or beneficial owner therein to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder's or beneficial owner's income tax liability. Neither we nor the depositary shall incur any liability for any tax consequences that may be incurred by registered holders or beneficial owners on account of their ownership of ADRs or ADSs.

        Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote. The depositary may rely upon instructions from us or our counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The depositary shall not incur any liability for the content of any information submitted to it by us or on our behalf for distribution to ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from us. The depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary. Neither the depositary nor any of its agents shall be liable to registered holders or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

        In the deposit agreement each party thereto (including, for avoidance of doubt, each holder and beneficial owner and/or holder of interests in ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or us directly or indirectly arising out of or relating to the ordinary shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory).

        The depositary and its agents may own and deal in any class of securities of our company and our affiliates and in ADRs.

Disclosure of Interest in ADSs

        To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to instruct you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of shares and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.

Books of Depositary

        The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary's direct registration system. Registered holders of ADRs may inspect such records at the depositary's office at all reasonable times, but solely for the purpose of communicating with other holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register may be closed at any time or from time to time, when deemed expedient by the depositary.

        The depositary will maintain facilities for the delivery and receipt of ADRs.

Pre-release of ADSs

        In its capacity as depositary, the depositary shall not lend shares or ADSs; provided, however, that the depositary may (i) issue ADSs prior to the receipt of ordinary shares and (ii) deliver ordinary shares prior to the receipt of ADSs for withdrawal of deposited securities, including ADSs which were issued under (i) above but for which shares may not have been received (each such transaction a "pre-release"). The depositary may receive ADSs in lieu of ordinary shares under (i) above (which ADSs will promptly be canceled by the depositary upon receipt by the depositary) and receive ordinary shares in lieu of ADSs under (ii) above. Each such pre-release will be subject to a written agreement whereby the person or entity (the "applicant") to whom ADSs or ordinary shares are to be delivered (i) represents that at the time of the pre-release the applicant or its customer owns the ordinary shares or ADSs that are to be delivered by the applicant under such pre-release, (ii) agrees to indicate the depositary as owner of such ordinary shares or ADSs in its records and to hold such ordinary shares or ADSs in trust for the depositary until such ordinary shares or ADSs are delivered to the depositary or the custodian, (iii) unconditionally guarantees to deliver to the depositary or the custodian, as applicable, such ordinary shares or ADSs, and (iv) agrees to any additional restrictions or requirements that the depositary deems appropriate. Each such pre-release will be at all times fully collateralized with cash, U.S. government securities or such other collateral as the depositary deems appropriate, terminable by the depositary on not more than five (5) business days' notice and subject to such further indemnities and credit regulations as the depositary deems appropriate. The depositary will normally limit the number of ADSs and ordinary shares involved in such pre-release at any one time to thirty percent (30%) of the ADSs outstanding (without giving effect to ADSs outstanding under (i) above), provided, however, that the depositary reserves the right to change or disregard such limit from time to time as it deems appropriate. The depositary may also set limits with respect to the number of ADSs and ordinary shares involved in pre-release with any one person on a case-by-case basis as it deems appropriate. The depositary may retain for its own account any compensation received by it in conjunction with the foregoing. Collateral provided in connection with pre-release transactions, but not the earnings thereon, shall be held for the benefit of the ADR holders (other than the applicant).

Appointment

        In the deposit agreement, each registered holder of ADRs and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

  •
  be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and

  •
  appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

Governing Law

        The deposit agreement and the ADRs shall be governed by and construed in accordance with the laws of the State of New York. In the deposit agreement, we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf. Notwithstanding the foregoing, (i) any action based on the deposit agreement or the transactions contemplated thereby may be instituted by the depositary in any competent court in the Cayman Islands, Hong Kong, the People's Republic of China and/or the U.S., (ii) the depositary may, in its sole discretion, elect to institute any action, controversy, claim or dispute directly or indirectly based on, arising out of or relating to the deposit agreement or the ADRs or the transactions contemplated thereby, including without limitation any question regarding its or their existence, validity, interpretation, performance or termination, against any other party or parties to the deposit agreement (including, without limitation, against ADR holders and owners of interests in ADSs), by having the matter referred to and finally resolved by an arbitration conducted under the terms described below, and (iii) the depositary may in its sole discretion require that any action, controversy, claim, dispute, legal suit or proceeding brought against the depositary by any party or parties to the deposit agreement (including, without limitation, by ADR holders and owners of interests in ADSs) shall be referred to and finally settled by an arbitration conducted under the terms described below. Any such arbitration shall be conducted in the English language either in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association or in Hong Kong following the arbitration rules of the United Nations Commission on International Trade Law (UNCITRAL).

        By holding an ADS or an interest therein, registered holders of ADRs and owners of ADSs each irrevocably agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement, the ADSs or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and each irrevocably waives any objection which it may have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

 SHARES ELIGIBLE FOR FUTURE SALE

        Upon the completion of this offering, we will have            ADSs outstanding representing approximately            % of our ordinary shares (or             ADS outstanding representing approximately            % of our ordinary shares if the underwriters exercise in full the over-allotment option). In addition, options to purchase an aggregate of            ordinary shares will be outstanding upon the completion of this offering.

        All of the ADSs sold in this offering and the Class A ordinary shares they represent will be freely transferable by persons other than our "affiliates" without restriction or further registration under the Securities Act. Rule 144 of the Securities Act defines an "affiliate" of a company as a person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, our company. All outstanding ordinary shares (including ordinary shares to be converted from our preferred shares) immediately prior to the completion of this offering are "restricted securities" as that term is defined in Rule 144 because they were issued in a transaction or series of transactions not involving a public offering. Restricted securities, in the form of ADSs or otherwise, may be sold only if they are the subject of an effective registration statement under the Securities Act or if they are sold pursuant to an exemption from the registration requirement of the Securities Act such as those provided for in Rules 144 or 701 promulgated under the Securities Act, which rules are summarized below. Restricted ordinary shares may also be sold outside of the U.S. to non-U.S. persons in accordance with Rule 904 of Regulation S under the Act. This prospectus may not be used in connection with any resale of our ADSs acquired in this offering by our affiliates.

        Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Prior to this offering, there has been no public market for our ordinary shares or ADSs, and while we will apply for the listing of our ADSs on the New York Stock Exchange or the Nasdaq Global Market, we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by ADSs.

Lock-up Agreements

        We, our directors, executive officers, and certain other securityholders have agreed, subject to certain exceptions, not to offer, pledge, issue, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of our ordinary shares, in the form of ADSs or otherwise, or any securities convertible into or exchangeable or exercisable for our ordinary shares, in the form of ADSs or otherwise, for a period of             days after the date of this prospectus. After the expiration of the            -day period, the ordinary shares or ADSs held by our directors, executive officers and certain other securityholders may be sold subject to the restrictions under Rule 144 under the Securities Act or other exemptions from registration with the SEC or by means of SEC-registered public offerings.

Rule 144

        In general, under Rule 144 as currently in effect, a person who has beneficially owned our restricted securities for at least six months is entitled to sell the restricted securities without registration under the Securities Act, subject to certain restrictions. Persons who are our affiliates may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

  •
  1% of the number of our ordinary shares then outstanding, in the form of ADSs or otherwise, which will equal approximately             ordinary shares immediately after this offering; and

  •
  the average weekly trading volume of our ADSs on the New York Stock Exchange or the Nasdaq Global Market during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us.

        In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, persons who are not our affiliates and have beneficially owned our restricted securities for more than six months but not more than one year may sell the restricted securities without registration under the Securities Act subject to the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our restricted securities for more than one year may freely sell the restricted securities without registration under the Securities Act.

Rule 701

        Beginning 90 days after the date of this prospectus, persons other than affiliates who purchased ordinary shares under a written compensatory plan or contract may be entitled to sell such shares in the U.S. in reliance on Rule 701 under the Securities Act, or Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to any applicable lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

        Upon completion of this offering, certain holders of our ordinary shares or their transferees will be entitled to request that we register their ordinary shares under the Securities Act, following the expiration of the lock-up agreements described above. See "Description of Share Capital—Registration Rights."

 TAXATION

        The following is a summary of the material Cayman Islands, People's Republic of China and U.S. federal income tax consequences relevant to an investment in our ADSs and Class A ordinary shares. The discussion is based on laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change or different interpretations, possibly with retroactive effect. The discussion does not address U.S. state or local tax laws, or tax laws of jurisdictions other than the Cayman Islands, the People's Republic of China and the U.S. You should consult your own tax advisors with respect to the consequences of acquisition, ownership and disposition of our ADSs and Class A ordinary shares. To the extent that this discussion relates to matters of Cayman Islands tax law, it is the opinion of Maples and Calder (Hong Kong) LLP, our special Cayman Islands counsel. To the extent that the discussion states definitive legal conclusions under PRC tax laws and regulations, it is the opinion of King & Wood Mallesons, our special PRC counsel.

Cayman Islands Taxation

        The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within, the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties which are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

        Payments of dividends and capital in respect of our ordinary shares and ADSs will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of dividends or capital to any holder of our ordinary shares or ADSs, nor will gains derived from the disposal of our ordinary shares or ADSs be subject to Cayman Islands income or corporation tax. No stamp duty is payable in respect of the issue of our ordinary shares or on an instrument of transfer in respect of our ordinary shares.

        Pursuant to Section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, we have obtained an undertaking from the Governor-in-Council:

          (1)   that no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciation shall apply to us or our operations; and

          (2)   that the aforesaid tax or any tax in the nature of estate duty or inheritance tax shall not be payable on our shares, debentures or other obligations.

        The undertaking for us is for a period of twenty years from March 18, 2008.

People's Republic of China Taxation

        In March 2007, the National People's Congress of China enacted the Enterprise Income Tax Law, which became effective on January 1, 2008 and was recently amended on February 24, 2017. The Enterprise Income Tax Law provides that enterprises organized under the laws of jurisdictions outside China with their "de facto management bodies" located within China may be considered China resident enterprises and therefore subject to Chinese enterprise income tax at the rate of 25% on their worldwide income. The Implementing Rules of the Enterprise Income Tax Law further defines the term "de facto management body" as the management body that exercises substantial and overall management and control over the business, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as SAT Circular 82, which provides certain specific criteria for determining whether the "de facto management body" of a PRC-controlled enterprise that is incorporated offshore is located in China. Further to SAT Circular 82, in 2011, the State Administration of Taxation issued the Administrative Measures for Enterprise Income Tax of Chinese-Controlled Offshore Incorporated Resident Enterprises (Trial), or SAT Bulletin 45, to provide more guidance on the implementation of SAT Circular 82.

        According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be considered a PRC tax resident by virtue of having its "de facto management body" in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following conditions are met: (i) the senior management and core management departments in charge of its daily operations function have their presence mainly in the PRC; (ii) its financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (iii) its major assets, accounting books, company seals, and minutes and files of its board of directors and shareholders' meetings are located or kept in the PRC; and (iv) more than half of the enterprise's directors or senior management with voting rights habitually reside in the PRC.

        Although SAT Circular 82 and SAT Bulletin 45 only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the determination criteria set forth therein may reflect the State Administration of Taxation's general position on how the "de facto management body" test could be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, individuals or foreigners.

        Although a substantial majority of the members of our management team are located in the PRC, we believe that BEST Inc. is not a PRC resident enterprise for PRC tax purposes. BEST Inc. is not controlled by a PRC enterprise or PRC enterprise group and we do not believe that BEST Inc. meets all of the conditions above. BEST Inc. is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, which are located outside the PRC. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term "de facto management body."

        If the PRC tax authorities determine that BEST Inc. is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of our ADSs. In addition, non-resident enterprise shareholders (including our ADS holders) may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends payable to our non-PRC individual shareholders (including our ADS holders) and any gain realized on the transfer of ADSs or ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% unless a reduced rate is available under an applicable tax treaty. It is also unclear whether non-PRC shareholders of BEST Inc. would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that BEST Inc. is treated as a PRC resident enterprise.

Material U.S. Federal Income Tax Considerations

        The following summary describes the material U.S. federal income tax consequences of the purchase, ownership and disposition of our ADSs and ordinary shares as of the date hereof. This summary is only applicable to ADSs and ordinary shares held as capital assets by a U.S. Holder (as defined below).

        As used herein, the term "U.S. Holder" means a beneficial owner of our ADSs or ordinary shares that is for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the U.S.;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if it (i) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be replaced, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. In addition, this summary is based, in part, upon representations made by the depositary to us and assumes that the deposit agreement, and all other related agreements, will be performed in accordance with their terms.

        This summary does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

  •
  a U.S. expatriate or certain former citizens or long-term residents of the U.S.;

  •
  a broker or dealer in securities or currencies;

  •
  a financial institution;

  •
  a regulated investment company;

  •
  a real estate investment trust;

  •
  an insurance company;

  •
  a tax-exempt organization or governmental organization;

  •
  a person holding our ADSs or ordinary shares as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

  •
  a trader in securities that has elected the mark-to-market method of accounting for your securities;

  •
  a person liable for alternative minimum tax;

  •
  a person who acquired the ADSs or ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation;

  •
  a person who owns or is deemed to own 10% or more of our voting stock;

  •
  a partnership or other pass-through entity for U.S. federal income tax purposes; or

  •
  a person whose "functional currency" is not the U.S. dollar.

        If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our ADSs or ordinary shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our ADSs or ordinary shares, you should consult your tax advisors.

        This summary does not contain a detailed description of all the U.S. federal income tax consequences to you in light of your particular circumstances and does not address the Medicare tax on net investment income or the effects of any state, local or non-U.S. tax laws. If you are considering the purchase, ownership or disposition of our ADSs or ordinary shares, you should consult your own tax advisors concerning the U.S. federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

  ADSs

        If you hold ADSs, for U.S. federal income tax purposes, you generally will be treated as the owner of the underlying ordinary shares that are represented by such ADSs. Accordingly, deposits or withdrawals of ordinary shares for ADSs will not be subject to U.S. federal income tax.

  Taxation of Dividends

        Subject to the discussion under "—Passive Foreign Investment Company" below, the gross amount of any distributions on the ADSs or ordinary shares (including any amounts withheld to reflect Chinese withholding taxes) will be taxable as dividends, to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income (including withheld taxes) will be includable in your gross income as ordinary income on the day actually or constructively received by you, in the case of the ordinary shares, or by the depositary, in the case of ADSs. Such dividends will not be eligible for the dividends received deduction allowed to corporations under the Code.

        With respect to non-corporate U.S. Holders, certain dividends received from a qualified foreign corporation may be subject to reduced rates of taxation. A foreign corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation on ordinary shares (or ADSs backed by such shares) that are readily tradable on an established securities market in the U.S. We will apply to list the ADSs on the New York Stock Exchange or the Nasdaq Global Market. Provided that the listing is approved, U.S. Treasury Department guidance indicates that our ADSs will be readily tradable on an established securities market in the U.S. Thus, subject to the discussion under "—Passive Foreign Investment Company" below, we believe that dividends we pay on our ADSs will meet the conditions required for the reduced tax rate. Since we do not expect that our ordinary shares will be listed on an established securities market, we do not believe that dividends that we pay on our ordinary shares that are not represented by ADSs will meet the conditions required for these reduced tax rates. There also can be no assurance that our ADSs will continue to be readily tradable on an established securities market in later years. Consequently, there can be no assurance that dividends paid on our ADSs will continue to be afforded the reduced tax rates. A qualified foreign corporation also includes a foreign corporation that is eligible for the benefits of certain income tax treaties with the U.S. In the event that we are deemed to be a China resident enterprise under the Chinese tax law (see "—People's Republic of China Taxation" above), we may be eligible for the benefits of the income tax treaty between the U.S. and China, or the Treaty. In that case, dividends we pay on our ordinary shares would be eligible for the reduced rates of taxation whether or not the shares are readily tradable on an established securities market in the U.S., and whether or not the shares are represented by ADSs. Non-corporate U.S. Holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as "investment income" pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. You should consult your own tax advisors regarding the application of these rules given your particular circumstances.

        Non-corporate U.S. Holders will not be eligible for reduced rates of taxation on any dividends received from us if we are a passive foreign investment company, or PFIC, in the taxable year in which such dividends are paid or in the preceding taxable year (see "—Passive Foreign Investment Company" below).

        In the event that we are deemed to be a Chinese resident enterprise under the Chinese tax law, you may be subject to Chinese withholding taxes on dividends paid to you with respect to the ADSs or ordinary shares. See "—People's Republic of China Taxation." In that case, subject to certain conditions and limitations (including a minimum holding period requirement), Chinese withholding taxes on dividends may be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on the ADSs or ordinary shares will be treated as foreign-source income and will generally constitute passive category income. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisor regarding the availability of the foreign tax credit under your particular circumstances.

        To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits, as determined under U.S. federal income tax principles, the distribution ordinarily would be treated, first, as a tax-free return of capital, causing a reduction in the adjusted basis of the ADSs or ordinary shares (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by you on a subsequent disposition of the ADSs or ordinary shares), and, second, the balance in excess of adjusted basis generally would be taxed as capital gain recognized on a sale or exchange. However, we do not expect to determine our earnings and profits in accordance with U.S. federal income tax principles. Therefore, you should expect that distributions will generally be reported to the Internal Revenue Service, or IRS, and taxed to you as dividends (as discussed above), even if they might ordinarily be treated as a tax-free return of capital or as capital gain.

  Passive Foreign Investment Company

        Based on the past and projected composition of our income and assets, and the valuation of our assets, including goodwill, we do not believe we were a PFIC for our taxable year ended December 31, 2016 and we do not expect to be a PFIC for our taxable year ending December 31, 2017 or in future taxable years, although there can be no assurance in this regard, since the determination of our PFIC status cannot be made until the end of a taxable year and depends significantly on the composition of our assets and income throughout the year.

        In general, we will be a PFIC for any taxable year in which:

  •
  at least 75% of our gross income is passive income, or

  •
  at least 50% of the value (based on a quarterly average) of our assets is attributable to assets that produce or are held for the production of passive income.

        For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person), as well as gains from the sale of assets (such as stock) that produce passive income, foreign currency gains, and certain other categories of income. If we own at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of determining whether we are a PFIC, as owning our proportionate share of the other corporation's assets and receiving our proportionate share of the other corporation's income. However, it is not entirely clear how the contractual arrangements between us and our VIE will be treated for purposes of the PFIC rules. For U.S. federal income tax purposes, we consider ourselves to own the stock of our VIE. If it is determined, contrary to our view, that we do not own the stock of our VIE for U.S. federal income tax purposes (for instance, because the relevant Chinese authorities do not respect these arrangements), that would alter the composition of our income and assets for purposes of testing our PFIC status, and may cause us to be treated as a PFIC.

        The determination of whether we are a PFIC is made annually. Accordingly, it is possible that we may become a PFIC in the current or any future taxable year due to changes in our asset or income composition. The calculation of the value of our assets will be based, in part, on the quarterly market value of our ADSs, which is subject to change.

        If we are a PFIC for any taxable year during which you hold our ADSs or ordinary shares and you do not make a timely mark-to-market election, as described below, you will be subject to special tax rules with respect to any "excess distribution" received and any gain realized from a sale or other disposition, including a pledge, of ADSs or ordinary shares. Distributions received in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or your holding period for the ADSs or ordinary shares will be treated as excess distributions. Under these special tax rules:

  •
  the excess distribution or gain will be allocated ratably over your holding period for the ADSs or ordinary shares,

  •
  the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

  •
  the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

        The tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale or other disposition of the ADSs or ordinary shares cannot be treated as capital, even if you hold the ADSs or ordinary shares as capital assets.

        Although the determination of whether we are a PFIC is made annually, if we are a PFIC for any taxable year in which you hold our ADSs or ordinary shares, you will generally be subject to the special tax rules described above for that year and for each subsequent year in which you hold the ADSs or ordinary shares (even if we do not qualify as a PFIC in any subsequent years). However, if we cease to be a PFIC, you can avoid the continuing impact of the PFIC rules by making a special election to recognize gain as if your ADSs or ordinary shares had been sold on the last day of the last taxable year during which we were a PFIC. You are urged to consult your own tax advisor about this election.

        In certain circumstances, in lieu of being subject to the special tax rules discussed above, you may make a mark-to-market election with respect to your ADSs or ordinary shares provided such ADSs or ordinary shares are treated as "marketable stock." The ADSs or ordinary shares generally will be treated as marketable stock if the ADSs or ordinary shares are "regularly traded" on a "qualified exchange or other market" (within the meaning of the applicable Treasury regulations). Under current law, the mark-to-market election may be available to holders of ADSs if the ADSs are listed on the New York Stock Exchange or the Nasdaq Global Market, which constitutes a qualified exchange, although there can be no assurance that the ADSs will be "regularly traded" for purposes of the mark-to-market election. It should also be noted that it is intended that only the ADSs and not the ordinary shares will be listed on the New York Stock Exchange or the Nasdaq Global Market. Consequently, if you are a holder of ordinary shares that are not represented by ADSs, you generally will not be eligible to make a mark-to-market election.

        If you make an effective mark-to-market election, for each taxable year that we are a PFIC, you will include as ordinary income the excess of the fair market value of your ADSs at the end of the year over your adjusted basis in the ADSs. You will be entitled to deduct as an ordinary loss in each such year the excess of your adjusted basis in the ADSs over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. If you make an effective mark-to-market election, any gain you recognize upon the sale or other disposition of your ADSs in a year that we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. If you make a mark-to-market election, any distributions we make would generally be subject to the rules discussed above under "—Taxation of Dividends" except the lower rate applicable to qualified dividend income would not apply.

        Your adjusted basis in the ADSs will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. If you make a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ADSs are no longer regularly traded on a qualified exchange or other market, or the IRS consents to the revocation of the election. Because a mark-to-market election cannot be made for equity interests in any lower-tier PFICs that we own, a U.S. Holder may continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. You are urged to consult your tax advisor about the availability of the mark-to-market election, and whether making the election would be advisable in your particular circumstances.

        A different election, known as the "qualified electing fund" or "QEF" election is generally available to holders of PFIC stock, but requires that the corporation provide the holders with a "PFIC Annual Information Statement" containing certain information necessary for the election, including the holder's pro rata share of the corporation's earnings and profits and net capital gains for each taxable year, computed according to U.S. federal income tax principles. We do not intend, however, to determine our earnings and profits or net capital gain under U.S. federal income tax principles, nor do we intend to provide U.S. Holders with a PFIC Annual Information Statement. Therefore, you should not expect to be eligible to make this election.

        If we are a PFIC for any taxable year during which you hold our ADSs or ordinary shares and any of our non-U.S. subsidiaries is also a PFIC, you will be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. You are urged to consult your tax advisors about the application of the PFIC rules to any of our subsidiaries.

        You will generally be required to file IRS Form 8621 if you hold our ADSs or ordinary shares in any year in which we are classified as a PFIC. You are urged to consult your tax advisors concerning the U.S. federal income tax consequences of holding ADSs or ordinary shares if we are considered a PFIC in any taxable year.

  Taxation of Capital Gains

        For U.S. federal income tax purposes, you will recognize taxable gain or loss on any sale or exchange of ADSs or ordinary shares in an amount equal to the difference between the amount realized for the ADSs or ordinary shares and your adjusted basis in the ADSs or ordinary shares. Subject to the discussion under "—Passive Foreign Investment Company" above, such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if you have held the ADSs or ordinary shares for more than one year. Long-term capital gains of non-corporate U.S. Holders (including individuals) are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by you will generally be treated as U.S. source gain or loss for foreign tax credit limitation purposes. However, if we are treated as a Chinese resident enterprise for Chinese tax purposes and Chinese tax is imposed on any gain, and if you are eligible for the benefits of the Treaty, you may elect to treat such gain as China source gain. If you are not eligible for the benefits of the Treaty or you fail to make the election to treat any gain as China source, then you may not be able to use the foreign tax credit arising from any Chinese tax imposed on the disposition of our ADSs or ordinary shares unless such credit can be applied (subject to applicable limitations) against U.S. federal income tax due on other income derived from foreign sources in the same income category (generally, the passive category). You are urged to consult your tax advisors regarding the tax consequences if any Chinese tax is imposed on gain on a disposition of our ordinary shares or ADSs, including the availability of the foreign tax credit and the election to treat any gain as China source, under your particular circumstances.

  Information Reporting and Backup Withholding

        In general, information reporting will apply to dividends in respect of our ADSs or ordinary shares and the proceeds from the sale, exchange or other disposition of our ADSs or ordinary shares that are paid to you within the U.S. (and in certain cases, outside the U.S.), unless you are an exempt recipient such as a corporation. A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or certification of exempt status or fail to report in full dividend and interest income. U.S. Holders that are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

        Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS in a timely manner.

UNDERWRITING

        We [, the selling shareholders] and the underwriters named below have entered into an underwriting agreement with respect to the ADSs being offered. Under the terms and subject to the conditions contained in the underwriting agreement, each underwriter has severally agreed to purchase the number of ADSs indicated in the following table. Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Goldman Sachs (Asia) L.L.C., J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. are acting as joint bookrunners of this offering and as the representatives of the underwriters.

Underwriters	Number of ADSs
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Goldman Sachs (Asia) L.L.C.
J.P. Morgan Securities LLC
Deutsche Bank Securities Inc.

Total

        The underwriters are offering the ADSs subject to their acceptance of the ADSs from us [and the selling shareholders] and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated, severally and not jointly, to take and pay for all of the ADSs offered by this prospectus if any such ADSs are taken, other than the ADSs covered by the underwriters' option to purchase additional ADSs described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        The underwriters initially propose to offer part of the ADSs directly to the public at the public offering price listed on the cover page of this prospectus and part of the ADSs to certain dealers at a price that represents a concession not in excess of US$            per ADS from the initial public offering price. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the underwriters.

        Certain of the underwriters are expected to make offers and sales both inside and outside the U.S. through their respective selling agents. Any offers or sales in the U.S. will be conducted by broker-dealers registered with the SEC. Goldman Sachs (Asia) L.L.C. will offer ADSs in the U.S. through its SEC-registered broker-dealer affiliate in the U.S., Goldman Sachs & Co. LLC.

        The address of Citigroup Global Markets Inc. is 388 Greenwich Street, New York, NY 10013, United States. The address of Credit Suisse Securities (USA) LLC is Eleven Madison Avenue, New York, NY 10010, United States of America. The address of Goldman Sachs (Asia) L.L.C. is 68th Floor, Cheung Kong Center, 2 Queen's Road Central, Hong Kong. The address of J.P. Morgan Securities LLC is 383 Madison Avenue, New York, NY 10179, United States. The address of Deutsche Bank Securities Inc. is 60 Wall Street, New York, NY 10005, United States.

Option to Purchase Additional ADSs

        We [and certain selling shareholders] have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of            additional ADSs from us [and            ADSs from certain selling shareholders] at the public offering price listed on the cover page of this prospectus, less underwriters discounts and commissions. To the extent the option is exercised, each underwriter will become severally obligated, subject to certain conditions, to purchase additional ADSs approximately proportionate to each underwriter's initial amount reflected in the table above.

Commissions and Expenses

        Total underwriting discounts and commissions to be paid to the underwriters represent            % of the total amount of the offering. The following table shows the per ADS and total underwriting discounts and commissions to be paid to the underwriters by us [and the selling shareholders]. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional ADSs.

Total
	Per ADS	No exercise	Full exercise
Public offering price
Discounts and commissions paid by us
[Discounts and commissions paid by the selling shareholders]

        The underwriters have agreed to reimburse us for a certain portion of our expenses in connection with our initial public offering.

        The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately US$             million, which includes legal, accounting, and printing costs and various other fees associated with the registration of our ordinary shares and ADSs.

Lock-Up Agreements

        We, our directors and executive officers, [the selling shareholders], and certain other securityholders have agreed with the underwriters to certain lock-up restrictions in respect of our ordinary shares, ADSs, and/or any securities convertible into or exchangeable or exercisable for any of our ordinary shares or ADSs, during the period ending            days after the date of this prospectus, subject to certain exceptions. Immediately after the completion of this offering, a total of          ordinary shares (representing approximately          % of our ordinary shares then issued and outstanding) will be subject to the lock-up agreements or other restrictions on transfer. See "Shares Eligible for Future Sale."

        Subject to compliance with the notification requirements under FINRA Rule 5131 applicable to lock-up agreements with our directors or officers, if          or           acting on behalf of the representatives, with our prior consent, agrees to release or waive the restrictions set forth in a lock-up agreement with one of our directors or officers and provides us with notice of the impending release or waiver at least three business days before the effective date of the release or waiver, we agree to announce the impending release or waiver by a press release through a major news service at least two business days before the effective date of the release or waiver.

Listing

        We will apply to list our ADSs on the New York Stock Exchange or the NASDAQ Global Market under the symbol "            ."

Stabilization, Short Positions and Penalty Bids

        In connection with the offering, the underwriters may purchase and sell ADSs in the open market. These transactions may include short sales in accordance with Regulation M under the Exchange Act, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional ADSs in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase additional ADSs pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for, or purchases of, ADSs made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by, or for the account of, such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ADSs, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they are required to be conducted in accordance with applicable laws and regulations, and they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange or the Nasdaq Global Market, the over-the-counter market or otherwise.

Electronic Distribution

        A prospectus in electronic format will be made available on the websites maintained by one or more of the underwriters or one or more securities dealers. One or more of the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of ADSs for sale to their online brokerage account holders. ADSs to be sold pursuant to an Internet distribution will be allocated on the same basis as other allocations. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders.

[Directed Share Program

        At our request, the underwriters have reserved up to            % of the ADSs being offered by this prospectus (assuming exercise in full by the underwriters of their option to purchase additional ADSs) for sale at the initial public offering price to certain of our directors, executive officers, employees, business associates and members of their families. The directed share program will be administered by            . We do not know if these individuals will choose to purchase all or any portion of these reserved ADSs, but any purchases they do make will reduce the number of ADSs that are available to the general public. Any reserved ADSs that are not so purchased will be offered by the underwriters to the general public on the same terms as the other ADSs offered by this prospectus.]

Discretionary Sales

        The underwriters do not intend sales to discretionary accounts to exceed 5% of the total number of ADSs offered by them.

Indemnification

        We [and the selling shareholders] have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Relationships

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include the sales and trading of securities, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, financing, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates may have, from time to time, performed, and may in the future perform, a variety of such activities and services for us and for persons or entities with relationships with us for which they received or will receive customary fees, commissions and expenses.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates, directors, officers and employees may at any time purchase, sell or hold a broad array of investments, and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. Such investment and trading activities may involve or relate to the assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments. In addition, the underwriters and their respective affiliates may at any time hold, or recommend to clients that they should acquire, long and short positions in such assets, securities and instruments.

        Certain affiliates of Goldman Sachs (Asia) L.L.C. currently hold convertible preferred shares of our company, which will be automatically converted into less than 5% of our Class A ordinary shares immediately prior to the completion of this offering.

Pricing of the Offering

        Prior to this offering, there has been no public market for our ordinary shares or ADSs. The initial public offering price was determined by negotiations between us and the representatives of the underwriters. Among the factors considered in determining the initial public offering price of the ADSs, in addition to prevailing market conditions, were our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

Selling Restrictions

        No action has been taken in any jurisdiction (except in the U.S.) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

        Australia.    This prospectus:

  •
  does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth), or the Corporations Act;

  •
  has not been, and will not be, lodged with the Australian Securities and Investments Commission, or the ASIC, as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

  •
  does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a "retail client" (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

  •
  may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

        The ADSs may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the ADSs may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any ADSs may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the ADSs, you represent and warrant to us that you are an Exempt Investor.

        As any offer of ADSs under this prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the ADSs you undertake to us that you will not, for a period of 12 months from the date of issue of the ADSs, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

        Canada.    The ADSs may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

        Cayman Islands.    This prospectus does not constitute a public offer of the ADSs or ordinary shares, whether by way of sale or subscription, in the Cayman Islands. ADSs or ordinary shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

        Dubai International Financial Centre.    This prospectus relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority, or the DFSA. This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA.

It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

        In relation to its use in the Dubai International Financial Centre, or the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

        European Economic Area.    In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive was implemented in that Relevant Member State (the Relevant Implementation Date), an offer of the ADSs to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of ADSs may be made to the public in that Relevant Member State at any time:

  •
  to any legal entity which is a qualified investor as defined under the Prospectus Directive;

  •
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression "an offer of the ADSs to the public" in relation to any ADS in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression Prospectus Directive means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

        Hong Kong.    The ADSs may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules promulgated thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules promulgated thereunder.

        Japan.    ADSs will not be offered or sold directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, rules and regulations of Japan. For purposes of this paragraph, "Japanese person" means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

        Kuwait.    Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 "Regulating the Negotiation of Securities and Establishment of Investment Funds," its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

        Malaysia.    No prospectus or other offering material or document in connection with the offer and sale of the ADSs has been or will be registered with the Securities Commission of Malaysia, or the Commission, for the Commission's approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services Licence; (iii) a person who acquires the ADSs, as principal, if the offer is on terms that the ADSs may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the ADSs is made by a holder of a Capital Markets Services Licence who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

        People's Republic of China.    This prospectus may not be circulated or distributed in the PRC and the ADSs may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

        Qatar.    In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person's request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

        Saudi Arabia.    This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

        Singapore.    This prospectus or any other offering material relating to our ADSs has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore, or the SFA. Accordingly, (i) our ADSs have not been, and will not be, offered or sold or made the subject of an invitation for subscription or purchase of such ADSs in Singapore, and (ii) this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our ADSs have not been and will not be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (a) to an institutional investor as specified in Section 274 of the SFA, (b) to a relevant person (as defined in Section 275 of the SFA) and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Switzerland.    The ADSs will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to our company or the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the "CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the ADSs.

        Taiwan.    The ADSs have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorised to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ADSs in Taiwan.

        United Arab Emirates.    The ADSs have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (i) in compliance with all applicable laws and regulations of the United Arab Emirates; and (ii) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

        United Kingdom.    This prospectus is only being distributed to and is only directed at: (i) persons who are outside the United Kingdom; (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order"); or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (i)-(iii) together being referred to as "relevant persons"). The ADSs are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the ADSs will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

EXPENSES RELATED TO THIS OFFERING

        Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, which are expected to be incurred in connection with the offer and sale of the ADSs by us [and the selling shareholders]. With the exception of the SEC registration fee and the Financial Industry Regulatory Authority filing fee, all amounts are estimates.

US$
SEC registration fee
New York Stock Exchange or NASDAQ Global Market listing fee
Financial Industry Regulatory Authority filing fee
Printing and engraving expenses
Legal fees and expenses
Accounting fees and expenses
Miscellaneous

Total

        These expenses will be borne by us, except for underwriting discounts and commissions, which will be borne by us [and the selling shareholders] in proportion to the numbers of ADSs sold in the offering by us [and the selling shareholders], respectively.

 LEGAL MATTERS

        We are being represented by Simpson Thacher & Bartlett LLP with respect to certain legal matters of U.S. federal securities and New York state law. Certain legal matters of U.S. federal securities and New York state law in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP. The validity of the Class A ordinary shares represented by the ADSs offered in this offering and legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by King & Wood Mallesons and for the underwriters by Haiwen & Partners. Simpson Thacher & Bartlett LLP and Maples and Calder (Hong Kong) LLP may rely upon King & Wood Mallesons with respect to matters governed by PRC law. Latham & Watkins LLP may rely upon Haiwen & Partners with respect to matters governed by PRC law.

EXPERTS

        The consolidated financial statements of BEST Inc. at December 31, 2015 and 2016, and for each of the three years in the period ended December 31, 2016, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young Hua Ming LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The offices of Ernst & Young Hua Ming LLP are located at 45/F, Shanghai World Financial Center, 100 Century Avenue, Pudong New Area, Shanghai, China.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act with respect to underlying Class A ordinary shares represented by the ADSs, to be sold in this offering. A related registration statement on F-6 will be filed with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement and its exhibits and schedules for further information with respect to us and our ADSs.

        Immediately upon the completion of this offering, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the Internet at the SEC's website at www.sec.gov.

        As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders' meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and will mail to all record holders of ADSs the information contained in any notice of a shareholders' meeting received by the depositary from us.

BEST INC.

BEST INC.

INDEX TO UNAUDITED INTERIM CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

Audited consolidated balance sheet as of December 31, 2016 and unaudited interim condensed consolidated balance sheet as of June 30, 2017	F-63 - F-66
Unaudited interim condensed consolidated statements of comprehensive loss for the six months ended June 30, 2016 and 2017	F-67
Unaudited interim condensed consolidated statements of cash flows for the six months ended June 30, 2016 and 2017	F-68
Notes to unaudited interim condensed consolidated financial statements for the six months ended June 30, 2016 and 2017	F-69 - F-99

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of BEST Inc.

        We have audited the accompanying consolidated balance sheets of BEST Inc. as of December 31, 2015 and 2016, and the related consolidated statements of comprehensive loss, cash flows and changes in shareholders' deficit for each of the three years in the period ended December 31, 2016. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BEST Inc. at December 31, 2015 and 2016, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

/s/  Ernst & Young Hua Ming LLP
Shanghai, the People's Republic of China
June 26, 2017

BEST INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

		As at December 31
	Notes	2015	2016	2016
		RMB	RMB	US$
ASSETS
Current assets:
Cash and cash equivalents		291,064	2,927,581	431,841
Restricted cash		135,342	374,363	55,221
Derivative	19	—	3,149	465
Accounts and notes receivables, net of allowance of RMB7,956 and RMB6,708 (US$989) as of December 31, 2015 and 2016, respectively	5	335,285	432,654	63,820
Inventories		37,888	82,083	12,108
Prepayments and other current assets		471,405	793,935	117,112
Short-term investments		—	62,000	9,145
Amounts due from related parties	17	28,813	83,302	12,288

Total current assets		1,299,797	4,759,067	702,000

Non-current assets:
Property and equipment, net	6	625,535	947,505	139,764
Intangible assets, net	7	5,366	13,516	1,994
Long-term investments	8	10,288	24,081	3,552
Goodwill	9	239,564	247,203	36,464
Non-current deposits		30,125	50,947	7,516
Other non-current assets		20,843	174,946	25,806
Restricted cash		55,060	78,588	11,592

Total non-current assets		986,781	1,536,786	226,688

Total assets		2,286,578	6,295,853	928,688

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS' DEFICIT

Current liabilities (including current liabilities of the consolidated VIE without recourse to the primary beneficiary of RMB1,933,625 and RMB2,369,082 (US$349,458) as of December 31, 2015 and 2016, respectively):

Short-term bank loans	10	338,000	458,000	67,559
Accounts and notes payable		1,094,445	1,575,793	232,442
Income tax payable	13	—	467	69
Customer advances and deposits		509,601	676,319	99,762
Accrued expenses and other liabilities	11	779,257	1,225,611	180,788
Capital lease obligation		2,456	13,215	1,949
Amounts due to related parties	17	8	891	131

Total current liabilities		2,723,767	3,950,296	582,700

Non-current liabilities (including non-current liabilities of the consolidated VIE without recourse to the primary beneficiary of RMB430 and RMB7,535 (US$1,111) as of December 31, 2015 and 2016, respectively):

Capital lease obligation		430	7,535	1,111
Other non-current liabilities		3,916	3,917	578

Total non-current liabilities		4,346	11,452	1,689

TOTAL LIABILITIES		2,728,113	3,961,748	584,389

The accompanying notes are an integral part of the consolidated financial statements.

BEST INC.

CONSOLIDATED BALANCE SHEETS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

		As at December 31
	Notes	2015	2016	2016
		RMB	RMB	US$
Commitments and contingencies	20
Mezzanine equity:
Series A redeemable convertible preferred shares (par value of US$0.01 per share; 30,000,000 shares authorized, issued and outstanding as of December 31, 2015 and 2016)	12	1,178,474	1,510,352	222,789
Series B redeemable convertible preferred shares (par value of US$0.01 per share; 20,000,000 shares authorized as of December 31, 2015 and 2016; 20,000,000 and 10,343,535 shares issued and outstanding as of December 31, 2015 and 2016)	12	788,414	521,648	76,947
Series C redeemable convertible preferred shares (par value of US$0.01 per share; 16,173,914 shares authorized as of December 31, 2015 and 2016; 16,173,914 and 12,981,287 shares issued and outstanding as of December 31, 2015 and 2016)	12	633,598	652,194	96,204
Series D redeemable convertible preferred shares (par value of US$0.01 per share; 29,896,623 shares authorized as of December 31, 2015 and 2016; 29,896,623 and 28,820,219 shares issued and outstanding as of December 31, 2015 and 2016)	12	1,167,967	1,445,547	213,230
Series E redeemable convertible preferred shares (par value of US$0.01 per share; 42,731,874 shares authorized as of December 31, 2015 and 2016; 42,731,874 and 41,177,988 shares issued and outstanding as of December 31, 2015 and 2016)	12	1,641,916	2,040,782	301,031
Series F redeemable convertible preferred shares (par value of US$0.01 per share; 56,680,441 shares authorized, issued and outstanding as of December 31, 2015 and 2016)	12	2,175,181	2,806,393	413,965
Series G-1 redeemable convertible preferred shares (par value of US$0.01 per share; nil and 15,479,382 shares authorized, issued and outstanding as of December 31, 2015 and 2016)	12	—	1,280,749	188,921
Series G-2 redeemable convertible preferred shares (par value of US$0.01 per share; nil and 68,551,547 shares authorized, issued and outstanding as of December 31, 2015 and 2016)	12	—	5,584,545	823,764

Total mezzanine equity		7,585,550	15,842,210	2,336,851

Shareholders' deficit:
Ordinary shares (par value of US$0.01 per share; 304,517,148 and 420,486,219 shares authorized; 60,000,000 shares issued and outstanding as of December 31, 2015 and 2016)		4,116	4,116	607
Accumulated deficit		(8,047,996)	(13,658,321)	(2,014,710)
Accumulated other comprehensive income	22	16,795	146,100	21,551

Total shareholders' deficit		(8,027,085)	(13,508,105)	(1,992,552)

Total liabilities, mezzanine equity and shareholders' deficit		2,286,578	6,295,853	928,688

The accompanying notes are an integral part of the consolidated financial statements.

BEST INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

		For the Years ended December 31
	Notes	2014	2015	2016	2016
		RMB	RMB	RMB	US$
Revenue from third parties
Supply chain management		536,026	767,866	1,014,034	149,578
Express delivery		2,260,397	3,709,238	5,344,733	788,390
Freight delivery		265,931	675,881	1,604,573	236,687
Store+		—	9,700	560,226	82,638
Others		3,440	32,023	49,149	7,250

		3,065,794	5,194,708	8,572,715	1,264,543

Revenue from related party
Supply chain management		—	60,565	227,322	33,532
Express delivery		—	1,054	44,100	6,505

		—	61,619	271,422	40,037

Total revenue		3,065,794	5,256,327	8,844,137	1,304,580
Cost of revenue
Supply chain management		(508,444)	(795,099)	(1,183,245)	(174,538)
Express delivery		(2,590,123)	(4,035,300)	(5,671,356)	(836,570)
Freight delivery		(338,316)	(923,011)	(1,906,930)	(281,287)
Store+		—	(9,714)	(569,557)	(84,014)
Others		(3,577)	(27,584)	(45,479)	(6,709)

Total cost of revenue		(3,440,460)	(5,790,708)	(9,376,567)	(1,383,118)
Gross loss		(374,666)	(534,381)	(532,430)	(78,538)
Selling expenses		(132,123)	(188,455)	(370,017)	(54,580)
General and administrative expenses		(232,974)	(380,864)	(521,237)	(76,887)
Research and development expenses		(26,648)	(46,177)	(80,326)	(11,849)
Other operating income		43,245	61,877	104,047	15,348

Total operating expenses		(348,500)	(553,619)	(867,533)	(127,968)
Loss from operations		(723,166)	(1,088,000)	(1,399,963)	(206,506)
Interest income		3,977	3,727	24,386	3,597
Interest expense		(7,997)	(10,439)	(21,379)	(3,154)
Foreign exchange (loss) gain		(905)	5,808	(1,864)	(275)
Other income		13,627	31,247	44,409	6,552
Other expense		(3,997)	(1,774)	(8,542)	(1,260)

Loss before income tax and share of net (loss) income of equity investees		(718,461)	(1,059,431)	(1,362,953)	(201,046)
Income tax expense	13	—	—	(570)	(84)

Loss before share of net (loss) income of equity investees		(718,461)	(1,059,431)	(1,363,523)	(201,130)
Share of net (loss) income of equity investees		—	(12)	43	6

Net loss		(718,461)	(1,059,443)	(1,363,480)	(201,124)
Accretion to redemption value of redeemable convertible preferred Shares		(512,289)	(3,996,288)	(3,661,975)	(540,170)
Deemed dividend-Repurchase of redeemable convertible preferred shares		(45,784)	—	(160,891)	(23,733)
Deemed dividend-Modification of redeemable convertible preferred shares		(15,007)	—	(423,979)	(62,540)
Deemed dividend-Extinguishment loss of Series D redeemable convertible preferred shares		—	(296,677)	—	—

Net loss attributable to ordinary shareholders	15	(1,291,541)	(5,352,408)	(5,610,325)	(827,567)

Net loss per share:
Basic	15	(21.53)	(89.21)	(93.51)	(13.79)
Diluted	15	(21.53)	(89.21)	(93.51)	(13.79)
Shares used in net loss per share computation:
Basic	15	60,000,000	60,000,000	60,000,000
Diluted	15	60,000,000	60,000,000	60,000,000
Other comprehensive income, net of tax of nil
Foreign currency translation adjustments		7,848	26,182	129,305	19,073

Comprehensive loss		(710,613)	(1,033,261)	(1,234,175)	(182,051)
Accretion to redemption value of redeemable convertible preferred shares		(512,289)	(3,996,288)	(3,661,975)	(540,170)
Deemed dividend-Repurchase of redeemable convertible preferred shares		(45,784)	—	(160,891)	(23,733)
Deemed dividend-Modification of redeemable convertible preferred shares		(15,007)	—	(423,979)	(62,540)
Deemed dividend-Extinguishment loss of Series D redeemable convertible preferred shares		—	(296,677)	—	—

Comprehensive loss attributable to ordinary shareholders		(1,283,693)	(5,326,226)	(5,481,020)	(808,494)

The accompanying notes are an integral part of the consolidated financial statements.

BEST INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"))

		For the Years ended December 31,
	Notes	2014	2015	2016	2016
		RMB	RMB	RMB	US$
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss		(718,461)	(1,059,443)	(1,363,480)	(201,124)
Adjustments to reconcile net loss to net cash used in operating activities:
Share of net loss (income) of equity investees		—	12	(43)	(6)
Depreciation and amortization		84,970	147,283	246,311	36,333
Allowance for doubtful accounts and inventory provision		13,489	18,303	31,522	4,650
Loss (gain) on disposal of property and equipment		528	(84)	2,314	341
Impairment losses		—	36,178	—	—
Foreign exchange loss (gain)		905	(5,808)	1,864	275
Changes in operating assets and liabilities:
Restricted cash		(42,548)	(22,041)	(165,431)	(24,402)
Accounts and notes receivables		(75,482)	(143,898)	(110,972)	(16,369)
Prepayment and other current assets		(138,011)	(151,543)	(317,474)	(46,830)
Inventories		(8,867)	(17,502)	(48,880)	(7,210)
Customer advances and deposits		217,278	273,319	166,718	24,592
Accounts and notes payables		273,351	441,576	481,348	71,003
Accrued expenses and other liabilities		79,492	210,601	362,434	53,462
Amounts due from related parties		3,273	(28,813)	(54,489)	(8,038)
Other non-current assets		90	—	(1,065)	(157)
Other non-current liabilities		860	—	1	—
Amounts due to related parties		—	(7)	883	130
Non-current deposits		(19,812)	(10,313)	(20,822)	(3,072)
Income tax payable		—	—	467	69

Net cash used in operating activities		(328,945)	(312,180)	(788,794)	(116,353)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment		(212,462)	(398,149)	(628,478)	(92,705)
Disposal of property and equipment		16,803	3,161	11,513	1,698
Purchase of leased equipment		—	(19,847)	(108,186)	(15,958)
Repayment of direct financing leases—principal portion		—	11,679	5,509	813
Cash paid for business acquisitions	4	(120,699)	(135,794)	(39,517)	(5,829)
Acquisition of intangible assets		(2,964)	(8,055)	(8,935)	(1,318)
Acquisition of long-term investments		—	(10,300)	(13,750)	(2,028)
Proceeds from maturities of short-term investments		—	—	1,458,918	215,200
Purchase of short-term investments		—	—	(1,520,918)	(224,347)

Net cash used in investing activities		(319,322)	(557,305)	(843,844)	(124,474)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from short-term bank loans		120,000	538,000	718,000	105,911
Repayment of short-term bank loans		(66,150)	(320,000)	(598,000)	(88,210)
Change in restricted cash		—	(124,500)	(97,118)	(14,326)
Capital lease payments		(6,933)	(3,883)	(4,446)	(656)
Proceeds from capital lease		—	4,346	22,310	3,291
Proceeds from redeemable convertible preferred shares, net of issuance costs		828,151	811,374	4,901,287	722,979
Repurchase of redeemable convertible preferred shares		(93,019)	—	(831,535)	(122,658)

Net cash generated from financing activities		782,049	905,337	4,110,498	606,331

Exchange rate effect on cash and cash equivalents		3,706	35,436	158,657	23,403
Net increase in cash and cash equivalents		133,782	35,852	2,477,860	365,504
Cash and cash equivalents at beginning of year		82,288	219,776	291,064	42,934

Cash and cash equivalents at end of year		219,776	291,064	2,927,581	431,841

Supplemental disclosures of cash flow information:
Income taxes paid		—	—	103	15
Interest expense paid		8,003	11,967	22,012	3,247
Supplemental disclosures of non-cash information:
Purchase of property and equipment included in accrued expenses and other liabilities		37,733	96,381	115,286	17,006
Acquisition of property and equipment through capital lease		2,423	2,886	20,750	3,061
Purchase consideration for business acquisitions included in accrued expenses and other liabilities		51,826	43,471	11,368	1,677
Repurchase of redeemable convertible preferred shares included in accrued expenses and other liabilities		—	—	97,118	14,326

The accompanying notes are an integral part of the consolidated financial statements.

BEST INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares)

	Ordinary Shares
				Accumulated other comprehensive (loss)/income
	Number of shares	Amount	Additional paid-in capital		Accumulated deficit	Total shareholders' deficit
		RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2014	60,000,000	4,116	6,529	(17,235)	(1,410,576)	(1,417,166)
Net loss for the year	—	—	—	—	(718,461)	(718,461)
Other comprehensive income	—	—	—	7,848	—	7,848
Deemed dividend—Repurchase of Series C redeemable convertible preferred shares	—	—	—	—	(45,784)	(45,784)
Deemed dividend—Modification of redeemable convertible preferred shares	—	—	(6,529)	—	(8,478)	(15,007)
Accretion to redemption value of redeemable convertible preferred shares	—	—	—	—	(512,289)	(512,289)

Balance as of December 31, 2014	60,000,000	4,116	—	(9,387)	(2,695,588)	(2,700,859)
Net loss for the year	—	—	—	—	(1,059,443)	(1,059,443)
Other comprehensive income	—	—	—	26,182	—	26,182
Deemed dividend—Extinguishment loss of Series D redeemable convertible preferred shares	—	—	—	—	(296,677)	(296,677)
Accretion to redemption value of redeemable convertible preferred shares	—	—	—	—	(3,996,288)	(3,996,288)

Balance as of December 31, 2015	60,000,000	4,116	—	16,795	(8,047,996)	(8,027,085)

The accompanying notes are an integral part of the consolidated financial statements.

BEST INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares)

	Ordinary Shares
				Accumulated other comprehensive (loss)/income
	Number of shares	Amount	Additional paid-in capital		Accumulated deficit	Total shareholders' deficit
		RMB	RMB	RMB	RMB	RMB
Balance as of December 31, 2015	60,000,000	4,116	—	16,795	(8,047,996)	(8,027,085)
Net loss for the year	—	—	—	—	(1,363,480)	(1,363,480)
Other comprehensive income	—	—	—	129,305	—	129,305
Deemed dividend—Repurchase of Series B,C,D,E redeemable convertible preferred shares	—	—	—	—	(160,891)	(160,891)
Deemed dividend—Modification of redeemable convertible preferred shares	—	—	—	—	(423,979)	(423,979)
Accretion to redemption value of redeemable convertible preferred shares	—	—	—	—	(3,661,975)	(3,661,975)

Balance as of December 31, 2016 in RMB	60,000,000	4,116	—	146,100	(13,658,321)	(13,508,105)

Balance as of December 31, 2016 in US$	60,000,000	607	—	21,551	(2,014,710)	(1,992,552)

The accompanying notes are an integral part of the consolidated financial statements.

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

1.    ORGANIZATION AND BASIS OF PRESENTATION

        The Company is a limited liability company incorporated in the Cayman Islands on March 3, 2008.

        The Company does not conduct any substantive operations on its own but instead conducts its primary business operations through its subsidiaries and variable interest entity (the "VIE"), which is located in the People's Republic of China (the "PRC"). The accompanying consolidated financial statements include the financial statements of the Company, its subsidiaries and VIE. The Company, its subsidiaries and VIE are hereinafter collectively referred to as the "Group".

        The Group is principally engaged in the business of providing express delivery services, freight delivery services, supply chain management services, store+ services and other value-added services. The Group's principal geographic market is in the PRC.

        Details of the Company's principal subsidiaries and VIE as of December 31, 2016 are as follows:

Name of Company	Place and date of incorporation/ registration and business	Percentage of equity interest attributable to the Company	Principal activities
Subsidiaries:
Eight Hundred Logistics Technologies Corporation ("BEST BVI")	BVI/ May 22, 2007	100%	Investment holding
BEST Logistics Technologies Limited ("BEST HK")	HK/ May 29, 2007	100%	Investment holding
BEST Logistics Technologies (China) Co., Ltd ("BEST China")	PRC/ April 23, 2008	100%	Freight delivery and Supply chain management services
BEST Store Network (Hangzhou) Co., Ltd ("BEST Store")	PRC/ May 16, 2013	100%	Store+ services
Zhejiang BEST Technology Co., Ltd. ("BEST Technology")	PRC/ July 26, 2007	100%	Logistics technical services
BEST Logistics Technologies (Dongguan) Co., Ltd ("BEST Dongguan")	PRC/ July 23, 2013	100%	Warehouse storage services
BEST Finance Lease (Zhejiang) Co., Ltd ("BEST Finance")	PRC/ January 15, 2015	100%	Financial services
BEST Logistics Technologies (Ningbo Free Trade Zone) Co., Ltd ("BEST Ningbo")	PRC/ May 22, 2015	100%	Supply chain management services
BEST Supply Chain Management (Hangzhou) Co., Ltd ("BEST Supply Chain")	PRC/ August 14, 2015	100%	Supply chain management services
VIE
Hangzhou BEST Network Technologies Co., Ltd. ("BEST Network")	PRC August 22, 2007	Nil	Express delivery services

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

1.    ORGANIZATION AND BASIS OF PRESENTATION (Continued)

        To comply with PRC laws and regulations which prohibit foreign control of companies that engage in domestic mail delivery services, the Group operates its express delivery services in the PRC through its VIE. Despite the lack of technical majority ownership, BEST Technology has effective control of the VIE through a series of contractual arrangements (the "Contractual Agreements") and a parent-subsidiary relationship exists between BEST Technology and the VIE. The equity interests of the VIE are legally held by PRC individuals (the "nominee shareholders"). Through the Contractual Agreements, the nominee shareholders of the VIE effectively assign all of their voting rights underlying their equity interests in the VIE to BEST Technology. In addition, through the terms of the Contractual Agreements, BEST Technology demonstrates its ability and intention to continue to exercise the ability to absorb substantially all of the profits and all of the expected losses of the VIE. As a result of the Contractual Agreements, the Company has the power to direct the activities of the VIE that most significantly impact its economic performance and, is entitled to substantially all of the economic benefits from the VIE through BEST Technology. Therefore, the Company consolidates the VIE in accordance with SEC Regulation SX-3A-02 and ASC 810-10, Consolidation: Overall.

        The following is a summary of the Contractual Agreements.

Loan Agreements

        BEST Technology has granted interest-free loans with an aggregate amount of RMB13,780 to the nominee shareholders of the VIE for the purpose of providing funds necessary for the capital injection of the VIE. The loans are only repayable by the nominee shareholders through a transfer of his or her equity interests in the VIE to BEST Technology or its designated party unless the nominee shareholders are in breach of the agreement, in which BEST Technology can request immediate repayment of the loans. The loan agreements are effective until full repayment of the loans or BEST Technology agrees to waive the loan.

Exclusive Technical Support and Service Agreement

        Pursuant to the Exclusive Technical Support and Service Agreement between BEST Technology and the VIE, BEST Technology has the exclusive right to provide services to the VIE related to the VIE's business, including but not limited to the management, development and maintenance of software, databases and websites, training and recruitment of employees and other services required by the VIE. In return, the VIE agrees to pay a service fee that is based on a predetermined formula based on the financial performance of the VIE. The Exclusive Technical Support and Service Agreement is valid for 20 years and will be automatically renewed on an annual basis unless both parties agree to terminate the agreement.

Exclusive Option Agreement

        Under the Exclusive Option Agreement among BEST Technology, the VIE and nominee shareholders of the VIE, BEST Technology has (i) an exclusive option to purchase, when and to the extent permitted under PRC laws, all or part of the equity interests in the VIE or all or part of the assets held by the VIE and (ii) an exclusive right to cause the nominee shareholders to transfer their equity interest in the VIE to BEST Technology or any designated third party. BEST Technology has the

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

1.    ORGANIZATION AND BASIS OF PRESENTATION (Continued)

Exclusive Option Agreement (Continued)

sole discretion to decide when to exercise the option, whether in part or full. The exercise price of the option to purchase all or part of the equity interests in the VIE or assets held by the VIE will be the minimum amount of consideration permitted under the then-applicable PRC laws. Any proceeds received by the nominee shareholders from the exercise of the option exceeding the loan amount, distribution of profits or dividends, shall be remitted to BEST Technology, to the extent permitted under PRC laws. The Exclusive Option Agreement will remain in effect until all the equity interests or the assets held by the VIE are transferred to BEST Technology or its designated party. BEST Technology may terminate the Exclusive Option Agreement at their sole discretion, whereas under no circumstances may the VIE or its nominee shareholders terminate this agreement.

Proxy Agreement

        Pursuant to the Proxy Agreement between BEST Technology, the VIE and its nominee shareholders, each of the VIE's shareholders agreed to entrust all the rights to exercise their voting power to the person designated by BEST Technology. The nominee shareholders irrevocably authorize the person designated by BEST Technology as its attorney-in-fact ("AIF") to exercise on such nominee shareholder's behalf any and all rights that such shareholder has in respect of its equity interests in the VIE. BEST Technology has the right to replace the authorized AIF at any time upon written notice but not consent from the other parties. The Proxy Agreement has a term of 20 years and is subject to automatic renewal on an annual basis unless it is terminated by BEST Technology at its sole discretion. The nominee shareholders may not terminate the Proxy Agreement or revoke the appointment of the AIF without BEST Technology's prior written consent.

Equity Pledge Agreement

        Under the Equity Pledge Agreement among BEST Technology, the VIE and its nominee shareholders; the nominee shareholders of the VIE have pledged all of their equity interests in the VIE in favor of BEST Technology to secure the VIE and their obligations under the various contractual agreements, including the Exclusive Technical Support and Service Agreement, Loan Agreements and Exclusive Option Agreement described above. The nominee shareholders further undertake that they will remit any distributions as a result in connection with such shareholder's equity interests in the VIE to BEST Technology, to the extent permitted by PRC laws. If the VIE or any of their respective nominee shareholders breach any of their respective contractual obligations under the above agreements, BEST Technology, as pledgee, will be entitled to certain rights, including the right to sell, transfer or dispose the pledged equity interest. The nominee shareholders of the VIE agree not to create any encumbrance on or otherwise transfer or dispose of their respective equity interest in the VIE, without the prior consent of BEST Technology. The Equity Pledge Agreement will be valid until the VIE and their respective shareholders fulfill all contractual obligations under the above agreements.

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

1.    ORGANIZATION AND BASIS OF PRESENTATION (Continued)

        Through the design of the Contractual Agreements, the nominee shareholders of the VIE effectively assigned their full voting rights to BEST Technology, which gives BEST Technology the power to direct the activities that most significantly impact the VIE's economic performance. In addition, BEST Technology is entitled to substantially all of the economic benefits from the VIE. As a result of these Contractual Agreements, BEST Technology is determined to be the primary beneficiary of the VIE.

        In June 2017, the Contractual Agreements were supplemented by the following terms:

  a)
  Exclusive Technical Support and Service Agreement

  •
  BEST Technology has the right to unilaterally adjust the service fee;

  •
  The agreement is valid for 20 years and will be automatically renewed on an annual basis unless terminated by BEST Technology at its sole discretion, whereas under no circumstances may the VIE terminate this agreement.

  b)
  Exclusive Option Agreement

  •
  To ensure that the cash flow requirements of the VIE's daily operations are met and/or to set off any losses that may be incurred, the Company is obliged, only to the extent permissible under PRC laws, to provide financial support to the VIE, whether or not the VIE actually incurs any such operational loss. The Company will not request repayment if the VIE or its nominee shareholders are unable to do so;

  •
  Without the Company's prior consent, the VIE and its nominee shareholders shall not enter into any material agreements outside of the ordinary course of business;

  •
  The Company, at its sole discretion, has the right to decide whether the option and other rights granted under the agreement will be exercised by the Company, BEST Technology or its designated party.

  c)
  Proxy Agreement

  •
  The Proxy Agreement is valid as long as the nominee shareholders remain shareholders of the VIE;

  •
  The appointment of any individuals to exercise the powers and rights assigned pursuant to the Proxy Agreement requires the approval of the Company. All the activities in relation to such powers and rights assigned are directed and approved by the Company.

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

1.    ORGANIZATION AND BASIS OF PRESENTATION (Continued)

        As a result, the power and the rights pursuant to the Proxy Agreement have since been effectively reassigned to the Company which has the power to direct the activities of the VIE that most significantly impact the VIE's economic performance. The Company is also obligated to absorb the expected losses of the VIE through the financial support as described above. The Company and BEST Technology, as a group of related parties, have held all of the variable interests of the VIE. The Company has been determined to be most closely associated with the VIE within the group of related parties and has replaced BEST Technology as the primary beneficiary of the VIE since June 2017. As the VIE was subject to indirect control by the Company through BEST Technology immediately before and direct control immediately after the Contractual Agreements were supplemented, the change of the primary beneficiary of the VIE was accounted for as a common control transaction based on the carrying amount of the net assets transferred.

        In the opinion of the Company's PRC legal counsel, (i) the ownership structure relating to the VIE complies with current PRC laws and regulations; and (ii) the Company and BEST Technology's contractual arrangements with the VIE and its nominee shareholders are valid, binding and enforceable on all parties to these arrangements and do not violate current PRC laws or regulations.

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

1.    ORGANIZATION AND BASIS OF PRESENTATION (Continued)

        The carrying amounts of the assets, liabilities and the results of operations of the VIE included in the Company's consolidated balance sheets and statements of comprehensive loss are as follows:

	As at December 31
	2015	2016	2016
	RMB	RMB	US$
ASSETS
Current assets:
Cash and cash equivalents	92,321	229,700	33,883
Restricted cash	5,609	85,502	12,612
Accounts receivable, net	49,644	89,322	13,176
Inventories	29,060	29,254	4,315
Short-term investments	—	22,000	3,245
Prepayments and other current assets	262,291	455,884	67,246
Amounts due from related parties	35,861	42,361	6,249

Total current assets	474,786	954,023	140,726

Non-current assets:
Property and equipment, net	421,119	614,702	90,673
Goodwill	233,984	241,623	35,641
Other non-current assets	19,008	78,633	11,600

Total non-current assets	674,111	934,958	137,914

Total assets	1,148,897	1,888,981	278,640

LIABILITIES
Current liabilities:
Short-term bank loans	268,000	298,000	43,957
Accounts and notes payable	764,204	941,467	138,874
Customer advances and deposits	402,912	500,957	73,895
Accrued expenses and other liabilities	496,053	615,443	90,783
Capital lease obligation	2,456	13,215	1,949
Amounts due to related parties	801,262	1,726,088	254,612

Total current liabilities	2,734,887	4,095,170	604,070

Capital lease obligation	430	7,535	1,111

Total non-current liabilities	430	7,535	1,111

Total liabilities	2,735,317	4,102,705	605,181

        The revenue-producing assets that are held by the VIE comprise mainly of machinery and electronic equipment, express delivery software and domain name. The VIE contributed an aggregate of 74%, 71% and 61% of the Group's consolidated revenue for the years ended December 31, 2014, 2015 and 2016, respectively, after elimination of inter-company transactions. As of December 31, 2016, there was no pledge or collateralization of the VIE's assets that can only be used to settled obligations of the VIE.

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

1.    ORGANIZATION AND BASIS OF PRESENTATION (Continued)

        Other than the amounts due to related parties (which are eliminated upon consolidation) all remaining liabilities of the VIE are without recourse to the primary beneficiary. The Company did not provide or intend to provide financial or other supports not previously contractually required to the VIE during the years presented.

	For the years ended December 31
	2014	2015	2016	2016
	RMB	RMB	RMB	US$
Total revenue	2,289,562	3,761,855	5,422,100	799,802
Net loss	(455,563)	(558,773)	(627,302)	(92,532)
Net cash generated from/(used in) operating activities	213,020	(178,511)	(381,642)	(56,295)
Net cash used in investing activities	(312,098)	(288,204)	(441,555)	(65,133)
Net cash generated from financing activities	140,411	473,877	960,576	141,693

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

        The accompanying consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP").

Principles of Consolidation

        The consolidated financial statements of the Group include the financial statements of the Company, its subsidiaries and VIE for which the Company is the primary beneficiary. All significant intercompany balances and transactions between the Company, its subsidiaries and VIE have been eliminated on consolidation.

Use of estimates

        The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenue and expenses during the reporting periods. Significant estimates and assumptions reflected in the Group's financial statements include, but are not limited to, allowance for doubtful accounts, useful lives of long-lived assets, the purchase price allocation with respect to business combinations, impairment of long-lived assets and goodwill, realization of deferred tax assets, share based compensation and the fair value of financial instruments. Management bases the estimates on historical experience and various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could materially differ from those estimates.

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Convenience translation

        Amounts in U.S. dollars are presented for the convenience of the reader and are translated at the noon buying rate of RMB6.7793 per US$1.00 on June 30, 2017 in the City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. No representation is made that the RMB amounts could have been, or could be, converted into US$ at such rate.

Foreign currency

        The functional currency of the Company, BEST BVI and BEST HK is the United States Dollars ("US$"). The Company's subsidiaries and VIE located in the PRC determined their functional currency to be Renminbi (the "RMB"). The Company uses the RMB as its reporting currency.

        Each entity in the Group maintains its financial records in its own functional currency. Transactions denominated in foreign currencies are measured at the exchange rates prevailing on the transaction dates. Monetary assets and liabilities denominated in foreign currencies are remeasured at the exchange rates prevailing at the balance sheet date. Non-monetary items that are measured in terms of historical cost in foreign currency are remeasured using the exchange rates at the dates of the initial transactions. Exchange gains and losses are included in the consolidated statements of comprehensive loss.

        The Company uses the average exchange rate for the year and the exchange rate at the balance sheet date to translate the operating results and financial position, respectively. Translation differences are recorded in accumulated other comprehensive income, a component of shareholders' deficit.

Cash and cash equivalents

        Cash and cash equivalents consist of cash on hand and demand deposits or other highly liquid investments placed with banks or other financial institutions which are unrestricted as to withdrawal and use and have original maturities of less than three months.

Restricted cash

        The Group's restricted cash mainly represents (a) security deposits held in designated bank accounts for issuance of notes payable and lines of credit; (b) security deposits as required by the Group's sortation centers and warehouses; and (c) amounts restricted from general usage that are due to preferred shareholders (Note 12).

Short-term investments

        The Group's short-term investments comprise primarily of cash deposits at floating rates based on daily bank deposit rates with maturities ranging from three months to six months.

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts receivable and notes receivable, and allowance for doubtful accounts

        Accounts and notes receivable are carried at net realizable value. An allowance for doubtful accounts is recorded when collection of the full amount is no longer probable. In evaluating the collectability of receivable balances, the Group considers specific evidence including the aging of the receivable, the customer's payment history, its current credit-worthiness and current economic trends. Accounts and notes receivable are written off after all collection efforts have ceased.

Property and equipment, net

        Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, as follows:

Category	Estimated Useful Life
Machinery and electronic equipment	3 - 5 years
Motor vehicles	3 years
Leasehold improvements	Lesser of useful life or lease term

        Repair and maintenance costs are charged to expense as incurred, whereas the cost of renewals and betterments that extend the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation from the asset and accumulated depreciation accounts with any resulting gain or loss reflected in the consolidated statements of comprehensive loss.

        Direct costs that are related to the construction of property and equipment, and incurred in connection with bringing the assets to their intended use are capitalized as construction in progress. Construction in progress is transferred to specific property and equipment, and the depreciation of these assets commences when the assets are ready for their intended use. As of December 31, 2015 and 2016, the balances of construction in progress were RMB10,884 and RMB63,351 (US$9,345), which were related to the construction of warehouse and warehouse-related equipment.

Business Combinations

        The Group accounts for its business combinations using the purchase method of accounting in accordance with ASC 805, Business Combinations ("ASC 805"). The purchase method of accounting requires that the consideration transferred to be allocated to the assets, including separately identifiable assets and liabilities the Group acquired, based on their estimated fair values. The consideration transferred in an acquisition is measured as the aggregate of the fair values at the date of exchange of the assets given, liabilities incurred, and equity instruments issued as well as the contingent considerations and all contractual contingencies as of the acquisition date. The costs directly attributable to the acquisition are expensed as incurred. Identifiable assets, liabilities and contingent liabilities acquired or assumed are measured separately at their fair value as of the acquisition date, irrespective of the extent of any non-controlling interests. The excess of (i) the total of cost of acquisition, fair value of the non-controlling interests and acquisition date fair value of any previously held equity interest in the acquiree over (ii) the fair value of the identifiable net assets of the acquiree, is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in earnings.

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Business Combinations (Continued)

        The determination and allocation of fair values to the identifiable assets acquired, liabilities assumed and non-controlling interests is based on various assumptions and valuation methodologies requiring considerable judgment from management. The most significant variables in these valuations are discount rates, terminal values, the number of years on which to base the cash flow projections, as well as the assumptions and estimates used to determine the cash inflows and outflows. The Group determines discount rates to be used based on the risk inherent in the related activity's current business model and industry comparisons. Terminal values are based on the expected life of assets, forecasted life cycle and forecasted cash flows over that period.

Goodwill

        The Group assesses goodwill for impairment in accordance with ASC 350-20, Intangibles—Goodwill and Other: Goodwill ("ASC 350-20"), which requires that goodwill be tested for impairment at the reporting unit level at least annually and more frequently upon the occurrence of certain events, as defined by ASC 350-20.

        The Group has determined it has five reporting units (that also represent operating segments). Goodwill was allocated to three reporting units as of December 31, 2015 and 2016, respectively (Note 9). The Group has the option to assess qualitative factors first to determine whether it is necessary to perform the two-step test in accordance with ASC 350-20. If the Group believes, as a result of the qualitative assessment, that it is more-likely-than-not that the fair value of the reporting unit is less than its carrying amount, the two-step quantitative impairment test described above is required. Otherwise, no further testing is required. In the qualitative assessment, the Group considers primary factors such as industry and market considerations, overall financial performance of the reporting unit, and other specific information related to the operations.

        In performing the two-step quantitative impairment test, the first step compares the carrying amount of the reporting unit to the fair value of the reporting unit based on either quoted market prices of the ordinary shares or estimated fair value using a combination of the income approach and the market approach. If the fair value of the reporting unit exceeds the carrying value of the reporting unit, goodwill is not impaired and the Group is not required to perform further testing. If the carrying value of the reporting unit exceeds the fair value of the reporting unit, then the Group must perform the second step of the impairment test in order to determine the implied fair value of the reporting unit's goodwill. The fair value of the reporting unit is allocated to its assets and liabilities in a manner similar to a purchase price allocation in order to determine the implied fair value of the reporting unit goodwill. If the carrying amount of the goodwill is greater than its implied fair value, the excess is recognized as an impairment loss in general and administrative expenses.

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Intangible assets

        Intangible assets with finite lives are carried at cost less accumulated amortization. All other intangible assets with finite lives are amortized using the straight-line method over the estimated economic lives.

        Intangible assets have estimated economic lives from the date of purchase as follows:

Category	Estimated Useful Life
Customer relationships	5 years
Software	3 years
Domain name	10 years

Impairment of long-lived assets other than goodwill

        The Group evaluates its long-lived assets, including fixed assets and intangible assets with finite lives, for impairment whenever events or changes in circumstances, such as a significant adverse change to market conditions that will impact the future use of the assets, indicate that the carrying amount of an asset may not be fully recoverable. When these events occur, the Group evaluates the recoverability of long-lived assets by comparing the carrying amount of the assets to the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Group recognizes an impairment loss based on the excess of the carrying amount of the assets over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available. Impairment losses were included in general and administrative expense.

Fair value of financial instruments

        Financial instruments include cash and cash equivalents, accounts and notes receivables, certain other current assets, short-term investments, derivative, due from related parties, direct financing lease receivables, accounts and notes payable, short-term bank loans, amounts due to related parties, certain other current liabilities, and redeemable convertible preferred shares. The redeemable convertible preferred shares were initially recorded at issuance price net of issuance costs. The Group recognizes changes in the redemption value immediately as they occur and adjusts the carrying value of the redeemable convertible preferred shares to equal the redemption value at the end of each reporting period. The derivative was recorded at fair value as determined on the issuance date and subsequently adjusted to its fair value at each reporting date. The carrying values of the direct financing lease receivables approximate their fair values, as the receivables bear interest at rates determined based on the prevailing market interest rates. The carrying values of the remaining financial instruments approximate their fair values due to their short-term maturities.

Derivatives

        ASC 815, Derivatives and Hedging, requires all contracts which meet the definition of a derivative to be recognized in the consolidated balance sheets as either assets or liabilities and recorded at fair value. Changes in the fair value of derivative financial instruments are either recognized periodically in

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Derivatives (Continued)

income/loss or in shareholders' deficit as a component of other comprehensive income depending on the use of the derivative and whether it qualifies for hedge accounting. Changes in fair values of derivatives not qualified as hedges are reported in the consolidated statements of comprehensive loss. The estimated fair values of derivative instruments are determined at discrete points in time based on the relevant market information. These estimates are calculated with reference to the market rates using industry standard valuation techniques.

Modification of redeemable convertible preferred shares

        The Group assesses whether an amendment to the terms of its redeemable convertible preferred shares is an extinguishment or a modification using the fair value model. If the fair value of the redeemable convertible preferred shares immediately after the amendment changes by more than 10 percent from the fair value of the redeemable convertible preferred shares immediately before the amendment, the amendment is considered an extinguishment. An amendment that does not meet this criterion is a modification. When redeemable convertible preferred shares are extinguished, the difference between the fair value of the consideration transferred to the redeemable convertible preferred shareholders and the carrying amount of the redeemable convertible preferred shares (net of issuance costs) is treated as a deemed dividend to the redeemable convertible preferred shareholders. When redeemable convertible preferred shares are modified, the increase of the fair value immediately after the amendment is treated as a deemed dividend to the redeemable convertible preferred shareholders. Modifications that result in a decrease in the fair value of the redeemable convertible preferred shares are not recognized.

Inventories

        Inventories are comprised of finished goods. The Group's finished goods consists of (i) materials used in performing express delivery and freight delivery services such as waybills and low value consumables such as handheld terminals, packing materials and uniforms emblazoned with the logo "BEST" ("accessories"); and (ii) fast-moving consumer goods such as beverage and drinks, snacks and daily necessities to be sold on the Group's Store+ online business-to-business platform ("consumer goods"). Inventories are stated at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses. Cost of accessories is accounted for using the weighted average cost method, and cost of purchased consumer goods are accounted for using the first-in first-out method. Adjustments are recorded to write down the cost of inventory to the estimated market value due to the slow-moving merchandise and damaged goods, which is dependent upon factors such as the quality guarantee period that generally does not exceed six months. Write-downs are recorded in cost of revenue in the consolidated statements of comprehensive loss.

Revenue recognition

        Revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the related fee is reasonably assured based on the guidance in ASC 605, Revenue Recognition. Non-refundable payments received before all

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue recognition (Continued)

of the relevant criteria for revenue recognition are satisfied are recorded as customer advances and deposits in the consolidated balance sheets.

        Multiple contracts with the same customer are accounted for as separate arrangements if they are not contemplated together as one linked transaction, have different business substance, and the occurrence of one arrangement is not dependent upon another. Historically, the Group has not entered into multiple contracts with the same counterparty that should be accounted for as a single combined arrangement.

        The Group's business is subject to value added taxes ("VAT") and tax surcharges assessed by governmental authorities. Pursuant to ASC 605-45, Revenue Recognition—Principal Agent Considerations, the Group elected to present VAT and tax surcharges as a reduction of revenue.

Supply chain management services

        The Group provides order fulfillment services (through its self-operated order fulfillment centers) and transportation services to its offline and online enterprise customers. Order fulfillment service arrangements comprise of various service offerings that can be purchased at the option of the customer. Each of the service options are substantive and the enterprise customers cannot purchase each additional service at a significant and incremental discount. Therefore, each service is accounted for separately. The Group is the primary obligor and does not outsource any portion of the order fulfillment services to supply chain franchisee partners.

        Revenue for order fulfillment services is recognized upon completion of the services, and revenue for transportation services is recognized upon delivery of shipments to end recipients.

        A small percentage of revenue is also earned from supply chain franchisee partners that can access the Group's supply chain network. These franchisee partners pay an initial non-refundable fee for a comprehensive operating manual and orientation training, as well as an agreed upon system usage fee for each order processed through the Group's supply chain network. The initial non-refundable franchise fees are recognized when substantially all services or conditions relating to the initial franchise fee have been performed and the Group has fulfilled all its commitments and obligations, while system usage fees are recognized on a monthly basis when the Company bills for orders processed through the Group's supply chain network. The initial non-refundable fees and system usage fees were insignificant for all periods presented.

Express delivery services

        The Group provides express services that comprise of sorting, line-haul and feeder transportation services to its franchisee service stations, which are also the Group's customers, when parcels are dropped off by the Group's franchisee service station customers at the Group's first hub or sortation center. The Group recognizes revenue when the parcels (under 15 kg) are picked up from the Group's last destination hub or sortation center by franchisees which operate the last-mile delivery service stations for delivery to end recipients. The fees the Group earns from its customers are based on the parcel's weight and route to the Group's last destination hub or sortation center. A minor percentage of the Group's express delivery services are performed by its self-operated service stations for direct

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue recognition (Continued)

Express delivery services (Continued)

customers ("direct customer express delivery services"), which are the senders of the parcels. The Group is directly responsible for the parcel from the point it is received from the senders all the way through the point when the parcels are delivered to end recipients. Direct customer revenues are recognized when the parcels are delivered to the end recipients by last-mile delivery service stations, including stations operated by the Group. Except for direct customer express delivery services, the Group was not responsible for last-mile delivery of the parcels and therefore, the Group's customers were separately engaging with, and directly liable to, the last-mile delivery service stations for their delivery service and related fees for all periods presented.

        Express delivery services revenue also includes initial non-refundable franchise fees that are recognized when substantially all services or conditions relating to the initial franchise fee have been performed and the Group has fulfilled all its commitments and obligations, which is when the franchisee commences its operations as an express delivery service station. There are no continuing franchise fees in the Group's arrangements. The initial non-refundable franchise fees are negotiated under a separate agreement and represent a very small percentage of revenue for all periods presented.

Freight delivery services

        Similar to Express delivery services, the Group provides freight services that comprise of sorting, line-haul and feeder transportation services mainly to its franchisees, which are also the Group's customers. The Group recognizes revenue when the freight shipments are picked up from the Group's last destination hub or sortation center for delivery to end recipients. The freight fees the Group earns from its customers are based on the shipment's weight and route to the Group's last destination hub or sortation center. During all periods presented, the Group's customers directly engaged the last-mile delivery service stations that deliver the shipments to the end recipients.

        Freight delivery services revenue also includes initial non-refundable franchise fees that are recognized when substantially all services or conditions relating to the initial franchise fee have been performed and the Group has fulfilled all its commitments and obligations, which is when the franchisee commences its operations as a freight delivery service station. There are no continuing franchise fees in the Group's arrangements. The initial non-refundable franchise fees are negotiated under a separate agreement and represent a very small percentage of revenue for all periods presented.

Store+ services

        The Group recognizes revenue upon the delivery of the consumer goods to its convenience store membership customers. The Group is the principal to the transaction for these services and revenue from these transactions is recognized on a gross basis.

Other services

        The Group mainly provides cross-border logistic coordination services and recognizes revenue upon completion of the services. The Group is the principal to the transaction for these services and revenue from these transactions is recognized on a gross basis.

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue recognition (Continued)

Accounting for Consideration Given by a Vendor to a Customer

        For direct customer express delivery services, the Group accounts for payments to franchisees operating last-mile delivery service stations, which are also the Group's customers in separate express delivery service transactions in accordance with ASC 605-50, Revenue Recognition: Customer Payments and Incentives. As the Group receives an identifiable benefit in return for the consideration (i.e. last-mile delivery services) that is sufficiently separable and has a standalone estimate of fair value, the payments are recorded as cost of revenues. There are no other customer incentives or payments across all service lines.

Cost of revenue

        Cost of revenue consists primarily of transportation costs, cost of express delivery and freight delivery accessories, operating costs for the delivery platforms, hubs and sortation centers, operating costs for the supply chain management network, purchased consumer goods, salaries and benefits of related personnel, depreciation, rental costs, and other related operating costs.

Selling expenses

        Selling expenses include shipping and handling costs incurred for the Store+ services segment comprising of costs for operating and staffing the Group's warehouses, packaging, and outbound shipping to customers. Shipping and handling costs amounted to RMB nil, RMB1,130 and RMB74,022 (US$10,919) for the years ended December 31, 2014, 2015 and 2016, respectively.

        Advertising costs are expensed when incurred and are included in selling expenses in the consolidated statements of comprehensive loss. For the years ended December 31, 2014, 2015 and 2016, the advertising expenses were approximately RMB3,453, RMB6,957 and RMB15,089 (US$2,226), respectively.

Government subsidies

        Government subsidies primarily consist of financial subsidies received from local governments for operating a business in their jurisdictions and compliance with specific policies promoted by the local governments. There are no defined rules and regulations to govern the criteria necessary for companies to receive such benefits, and the amount of financial subsidy is determined at the discretion of the relevant government authorities. For the government subsidies with non-operating nature and with no further conditions to be met, the amounts are recorded as non-operating income in "Other income" when received.

Leases

Lessee

        Leases are classified at the inception date as either a capital lease or an operating lease. A lease is a capital lease if any of the following conditions exists: a) ownership is transferred to the lessee by the end of the lease term, b) there is a bargain purchase option, c) the lease term is at least 75% of the property's estimated remaining economic life or d) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lessor at the inception date. A capital lease is accounted for as if there was an acquisition of an asset and an incurrence of an obligation at the inception of the lease.

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Leases (Continued)

Lessee (Continued)

        All other leases are accounted for as operating leases wherein rental payments are expensed on a straight-line basis over their respective lease term. The Group leases certain office, warehouse and hub and sortation center facilities, and equipment under non-cancelable operating leases. Certain lease agreements contain rent holidays. Rent holidays are considered in determining the straight-line rent expense to be recorded over the lease term.

Lessor

        The Group provides direct financing leases, primarily to transportation service providers that meet the Group's credit assessment requirements. The financing leases range from two to five years, do not contain contingent rental income clauses, and are fully collateralized by assets the Group can repossess in the event of default. Initial direct costs were insignificant for all periods presented. Revenue from interest income on direct financing leases is recognized using the effective interest rate method. For the years ended December 31, 2014, 2015, and 2016, interest income amounted to RMB nil, RMB1,326 and RMB3,592 (US$530), respectively, which is included in the Others revenue line item in the accompanying consolidated statements of comprehensive loss. As of December 31, 2015 and 2016, all direct financing lease receivables were within their payment terms. Leasing is not a significant part of the Group's business activities in terms of revenue, net income, or assets.

Research and Development Expenses

        Research and development expenses primarily consist of salaries and benefits for research and development personnel and depreciation of property and equipment. The Group expenses research and development costs as they are incurred.

Comprehensive loss

        Comprehensive loss is defined as the changes in equity of the Group during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Among other disclosures, ASC 220, Comprehensive Income, requires that all items that are required to be recognized under current accounting standards as components of comprehensive loss be reported in a financial statement that is displayed with the same prominence as other financial statements. For each of the periods presented, the Group's comprehensive loss includes net loss and foreign currency translation adjustments, and is presented in the consolidated statements of comprehensive loss.

Income taxes

        The Group follows the liability method of accounting for income taxes in accordance with ASC 740, Income Taxes ("ASC 740"). Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Group records a valuation allowance to offset deferred tax assets if based on

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income taxes (Continued)

the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rate is recognized in tax expense in the period that includes the enactment date of the change in tax rate.

        The Group accounted for uncertainties in income taxes in accordance with ASC 740. Interest and penalties arising from underpayment of income taxes shall be computed in accordance with the related PRC tax law. The amount of interest expense is computed by applying the applicable statutory rate of interest to the difference between the tax position recognized and the amount previously taken or expected to be taken in a tax return. Interest and penalties recognized in accordance with ASC 740 are classified in the consolidated statements of comprehensive loss as income tax expense.

        In accordance with the provisions of ASC 740, the Group recognizes in its consolidated financial statements the impact of a tax position if a tax return position or future tax position is "more likely than not" to prevail based on the facts and technical merits of the position. Tax positions that meet the "more likely than not" recognition threshold are measured at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. The Group's estimated liability for unrecognized tax benefits which is included in the "other non-current liabilities" line item in the accompanying consolidated financial statements is periodically assessed for adequacy and may be affected by changing interpretations of laws, rulings by tax authorities, changes and/or developments with respect to tax audits, and expiration of the statute of limitations. The actual benefits ultimately realized may differ from the Group's estimates. As each audit is concluded, adjustments, if any, are recorded in the Group's consolidated financial statements. Additionally, in future periods, changes in facts, circumstances, and new information may require the Group to adjust the recognition and measurement estimates with regard to individual tax positions. Changes in recognition and measurement estimates are recognized in the period in which the changes occur.

Share-based compensation

Awards granted to employees

        The Group applies ASC 718, Compensation—Stock Compensation ("ASC 718"), to account for its employee share-based payments. In accordance with ASC 718, the Group determines whether an award should be classified and accounted for as a liability award or equity award. All the Group's share-based awards to employees were classified as equity awards and are recognized in the consolidated financial statements based on their grant date fair values. The Group uses the accelerated method for all awards granted with graded vesting based on performance conditions. The Group early adopted Accounting Standard Update ("ASU") ASU 2016-09—Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting on January 1, 2014 and elected to account for forfeitures as they occur. There was no cumulative-effect adjustment to retained earnings given no compensation expenses had been recognized as none of the options were vested.

        The Group, with the assistance of an independent third party valuation firm, determined the fair value of the stock options granted to employees. The binomial option pricing model was applied in determining the estimated fair value of the options granted to employees.

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Share-based compensation (Continued)

Awards granted to non-employees

        The Group has accounted for equity instruments issued to non-employees in accordance with the provisions ASC 505-50, Equity-based payments to non-employees. All transactions in which goods or services are received in exchange for equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the date on which the counterparty's performance is completed as there is no associated performance commitment. The expense is recognized in the same manner as if the Group had paid cash for the services provided by the non-employees.

Modification of awards

        A change in any of the terms or conditions of the awards is accounted for as a modification of the award. Incremental compensation cost is measured as the excess, if any, of the fair value of the modified award over the fair value of the original award immediately before its terms are modified, measured based on the fair value of the awards and other pertinent factors at the modification date. For vested awards, the Group recognizes incremental compensation cost in the period the modification occurs. For unvested awards, the Group recognizes over the remaining requisite service period, the sum of the incremental compensation cost and the remaining unrecognized compensation cost for the original award on the modification date. If the fair value of the modified award is lower than the fair value of the original award immediately before modification, the minimum compensation cost the Group recognizes is the cost of the original award.

Long-term investments

        The Group's long-term investments consist of cost and equity method investments. In accordance with ASC 325-20, Investments-Other: Cost Method Investments ("ASC 325-20"), for investments in an investee over which the Group does not have significant influence and which do not have readily determinable fair value, the Group carries the investment at cost and only adjusts for other-than-temporary declines in fair value and distributions of earnings that exceed the Group's share of earnings since its investment. Management regularly evaluates the impairment of the cost method investments based on performance and financial position of the investee as well as other evidence of market value. Such evaluation includes, but is not limited to, reviewing the investee's cash position, recent financing, projected and historical financial performance, cash flow forecasts and financing needs. An impairment loss is recognized in earnings equal to the excess of the investment's cost over its fair value at the balance sheet date of the reporting period for which the assessment is made. The fair value would then become the new cost basis of investment. Cost method accounting is also applied to investments that are not considered as "in-substance" common stock investments, and do not have readily determinable fair values.

        Investments in entities in which the Group can exercise significant influence and holds an investment in voting common stock or in-substance common stock (or both) of the investee but does not own a majority equity interest or control are accounted for using the equity method of accounting

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Long-term investments (Continued)

in accordance with ASC 323, Investments-Equity Method and Joint Ventures ("ASC 323"). Under the equity method, the Group initially records its investments at cost. The Group subsequently adjusts the carrying amount of the investments to recognize the Group's proportionate share of each equity investee's net income or loss into earnings after the date of investments. The Group evaluates the equity method investments for impairment under ASC 323. An impairment loss on the equity method investments is recognized in earnings when the decline in value is determined to be other-than-temporary.

Loss per share

        In accordance with ASC 260, Earnings Per Share, basic loss per share is computed by dividing net loss attributable to ordinary shareholders by the weighted average number of unrestricted ordinary shares outstanding during the year using the two-class method. Under the two-class method, net loss is allocated between ordinary shares and other participating securities based on their participating rights. The Group's redeemable convertible preferred shares (Note 12) are participating securities. Diluted loss per share is calculated by dividing net loss attributable to ordinary shareholders as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. For the periods presented herein, the computation of basic loss per share using the two-class method is not applicable as the Group is in a net loss position and the participating securities do not have contractual rights and obligations to share in the losses of the Group.

        Diluted loss per share is calculated by dividing net loss attributable to ordinary shareholders as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Ordinary equivalent shares consist of the ordinary shares issuable upon the conversion of the Group's redeemable convertible preferred shares using the if-converted method, and ordinary shares issuable upon the conversion of the share options, using the treasury stock method. Ordinary share equivalents are excluded from the computation of diluted per share if their effects would be anti-dilutive.

Segment reporting

        In accordance with ASC 280, Segment Reporting, operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker ("CODM"), or decision making group, in deciding how to allocate resources and in assessing performance. The Group's CODM is the Chief Executive Officer and each of its major service lines is a discrete operating and reportable segment.

Recent accounting pronouncements

        In August 2015, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2015-14, Revenue from Contracts with Customers-Deferral of the effective date ("ASU 2015-14"). The amendments in ASU 2015-14 defer the effective date of ASU No. 2014-09, Revenue from Contracts with Customers, ("ASU 2014-09"), issued in May 2014. According to the amendments in ASU 2015-14, the new revenue guidance ASU 2014-09 is effective for annual reporting

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent accounting pronouncements (Continued)

periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers—Principal versus Agent Considerations ("ASU 2016-08"), which clarifies the implementation guidance on principal versus agent considerations. In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers—Identifying Performance Obligations and Licensing ("ASU 2016-10"), which clarify guidance related to identifying performance obligations and licensing implementation guidance contained in ASU No. 2014-09. In May 2016, the FASB issued ASU No. 2016-12, Revenue from Contracts with Customers—Narrow-Scope Improvements and Practical Expedients ("ASU 2016-12"), which addresses narrow-scope improvements to the guidance on collectability, non-cash consideration, and completed contracts at transition and provides practical expedients for contract modifications at transition and an accounting policy election related to the presentation of sales taxes and other similar taxes collected from customers. The effective date for the amendment in ASU 2016-08, ASU 2016-10 and ASU 2016-12 are the same as the effective date of ASU No. 2014-09. The Group will adopt the new standard under the modified retrospective approach, effective January 1, 2018, and is in the process of evaluating its revenue arrangements to determine the impact the adoption of these ASUs has on its consolidated financial statements, if any.

        In November 2015, FASB issued ASU No. 2015-17, Income Taxes-Balance Sheet Classification of Deferred Taxes ("ASU 2015-17"). The amendments in this update simplify the presentation of deferred income taxes. ASU 2015-17 requires that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The amendments in ASU 2015-17 are effective for fiscal years beginning after December 15, 2016 including interim periods within those fiscal years. The Group early adopted ASU 2015-17. The adoption of this guidance had no impact as current deferred tax assets and liabilities are both nil as of December 31, 2015 and 2016, respectively.

        In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) ("ASU 2016-02"). ASU 2016-02 modifies existing guidance for off-balance sheet treatment of a lessees' operating leases by requiring lessees to recognize lease assets and lease liabilities. Under ASU 2016-02, lessor accounting is largely unchanged. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. The Group is evaluating this guidance and the impact to the Group, as both lessor and lessee, on the consolidated financial statements.

        In March 2016, the FASB issued ASU 2016-07, Investments—Equity Method and Joint Ventures: Simplifying the Transition to the Equity Method of Accounting ("ASU 2016-07"). ASU 2016-07 eliminates the requirement to apply the equity method of accounting retrospectively when a reporting entity obtains significant influence over a previously held investment. ASU 2016-07 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. Early adoption is permitted. The adoption of ASU 2016-07 on January 1, 2017 is not expected to have a material effect on the Group's consolidated financial statements.

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent accounting pronouncements (Continued)

        In March 2016, the FASB issued ASU No. 2016-09, Compensation-Stock Compensation (Topic 718): Improvement to Employee Share-based Payment Accounting ("ASU 2016-09") to simplify the accounting for share-based payment transactions, including the income tax consequences, an option to recognize gross share-based compensation expense with actual forfeitures recognized as they occur, as well as certain classifications on the statement of cash flows. ASU 2016-09 is effective for public companies for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. The Group early adopted ASU 2016-09 on January 1, 2014 and elected to account for forfeitures as they occur. The adoption of this guidance had no impact as no share-based compensation expense was recognized during the periods presented.

        In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments ("ASU 2016-15"). ASU 2016-15 reduces the existing diversity in practice in financial reporting across all industries by clarifying certain existing principles in ASC 230, Statement of Cash Flows, ("ASC 230") including providing additional guidance on how and what an entity should consider in determining the classification of certain cash flows. In addition, in November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230), Restricted Cash ("ASU 2016-18"). ASU 2016-18 clarifies certain existing principles in ASC 230, including providing additional guidance related to transfers between cash and restricted cash and how entities present, in their statement of cash flows, the cash receipts and cash payments that directly affect the restricted cash accounts. These ASUs will be effective for the Group's fiscal year beginning January 1, 2018 and subsequent interim periods. Early adoption is permitted. The adoption of ASU 2016-15 and ASU 2016-18 will modify the Group's current disclosures and classifications within the consolidated statement of cash flows but they are not expected to have a material effect on the Group's consolidated financial statements.

        In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory. Under the new standard, the selling (transferring) entity is required to recognize a current tax expense or benefit upon transfer of the asset. Similarly, the purchasing (receiving) entity is required to recognize a deferred tax asset or liability, as well as the related deferred tax benefit or expense, upon purchase or receipt of the asset. This pronouncement is effective for reporting periods beginning after December 15, 2017, with early adoption permitted. The Group is still evaluating the effect that this guidance will have on the consolidated financial statements and related disclosures.

        In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying Definition of a Business ("ASU 2017-01"). ASU 2017-01 clarifies the framework for determining whether an integrated set of assets and activities meets the definition of a business. The revised framework establishes a screen for determining whether an integrated set of assets and activities is a business and narrows the definition of a business, which is expected to result in fewer transactions being accounted for as business combinations. Acquisitions of integrated sets of assets and activities that do not meet the definition of a business are accounted for as asset acquisitions. This update is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2017, with early adoption permitted for transactions that have not been reported in previously issued (or available to be

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent accounting pronouncements (Continued)

issued) financial statements. The Group does not believe this standard will have a material impact on the results of operations or financial condition.

        In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment ("ASU 2017-04"), which simplifies the accounting for goodwill impairments by eliminating Step two from the goodwill impairment test. If the carrying amount of a reporting unit exceeds its fair value, an impairment loss shall be recognized in an amount equal to that excess, versus determining an implied fair value in Step two to measure the impairment loss. The guidance is effective for annual and interim impairment tests performed in periods beginning after December 15, 2019. Early adoption is permitted for all entities for annual and interim goodwill impairment testing dates on or after January 1, 2017. The guidance should be applied on a prospective basis. The Group is still evaluating the effect that this guidance will have on the consolidated financial statements and related disclosures.

3.    CONCENTRATION OF RISKS

Concentration of credit risk

        Assets that potentially subject the Group to significant concentration of credit risk primarily consist of cash and cash equivalents, restricted cash, accounts receivable and direct financing lease receivables included in non-current assets. As of December 31, 2015 and 2016, RMB327,028 and RMB728,573 (US$107,470), respectively, of the Group's cash and cash equivalents and restricted cash were deposited in financial institutions located in the PRC, which management believes are of high credit quality.

        Accounts receivable are typically unsecured and derived from revenue earned from customers in the PRC, which are exposed to credit risk. The risk is mitigated by credit evaluations the Group performs on its customers and its ongoing monitoring process of outstanding balances. The Group maintains reserves for estimated credit losses, which have generally been within its expectations.

        The Group is exposed to default risk on its direct financing lease receivables amounting to RMB8,168 and RMB110,843 (US$16,350) as of December 31, 2015 and 2016. The Group's direct financing lease receivables are fully collateralized by assets the Group can repossess in the event of default. The Group assesses the allowance for credit losses related to direct financing lease receivables on a quarterly basis, either on an individual or collective basis. As of December 31, 2016, no allowance for credit losses was recorded.

        The Group regularly reviews the creditworthiness of borrowers, and requires collateral on all financing leases extended.

        The Group is able to take as collateral certain operating assets which it is able to monitor and repossess for rapid utilization and/or monetization in the event of a default. In addition, as all parties to which the Group provides financial services are the Group's ecosystem participants, the Group has substantial knowledge about their business and operations and can monitor their financial position and their usage of collateralized assets.

Interest rate risk

        The Group is exposed to interest rate risk related to its outstanding short-term bank loans (Note 10). The interest rate of the short-term bank loans were mainly based on the one year People's Bank of China benchmark interest rate and a pre-determined margin. A hypothetical 1% increase or decrease in annual interest rates would increase or decrease interest expense by approximately RMB3,400 (US$502) per year based on the Group's short-term bank loan balance at December 31, 2016.

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

3.    CONCENTRATION OF RISKS (Continued)

Business, customer, political, social and economic risks

        The Group participates in a dynamic logistics and supply chain management industry and believes that changes in any of the following areas could have a material adverse effect on the Group's future financial position, results of operations or cash flows: changes in the overall demand for services; competitive pressures due to new entrants; advances and new trends in new technologies and industry standards; changes in certain strategic relationships or customer relationships; regulatory considerations; and risks associated with the Group's ability to attract and retain employees necessary to support its growth. The Group's operations could be also adversely affected by significant political, economic and social uncertainties in the PRC.

        Domestic mail delivery service-related businesses are subject to significant restrictions under current PRC laws and regulations. Specifically, foreign investors are not allowed to own more than a 50% equity interest in any mail delivery service business. Currently, the Group conducts its operations in China through contractual arrangements entered between the Company, its PRC subsidiaries and VIE. The relevant regulatory authorities may find the current contractual arrangements and businesses to be in violation of any existing or future PRC laws or regulations. If so, the relevant regulatory authorities would have broad discretion in dealing with such violations. In addition, if the current ownership structure of the Company and its contractual arrangements with the VIE are found to be in violation of any existing or future PRC laws and regulations, the Company may be required to restructure its ownership structure and operations in the PRC to comply with the changing and new PRC laws and regulations. The Company may not be able to operate or control the VIE, which may result in deconsolidation of the VIE.

        No single customer or supplier accounted for more than 10% of revenues or cost of revenues for the years ended December 31, 2014, 2015 and 2016.

Currency convertibility risk

        The Group transacts all of its business in RMB, which is not freely convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted daily by the People's Bank of China (the "PBOC"). However, the unification of the exchange rates does not imply that the RMB may be readily convertible into United States dollars or other foreign currencies. All foreign exchange transactions continue to take place either through the PBOC or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the PBOC. Approval of foreign currency payments by the PBOC or other institutions requires submitting a payment application form together with suppliers' invoices, shipping documents and signed contracts.

Foreign currency exchange rate risk

        From July 21, 2005, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. For RMB against U.S. dollar, there was depreciation of approximately 0.4%, 5.8% and 6.4% in the year ended December 31, 2014, 2015 and 2016, respectively. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future.

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

3.    CONCENTRATION OF RISKS (Continued)

Foreign currency exchange rate risk (Continued)

        To the extent that the Company needs to convert U.S. dollar into RMB for capital expenditures and working capital and other business purposes, appreciation of RMB against U.S. dollar would have an adverse effect on the RMB amount the Company would receive from the conversion. Conversely, if the Company decides to convert RMB into U.S. dollar for the purpose of making payments for dividends on ordinary shares, strategic acquisitions or investments or other business purposes, appreciation of U.S. dollar against RMB would have a negative effect on the U.S. dollar amount available to the Company. In addition, a significant depreciation of the RMB against the U.S. dollar may significantly reduce the U.S. dollar equivalent of the Company's earnings or losses.

4.    BUSINESS COMBINATIONS

Acquisition of franchisee service stations

        In order to consolidate and optimize the Group's delivery capacity in certain geographic areas in the PRC, the Group acquired 70 and 6 franchisee service stations in 2015 and 2016, respectively. The Group accounted for these acquisitions as business combinations. Total consideration for the 2015 and 2016 acquisitions amounted to RMB95,022 and RMB7,639 (US$1,127), respectively, none of which were attributable to any pre-existing relationships with the acquired franchisee service stations. The fair value of the assets acquired were insignificant. Therefore, the total consideration was allocated to goodwill, which represents the expected synergies from consolidating the franchisee service stations into the Group's delivery network. Goodwill associated with these acquisitions are not tax deductible.

        Cash consideration of RMB43,471 and RMB11,368 (US$1,677) was not paid as of December 31, 2015 and 2016, respectively, and has been recorded in accrued expenses and other liabilities (Note 11). The amounts disclosed in the accompanying consolidated statements of cash flows include balances related to acquisitions that occurred in prior periods. The actual results of operations after the acquisition date and pro-forma results of operations for these acquisitions have not been presented because the effects of those acquisitions were insignificant.

Acquisition of 360 Hitao business

        On June 30, 2015, the Group acquired a 100% equity interest in 360 Hitao to expand into the cross-border logistic services market for a total consideration of RMB37,300.

        The acquisition was accounted for as a business combination. Goodwill recognized represents the expected synergies from the acquisition and is not tax deductible. The purchase price allocation for the acquisition is based on a valuation determined by the Group with the assistance of an independent

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

4.    BUSINESS COMBINATIONS (Continued)

Acquisition of 360 Hitao business (Continued)

third party valuation firm. The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition.

RMB
Consideration:
Cash	37,300
Less:
Property and equipment	175
Customer advances and deposits	(7,148)
Cash	7,148
Customer relationships	8,300
Other intangible assets	900

Goodwill	27,925

        The actual results of operation after the acquisition date and pro-forma results of operations for this acquisition have not been presented because the effects of this acquisition were insignificant.

5.    ACCOUNTS AND NOTES RECEIVABLE, NET

        Accounts and notes receivable, net, consists of the following:

	As at December 31
	2015	2016	2016
	RMB	RMB	US$
Accounts receivable	340,376	437,016	64,463
Notes receivable	2,865	2,346	346

Allowance for doubtful accounts	(7,956)	(6,708)	(989)

Accounts and notes receivable, net	335,285	432,654	63,820

        The movements in the allowance for doubtful accounts were as follows:

	As at December 31
	2014	2015	2016	2016
	RMB	RMB	RMB	US$
Balance at beginning of the year	(3,805)	(11,555)	(7,956)	(1,174)
Additions	(11,669)	(16,782)	(14,851)	(2,191)
Write-offs	3,919	20,381	16,099	2,376

Balance at end of the year	(11,555)	(7,956)	(6,708)	(989)

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

6.    PROPERTY AND EQUIPMENT, NET

	As at December 31
	2015	2016	2016
	RMB	RMB	US$
Machinery and electronic equipment	615,147	958,951	141,453
Leasehold improvements	261,745	397,119	58,578
Motor vehicles	17,257	14,484	2,137
Construction in progress	10,884	63,351	9,344

	905,033	1,433,905	211,512
Less: accumulated depreciation	(279,498)	(486,400)	(71,748)

	625,535	947,505	139,764

        The Group acquired certain machinery and electronic equipment for its own operations by entering into capital leases. The gross amount and the accumulated depreciation of these machinery and electronic equipment were RMB22,100 and RMB18,980, respectively, as of December 31, 2015 and RMB48,910 (US$7,215) and RMB25,560 (US$3,770), respectively, as of December 31, 2016. Future minimum lease payments of RMB20,750 are payable in the amounts of RMB13,215, RMB7,535, nil, nil and nil in 2017, 2018, 2019, 2020 and 2021, respectively.

        Depreciation expense of the machinery and electronic equipment, including assets under capital leases, was RMB84,006, RMB145,694 and RMB243,190 (US$35,872) for the years ended 2014, 2015 and 2016, respectively.

7.    INTANGIBLE ASSETS, NET

	As at December 31
	2015	2016	2016
	RMB	RMB	US$
Customer relationships	8,300	8,300	1,224
Software	9,669	20,611	3,040
Domain name	1,000	1,329	196
Others	400	400	59

Less: accumulated amortization	(5,750)	(8,871)	(1,308)
Impairment losses	(8,253)	(8,253)	(1,217)

	5,366	13,516	1,994

        Amortization expense of intangible assets was RMB964, RMB1,589 and RMB3,121 (US$460) for the years ended December 31, 2014, 2015 and 2016, respectively.

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

7.    INTANGIBLE ASSETS, NET (Continued)

        Estimated amortization expense relating to the existing intangible assets with finite lives for each of the next five years is as follows:

RMB
2017	5,191
2018	4,684
2019	2,843
2020	133
2021	132

        The costs of integrating the 360 Hitao business exceeded the benefits of the acquisition due to a change in customs clearance regulations, leading to a full impairment of the customer relationships and other intangible assets acquired amounting to RMB8,253 during the year ended December 31, 2015. Impairment losses were included in general and administrative expense. No impairment losses were recognized for the years ended December 31, 2014 and 2016.

8.    LONG-TERM INVESTMENTS

Cost method investments

        As of December 31, 2015 and 2016, the carrying values of the Group's cost method investments were RMB10,000 and RMB23,750 (US$3,503), respectively. Investments were accounted for under the cost method if the Group had no significant influence over the investee or if the underlying shares the Group invested in were not considered in-substance ordinary shares and had no readily determinable fair value. There were no impairment indicators for the cost method investments and no impairment losses were recognized for the years ended December 31, 2014, 2015 and 2016, respectively.

Equity method investment

        On May 26, 2015, the Group completed the investment in Hangzhou Dezhi Logistic Co., Ltd, ("Dezhi") through the subscription of newly issued ordinary shares representing 30% equity interest in Dezhi. Total consideration for the investment in Dezhi was RMB300 in cash. The Group accounts for the investment in Dezhi as an equity method investment in accordance with ASC 323 due to its significant influence over the entity.

        As of December 31, 2015 and 2016, the carrying amount for investment in Dezhi was RMB288 and RMB331 (US$49), respectively. There were no impairment indicators for the equity method investment and no impairment losses were recognized for the years ended December 31, 2015 and 2016, respectively. Selected financial information of the equity method investee has not been presented as the effects were not material.

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

9.    GOODWILL

	Reporting units/operating segment
	Express delivery	Freight delivery	Others	Total
Balance as of January 1, 2015	141,712	2,830	—	144,542
Goodwill acquired	92,272	2,750	27,925	122,947
Impairment losses	—	—	(27,925)	(27,925)

Balance as of December 31, 2015	233,984	5,580	—	239,564
Goodwill acquired	7,639	—	—	7,639

Balance as of December 31, 2016	241,623	5,580	—	247,203

Balance as of December 31, 2016 (US$)	35,641	823	—	36,464

        For the years ended December 31, 2014 and 2015, the Group performed a quantitative assessment for all reporting units by estimating the fair value of the reporting units based on an income approach. The fair values of the Express delivery services and Freight delivery services reporting units exceeded their respective carrying values and therefore, goodwill related to these reporting units was not impaired. As it relates to the Others' reporting unit, the costs of integrating the 360 Hitao business exceeded the benefits of the acquisition due to a change in customs clearance regulations, leading to full impairment of the goodwill during the year ended December 31, 2015. Impairment losses were included in general and administrative expense.

        For the year ended December 31, 2016, the Group performed a qualitative assessment based on the requirements of ASC 350-20. The Group evaluated all relevant factors, weighed all factors in their entirety and concluded that it was not more-likely-than-not that the fair values of the Express delivery and Freight delivery services reporting units were less than their respective carrying amounts. Therefore, further impairment testing on goodwill was unnecessary as of December 31, 2016.

        Impairment losses of RMB nil, RMB27,925 and RMB nil (US$ nil) were recognized for the years ended December 31, 2014, 2015 and 2016, respectively.

10.    SHORT-TERM BANK LOANS

	As at December 31
	2015	2016	2016
	RMB	RMB	US$
Short-term bank loans guaranteed by subsidiaries within the Group and a senior executive (Note 17)	220,000	340,000	50,153
Short-term bank loans pledged by deposit	118,000	118,000	17,406

	338,000	458,000	67,559

        Short-term bank loans consisted of several bank loans denominated in RMB. The weighted average interest rate for the outstanding borrowings as of December 31, 2015 and 2016, was approximately 4.52% and 3.46%, respectively.

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

11.    ACCRUED EXPENSES AND OTHER LIABILITIES

        Accrued expenses and other liabilities consist of the following:

	As at December 31
	2015	2016	2016
	RMB	RMB	US$
Salary and welfare payable	432,573	658,190	97,088
Accrual for purchase of property and equipment	96,381	115,286	17,006
Accrued expenses	84,008	141,361	20,852
Payable for business acquisitions (Note 4)	43,471	11,368	1,677
Payable for repurchases of preferred shares (Note 17)	—	97,118	14,326
Others	122,824	202,288	29,839

	779,257	1,225,611	180,788

        Payable for business acquisitions mainly represents the amount to be paid to the original shareholders at the end of the escrow periods or considerations to be paid for other acquisitions based on their respective payment schedules.

12.    REDEEMABLE CONVERTIBLE PREFERRED SHARES

        On June 18, 2008, the Company issued 30,000,000 Series A redeemable convertible preferred shares ("preferred shares") to Alibaba Investment Limited ("Alibaba") and Champ City International Limited ("Champ") at US$0.50 per share for a total cash consideration of US$15,000.

        On March 31, 2010, the Company issued 20,000,000 Series B preferred shares to CDH Hercules Limited ("CDH"), Pacven Walden Ventures VI, L.P., Pacven Walden Ventures Parallel VI, L.P. and Pacven Walden Ventures Parallel VI-KT, L.P. (collectively known as "Pacven") at US$0.75 per share for a total cash consideration of US$15,000.

        On February 1, 2011, the Company issued 20,869,565 Series C preferred shares to Denlux Logistics Invest Inc. ("Denlux"), Hong Kong Jiashi Int'l Group Limited ("Jiashi"), Orchid Development Holdings Limited ("Orchid"), Hina Group Fund, L.P. ("Hina"), Alibaba, Pacven at US$0.96 per share for a total cash consideration of US$20,000.

        On October 25, 2011, the Company issued 54,896,623 Series D preferred shares to Florence Star Worldwide Limited ("Florence") and Pacven at US$1.39 per share for a total cash consideration of US$76,500.

        On January 15, 2014, the Company issued 42,731,874 Series E preferred shares to IDG-Accel China Capital II L.P., IDG-Accel China Capital II Investors L.P. (collectively known as "IDG-Accel"), Broad Street Principal Investments, L.L.C. ("Broad Street"), Alibaba, CDH, Brackenhill Tower Limited ("Brackenhill") and Hina at US$3.22 per share for a total cash consideration of US$137,500.

        On January 15, 2015, the Company issued 31,680,441 Series F preferred shares to Alibaba, at US$4.18 per share for a total cash consideration of US$132,521.

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

12.    REDEEMABLE CONVERTIBLE PREFERRED SHARES (Continued)

        On February 2, 2016, the Company issued 15,479,382 Series G-1 preferred shares to Shanghai Guangshi Investments Center (Limited Partnership) ("Shanghai Guangshi") and 37,924,485 Series G-2 preferred shares to Cainiao Smart Logistics Investment Limited ("Cainiao Smart"), CBLC Investment Limited ("CBLC"), Liyue Jinshi Investment L.P. ("Liyue Jinshi"), China Development Bank International Investment Limited ("CDBII") and Super Premium Investment Limited ("Super Premium") at US$9.04 per share for a total cash consideration of US$483,000.

        On April 29, 2016, the Company issued an additional 30,627,062 Series G-2 preferred shares to Cainiao Smart, Liyue Jinshi, CBLC, International Finance Corporation ("International Finance"), Sunshui Hopeson Capital Limited ("Sunshui Hopeson"), CCAP Best Logistics Holdings Limited ("CCAP Best"), SBCVC Victory Company Limited ("SBCVC"), NingBo Meishan Bonded Port YuePu Investment Partnership (Limited Partnership) ("YuePu Investment"), Hongkun (KY) International Limited ("Hongkun (KY)") and China Huarong International Holdings Limited ("China Huarong") at US$9.04 per share for a total cash consideration of US$277,000. Series G-1 preferred shares and G-2 preferred shares are collectively known as "Series G preferred shares".

        The key terms of the Series A, Series B, Series C, Series D, Series E, Series F, Series G-1 and Series G-2 preferred shares (collectively the "Preferred Shares") are summarized below.

Dividends

        Each holder of the Preferred Shares is entitled to receive pari passu and on a pro rata basis, prior and in preference to ordinary shareholders, non-cumulative dividends at such rate to be determined by the Company's Board of Directors as and if declared at their sole discretion (the "Preferential Dividends"). The dividend rate of Preferred Shares shall be no less than such rate of any equity securities to which the Preferred Shares rank prior, with respect to dividends and upon any liquidation event, including ordinary shares (collectively referred to as "Junior Securities").

        After payment of the Preferential Dividends to the preferred shareholders, each shareholder of the Company shall be entitled to receive dividends payable in cash out of any remaining funds that are legally available therefore, on parity with each other (on an as-converted basis), when, as and if declared at the sole discretion of the Board of Directors.

        So long as any Preferential Dividends shall have been declared but remain unpaid with respect to any preferred share, the Company shall not declare, pay or set apart for payment, any dividend on any Junior Securities or make any payment on account of, or set apart for payment, money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Securities or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Securities, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Company or other property.

        For the years ended December 31, 2014, 2015 and 2016, no dividends were declared by the Company's Board of Directors on the Preferred Shares.

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

12.    REDEEMABLE CONVERTIBLE PREFERRED SHARES (Continued)

Voting Rights

        Each preferred shareholder is entitled to the number of votes equal to the number of ordinary shares into which such holder's preferred shares could be converted. Unless otherwise disclosed elsewhere, preferred shareholders shall vote together with ordinary shareholders, and not as a separate class or series, on all matters put before the shareholders.

Liquidation Preference

        In the event of liquidation, dissolution or winding up of the Company or any deemed liquidation event as defined in the preferred shares agreements, the assets of the Company available for distribution shall be made as follows:

  •
  The holders of Series G preferred shares are entitled to receive an amount equal to the original issuance price plus all declared but unpaid dividends and distributions, in preference to all other classes or series of Preferred Shares and the ordinary shareholders of the Company;

  •
  After the payment to the holders of Series G preferred shares, the holders of Series F preferred shares are entitled to receive an amount equal to the original issuance price plus all declared but unpaid dividends and distributions, in preference to any distribution to the holders of the Series E, Series D, Series C, Series B and Series A preferred shares and the ordinary shareholders of the Company;

  •
  After the payment to the holders of Series F preferred shares, the holders of Series E preferred shares are entitled to receive an amount equal to the original issuance price plus all declared but unpaid dividends and distributions, in preference to any distribution to the holders of the Series D, Series C, Series B and Series A preferred shares and the ordinary shareholders of the Company;

  •
  After the payment to the holders of Series E preferred shares, the holders of Series D preferred shares are entitled to receive an amount equal to the original issuance price plus all declared but unpaid dividends and distributions, in preference to any distribution to the holders of the Series C, Series B and Series A preferred shares and the ordinary shareholders of the Company;

  •
  After the payment to the holders of Series D preferred shares, the holders of Series C preferred shares are entitled to receive an amount equal to the original issuance price plus all declared but unpaid dividends and distributions, in preference to any distribution to the holders of the Series B and Series A preferred shares and the ordinary shareholders of the Company;

  •
  After the payment to the holders of Series C preferred shares, the holders of Series B preferred shares are entitled to receive an amount equal to the original issuance price plus all declared but unpaid dividends and distributions, in preference to any distribution to the holders of the Series A preferred shares and the ordinary shareholders of the Company;

  •
  After the payment to the holders of Series B preferred shares, the holders of Series A preferred shares are entitled to receive an amount equal to the original issuance price plus all declared but unpaid dividends and distributions, in preference to any distribution to the ordinary shareholders of the Company;

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

12.    REDEEMABLE CONVERTIBLE PREFERRED SHARES (Continued)

Liquidation Preference (Continued)

        If, upon any such liquidation, the assets of the Company are insufficient to make payment of the liquidation preference related to any series of preferred shares, the remaining assets and funds of the Company available for distribution shall be distributed ratably amongst the holders of that series of preferred shares in proportion to the full amounts to which they would otherwise be entitled to. The liquidation preference amount was US$1,100 as of December 31, 2016.

        After payment has been made to the holders of the Preferred Shares in accordance with the above, the remaining assets of the Company available for distribution to shareholders shall be distributed ratably among the holders of ordinary shares and Preferred Shares based on the number of ordinary shares into which such Preferred Shares are convertible.

Conversion rights

        Each holder of the Preferred Shares has the right, at each holder's sole discretion, to convert at any time and from time to time, all or any portion of the Preferred Shares into ordinary shares. The initial conversion ratio shall be on a one for one basis, subject to certain general anti-dilution adjustments.

        The Preferred Shares are automatically converted into ordinary shares upon the earlier of (1) closing of a qualified initial public offering ("Qualified IPO"), based on the applicable then-effective conversion price (a Qualified IPO means an initial public offering on a qualified exchange with (i) gross proceeds to the Company of at least US$300,000 and (ii) a pre-money IPO market valuation of at least US$4,000,000); or (2) election in writing by the holders of at least a majority of the then outstanding Series A preferred shares, the holders of at least a majority of the then outstanding Series B preferred shares, the holders of at least a majority of the then outstanding Series C preferred shares, the holders of at least a majority of the then outstanding Series D preferred shares, the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding Series E preferred shares, the holders of at least a majority of the then outstanding Series F preferred shares and the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding Series G preferred shares.

        The initial conversion price and conversion ratio is the stated issuance price of each series of Preferred Shares and on a one-for-one basis, respectively. The above conversion prices are subject to adjustments in the event that the Company issues additional ordinary shares or additional deemed ordinary shares through options or convertible instruments for a consideration per share received by the Company less than the original respective conversion prices, as the case may be, in effect on the date of and immediately prior to such issue. In such event, the respective conversion price is reduced, concurrently with such issue, to a price as adjusted according to an agreed-upon formula. The above conversion prices are also subject to adjustments on a proportional basis upon other dilution events.

        As of December 31, 2015 and 2016, the conversion ratio was one preferred share convertible into one ordinary share.

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

12.    REDEEMABLE CONVERTIBLE PREFERRED SHARES (Continued)

Registration Rights

        The Preferred Shares also contain registration rights which: (1) allow the holders of the Preferred Shares to demand the Company to file a registration statement covering the offer and sale of the ordinary shares issuable or issued upon conversion of the Preferred Shares at any time or from time to time after the earlier of (i) the third anniversary after the closing of the Series G-2 preferred shares and (ii) six months following the closing of an initial public offering, including a Qualified IPO; (2) require the Company to offer preferred shareholders an opportunity to include in a registration if the Company proposes to file a registration statement for a public offering of other securities; and (3) allow the preferred shareholders to request the Company to file a registration on Form F-3 when the Company is eligible to use Form F-3. The Company is required to use its best efforts to effect the registration if requested by the preferred shareholders, but there is no requirement to pay any monetary or non-monetary consideration for non-performance. The registration rights shall terminate on the earlier of (i) the date that is five years from the date of closing of a Qualified IPO and (ii) with respect to any security holder, the date on which such holder may sell all of its registrable securities under Rule 144 of the Securities Act in any 90 day period.

Redemption

The Preferred Shares are subject to redemption if:

  •
  a Qualified IPO has not occurred on or prior to December 31, 2018;

  •
  (a) the VIE contractual agreements are determined or otherwise deemed to be void, illegal, unenforceable or unlawful by the relevant governmental authority under applicable PRC laws, (b) the shareholders approve a transfer of the business, assets and permits of or equity interests in BEST Network, in whole or in part, to BEST China, BEST Technology, BEST Store, BEST Dongguan, BEST Ningbo, BEST Finance and/or BEST Supply Chain or an alternative restructuring of the Group and (c) the Group fails to complete, within six months after such shareholder approval, such transfer or such alternative restructuring due to any reason; or any nominee shareholder of BEST Network commits any material breach of any VIE agreement and such material breach is not cured or such shareholder is not replaced within 60 days after notice by an Investor to the Company; then (i) the holders of at least a majority of the then outstanding Series G-2 preferred shares may require the Company to redeem all or a portion of the then outstanding Series G-2 preferred shares, (ii) the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding Series G-1 preferred shares may require the Company to redeem all or a portion of the then outstanding Series G-1 preferred shares, (iii) the holders of at least a majority of the then outstanding Series F preferred shares may require the Company to redeem all or a portion of the then outstanding Series F preferred shares; (iv) the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding Series E preferred shares may require the Company to redeem all or a portion of the then outstanding Series E preferred shares; (v) the holders of at least a majority of the then outstanding Series D preferred shares may require the Company to redeem all of the then outstanding Series D preferred shares; (vi) the holders of at least a majority of the then outstanding Series C preferred shares may require the Company to redeem all of the then outstanding Series C preferred shares; (vii) the holders of at least a majority of the then

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

12.    REDEEMABLE CONVERTIBLE PREFERRED SHARES (Continued)

Redemption (Continued)

    outstanding Series B preferred shares may require the Company to redeem all of the then outstanding Series B preferred shares; and (viii) the holders of at least a majority of the then outstanding Series A preferred shares may require the Company to redeem all of the then outstanding Series A preferred shares.

        Upon issuance of the Series G-1 preferred shares, the redemption price was as follows:

  (i)
  in the event that a redemption is triggered by a failure of the Company to undertake a Qualified IPO on or prior to December 31, 2018, (A) the redemption price for each preferred share (other than any Series G preferred shares) shall be equal to (i) US$1,900,000 divided by (ii) the total number of the then issued and outstanding equity securities (assuming the exercise, conversion and exchange of any ordinary shares equivalents then outstanding); (B) the redemption price for each Series G preferred share shall be equal to: original issuance price × (112%)N,

  (ii)
  in the event that a redemption is triggered by an event other than a failure of the Company to undertake a Qualified IPO on or prior to December 31, 2018, the redemption price shall be equal to: original issuance price × (108%)N.

    N = a fraction, the numerator of which is the number of calendar days between the date the holder of the preferred share acquired the preferred share and the date on which such preferred share is redeemed and the denominator of which is 365.

Accounting for Preferred Shares

        The Preferred Shares have been classified as mezzanine equity as they may be redeemed at the option of the holders on or after an agreed upon date outside the sole control of the Company. The holders of the Preferred Shares have the ability to convert the instrument into the Company's ordinary shares. The Company early adopted ASU 2014-16, Derivatives and Hedging (Topic 815): Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity, for all periods presented. ASU 2014-16 requires the use of the whole instrument approach to determine whether the nature of the host contract in a hybrid instrument is more akin to debt or to equity. The Company evaluated the embedded conversion option in the Preferred Shares to determine if there were any embedded derivatives requiring bifurcation and to determine if there were any beneficial conversion features. The conversion option of the Preferred Shares does not qualify for bifurcation accounting because the conversion option is clearly and closely related to the host instrument and the underlying ordinary shares are not publicly traded nor readily convertible into cash. The contingent redemption options and registration rights of the Preferred Shares did not qualify for bifurcation accounting because the underlying ordinary shares were neither publicly traded nor readily convertible into cash. There were no other embedded derivatives that are required to be bifurcated.

        Beneficial conversion features ("BCF") exist when the conversion price of the preferred shares is lower than the fair value of the ordinary shares at the commitment date, which is the issuance date in the Company's case. When a BCF exists as of the commitment date, its intrinsic value is bifurcated from the carrying value of the preferred shares as a contribution to additional paid-in capital. On the

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

12.    REDEEMABLE CONVERTIBLE PREFERRED SHARES (Continued)

Accounting for Preferred Shares (Continued)

commitment date of Series E, Series F and Series G-1 and Series G-2 preferred shares, the most favorable conversion price used to measure the beneficial conversion feature were US$3.22, US$4.18, US$9.04 and US$9.04, respectively. No beneficial conversion feature was recognized for the Series E, Series F and Series G-1 and Series G-2 preferred shares as the fair value per ordinary share at the commitment date were US$1.61, US$2.21, US$5.14, and US$5.24, respectively, which was less than the most favorable conversion price. There was also no BCF recorded for Series A, Series B, Series C and Series D preferred shares, respectively. The Company determined the fair value of ordinary shares with the assistance of an independent third party valuation firm.

        The contingent conversion price adjustment is accounted for as a contingent BCF. In accordance with ASC paragraph 470-20-35-1, changes to the conversion terms that would be triggered by future events not controlled by the issuer should be accounted as contingent conversions, and the intrinsic value of such conversion options would not be recognized until and unless a triggering event occurred.

        The Company concluded that the Preferred Shares are not redeemable currently, but it is probable that the Preferred Shares will become redeemable. The Company chose to recognize changes in the redemption value immediately as they occur and adjusted the carrying value of the Preferred Shares to equal the redemption value at the end of each reporting period. An accretion charge of RMB512,289, RMB3,996,288 and RMB3,661,975 (US$540,170) related to Preferred Shares was recorded as an increase to the net loss attributable to ordinary shareholders for the years ended December 31, 2014, 2015 and 2016, respectively.

Modification of preferred shares

        Upon the issuance of Series B, Series E, Series F and Series G preferred shares on the respective issuance dates, the redemption term of any previously issued series of preferred shares were modified to be the same as the redemption term of the most recent series of preferred shares issued.

        The Company assessed whether there was a change in fair value of each modified series of preferred shares exceeding 10% immediately after the change in terms compared to the fair value of the preferred shares immediately before the amendment at each modification date. A change in fair value exceeding 10% would result in extinguishment accounting, while a change in fair value not exceeding 10% would be considered non-substantive and subject to modification accounting. With the assistance of an independent third party valuation firm, the Company determined that the change in fair value did not exceed 10% for each series of preferred shares (except for the Series D preferred shares that were re-designated as Series F preferred shares discussed under "Extinguishment of Series D preferred shares"), and the change in redemption value was therefore accounted for as a modification.

        The Company accounts for modifications that result in an increase to the fair value of the modified preferred shares as a deemed dividend reconciling net loss to net loss attributable to ordinary shareholders as there is a transfer of value from the ordinary shareholders to the preferred shareholders. Deemed dividends related to modification accounting of RMB15,007, nil and RMB423,979 (US$62,540) were recorded as an increase to the net loss attributable to ordinary shareholders for the years ended December 31, 2014, 2015 and 2016, respectively in the statement of

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

12.    REDEEMABLE CONVERTIBLE PREFERRED SHARES (Continued)

Modification of preferred shares (Continued)

comprehensive income. Modifications that result in a decrease in the fair value of the modified preferred shares were not recognized.

Extinguishment of Series D preferred shares

        On the issuance date of the Series F preferred shares, a Series D preferred shareholder transferred 25,000,000 Series D preferred shares to another preferred shareholder and the Series D preferred shares were re-designated as Series F preferred shares. With the assistance of an independent third party valuation firm, the Company determined that the change in fair value of the Series D preferred shares immediately before the amendment and the fair value of the Series F preferred shares upon issuance exceeded 10% and was therefore accounted for as an extinguishment. As a result, the Company derecognized the original Series D preferred shares and recognized the new Series F preferred shares issuance based on its fair value as of January 15, 2015. The difference between the fair value of the new Series F preferred shares issuance and the carrying value of the original Series D preferred shares was RMB296,677. This amount were recognized as a deemed dividend to a preferred shareholder and was recorded as an increase to the net loss attributable to ordinary shareholders in the statement of comprehensive income. The Company reassessed that there was no BCF upon the extinguishment because the fair value per ordinary share at the extinguishment date was less than the most favorable conversion price.

Repurchase of preferred shares

        On April 9, 2014, the Company repurchased 4,695,651 Series C preferred shares from two Series C preferred shareholders for total cash consideration of US$15,109.

        On April 5, 2016, the Company repurchased 9,656,465 of Series B, 3,192,627 of Series C, 1,076,404 of Series D and 1,553,886 of Series E preferred shares from two Series B preferred shareholders, two Series C preferred shareholders, one Series D preferred shareholder and one Series E preferred shareholder, respectively, for total cash consideration of US$140,000, for which US$126,000 (equivalent to RMB 831,535) was paid to the preferred shareholders and US$14,000 (equivalent to RMB 97,118) is reported as "Restricted cash" and "Accrued expenses and other liabilities" in the consolidated balance sheet as of December 31, 2016. The Company has withheld such amount which is restricted from general usage and will release this amount to the selling preferred shareholders' after they satisfy their tax obligations generated from the disposition of their preferred shares.

        The Company accounted for the difference between the fair value of the consideration paid for the repurchase preferred shares and the carrying value of the preferred shares as a deemed dividend to the preferred shareholders, and was recorded as an increase to the net loss attributable to ordinary shareholders in the statements of comprehensive income.

BEST INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

12.    REDEEMABLE CONVERTIBLE PREFERRED SHARES (Continued)

Repurchase of preferred shares (Continued)

        The movement in the carrying value of the Preferred Shares is as follows:

Mezzanine equity	Series A	Series B	Series C	Series D	Series E	Series F	Series G-1	Series G-2	Total
	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of December 31, 2014	210,655	182,640	170,772	782,309	1,147,842	—	—	—	2,494,218
Issuance of Series F preferred shares	—	—	—	—	—	811,374	—	—	811,374
Extinguishment of Series D and simultaneous re-designation to Series F preferred shares	—	—	—	(356,265)	—	639,935	—	—	283,670
Accretion to redemption value of Preferred Shares	967,819	605,774	462,826	741,923	494,074	723,872	—	—	3,996,288

Balance as of December 31, 2015	1,178,474	788,414	633,598	1,167,967	1,641,916	2,175,181	—	—	7,585,550
Issuance of Series G-1 preferred shares	—	—	—	—	—	—	917,294	—	917,294
Less: Series G-1 preferred shares issuance costs	—	—	—	—	—	—	(11,640)	—	(11,640)
Issuance of Series G-2 preferred shares	—	—	—	—	—	—	—	4,043,402	4,043,402
Less: Series G-2 preferred shares issuance costs	—	—	—	—	—	—	—	(47,769)	(47,769)
Modification of preferred shares	163,982	95,644	66,583	97,770	—	—	—	—	423,979
Repurchase of Series B, C, D, E preferred shares	—	(457,452)	(150,456)	(50,611)	(72,062)	—	—	—	(730,581)
Accretion to redemption value of Preferred Shares	167,896	95,042	102,469	230,421	470,928	631,212	375,095	1,588,912	3,661,975

Balance as of December 31, 2016	1,510,352	521,648	652,194	1,445,547	2,040,782	2,806,393	1,280,749	5,584,545	15,842,210

Balance as of December 31, 2016 (US$)	222,789	76,947	96,204	213,230	301,031	413,965	188,921	823,764	2,336,851

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

13.    TAXATION

Enterprise income tax

Cayman Islands

        Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gains. In addition, upon payments of dividends by the Company to its shareholders, no Cayman Islands withholding tax is imposed.

British Virgin Islands

        Under the current laws of the British Virgin Islands, BEST BVI is not subject to tax on income or capital gains. In addition, upon payments of dividends by these companies to their shareholders, no British Virgin Islands withholding tax will be imposed.

Hong Kong

        The subsidiary incorporated in Hong Kong is subject to income tax at the rate of 16.5% on the estimated assessable profits arising in Hong Kong. For the years ended December 31, 2014, 2015 and 2016, the Group did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong for any of the periods presented. Under the Hong Kong tax law, BEST HK is exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

China

        The current enterprise income tax law ("EIT Law") applies a uniform 25% EIT rate to both foreign invested enterprises and domestic enterprises.

        The EIT Law treats enterprises established outside of the PRC with "effective management and control" located in the PRC as PRC resident enterprises for tax purposes. The term "effective management and control" is generally defined as exercising management and control over the business, personnel, accounting, properties, etc. of an enterprise. The Company is located in jurisdictions outside of the PRC, if considered a PRC resident enterprise for tax purposes, would be subject to the PRC enterprise income tax at the rate of 25% on their worldwide income commencing on January 1, 2008. As of December 31, 2016, the Company has not accrued for PRC tax on such basis as the Group's non-PRC entities had zero assessable profits in the PRC for the period after January 1, 2008. The Group will continue to monitor the tax status with regards to the PRC tax resident enterprise regulation of its non-PRC entities.

        Pursuant to relevant laws and regulations in the PRC and with approval from tax authorities in charge, one of the Group's subsidiaries, BEST Technology, qualified as a High and New Technology Enterprise, was entitled to the preferential tax rate of 15% for three years from 2016 to 2018.

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

13.    TAXATION (Continued)

Enterprise income tax (Continued)

Withholding tax on undistributed dividends

        The EIT law also imposes a withholding income tax of 10% on dividends distributed by a foreign invested enterprise ("FIE") to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company's jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. According to the arrangement between Mainland China and Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion in August 2006, dividends paid by an FIE in China to its immediate holding company in Hong Kong will be subject to withholding tax at a rate of no more than 5% (if the foreign investor owns directly at least 25% of the shares of the FIE). The Company did not record any dividend withholding tax, as it has no retained earnings for any of the periods presented. Substantially all of the Company's loss before income tax was derived from the PRC for all periods presented.

        The current and deferred components of income tax expense appearing in the consolidated statements of comprehensive loss are as follows:

	For the year ended December 31,
	2014	2015	2016	2016
	RMB	RMB	RMB	US$
Current income tax	—	—	(570)	(84)
Deferred income tax	—	—	—	—

	—	—	(570)	(84)

        A reconciliation of the differences between the PRC statutory tax rate and the Group's effective tax rate for enterprise income tax is as follows:

	For the year ended December 31,
	2014	2015	2016	2016
	RMB	RMB	RMB	US$
Loss before income taxes and share of net (loss) income of equity investees	718,461	1,059,431	1,362,953	201,046

Income tax computed at the statutory tax rate of 25%	179,615	264,858	340,738	50,262
Non-deductible expenses	(4,960)	(9,936)	(15,769)	(2,326)
Effect of different tax rates in different jurisdictions and preferential tax rate	116	(349)	(69)	(10)
Tax incentive in relation to deduction limits of certain expenses	803	1,175	3,139	463
Unutilized expired tax loss	(5,347)	(7,058)	(11,099)	(1,637)
Change in valuation allowance	(170,227)	(248,690)	(317,510)	(46,836)

	—	—	(570)	(84)

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

13.    TAXATION (Continued)

Deferred tax

	As at December 31
	2015	2016	2016
	RMB	RMB	US$
Deferred tax assets, non-current
Accrued expenses	75,551	126,852	18,712
Customer advances and deposits	18,964	32,199	4,750
Allowance for doubtful accounts and inventory provision	5,956	7,839	1,156
Depreciation and amortization expense	34,665	47,107	6,949
Net operating losses carrying forward	442,939	681,588	100,539

Total deferred tax assets	578,075	895,585	132,106
Valuation allowance*	(578,075)	(895,585)	(132,106)

Total deferred tax assets net of valuation allowance	—	—	—

*
The Group recorded a full valuation allowance against deferred tax assets of those subsidiaries and VIE that are in a cumulative loss as of December 31, 2014, 2015 and 2016. In making such determination, the Group evaluates a variety of factors including the Group's operating history, accumulated deficit, existence of taxable temporary differences and reversal periods.

        As of December 31, 2016, the Company had net operating losses of approximately RMB2,908,599 (US$429,041) primarily from its subsidiaries and VIE in the PRC, which can be carried forward after certain reconciliation per tax regulation to offset future net profit for income tax purposes. The net operating loss carry forwards as of December 31, 2016 will expire in years 2017 to 2021 if not utilized.

Unrecognized tax benefits

        As of December 31, 2015 and 2016, the Company recorded an unrecognized tax benefit of RMB27,193 and RMB44,353 (US$6,542), respectively, of which nil and nil, respectively, are presented on a net basis against the deferred tax assets related to tax loss carry forwards on the consolidated balance sheets. This primarily represents the estimated income tax expense the Group would pay should its income tax returns have been prepared in accordance with the current PRC tax laws and regulations. It is possible that the amount of uncertain tax position will change in the next twelve months, however, an estimate of the range of the possible outcomes cannot be made at this time. As of December 31, 2015 and 2016, unrecognized tax benefits of RMB10,523 and RMB3,446 (US$508), respectively, if ultimately recognized, will impact the effective tax rate.

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

13.    TAXATION (Continued)

Unrecognized tax benefits (Continued)

        A roll-forward of unrecognized tax benefits is as follows:

	As at December 31
	2015	2016	2016
	RMB	RMB	US$
Beginning balance	10,747	27,193	4,011
Additions based on tax positions related to current year	16,729	22,977	3,389
Decreases based on tax positions related to prior years	(283)	(5,817)	(858)

Ending balance	27,193	44,353	6,542

        During the years ended December 31, 2014, 2015 and 2016, the Company recorded insignificant late payment interest expense, and nil penalties, respectively, as part of income tax expense.

        In general, the PRC tax authority has up to five years to conduct examinations of the Company's tax filings. Accordingly, the PRC subsidiaries' and VIE's tax years 2012 through 2016 remain open to examination by the taxing jurisdictions.

14.    RESTRICTED NET ASSETS

        The Company's ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by the Group's PRC subsidiaries only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company's PRC subsidiaries.

        In accordance with the Regulations on Enterprises with Foreign Investment of China and its Articles of Association, the Company's PRC subsidiaries, being a foreign-invested enterprise established in the PRC, are required to provide certain statutory reserves, namely the general reserve fund, enterprise expansion fund and staff welfare and bonus fund, all of which are appropriated from net profit as reported in its PRC statutory accounts. The Company's PRC subsidiaries are required to allocate at least 10% of its annual after-tax profit to the general reserve fund until such fund has reached 50% of its registered capital based on the enterprise's PRC statutory accounts. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the Board of Directors of the PRC subsidiaries. These reserves can only be used for specific purposes and are not transferable to the Company in the form of loans, advances, or cash dividends.

        In accordance with the PRC Company Laws, the Company's PRC subsidiaries and VIE must make appropriations from their annual after-tax profits as reported in their PRC statutory accounts to non-distributable reserve funds, namely statutory surplus fund, statutory public welfare fund and discretionary surplus fund. The VIE is required to allocate at least 10% of their after-tax profits to the statutory surplus fund until such fund has reached 50% of their respective registered capital. Appropriation to discretionary surplus is made at the discretion of the Board of Directors of the VIE.

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

14.    RESTRICTED NET ASSETS (Continued)

These reserves can only be used for specific purposes and are not transferable to the Company in the form of loans, advances, or cash dividends. No appropriations were made to statutory reserves during all periods presented due to losses in the Company's PRC subsidiaries and VIE.

        Under PRC laws and regulations, there are restrictions on the Company's PRC subsidiaries and VIE with respect to transferring certain of their net assets to the Company either in the form of dividends, loans, or advances. Amounts restricted include paid-in capital of the Company's PRC subsidiaries and the VIE, totaling approximately RMB2,067,720 (US$305,005) as of December 31, 2016; therefore in accordance with Rules 504 and 4.08(e)(3) of Regulation S-X, the condensed parent company only financial statements as of December 31, 2015 and 2016 and for each of the three years in the period ended December 31, 2016 are disclosed in Note 24.

        Furthermore, cash transfers from the Company's PRC subsidiaries to its subsidiaries outside of China are subject to PRC government control of currency conversion. Shortages in the availability of foreign currency may restrict the ability of the PRC subsidiaries and consolidated VIE to remit sufficient foreign currency to pay dividends or other payments to the Company, or otherwise satisfy their foreign currency denominated obligations.

15.    LOSS PER SHARE

        Basic and diluted loss per share for each of the years presented are calculated as follows:

	For the year ended December 31,
	2014	2015	2016	2016
	RMB	RMB	RMB	US$
Numerator:
Net loss	(718,461)	(1,059,443)	(1,363,480)	(201,124)
Accretion to redemption value of redeemable convertible preferred shares	(512,289)	(3,996,288)	(3,661,975)	(540,170)
Deemed dividend-Repurchase of redeemable convertible preferred shares	(45,784)	—	(160,891)	(23,733)
Deemed dividend-Modification of redeemable convertible preferred shares	(15,007)	—	(423,979)	(62,540)
Deemed dividend-Extinguishment loss of Series D redeemable convertible preferred shares	—	(296,677)	—	—

Net loss attributable to ordinary shareholders—basic and diluted	(1,291,541)	(5,352,408)	(5,610,325)	(827,567)

Denominator:
Weighted average number of ordinary shares outstanding—basic and diluted	60,000,000	60,000,000	60,000,000

Basic and diluted loss per share	(21.53)	(89.21)	(93.51)	(13.79)

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

15.    LOSS PER SHARE (Continued)

        For the periods presented herein, the computation of basic loss per share using the two-class method is not applicable as the Company is in a net loss position and the participating securities do not have contractual rights and obligations to share in the losses of the Company. The effects of all outstanding Preferred Shares and share options were excluded from the computation of diluted earnings per share for the years ended December 31, 2014, 2015 and 2016 as their effects would be anti-dilutive.

16.    SHARE-BASED PAYMENTS

        On June 4, 2008, the shareholders and Board of Directors of the Company approved the 2008 Stock Incentive Plan (the "2008 Plan"), which is administrated by the Board of Directors and has a term of 10 years from the date of adoption. Under the 2008 Plan, the Company reserved 10,000,000 ordinary shares of the Company to its eligible employees, directors and officers of the Group and consultants. The purpose of the 2008 Plan is to attract and retain key employees, directors, officers and consultants of outstanding ability and to motivate them to exert their best efforts on behalf of the Group by providing incentives through granting awards. On October 25, 2011 and January 15, 2015, the shareholders and Board of Directors of the Company approved a resolution to increase the share option pool under the 2008 Plan to 16,239,033 and 20,934,684 ordinary shares, respectively.

        The options granted under the 2008 Plan have a contractual term of 15 years and will become vested (but not exercisable) either (i) immediately upon grant; or (ii) with respect to 25% of the options on the first anniversary of the vesting period, and thereafter in thirty-six equal monthly installments of 2.09% each on the last day of every month that has elapsed following the first anniversary of the vesting period until the options are 100% vested.

        The grantee can exercise vested options after the commencement date of exercise and before the earlier of: 1) its contractual term (i.e. 15 years after its grant date); or 2) 90 days after the grantee terminates their employment if the vested option has not been exercised. The commencement date of exercise is upon the Company's IPO.

Options granted to employees

        The options granted to employees are accounted for as equity awards and measured at their grant date fair values. Given that the inability of the grantees to exercise these options until the completion of the IPO constitutes a performance condition that is not considered probable until the IPO completion date, the Company will not recognize any compensation expense until an IPO occurs. Upon the IPO completion date, the Company will immediately recognize expenses associated with options that are vested as the IPO completion date. In addition, the Company will also recognize the remaining compensation expenses over the remaining service requisite period using the accelerated method.

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

16.    SHARE-BASED PAYMENTS (Continued)

Options granted to employees (Continued)

        A summary of the employee equity award activity under the 2008 Plan is stated below:

	Number of options	Weighted- average exercise price	Weighted- average grant-date fair value	Weighted- average remaining contractual term	Aggregate intrinsic Value
		US$	US$	Years	US$
Outstanding, December 31, 2015	13,323,021	0.65	0.80	11.19	8,080

Granted	2,106,100
Forfeited	(181,409)

Outstanding, December 31, 2016	15,247,712	0.66	1.40	10.72	18,901

Vested and expected to vest at December 31, 2016	15,247,712

Exercisable at December 31, 2016	—

        The aggregate intrinsic value in the table above represents the difference between the fair value of the Company's ordinary share as of December 31, 2016 and the option's respective exercise price. Total intrinsic value of options exercised for the years ended December 31, 2015 and 2016 was nil as no options were exercised.

        The total weighted average grant-date fair value of the equity awards granted during the years ended December 31, 2014, 2015 and 2016 were US$1.45, US$2.35 and US$5.22 per option respectively. No awards were vested during the years ended December 31, 2014, 2015 and 2016.

        As of December 31, 2016, there was US$21,328 of total unrecognized employee share-based compensation expenses, related to unvested and vested but not exercisable share-based awards. Total unrecognized compensation cost may be adjusted for actual forfeitures occurring in the future.

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

16.    SHARE-BASED PAYMENTS (Continued)

Options granted to non-employees

        A summary of the non-employee equity award activity under the 2008 Plan is stated below:

	Number of options	Weighted- average exercise price	Weighted- average grant-date fair value	Weighted- average remaining contractual term	Aggregate intrinsic Value
		US$	US$	Years	US$
Outstanding, December 31, 2015	1,432,754	0.62	0.71	10.84	709

Granted	67,400
Forfeited	—

Outstanding, December 31, 2016	1,500,154	0.62	0.91	10.03	1,057

Vested and expected to vest at December 31, 2016	1,500,154

Exercisable at December 31, 2016	—

        The aggregate intrinsic value in the table above represents the difference between the fair value of the Company's ordinary share as of December 31, 2016 and the option's respective exercise price. Total intrinsic value of options exercised for the years ended December 31, 2015 and 2016 was nil as no options were exercised.

        The total weighted average grant-date fair value of the equity awards granted during the years ended December 31, 2014, 2015 and 2016 were US$1.72, US$3.03 and US$5.17 per option, respectively.

        Given that the inability of the non-employees to exercise these options until the completion of the Company's IPO constitutes a performance condition that is not considered probable until the IPO completion date, the Company cannot establish the fair value of the options to determine the unrecognized share-based compensation expense.

Modification of non-employee options

        On June 21, 2017 ("Modification Date"), all outstanding options granted to non-employees except for one external consultant were modified to be fully vested on the Modification Date, and exercisable upon the Company's IPO. Therefore, upon the IPO completion date, the Company will immediately recognize expenses associated with those non-employee options that are vested as of the IPO completion date. In addition, the Company will also recognize any remaining compensation expenses for the one external consultant over the remaining service requisite period using the accelerated method.

Fair value of employee share options

        The fair value of share options was determined using the binomial option valuation model, with the assistance from an independent third-party appraiser. The binomial model requires the input of

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

16.    SHARE-BASED PAYMENTS (Continued)

Fair value of employee share options (Continued)

highly subjective assumptions, including the expected share price volatility and the suboptimal early exercise factor. For expected volatilities, the Company has made reference to historical volatilities of several comparable companies. The suboptimal early exercise factor was estimated based on the Company's expectation of exercise behavior of the grantees. The risk-free rate for periods within the contractual life of the options is based on the market yield of U.S. Treasury Bonds in effect at the time of grant. The estimated fair value of the ordinary shares, at the option grant dates, was determined with the assistance from an independent third-party appraiser. The Company's management is ultimately responsible for the determination of the estimated fair value of its ordinary shares.

        The assumptions used to estimate the fair value of the share options granted to employees are as follows:

	2014	2015	2016
Risk-free interest rate	2.13% ~ 2.53%	2.13% ~ 2.27%	1.49% ~ 2.45%
Expected volatility range	38.6% ~ 39.2%	37.8% ~ 38.0%	37.5% ~ 37.8%
Suboptimal exercise factor	2.20	2.20	2.20
Fair market value per ordinary share as at valuation date	2.09 ~ 2.48	2.51 ~ 3.78	5.17 ~ 5.53

17.    RELATED PARTY TRANSACTIONS

a)
Related Parties

Name of Related Parties	Relationship with the Group
Mr. Shao-Ning Johnny Chou	A shareholder and senior executive of the Group
Zhejiang Cainiao Supply Chain Management Co. Ltd ("Cainiao")	Entity controlled by a preferred shareholder of the Group
b)
The Group had the following related party transactions:

	For the years ended December 31,
	2014	2015	2016	2016
	RMB	RMB	RMB	US$
Rendering of express delivery and supply chain management services:
Cainiao	—	61,619	271,422	40,037

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

17.    RELATED PARTY TRANSACTIONS (Continued)

c)
The Group had the following related party balances at the end of the year:

	As at December 31
	2015	2016	2016
	RMB	RMB	US$
Amounts due from related parties:
Cainiao	28,463	83,302	12,288
Entity controlled by a principal shareholder	350	—	—

	28,813	83,302	12,288

	As at December 31
	2015	2016	2016
	RMB	RMB	US$
Amounts due to related parties:
Mr. Shao-Ning Johnny Chou	8	—	—
Entity controlled by a principal shareholder	—	891	131

	8	891	131

        Included in Notes 10 and 11, is a guarantee by a senior executive of the Group's short-term bank loans, and a payable to former and current shareholders for repurchases of preferred shares as of December 31, 2016, respectively.

18.    SEGMENT REPORTING

        The Group has determined that it operates in five operating segments: (1) Supply chain management services, (2) Express delivery services, (3) Freight delivery services, (4) Store+ services, and (5) Others. The "Others" category principally relates to cross-border logistic coordination services. The operating segments also represented the reporting segments.

        The chief operating decision maker ("CODM") has been identified as the Chief Executive Officer. The CODM assesses the performance of the operating segments based on the measures of revenue, cost of revenue and gross loss. Other than the information provided below, the CODM does not use any other measures by segments. The Group currently does not allocate assets to its segment, as the CODM does not use such information to allocate resources to or evaluate the performance of the operating segments. As most of the Group's long-lived assets are located in the PRC and most of the Group's revenue are derived from the PRC, no geographical information is presented.

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

18.    SEGMENT REPORTING (Continued)

        The table below provides a summary of the Group's operating segment results for the years ended December 31, 2014, 2015 and 2016.

	For the year ended December 31,
	2014	2015	2016	2016
	RMB	RMB	RMB	US$
Revenue:
Supply chain management	538,388	861,753	1,363,468	201,122
Express delivery	2,288,524	3,758,956	5,412,729	798,420
Freight delivery	265,931	680,746	1,609,391	237,398
Store+	—	9,700	560,226	82,638
Others	3,440	32,023	125,456	18,506
Inter-segment*	(30,489)	(86,851)	(227,133)	(33,504)

Total revenue	3,065,794	5,256,327	8,844,137	1,304,580
Cost of revenue:
Supply chain management	506,668	823,356	1,297,227	191,351
Express delivery	2,622,388	4,087,157	5,696,746	840,315
Freight delivery	338,316	929,708	1,912,750	282,146
Store+	—	9,714	569,557	84,014
Others	3,577	27,583	122,239	18,032
Inter-segment*	(30,489)	(86,810)	(221,952)	(32,740)

Total cost of revenue	3,440,460	5,790,708	9,376,567	1,383,118
Gross (loss)/income:
Supply chain management	31,720	38,397	66,241	9,771
Express delivery	(333,864)	(328,201)	(284,017)	(41,895)
Freight delivery	(72,385)	(248,962)	(303,359)	(44,748)
Store+	—	(14)	(9,331)	(1,376)
Others	(137)	4,440	3,217	475
Inter-segment*	—	(41)	(5,181)	(765)

Total gross loss	(374,666)	(534,381)	(532,430)	(78,538)

(*)
The inter-segment eliminations mainly consist of (i) express delivery services provided by the Express delivery services segment to the Supply chain management services segment; and (ii) Supply chain management services provided by the Supply chain management services segment to the Store+ services segment, and (iii) services provided by the Others segment to the Express delivery services, Freight delivery services and Supply chain management services segment, for the years ended December 31, 2014, 2015 and 2016, respectively.

19.    FAIR VALUE MEASUREMENTS

        The Company applies ASC 820, Fair Value Measurements and Disclosures. ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 requires disclosures to be provided for fair value measurements.

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

19.    FAIR VALUE MEASUREMENTS (Continued)

        ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

        Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

        Level 2—Includes other inputs that are directly or indirectly observable in the marketplace.

        Level 3—Unobservable inputs which are supported by little or no market activity.

        ASC 820 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach; and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

        The following tables illustrate the fair value measurement hierarchy of the Group's financial instruments:

	Fair value measurements as at December 31, 2016 using
	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total	Total
	RMB	RMB	RMB	RMB	US$
Recurring fair value measurement for:
Derivative	—	3,149	—	3,149	465

        As of December 31, 2016, the derivative represented a forward exchange rate contract that did not qualify for hedge accounting in accordance with ASC 815. The derivative is accounted for at fair value by recording the unrealized mark-to-market (fair value adjustment) in each period in the consolidated statements of comprehensive loss within "Foreign exchange (loss) gain". The fair value of the derivative is determined utilizing market observable forward exchange rates. During all periods presented, there were no changes in valuation technique; or transfers in and out of each level. There were no recurring fair value measurements as at December 31, 2015.

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

20.    COMMITMENTS AND CONTINGENCIES

Operating lease commitments

        Future minimum payments under non-cancelable operating leases with initial terms in excess of one year consist of the following as of December 31, 2016:

	RMB	US$
2017	792,057	116,835
2018	574,511	84,745
2019	439,773	64,870
2020	376,683	55,564
2021	329,042	48,536

	2,512,066	370,550

        Payments under operating leases are expensed on a straight-line basis over the periods of their respective leases. The Group's lease arrangements have no renewal options, rent escalation clauses, restrictions or contingent rents and are all executed with third parties. For the years ended December 31, 2014, 2015 and 2016, total rental expenses for all operating leases amounted to approximately RMB226,921, RMB475,403 and RMB772,819 (US$113,997), respectively.

Capital expenditure commitments

        The Group has commitments for the construction of a warehouse and equipment of RMB306,612 (US$45,228) at December 31, 2016, which are scheduled to be paid within one year.

Contingencies

        From time to time, the Group is subject to legal proceedings, investigations, and claims incidental to the conduct of its business. The Group is currently not involved in any legal or administrative proceedings that may have a material adverse impact on the Group's business, financial position or results of operations.

21.    EMPLOYEE DEFINED CONTRIBUTION PLAN

        Full time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the PRC subsidiaries and VIE of the Group make contributions to the government for these benefits based on certain percentages of the employees' salaries. The Group has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were approximately RMB91,327, RMB143,166 and RMB220,952 (US$32,592) for the years ended December 31, 2014, 2015 and 2016, respectively.

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

22.    ACCUMULATED OTHER COMPREHENSIVE (LOSS)/ INCOME

RMB
Balance as of December 31, 2013	(17,235)
Foreign currency translation adjustments	7,848

Balance as of December 31, 2014	(9,387)
Foreign currency translation adjustments	26,182

Balance as of December 31, 2015	16,795
Foreign currency translation adjustments	129,305

Balance as of December 31, 2016	146,100

US$
Balance as of December 31, 2016	21,551

        There have been no reclassifications out of accumulated other comprehensive (loss)/income to net loss for the periods presented.

23.    SUBSEQUENT EVENT

        In May 2017, the Group purchased an equity interest in Sichuan Wowo Supermarket Chain Co., Ltd. ("Wowo") for a total purchase consideration of RMB208,377 (US$30,737) in order to accumulate first-hand experience and know-how in convenience store operations. This purchase did not meet the significance thresholds stipulated under S-X 3-05(b)(2).

        On June 22, 2017, the Company revised its name from Best Logistics Technologies Limited to BEST Inc. effective immediately.

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

24.    CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

Condensed Balance Sheets

		As at December 31
	Notes	2015	2016	2016
		RMB	RMB	US$
Current assets:
Cash		11	20,445	3,016
Non-current assets:
Investments in subsidiaries		—	2,485,272	366,597

Total assets		11	2,505,717	369,613

Current liabilities:
Accrued liabilities and other payables		—	97,118	14,326
Non-current liabilities:
Long-term payable due to subsidiaries		83,202	74,494	10,988

Total liabilities		83,202	171,612	25,314

Mezzanine equity:
Series A redeemable convertible preferred shares (par value of US$0.01 per share; 30,000,000 shares authorized, issued and outstanding as of December 31, 2015 and 2016)	12	1,178,474	1,510,352	222,789
Series B redeemable convertible preferred shares (par value of US$0.01 per share; 20,000,000 and 10,343,535 shares authorized, issued and outstanding as of December 31, 2015 and 2016)	12	788,414	521,648	76,947
Series C redeemable convertible preferred shares (par value of US$0.01 per share; 16,173,914 shares and 12,981,287 shares authorized, issued and outstanding as of December 31, 2015 and 2016)	12	633,598	652,194	96,204
Series D redeemable convertible preferred shares (par value of US$0.01 per share; 29,896,623 shares and 28,820,219 shares authorized, issued and outstanding as of December 31, 2015 and 2016)	12	1,167,967	1,445,547	213,230
Series E redeemable convertible preferred shares (par value of US$0.01 per share; 42,731,874 shares and 41,177,988 shares authorized, issued and outstanding as of December 31, 2015 and 2016)	12	1,641,916	2,040,782	301,031
Series F redeemable convertible preferred shares (par value of US$0.01 per share; 56,680,441 shares authorized, issued and outstanding as of December 31, 2015 and 2016)	12	2,175,181	2,806,393	413,965
Series G-1 redeemable convertible preferred shares (par value of US$0.01 per share; nil and 15,479,382 shares authorized, issued and outstanding as of December 31, 2015 and 2016)	12	—	1,280,749	188,921
Series G-2 redeemable convertible preferred shares (par value of US$0.01 per share; nil and 68,551,547 shares authorized, issued and outstanding as of December 31, 2015 and 2016)	12	—	5,584,545	823,764

Total mezzanine equity		7,585,550	15,842,210	2,336,851

Ordinary shares (par value of US$0.01 per share; 304,517,148 and 420,486,219 shares authorized; 60,000,000 shares issued and outstanding as of December 31, 2015 and 2016)		4,116	4,116	607
Accumulated deficit		(7,745,589)	(13,833,622)	(2,040,568)
Accumulated other comprehensive income		72,732	321,401	47,409

Total shareholders' deficit		(7,668,741)	(13,508,105)	(1,992,552)

Total liabilities, mezzanine equity and shareholders' deficit		11	2,505,717	369,613

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

24.    CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (Continued)

Condensed Statements of Comprehensive Loss

	For the years ended December 31,
	2014	2015	2016	2016
	RMB	RMB	RMB	US$
Operating expenses
General and administrative expenses	—	(831)	(8,419)	(1,242)

Operating loss	—	(831)	(8,419)	(1,242)
Share of losses of subsidiaries and VIE	(613,632)	(860,033)	(1,833,339)	(270,432)
Interest expense	(2)	—		—
Interest income	—	2	570	84

Net loss	(613,634)	(860,862)	(1,841,188)	(271,590)
Accretion to redemption value of Redeemable Convertible Preferred Shares	(512,289)	(3,996,288)	(3,661,975)	(540,170)
Deemed dividend—Repurchase of Redeemable Convertible Preferred Shares	(45,784)	—	(160,891)	(23,733)
Deemed dividend—Modification of Redeemable Convertible Preferred Shares	(15,007)	—	(423,979)	(62,540)
Deemed dividend—Extinguishment loss of Series D Redeemable Convertible Preferred Shares	—	(296,677)	—	—

Net loss attributable to ordinary shareholders	(1,186,714)	(5,153,827)	(6,088,033)	(898,033)

Condensed Statements of Cash Flows

	For the years ended December 31,
	2014	2015	2016	2016
	RMB	RMB	RMB	US$
Net cash used in operating activities	—	(831)	(8,419)	(1,242)
Net cash used in investing activities	(741,394)	(952,309)	(6,907,867)	(1,018,965)
Net cash generated from financing activities	741,395	953,150	6,936,720	1,023,221
Effect of exchange rate changes on cash and cash equivalents	—	—	—	—

Net increase in cash and cash equivalents	1	10	20,434	3,014

Cash and cash equivalents at beginning of the year	—	1	11	2

Cash and cash equivalents at end of the year	1	11	20,445	3,016

BEST INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

24.    CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (Continued)

Basis of presentation

        For the presentation of the parent company only condensed financial information, the Company records its investments in subsidiaries and VIE under the equity method of accounting as prescribed in ASC 323, Investments—Equity Method and Joint Ventures. Such investments are presented on the condensed balance sheets as "Investments in subsidiaries" and the subsidiaries' and VIE's losses as "Share of losses of subsidiaries and VIE" on the condensed statements of comprehensive loss. Under the equity method of accounting, the Company adjusted the carrying amount of "Investments in subsidiaries" for its share of the subsidiaries' and VIE's cumulative losses until the investment balance reached zero and did not provide for additional losses unless the Company has guaranteed obligations of the subsidiaries' and the VIE or is otherwise committed to provide further financial support.

        The subsidiaries did not pay any dividends to the Company for the periods presented.

        The Company does not have significant commitments or long-term obligations as of the period end other than those presented.

        The parent company only financial statements should be read in conjunction with the Company's consolidated financial statements.

BEST INC.
AUDITED CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2016 AND
UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEET AS OF
JUNE 30, 2017
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

		As of
	Note	December 31, 2016	June 30, 2017		June 30, 2017
		RMB	RMB	US$	RMB	US$
			(unaudited)		Pro-forma shareholders' equity (unaudited)
ASSETS
Current assets:
Cash and cash equivalents		2,927,581	1,114,673	164,423
Restricted cash		374,363	880,761	129,919
Derivative	16	3,149	—	—
Accounts and notes receivable, net of allowance for doubtful accounts of RMB6,708 and RMB5,804 (US$857) as of December 31, 2016 and June 30, 2017, respectively	3	432,654	463,982	68,441
Inventories		82,083	145,965	21,531
Prepayments and other current assets		793,935	1,212,117	178,797
Short-term investments		62,000	1,098,816	162,084
Amounts due from related parties	13	83,302	90,497	13,349

Total current assets		4,759,067	5,006,811	738,544

Non-current assets:
Property and equipment, net	4	947,505	1,105,281	163,038
Intangible assets, net	5	13,516	142,901	21,079
Long-term investments		24,081	37,331	5,507
Goodwill		247,203	428,379	63,189
Non-current deposits		50,947	53,758	7,930
Other non-current assets		174,946	602,611	88,887
Restricted cash		78,588	86,891	12,817

Total non-current assets		1,536,786	2,457,152	362,447

Total assets		6,295,853	7,463,963	1,100,991

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

BEST INC.
AUDITED CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2016 AND
UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEET AS OF
JUNE 30, 2017 (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

		As of
	Note	December 31, 2016	June 30, 2017		June 30, 2017
		RMB	RMB	US$	RMB	US$
			(unaudited)		Pro-forma shareholders' equity (unaudited)
LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS' DEFICIT

Current liabilities (including current liabilities of the consolidated VIE without recourse to the primary beneficiary of RMB2,369,082 and RMB3,288,471 (US$485,076) as of December 31, 2016 and June 30, 2017, respectively)

Short-term bank loans	6	458,000	1,063,000	156,801
Accounts and notes payable		1,575,793	2,320,904	342,352
Income tax payable		467	1,799	265
Customer advances and deposits		676,319	796,829	117,537
Accrued expenses and other liabilities	7	1,225,611	1,426,345	210,396
Capital lease obligation		13,215	12,318	1,817
Amounts due to related parties	13	891	1,875	277

Total current liabilities		3,950,296	5,623,070	829,445

Non-current liabilities (including non-current liabilities of the consolidated VIE without recourse to the primary beneficiary of RMB7,535 and RMB90,739 (US$13,384) as of December 31, 2016 and June 30, 2017, respectively)

Capital lease obligation		7,535	2,497	368
Deferred tax liabilities		—	29,920	4,413
Other non-current liabilities		3,917	62,140	9,166

Total non-current liabilities		11,452	94,557	13,947

TOTAL LIABILITIES		3,961,748	5,717,627	843,392

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

BEST INC.
AUDITED CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2016 AND
UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEET AS OF
JUNE 30, 2017 (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

		As of
	Note	December 31, 2016	June 30, 2017		June 30, 2017
		RMB	RMB	US$	RMB	US$
			(unaudited)		Pro-forma shareholders' equity (unaudited)
Mezzanine equity:
Series A redeemable convertible preferred shares (par value of US$0.01 per share; 30,000,000 shares authorized, issued and outstanding as of December 31, 2016 and June 30, 2017)	8	1,510,352	1,510,352	222,789	—	—
Series B redeemable convertible preferred shares (par value of US$0.01 per share; 20,000,000 shares authorized as of December 31, 2016 and June 30, 2017; 10,343,535 shares issued and outstanding as of December 31, 2016 and June 30, 2017)	8	521,648	521,648	76,947	—	—
Series C redeemable convertible preferred shares (par value of US$0.01 per share; 16,173,914 shares authorized as of December 31, 2016 and June 30, 2017; 12,981,287 shares issued and outstanding as of December 31, 2016 and June 30, 2017)	8	652,194	652,194	96,204	—	—
Series D redeemable convertible preferred shares (par value of US$0.01 per share; 29,896,623 shares authorized as of December 31, 2016 and June 30, 2017; 28,820,219 shares issued and outstanding as of December 31, 2016 and June 30, 2017)	8	1,445,547	1,445,547	213,230	—	—
Series E redeemable convertible preferred shares (par value of US$0.01 per share; 42,731,874 shares authorized as of December 31, 2016 and June 30, 2017; 41,177,988 shares issued and outstanding as of December 31, 2016 and June 30, 2017)	8	2,040,782	2,040,782	301,031	—	—
Series F redeemable convertible preferred shares (par value of US$0.01 per share; 56,680,441 shares authorized, issued and outstanding as of December 31, 2016 and June 30, 2017)	8	2,806,393	2,806,393	413,965	—	—
Series G-1 redeemable convertible preferred shares (par value of US$0.01 per share; 15,479,382 shares authorized, issued and outstanding as of December 31, 2016 and June 30, 2017)	8	1,280,749	1,280,749	188,921	—	—
Series G-2 redeemable convertible preferred shares (par value of US$0.01 per share; 68,551,547 shares authorized, issued and outstanding as of December 31, 2016 and June 30, 2017)	8	5,584,545	5,584,545	823,764	—	—

Total mezzanine equity		15,842,210	15,842,210	2,336,851	—	—

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

BEST INC.
AUDITED CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2016 AND
UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEET AS OF
JUNE 30, 2017 (Continued)
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

		As of
	Note	December 31, 2016	June 30, 2017		June 30, 2017
		RMB	RMB	US$	RMB	US$
			(unaudited)		Pro-forma shareholders' equity (unaudited)
Shareholders' deficit:
Ordinary shares (par value of US$0.01 per share; 420,486,219 shares authorized; 60,000,000 shares issued and outstanding as of December 31, 2016 and June 30, 2017)		4,116	4,116	607	—	—
Class A ordinary shares (par value of US$0.01 per share; nil and 182,168,452 shares authorized, issued and outstanding as of December 31, 2016 and June 30, 2017, respectively)		—	—	—	12,352	1,822
Class B ordinary shares (par value of US$0.01 per share; nil and 94,075,249 shares authorized, issued and outstanding as of December 31, 2016 and June 30, 2017, respectively)		—	—	—	6,373	940
Class C ordinary shares (par value of US$0.01 per share; nil and 47,790,698 shares authorized, issued and outstanding as of December 31, 2016 and June 30, 2017, respectively)		—	—	—	3,278	484
Additional paid-in capital		—	—	—	15,985,616	2,358,004
Accumulated deficit		(13,658,321)	(14,282,135)	(2,106,727)	(14,443,428)	(2,130,519)
Accumulated other comprehensive income	18	146,100	91,285	13,465	91,285	13,465

BEST Inc. shareholders' deficit		(13,508,105)	(14,186,734)	(2,092,655)	1,655,476	244,196

Non-controlling interests	20	—	90,860	13,403	90,860	13,403

Total shareholders' deficit		(13,508,105)	(14,095,874)	(2,079,252)	1,746,336	257,599

Total liabilities, mezzanine equity and shareholders' deficit		6,295,853	7,463,963	1,100,991

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

BEST INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE
LOSS FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2017

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

		Six months ended June 30,
	Notes	2016	2017	2017
		RMB	RMB	US$
		(unaudited)	(unaudited)	(unaudited)
Revenue from third parties
Supply chain management		445,119	537,239	79,247
Express delivery		2,250,637	5,142,929	758,623
Freight delivery		601,993	1,340,026	197,664
Store+		62,916	866,388	127,799
Others		22,928	39,436	5,817

		3,383,593	7,926,018	1,169,150
Revenue from related party
Supply chain management		80,023	147,951	21,824
Express delivery		6,504	30,177	4,451

		86,527	178,128	26,275

Total revenue		3,470,120	8,104,146	1,195,425
Cost of revenue
Supply chain management		(513,902)	(631,805)	(93,196)
Express delivery		(2,415,217)	(5,142,846)	(758,610)
Freight delivery		(733,431)	(1,479,526)	(218,242)
Store+		(64,824)	(831,716)	(122,685)
Others		(19,866)	(22,736)	(3,354)

Total cost of revenue		(3,747,240)	(8,108,629)	(1,196,087)
Gross loss		(277,120)	(4,483)	(662)
Selling expenses		(136,015)	(273,692)	(40,372)
General and administrative expenses		(227,553)	(311,171)	(45,900)
Research and development expenses		(35,469)	(53,898)	(7,950)
Other operating income		39,314	—	—

Total operating expenses		(359,723)	(638,761)	(94,222)
Loss from operations		(636,843)	(643,244)	(94,884)
Interest income		6,063	34,058	5,024
Interest expense		(11,552)	(20,721)	(3,057)
Foreign exchange loss		(3,266)	(4,479)	(661)
Other income		14,484	22,342	3,296
Other expense		(3,651)	(10,046)	(1,482)

Loss before income tax and share of net income of equity investees		(634,765)	(622,090)	(91,764)
Income tax expense		(1)	(2,487)	(366)

Loss before share of net income of equity investees		(634,766)	(624,577)	(92,130)
Share of net income of equity investees		12	—	—

Net loss		(634,754)	(624,577)	(92,130)

Net loss attributable to non-controlling interests		—	(763)	(113)

Net loss attributable to BEST Inc.		(634,754)	(623,814)	(92,017)
Accretion to redemption value of redeemable convertible preferred shares		(3,601,241)	—	—
Deemed dividend-Repurchase of redeemable convertible preferred shares		(160,891)	—	—
Deemed dividend-Modification of redeemable convertible preferred shares		(423,979)	—	—

Net loss attributable to ordinary shareholders	11	(4,820,865)	(623,814)	(92,017)

Net loss per share:
Basic:	11	(80.35)	(10.40)	(1.53)
Diluted:	11	(80.35)	(10.40)	(1.53)
Shares used in net loss per share computation:
Basic:	11	60,000,000	60,000,000
Diluted:	11	60,000,000	60,000,000
Other comprehensive loss, net of tax of nil
Foreign currency translation adjustments		12,361	(54,815)	(8,086)

Comprehensive loss		(622,393)	(679,392)	(100,216)
Comprehensive loss attributable to non-controlling interests		—	(763)	(113)

Comprehensive loss attributable to BEST Inc.		(622,393)	(678,629)	(100,103)
Accretion to redemption value of redeemable convertible preferred shares		(3,601,241)	—	—
Deemed dividend-Repurchase of redeemable convertible preferred shares		(160,891)	—	—
Deemed dividend-Modification of redeemable convertible preferred shares		(423,979)	—	—

Comprehensive loss attributable to ordinary shareholders		(4,808,504)	(678,629)	(100,103)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

BEST INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2017
(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"))

		Six months ended June 30,
	Notes	2016	2017	2017
		RMB	RMB	US$
		(unaudited)	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss		(634,754)	(624,577)	(92,130)
Adjustments to reconcile net loss to net cash (used in)/generated from operating activities:
Share of net income of equity investees		(12)	—	—
Deferred income tax		—	(344)	(51)
Depreciation and amortization		108,164	161,793	23,866
Allowance for doubtful accounts and inventory provision		9,772	9,867	1,455
Gain on disposal of property and equipment		—	(357)	(53)
Foreign exchange loss		3,266	4,479	661
Changes in operating assets and liabilities:
Restricted cash		(545,014)	18,748	2,765
Accounts and notes receivable		23,935	(35,216)	(5,195)
Prepayment and other current assets		(89,466)	(155,327)	(22,912)
Inventories		(7,540)	(16,972)	(2,504)
Customer advances and deposits		82,013	119,840	17,677
Accounts and notes payable		(208,458)	427,925	63,122
Accrued expenses and other liabilities		141,120	133,722	19,725
Amounts due from related parties		(9,776)	(7,195)	(1,061)
Other non-current assets		(3,972)	(15,901)	(2,346)
Amounts due to related parties		(8)	984	146
Non-current deposits		(4,399)	(2,811)	(415)
Income tax payable		—	2,046	302

Net cash (used in)/generated from operating activities		(1,135,129)	20,704	3,052

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment		(260,186)	(320,432)	(47,266)
Purchase of leased equipment		—	(188,282)	(27,773)
Repayment of direct financing leases—principal portion		—	33,641	4,961
Disposal of property and equipment		—	12,772	1,883
Cash paid for business acquisitions, net of cash acquired		(19,027)	(209,259)	(30,867)
Acquisition of intangible assets		(15,939)	(5,801)	(856)
Change in restricted cash		—	(115,615)	(17,052)
Acquisition of long-term investments		(23,750)	(13,243)	(1,953)
Purchase of short-term investments		(919,940)	(1,901,816)	(280,533)
Proceeds from maturities of short-term investments		771,040	865,000	127,594

Net cash used in investing activities		(467,802)	(1,843,035)	(271,862)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from short-term bank loans		442,665	941,500	138,879
Repayment of short-term bank loans		(508,000)	(355,062)	(52,375)
Change in restricted cash		—	(417,834)	(61,634)
Capital lease payments		(1,205)	(5,935)	(875)
Proceeds from redeemable convertible preferred shares, net of issuance costs		4,960,696	—	—
Repurchase of redeemable convertible preferred shares		(831,535)	(97,118)	(14,324)

Net cash generated from financing activities		4,062,621	65,551	9,671

Exchange rate effect on cash and cash equivalents		39,074	(56,128)	(8,279)
Net increase/(decrease) in cash and cash equivalents		2,459,690	(1,756,780)	(259,139)
Cash and cash equivalents at beginning of period		291,064	2,927,581	431,841

Cash and cash equivalents at end of period		2,789,828	1,114,673	164,423

Supplemental disclosures of cash flow information:
Interest expense paid		11,684	20,350	3,002
Supplemental disclosures of non-cash information:
Purchase of property and equipment included in accrued expenses and other liabilities		22,179	88,159	13,004
Acquisition of property and equipment through capital lease		1,684	14,815	2,185
Purchase of leased equipment included in accrued expenses and other liabilities		—	122,950	18,136
Purchase consideration for business acquisitions included in accrued expenses and other liabilities		28,963	7,749	1,143

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

BEST INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

1.    ORGANIZATION AND BASIS OF PRESENTATION

        The Company is a limited liability company incorporated in the Cayman Islands on March 3, 2008.

        The Company does not conduct any substantive operations on its own but instead conducts its primary business operations through its subsidiaries and variable interest entity ("VIE"), which is located in the People's Republic of China (the "PRC"). The accompanying consolidated financial statements include the financial statements of the Company, its subsidiaries and VIE. The Company, its subsidiaries and VIE are hereinafter collectively referred to as the "Group".

        The Group is principally engaged in the business of providing express delivery services, freight delivery services, supply chain management services, store+ services and other value-added services. The Group's principal geographic market is in the PRC.

        Details of the Company's principal subsidiaries and VIE as of June 30, 2017 are as follows:

Name of Company	Place and date of incorporation/ registration and business	Percentage of equity interest attributable to the Company	Principal activities
Subsidiaries:
Eight Hundred Logistics Technologies Corporation ("BEST BVI")	BVI/ May 22, 2007	100%	Investment holding
BEST Logistics Technologies Limited ("BEST HK")	HK/ May 29, 2007	100%	Investment holding
BEST Logistics Technologies (China) Co., Ltd ("BEST China")	PRC/ April 23, 2008	100%	Freight delivery and Supply chain management services
BEST Store Network (Hangzhou) Co., Ltd ("BEST Store")	PRC/ May 16, 2013	100%	Store+ services
Zhejiang BEST Technology Co., Ltd. ("BEST Technology")	PRC/ July 26, 2007	100%	Logistics technical services
BEST Logistics Technologies (Dongguan) Co., Ltd ("BEST Dongguan")	PRC/ July 23, 2013	100%	Warehouse storage services
BEST Finance Lease (Zhejiang) Co., Ltd ("BEST Finance")	PRC/ January 15, 2015	100%	Financial services
BEST Logistics Technologies (Ningbo Free Trade Zone) Co., Ltd ("BEST Ningbo")	PRC/ May 22, 2015	100%	Supply chain management services
BEST Supply Chain Management (Hangzhou) Co., Ltd ("BEST Supply Chain")	PRC/ August 14, 2015	100%	Supply chain management services
VIE:
Hangzhou BEST Network Technologies Co., Ltd. ("BEST Network")	PRC August 22, 2007	Nil	Express delivery services
VIE's subsidiary:
Sichuan Wowo Supermarket Chain Co., Ltd ("Wowo")	PRC/ April 17, 2005	Nil	Convenience store operations

BEST INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

1.    ORGANIZATION AND BASIS OF PRESENTATION (Continued)

        These unaudited interim condensed consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") for interim financial information using accounting policies that are consistent with those used in the preparation of the Company's audited consolidated financial statements for the year ended December 31, 2016. Accordingly, these unaudited interim condensed consolidated financial statements do not include all of the information and footnotes required by U.S. GAAP for annual financial statements.

        In the opinion of management, the accompanying unaudited interim condensed consolidated financial statements contain all normal recurring adjustments necessary to present fairly the financial position, operating results and cash flows of the Company for each of the periods presented. The results of operations for the six months ended June 30, 2017 are not necessarily indicative of results to be expected for any other interim period or for the full year of 2017. The consolidated balance sheet as of December 31, 2016 was derived from the audited consolidated financial statements at that date but does not include all of the disclosures required by U.S. GAAP for annual financial statements. These unaudited interim condensed consolidated financial statements should be read in conjunction with the Company's consolidated financial statements for the year ended December 31, 2016.

        The Group's business is affected by seasonality. The Group generally generates more revenue from express delivery services and supply chain management services during Singles' Day and Double 12 events in the fourth quarter of each year due to the increase in end consumer purchases that trigger a corresponding increase in parcel delivery volumes. In addition, due to the Chinese New Year holiday, the Group has historically generated lower revenues from all its service segments in the first quarter.

BEST INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

1.    ORGANIZATION AND BASIS OF PRESENTATION (Continued)

        The carrying amounts of the assets, liabilities and the results of operations of the VIE included in the Company's consolidated balance sheets and statements of comprehensive loss are as follows:

	As of
	December 31, 2016	June 30, 2017
	RMB	RMB	US$
ASSETS
Current assets:
Cash and cash equivalents	229,700	216,333	31,911
Restricted cash	85,502	15,016	2,215
Accounts receivable, net	89,322	132,010	19,473
Inventories	29,254	74,420	10,978
Short-term investments	22,000	96,696	14,263
Prepayments and other current assets	455,884	665,702	98,196
Amounts due from related parties	42,361	114,083	16,828

Total current assets	954,023	1,314,260	193,864

Non-current assets:
Property and equipment, net	614,702	712,580	105,111
Intangible assets	—	123,752	18,254
Goodwill	241,623	410,271	60,518
Other non-current assets	78,633	95,128	14,032

Total non-current assets	934,958	1,341,731	197,915

Total assets	1,888,981	2,655,991	391,779

LIABILITIES
Current liabilities:
Short-term bank loans	298,000	423,000	62,396
Accounts and notes payable	941,467	1,265,669	186,696
Customer advances and deposits	500,957	624,189	92,073
Accrued expenses and other liabilities	615,443	963,295	142,094
Capital lease obligation	13,215	12,318	1,817
Amounts due to related parties	1,726,088	1,622,413	239,319

Total current liabilities	4,095,170	4,910,884	724,395

Capital lease obligation	7,535	2,497	368
Deferred tax liabilities	—	29,920	4,413
Other non-current liabilities	—	58,322	8,603

Total non-current liabilities	7,535	90,739	13,384

Total liabilities	4,102,705	5,001,623	737,779

BEST INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

1.    ORGANIZATION AND BASIS OF PRESENTATION (Continued)

        The revenue-producing assets that are held by the VIE comprise mainly of machinery and electronic equipment, express delivery software and domain name. The VIE contributed an aggregate of 65% and 65% of the Group's consolidated revenue for the six months ended June 30, 2016 and 2017, respectively, after elimination of inter-company transactions. As of June 30, 2017, there was no pledge or collateralization of the VIE's assets that can only be used to settled obligations of the VIE.

        Other than the amounts due to related parties (which are eliminated upon consolidation) all remaining liabilities of the VIE are without recourse to the primary beneficiary. The Company did not provide or intend to provide financial or other support not previously contractually required to the VIE during the periods presented.

	Six months ended June 30,
	2016	2017	2017
	RMB	RMB	US$
Total revenue	2,274,186	5,313,198	783,738
Net loss	(278,360)	(222,688)	(32,848)
Net cash (used in)/generated from operating activities	(459,031)	227,142	33,505
Net cash used in investing activities	(157,484)	(309,639)	(45,674)
Net cash generated from financing activities	912,539	69,130	10,197

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

        The accompanying consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP").

Principles of Consolidation

        The consolidated financial statements of the Group include the financial statements of the Company, its subsidiaries and VIE for which the Company is the primary beneficiary. All significant intercompany balances and transactions between the Company, its subsidiaries and VIE have been eliminated on consolidation.

Use of estimates

        The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions reflected in the Group's financial statements include, but are not limited to, allowance for doubtful accounts, useful lives of long-lived assets, the purchase price allocation with respect to business combinations, impairment of long-lived assets and goodwill, realization of deferred tax assets, share based compensation and the fair value of financial instruments. Management bases the estimates on

BEST INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of estimates (Continued)

historical experience and various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could materially differ from those estimates.

Convenience translation

        Amounts in U.S. dollars are presented for the convenience of the reader and are translated at the noon buying rate of 6.7793 per US$1.00 on June 30, 2017 in the City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. No representation is made that the RMB amounts could have been, or could be, converted into US$ at such rate.

Unaudited pro forma shareholders' deficit and net loss per share

        Pursuant to the Company's memorandum and articles of association, upon the completion of a qualified initial public offering ("Qualified IPO"), all the outstanding redeemable convertible preferred shares will automatically be converted into 264,034,399 ordinary shares and all outstanding ordinary shares will be re-designated into 182,168,452 Class A ordinary shares, 94,075,249 Class B ordinary shares and 47,790,698 Class C ordinary shares, respectively. In addition, the Company will recognize a one-time share based compensation expense upon the satisfaction of the performance condition of a Qualified IPO for vested options. The pro forma share-based compensation expense for employees was measured using grant-date fair values of the share options that have vested as of June 30, 2017, and the pro forma share-based compensation expense for non-employees was measured using the fair value of the share options that have vested as of June 30, 2017. Unaudited pro forma shareholders' deficit as of June 30, 2017, as adjusted for the reclassification of the redeemable convertible preferred shares from mezzanine equity to shareholders' deficit, and one-time share based compensation expense reflected as an adjustment to additional paid-in capital and accumulated deficit, is set forth on the unaudited consolidated balance sheet.

        The unaudited pro forma net loss per share is computed using the weighted-average number of ordinary shares outstanding as of June 30, 2017, and assumes the automatic conversion of all of the Company's redeemable convertible preferred shares into ordinary shares upon the closing of the Company's Qualified IPO, as if it had occurred on January 1, 2017.

Deferred IPO costs

        Direct costs incurred by the Company attributable to its proposed IPO of ordinary shares in the U.S. have been deferred and recorded in prepayments and other current assets and will be charged against the gross proceeds received from such offering.

BEST INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue recognition

Express delivery services

        The Group provides express services that comprise of sorting, line-haul and feeder transportation services to its franchisee service stations, which are also the Group's customers, when parcels (under 15 kg) are dropped off by the Group's franchisee service station customers at the Group's first hub or sortation center.

        Prior to 2017, the Group was not responsible for last-mile delivery of the parcels and therefore, the Group's customers were separately engaging with, and directly liable to, the last-mile delivery service stations for their delivery service and related fees. The fees the Group earned from its customers were based on the parcel's weight and route to the Group's last destination hub or sortation center. Therefore, the Group recognized revenue when the parcels were picked up from the Group's last destination hub or sortation center by franchisees operating the last-mile delivery service stations for delivery to end recipients.

        Starting in 2017, in order to enhance the Group's parcel delivery experience and the Group's control over service quality throughout its network, the Group revised its contractual arrangements and service offerings with its franchisee service stations to offer an integrated service that includes last-mile delivery service to end recipients in addition to the existing express services. The revised contractual arrangements result in the Group acting as the principal that is directly responsible for all parcels sent through its network, from the point when customers drop off the parcels at the Group's first hub or sortation center all the way through to the point when the parcels are delivered to end recipients. The fees the Group now earns from its customers are based on the parcel's weight and route to the end recipient's destination. Therefore, starting in 2017, the Group recognizes revenue upon delivery of the parcels to end recipients.

        A minor percentage of the Group's express delivery services are performed by its self-operated service stations for direct customers ("direct customer express delivery services"), which are the senders of the parcels. The Group is directly responsible for the parcel from the point it is received from the senders all the way through the point when the parcels are delivered to end recipients. Direct customer revenues are recognized when the parcels are delivered to the end recipients by last-mile delivery service stations, including stations operated by the Group.

Freight delivery services

        Similar to express delivery services, the Group provides freight services that comprise of sorting, line-haul and feeder transportation services mainly to its franchisees, which are also the Group's customers. Prior to 2017, the Group's customers directly engaged the last-mile delivery service stations that deliver the shipments to the end recipients. The freight fees the Group earned from its customers were based on the shipment's weight and route to the Group's last destination hub or sortation center. Therefore, the Group recognized revenue when the freight shipments were picked up from the Group's last destination hub or sortation center for delivery to end recipients.

BEST INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue recognition (Continued)

Freight delivery services (Continued)

        Starting in 2017, in order to enhance the Group's freight delivery experience and the Group's control over service quality throughout its network, the Group revised its contractual arrangements and service offerings with its franchisee service stations to offer an integrated service that includes last-mile delivery service to end recipients in addition to the existing freight services. The revised contractual arrangements result in the Group acting as the principal that is directly responsible for all shipments sent through its network, from the point when customers drop off the shipments at the Group's first hub or sortation center all the way through to the point when the shipments are delivered to end recipients. The fees the Group now earns from its customers are based on the shipment's weight and route to the end recipient's destination. Therefore, starting in 2017, the Group recognizes revenue upon delivery of the shipments to end recipients.

Accounting for Consideration Given by a Vendor to a Customer

        The Group accounts for payments to franchisee service stations, which are also the Group's customers in separate express delivery and freight delivery service transactions in accordance with ASC 605-50, Revenue Recognition: Customer Payments and Incentives ("ASC 605-50"). As the Group receives an identifiable benefit in return for the consideration (i.e. last-mile delivery services) that is sufficiently separable and has a standalone estimate of fair value, the payments are recorded as cost of revenues. There are no other customer incentives or payments across all service lines.

Cost of revenue

        Cost of revenue consists primarily of transportation costs including last-mile delivery service fees, cost of express and freight delivery accessories, operating costs for the delivery platforms, hubs and sortation centers, operating costs for the supply chain management network, purchased consumer goods, salaries and benefits of related personnel, depreciation, rental costs, and other related operating costs. Starting in 2017, the enhancement of the Group's parcel and shipment delivery experience to include last-mile delivery services resulted in fees incurred to franchisees operating the last-mile delivery service stations of RMB nil and RMB2,195,640 (US$323,874) for the six months ended June 30, 2016 and 2017, respectively.

Shipping and handling costs

        Selling expenses include shipping and handling costs incurred for the Store+ services segment comprising of costs for operating and staffing the Group's warehouses, packaging, and outbound shipping to customers. Shipping and handling costs amounted to RMB7,302 and RMB86,689 (US$12,787) for the six months ended June 30, 2016, and 2017, respectively.

BEST INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Retail store occupancy costs

        Selling expenses include retail store occupancy costs such as rent, depreciation, amortization and overhead expenses incurred for Wowo, which is included in the Store+ services segment. Retail store occupancy costs amounted to nil and RMB18,362 (US$2,709) for the six months ended June 30, 2016 and 2017, respectively.

Recent accounting pronouncements

        In August 2015, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2015-14, Revenue from Contracts with Customers-Deferral of the effective date ("ASU 2015-14"). The amendments in ASU 2015-14 defer the effective date of ASU 2014-09, Revenue from Contracts with Customers, ("ASU 2014-09"), issued in May 2014. According to the amendments in ASU 2015-14, the new revenue guidance ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers—Principal versus Agent Considerations ("ASU 2016-08"), which clarifies the implementation guidance on principal versus agent considerations. In April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers—Identifying Performance Obligations and Licensing ("ASU 2016-10"), which clarify guidance related to identifying performance obligations and licensing implementation guidance contained in ASU 2014-09. In May 2016, the FASB issued ASU 2016-12, Revenue from Contracts with Customers—Narrow-Scope Improvements and Practical Expedients ("ASU 2016-12"), which addresses narrow-scope improvements to the guidance on collectability, non-cash consideration, and completed contracts at transition and provides practical expedients for contract modifications at transition and an accounting policy election related to the presentation of sales taxes and other similar taxes collected from customers. The effective date for the amendment in ASU 2016-08, ASU 2016-10 and ASU 2016-12 are the same as the effective date of ASU 2014-09. The Group will adopt the new standard under the modified retrospective approach, effective January 1, 2018, and is in the process of evaluating its revenue arrangements to determine the impact the adoption of these ASUs has on its consolidated financial statements, if any.

        In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) ("ASU 2016-02"). ASU 2016-02 modifies existing guidance for off-balance sheet treatment of a lessees' operating leases by requiring lessees to recognize lease assets and lease liabilities. Under ASU 2016-02, lessor accounting is largely unchanged. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. The Group is evaluating this guidance and the impact to the Group, as both lessor and lessee, on the consolidated financial statements.

        In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments ("ASU 2016-15"). ASU 2016-15 reduces the existing diversity in practice in financial reporting across all industries by clarifying certain existing principles in

BEST INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent accounting pronouncements (Continued)

ASC 230, Statement of Cash Flows, ("ASC 230") including providing additional guidance on how and what an entity should consider in determining the classification of certain cash flows. In addition, in November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230), Restricted Cash ("ASU 2016-18"). ASU 2016-18 clarifies certain existing principles in ASC 230, including providing additional guidance related to transfers between cash and restricted cash and how entities present, in their statement of cash flows, the cash receipts and cash payments that directly affect the restricted cash accounts. These ASUs will be effective for the Group's fiscal year beginning January 1, 2018 and subsequent interim periods. Early adoption is permitted. The adoption of ASU 2016-15 and ASU 2016-18 will modify the Group's current disclosures and classifications within the consolidated statement of cash flows but they are not expected to have a material effect on the Group's consolidated financial statements.

        In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory. Under the new standard, the selling (transferring) entity is required to recognize a current tax expense or benefit upon transfer of the asset. Similarly, the purchasing (receiving) entity is required to recognize a deferred tax asset or liability, as well as the related deferred tax benefit or expense, upon purchase or receipt of the asset. This pronouncement is effective for reporting periods beginning after December 15, 2017, with early adoption permitted. The Group is still evaluating the effect that this guidance will have on the consolidated financial statements and related disclosures.

        In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying Definition of a Business ("ASU 2017-01"). ASU 2017-01 clarifies the framework for determining whether an integrated set of assets and activities meets the definition of a business. The revised framework establishes a screen for determining whether an integrated set of assets and activities is a business and narrows the definition of a business, which is expected to result in fewer transactions being accounted for as business combinations. Acquisitions of integrated sets of assets and activities that do not meet the definition of a business are accounted for as asset acquisitions. This update is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2017, with early adoption permitted for transactions that have not been reported in previously issued (or available to be issued) financial statements. The Group does not believe this standard will have a material impact on the results of operations or financial condition.

        In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment ("ASU 2017-04"), which simplifies the accounting for goodwill impairment by eliminating Step two from the goodwill impairment test. If the carrying amount of a reporting unit exceeds its fair value, an impairment loss shall be recognized in an amount equal to that excess, versus determining an implied fair value in Step two to measure the impairment loss. The guidance is effective for annual and interim impairment tests performed in periods beginning after December 15, 2019. Early adoption is permitted for all entities for annual and interim goodwill impairment testing dates on or after January 1, 2017. The guidance should be applied on a prospective basis. The Group is still evaluating the effect that this guidance will have on the consolidated financial statements and related disclosures.

BEST INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent accounting pronouncements (Continued)

        In February 2017, the FASB issued ASU 2017-05, Other Income-Gains and Losses from the Derecognition of Nonfinancial Assets ("ASU 2017-05"). ASU 2017-05 defines an in-substance nonfinancial asset and clarifies guidance related to partial sales of nonfinancial assets. This standard is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2017, with early adoption permitted. The Group does not believe this standard will have a material impact on the results of operations or financial condition.

        In May 2017, the FASB issued ASU 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting that provides clarification on accounting for modifications in share-based payment awards. This guidance is effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted. The adoption of this guidance is not expected to have an impact on the Group's consolidated financial statements or related disclosures unless there are modifications to the Group's share-based payment awards.

3.    ACCOUNTS AND NOTES RECEIVABLE, NET

        Accounts and notes receivable, net, consists of the following:

	As at December 31	As at June 30
	2016	2017	2017
	RMB	RMB	US$
Accounts receivable	437,016	467,327	68,935
Notes receivable	2,346	2,459	363

	439,362	469,786	69,298
Allowance for doubtful accounts	(6,708)	(5,804)	(857)

Accounts and notes receivable, net	432,654	463,982	68,441

4.    PROPERTY AND EQUIPMENT, NET

	As at December 31	As at June 30
	2016	2017	2017
	RMB	RMB	US$
Machinery and electronic equipment	958,951	1,125,237	165,981
Leasehold improvements	397,119	478,870	70,637
Motor vehicles	14,484	9,166	1,352
Construction in progress	63,351	146,046	21,543

	1,433,905	1,759,319	259,513
Less: accumulated depreciation	(486,400)	(654,038)	(96,475)

	947,505	1,105,281	163,038

BEST INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

4.    PROPERTY AND EQUIPMENT, NET (Continued)

        The Group acquired certain machinery and electronic equipment by entering into capital leases. The gross amount and the accumulated depreciation of these machinery and electronic equipment were RMB48,910 and RMB25,560, respectively, as of December 31, 2016 and RMB26,812 (US$3,955) and RMB9,425 (US$1,390), respectively, as June 30, 2017. Future minimum lease payments of RMB14,815 are payable in the amounts of RMB6,316, RMB8,499, nil, nil and nil in the six months ended December 31, 2017, 2018, 2019, 2020 and 2021, respectively.

        Depreciation expense of property and equipment, including assets under capital leases, was RMB106,830 and RMB156,428 (US$23,075) for the six months ended June 30, 2016 and 2017, respectively.

5.    INTANGIBLE ASSETS, NET

	As at December 31	As at June 30
	2016	2017	2017
	RMB	RMB	US$
Customer relationships	8,300	8,300	1,224
Brand name	—	116,600	17,199
Software	20,611	33,031	4,872
Domain name	1,329	1,329	196
Others	400	6,130	904

	30,640	165,390	24,395
Less: accumulated amortization	(8,871)	(14,236)	(2,100)
Impairment losses	(8,253)	(8,253)	(1,216)

	13,516	142,901	21,079

        Amortization expense of intangible assets was RMB1,334 and RMB5,365 (US$791) for the six months ended June 30, 2016 and 2017, respectively. Estimated amortization expense relating to the existing intangible assets with finite lives as of June 30, 2017 as follows:

RMB
Six months ended December 31, 2017	8,476
2018	16,416
2019	12,876
2020	6,748
2021 and thereafter	98,385

BEST INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

6.    SHORT-TERM BANK LOANS

	As at December 31	As at June 30
	2016	2017	2017
	RMB	RMB	US$
Short-term bank loans guaranteed by subsidiaries within the Group and a senior executive (Note 13)	340,000	430,000	63,428
Short-term bank loans pledged by deposit	118,000	633,000	93,373

	458,000	1,063,000	156,801

        Short-term bank loans consisted of several bank loans denominated in RMB. The weighted average interest rate for the outstanding borrowings as of December 31, 2016 and June 30, 2017, was approximately 3.46% and 4.16% respectively.

7.    ACCRUED EXPENSES AND OTHER LIABILITIES

	As at December 31	As at June 30
	2016	2017	2017
	RMB	RMB	US$
Salary and welfare payable	658,190	785,892	115,925
Accrual for purchase of property and equipment	115,286	88,159	13,004
Accrued expenses	141,361	171,600	25,312
Payable for business acquisitions	11,368	7,749	1,143
Payable for repurchases of preferred shares (Note 8)	97,118	—	—
Payable for purchase of leased equipment	—	122,950	18,136
Others	202,288	249,995	36,876

	1,225,611	1,426,345	210,396

        Payable for business acquisitions mainly represents the amount to be paid to the original shareholders at the end of the escrow periods or considerations to be paid for other acquisitions based on their respective payment schedules.

8.    REDEEMABLE CONVERTIBLE PREFERRED SHARES

        On June 18, 2008, the Company issued 30,000,000 Series A redeemable convertible preferred shares ("preferred shares") to Alibaba Investment Limited ("Alibaba") and Champ City International Limited ("Champ") at US$0.50 per share for a total cash consideration of US$15,000.

        On March 31, 2010, the Company issued 20,000,000 Series B preferred shares to CDH Hercules Limited ("CDH"), Pacven Walden Ventures VI, L.P., Pacven Walden Ventures Parallel VI, L.P. and

BEST INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

8.    REDEEMABLE CONVERTIBLE PREFERRED SHARES (Continued)

Pacven Walden Ventures Parallel VI-KT, L.P. (collectively known as "Pacven") at US$0.75 per share for a total cash consideration of US$15,000.

        On February 1, 2011, the Company issued 20,869,565 Series C preferred shares to Denlux Logistics Invest Inc. ("Denlux"), Hong Kong Jiashi Int'l Group Limited ("Jiashi"), Orchid Development Holdings Limited ("Orchid"), Hina Group Fund, L.P. ("Hina"), Alibaba, Pacven at US$0.96 per share for a total cash consideration of US$20,000.

        On October 25, 2011, the Company issued 54,896,623 Series D preferred shares to Florence Star Worldwide Limited ("Florence") and Pacven at US$1.39 per share for a total cash consideration of US$76,500.

        On January 15, 2014, the Company issued 42,731,874 Series E preferred shares to IDG-Accel China Capital II L.P., IDG-Accel China Capital II Investors L.P. (collectively known as "IDG-Accel"), Broad Street Principal Investments, L.L.C. ("Broad Street"), Alibaba, CDH, Brackenhill Tower Limited ("Brackenhill") and Hina at US$3.22 per share for a total cash consideration of US$137,500.

        On January 15, 2015, the Company issued 31,680,441 Series F preferred shares to Alibaba, at US$4.18 per share for a total cash consideration of US$132,521.

        On February 2, 2016, the Company issued 15,479,382 Series G-1 preferred shares to Shanghai Guangshi Investments Center (Limited Partnership) ("Shanghai Guangshi") and 37,924,485 Series G-2 preferred shares to Cainiao Smart Logistics Investment Limited ("Cainiao Smart"), CBLC Investment Limited ("CBLC"), Liyue Jinshi Investment L.P. ("Liyue Jinshi"), China Development Bank International Investment Limited ("CDBII") and Super Premium Investment Limited ("Super Premium") at US$9.04 per share for a total cash consideration of US$483,000.

        On April 29, 2016, the Company issued an additional 30,627,062 Series G-2 preferred shares to Cainiao Smart, Liyue Jinshi, CBLC, International Finance Corporation ("International Finance"), Sunshui Hopeson Capital Limited ("Sunshui Hopeson"), CCAP Best Logistics Holdings Limited ("CCAP Best"), SBCVC Victory Company Limited ("SBCVC"), NingBo Meishan Bonded Port YuePu Investment Partnership (Limited Partnership) ("YuePu Investment"), Hongkun (KY) International Limited ("Hongkun (KY)") and China Huarong International Holdings Limited ("China Huarong") at US$9.04 per share for a total cash consideration of US$277,000. Series G-1 preferred shares and G-2 preferred shares are collectively known as "Series G preferred shares".

        The key terms of the Series A, Series B, Series C, Series D, Series E, Series F, Series G-1 and Series G-2 preferred shares (collectively the "Preferred Shares") are summarized below.

Dividends

        Each holder of the Preferred Shares is entitled to receive pari passu and on a pro rata basis, prior and in preference to ordinary shareholders, non-cumulative dividends at such rate to be determined by the Company's Board of Directors as and if declared at their sole discretion (the "Preferential Dividends"). The dividend rate of Preferred Shares shall be no less than such rate of any equity

BEST INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

8.    REDEEMABLE CONVERTIBLE PREFERRED SHARES (Continued)

Dividends (Continued)

securities to which the Preferred Shares rank prior, with respect to dividends and upon any liquidation event, including ordinary shares (collectively referred to as "Junior Securities").

        After payment of the Preferential Dividends to the preferred shareholders, each shareholder of the Company shall be entitled to receive dividends payable in cash out of any remaining funds that are legally available therefor, on parity with each other (on an as-converted basis), when, as and if declared at the sole discretion of the Board of Directors.

        So long as any Preferential Dividends shall have been declared but remain unpaid with respect to any Preferred Share, the Company shall not declare, pay or set apart for payment, any dividend on any Junior Securities or make any payment on account of, or set apart for payment, money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Securities or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Securities, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Company or other property.

        For all periods presented, no dividends were declared by the Company's Board of Directors on the Preferred Shares.

Voting Rights

        Each preferred shareholder is entitled to the number of votes equal to the number of ordinary shares into which such holder's preferred shares could be converted. Unless otherwise disclosed elsewhere, preferred shareholders shall vote together with ordinary shareholders, and not as a separate class or series, on all matters put before the shareholders.

Liquidation Preference

        In the event of liquidation, dissolution or winding up of the Company or any deemed liquidation event as defined in the preferred shares agreements, the assets of the Company available for distribution shall be made as follows:

  •
  The holders of Series G preferred shares are entitled to receive an amount equal to the original issuance price plus all declared but unpaid dividends and distributions, in preference to all other classes or series of Preferred Shares and the ordinary shareholders of the Company;

  •
  After the payment to the holders of Series G preferred shares, the holders of Series F preferred shares are entitled to receive an amount equal to the original issuance price plus all declared but unpaid dividends and distributions, in preference to any distribution to the holders of the Series E, Series D, Series C, Series B and Series A preferred shares and the ordinary shareholders of the Company;

  •
  After the payment to the holders of Series F preferred shares, the holders of Series E preferred shares are entitled to receive an amount equal to the original issuance price plus all declared but

BEST INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

8.    REDEEMABLE CONVERTIBLE PREFERRED SHARES (Continued)

Liquidation Preference (Continued)

    unpaid dividends and distributions, in preference to any distribution to the holders of the Series D, Series C, Series B and Series A preferred shares and the ordinary shareholders of the Company;

  •
  After the payment to the holders of Series E preferred shares, the holders of Series D preferred shares are entitled to receive an amount equal to the original issuance price plus all declared but unpaid dividends and distributions, in preference to any distribution to the holders of the Series C, Series B and Series A preferred shares and the ordinary shareholders of the Company;

  •
  After the payment to the holders of Series D preferred shares, the holders of Series C preferred shares are entitled to receive an amount equal to the original issuance price plus all declared but unpaid dividends and distributions, in preference to any distribution to the holders of the Series B and Series A preferred shares and the ordinary shareholders of the Company;

  •
  After the payment to the holders of Series C preferred shares, the holders of Series B preferred shares are entitled to receive an amount equal to the original issuance price plus all declared but unpaid dividends and distributions, in preference to any distribution to the holders of the Series A preferred shares and the ordinary shareholders of the Company;

  •
  After the payment to the holders of Series B preferred shares, the holders of Series A preferred shares are entitled to receive an amount equal to the original issuance price plus all declared but unpaid dividends and distributions, in preference to any distribution to the ordinary shareholders of the Company;

        If, upon any such liquidation, the assets of the Company are insufficient to make payment of the liquidation preference related to any series of preferred shares, the remaining assets and funds of the Company available for distribution shall be distributed ratably amongst the holders of that series of preferred shares in proportion to the full amounts to which they would otherwise be entitled to. The liquidation preference amount was US$1,100 as of June 30, 2017.

        After payment has been made to the holders of the Preferred Shares in accordance with the above, the remaining assets of the Company available for distribution to shareholders shall be distributed ratably among the holders of ordinary shares and Preferred Shares based on the number of ordinary shares into which such Preferred Shares are convertible.

Conversion rights

        Each holder of the Preferred Shares has the right, at each holder's sole discretion, to convert at any time and from time to time, all or any portion of the Preferred Shares into ordinary shares. The initial conversion ratio shall be on a one for one basis, subject to certain general anti-dilution adjustments.

        The Preferred Shares are automatically converted into ordinary shares upon the earlier of (1) closing of a Qualified IPO, based on the applicable then-effective conversion price (a Qualified IPO

BEST INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

8.    REDEEMABLE CONVERTIBLE PREFERRED SHARES (Continued)

Conversion rights (Continued)

means an initial public offering on a qualified exchange with (i) gross proceeds to the Company of at least US$300,000 and (ii) a pre-money IPO market valuation of at least US$4,000,000); or (2) election in writing by the holders of at least a majority of the then outstanding Series A preferred shares, the holders of at least a majority of the then outstanding Series B preferred shares, the holders of at least a majority of the then outstanding Series C preferred shares, the holders of at least a majority of the then outstanding Series D preferred shares, the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding Series E preferred shares, the holders of at least a majority of the then outstanding Series F preferred shares and the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding Series G preferred shares.

        The initial conversion price and conversion ratio is the stated issuance price of each series of preferred shares and on a one-for-one basis, respectively. The above conversion prices are subject to adjustments in the event that the Company issues additional ordinary shares or additional deemed ordinary shares through options or convertible instruments for a consideration per share received by the Company less than the original respective conversion prices, as the case may be, in effect on the date of and immediately prior to such issue. In such event, the respective conversion price is reduced, concurrently with such issue, to a price as adjusted according to an agreed-upon formula. The above conversion prices are also subject to adjustments on a proportional basis upon other dilution events.

        As of December 31, 2016 and June 30, 2017, the conversion ratio was one preferred share convertible into one ordinary share.

Registration Rights

        The Preferred Shares also contain registration rights which: (1) allow the holders of the Preferred Shares to demand the Company to file a registration statement covering the offer and sale of the ordinary shares issuable or issued upon conversion of the Preferred Shares at any time or from time to time after the earlier of (i) the third anniversary after the closing of the Series G-2 preferred shares and (ii) six months following the closing of an initial public offering, including a Qualified IPO; (2) require the Company to offer preferred shareholders an opportunity to include in a registration if the Company proposes to file a registration statement for a public offering of other securities; and (3) allow the preferred shareholders to request the Company to file a registration on Form F-3 when the Company is eligible to use Form F-3. The Company is required to use its best efforts to effect the registration if requested by the preferred shareholders, but there is no requirement to pay any monetary or non-monetary consideration for non-performance. The registration rights shall terminate on the earlier of (i) the date that is five years from the date of closing of a Qualified IPO and (ii) with respect to any security holder, the date on which such holder may sell all of its registrable securities under Rule 144 of the Securities Act in any 90 day period.

BEST INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

8.    REDEEMABLE CONVERTIBLE PREFERRED SHARES (Continued)

Redemption

The Preferred Shares are subject to redemption if:

  •
  a Qualified IPO has not occurred on or prior to December 31, 2018;

  •
  (a) the VIE contractual agreements are determined or otherwise deemed to be void, illegal, unenforceable or unlawful by the relevant governmental authority under applicable PRC laws, (b) the shareholders approve a transfer of the business, assets and permits of or equity interests in BEST Network, in whole or in part, to BEST China, BEST Technology, BEST Hangzhou, BEST Dongguan, BEST Ningbo, BEST Finance and/or BEST Supply Chain or an alternative restructuring of the Group and (c) the Group fails to complete, within six months after such shareholder approval, such transfer or such alternative restructuring due to any reason; or any nominee shareholder of BEST Network commits any material breach of any VIE agreement and such material breach is not cured or such shareholder is not replaced within 60 days after notice by an Investor to the Company; then (i) the holders of at least a majority of the then outstanding Series G-2 preferred shares may require the Company to redeem all or a portion of the then outstanding Series G-2 preferred shares, (ii) the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding Series G-1 preferred shares may require the Company to redeem all or a portion of the then outstanding Series G-1 preferred shares, (iii) the holders of at least a majority of the then outstanding Series F preferred shares may require the Company to redeem all or a portion of the then outstanding Series F preferred shares; (iv) the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding Series E preferred shares may require the Company to redeem all or a portion of the then outstanding Series E preferred shares; (v) the holders of at least a majority of the then outstanding Series D preferred shares may require the Company to redeem all of the then outstanding Series D preferred shares; (vi) the holders of at least a majority of the then outstanding Series C preferred shares may require the Company to redeem all of the then outstanding Series C preferred shares; (vii) the holders of at least a majority of the then outstanding Series B preferred shares may require the Company to redeem all of the then outstanding Series B preferred shares; and (viii) the holders of at least a majority of the then outstanding Series A preferred shares may require the Company to redeem all of the then outstanding Series A preferred shares.

        Upon issuance of the Series G-1 preferred shares, the redemption price was as follows:

  (i)
  in the event that a redemption is triggered by a failure of the Company to undertake a Qualified IPO on or prior to December 31, 2018, (A) the redemption price for each preferred share (other than any Series G preferred shares) shall be equal to (i) US$1,900,000 divided by (ii) the total number of the then issued and outstanding equity securities (assuming the exercise, conversion and exchange of any ordinary shares equivalents then outstanding); (B) the redemption price for each Series G preferred share shall be equal to: original issuance price × (112%)N,

BEST INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

8.    REDEEMABLE CONVERTIBLE PREFERRED SHARES (Continued)

Redemption (Continued)

  (ii)
  in the event that a redemption is triggered by an event other than a failure of the Company to undertake a Qualified IPO on or prior to December 31, 2018, the redemption price shall be equal to: original issuance price × (108%)N.

    N = a fraction, the numerator of which is the number of calendar days between the date the holder of the preferred share acquired the preferred share and the date on which such preferred share is redeemed and the denominator of which is 365.

Accounting for Preferred Shares

        The Preferred Shares have been classified as mezzanine equity as they may be redeemed at the option of the holders on or after an agreed upon date outside the sole control of the Company. The holders of the Preferred Shares have the ability to convert the instrument into the Company's ordinary shares. The Company early adopted ASU 2014-16, Derivatives and Hedging (Topic 815): Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity, for all periods presented. ASU 2014-16 requires the use of the whole instrument approach to determine whether the nature of the host contract in a hybrid instrument is more akin to debt or to equity. The Company evaluated the embedded conversion option in the Preferred Shares to determine if there were any embedded derivatives requiring bifurcation and to determine if there were any beneficial conversion features. The conversion option of the Preferred Shares does not qualify for bifurcation accounting because the conversion option is clearly and closely related to the host instrument and the underlying ordinary shares are not publicly traded nor readily convertible into cash. The contingent redemption options and registration rights of the Preferred Shares did not qualify for bifurcation accounting because the underlying ordinary shares were neither publicly traded nor readily convertible into cash. There were no other embedded derivatives that are required to be bifurcated.

        Beneficial conversion features ("BCF") exist when the conversion price of the preferred shares is lower than the fair value of the ordinary shares at the commitment date, which is the issuance date in the Company's case. When a BCF exists as of the commitment date, its intrinsic value is bifurcated from the carrying value of the Preferred Shares as a contribution to additional paid-in capital. The most favorable conversion price used to measure the beneficial conversion feature was US$9.04 on the commitment dates of the Series G-1 preferred shares (February 2, 2016) and Series G-2 preferred shares (April 29, 2016), respectively. No beneficial conversion feature was recognized for the Series G-1 and G-2 preferred shares because the fair value per ordinary share at the respective commitment date was US$5.14 and US$5.24, respectively, which was less than the most favorable conversion price. The Company determined the fair value of ordinary shares with the assistance of an independent third party valuation firm.

        The contingent conversion price adjustment is accounted for as a contingent BCF. In accordance with ASC paragraph 470-20-35-1, changes to the conversion terms that would be triggered by future events not controlled by the issuer should be accounted as contingent conversions, and the intrinsic value of such conversion options would not be recognized until and unless a triggering event occurs.

BEST INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

8.    REDEEMABLE CONVERTIBLE PREFERRED SHARES (Continued)

Accounting for Preferred Shares (Continued)

        The Company concluded that the Preferred Shares are not redeemable currently, but it is probable that the Preferred Shares will become redeemable. There were no new issuances of Preferred Shares subsequent to the Series G-2 Preferred Shares issuance on April 29, 2016.

        The Company chose to recognize changes in the redemption value immediately as they occur and adjusted the carrying value of the Preferred Shares to equal the redemption value at the end of each reporting period. An accretion charge of RMB3,601,241 and RMB nil (US$ nil) related to Preferred Shares was recorded as an increase to the net loss attributable to ordinary shareholders for the six months ended June 30, 2016 and 2017, respectively.

Modification of preferred shares

        Upon the issuance of the Series G-1 preferred shares on February 2, 2016, the redemption term of any previously issued series of preferred shares were modified to be the same as the redemption term of the Series G-1 preferred shares.

        The Company assessed whether there was a change in fair value of each modified series of preferred shares exceeding 10% immediately after the change in terms compared to the fair value of the preferred shares immediately before the amendment at each modification date. A change in fair value exceeding 10% would result in extinguishment accounting, while a change in fair value not exceeding 10% would be considered non-substantive and subject to modification accounting. With the assistance of an independent third party valuation firm, the Company determined that the change in fair value did not exceed 10% for each series of preferred shares, and the change in redemption value was therefore accounted for as a modification.

        The Company accounts for modifications that result in an increase to the fair value of the modified preferred shares as a deemed dividend reconciling net loss to net loss attributable to ordinary shareholders as there is a transfer of value from the ordinary shareholders to the preferred shareholders. Deemed dividends related to modification accounting of RMB423,979 and RMB nil (US$ nil) were recorded as an increase to the net loss attributable to ordinary shareholders for the six months ended June 30, 2016 and 2017, respectively. Modifications that result in a decrease in the fair value of the modified preferred shares were not recognized.

Repurchase of preferred shares

        On April 5, 2016, the Company repurchased 9,656,465 of Series B, 3,192,627 of Series C, 1,076,404 of Series D and 1,553,886 of Series E preferred shares from two Series B preferred shareholders, two Series C preferred shareholders, one Series D preferred shareholder and one Series E preferred shareholder, respectively, for total cash consideration of US$140,000, for which US$126,000 was paid to the preferred shareholders. The remaining US$14,000 was paid to the preferred shareholders during the six months ended June 30, 2017.

BEST INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

8.    REDEEMABLE CONVERTIBLE PREFERRED SHARES (Continued)

Repurchase of preferred shares (Continued)

        The Company accounted for the difference between the fair value of the consideration paid for the repurchase of the preferred shares and the carrying value of the preferred shares as a deemed dividend to the preferred shareholders, and was recorded as an increase to the net loss attributable to ordinary shareholders in the statement of comprehensive loss. There were no repurchases of Preferred Shares during the six months ended June 30, 2017.

9.    TAXATION

        There is an immaterial provision for income taxes because the Company and a majority of its consolidated entities are in a current loss position for all the periods presented. The Company recorded a full valuation allowance against deferred tax assets of all its consolidated entities because all entities were in a cumulative loss position as of December 31, 2016 and June 30, 2017.

        Unrecognized tax benefits amounted to RMB3,917 and RMB62,140 (US$9,166) as of December 31, 2016 and June 30, 2017. The increase in the unrecognized tax benefit as of June 30, 2017 is primarily attributable to the Group's acquisition of Wowo. The unrecognized tax benefits represents the estimated income tax expense the Group would pay should its income tax returns have been prepared in accordance with the current PRC tax laws and regulations. The unrecognized tax benefits are likely to change in the next twelve months; however, the change cannot be reasonably estimated at this point. All of the uncertain tax positions, if ultimately recognized, will impact the effective tax rate. In general, the PRC tax authority has up to five years to conduct examinations of the Company's tax filings. Accordingly, the PRC subsidiaries' and VIE's tax years 2012 through 2016 remain open to examination by the taxing jurisdictions.

10.    RESTRICTED NET ASSETS

        Under PRC laws and regulations, there are restrictions on the Company's PRC subsidiaries and VIE with respect to transferring certain of their net assets to the Company either in the form dividends, loans, or advances. Amounts restricted include paid-in capital and statutory reserve funds of the Company's PRC subsidiaries and the VIE, totaling approximately RMB2,301,425 (US$339,478) as of June 30, 2017.

BEST INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

11.    LOSS PER SHARE

        Basic and diluted loss per share for each of the periods presented are calculated as follows:

	June 30,
	2016	2017	2017
	RMB	RMB	US$
Numerator:
Net loss attributable to BEST Inc.	(634,754)	(623,814)	(92,017)
Accretion to redemption value of redeemable convertible preferred shares	(3,601,241)	—	—
Deemed dividend-Repurchase of redeemable convertible preferred shares	(160,891)	—	—
Deemed dividend-Modification of redeemable convertible preferred shares	(423,979)	—	—

Net loss attributable to ordinary shareholders—basic and diluted	(4,820,865)	(623,814)	(92,017)

Denominator:
Weighted average number of ordinary shares outstanding—basic and diluted	60,000,000	60,000,000

Basic and diluted loss per share	(80.35)	(10.40)	(1.53)

        For the periods presented herein, the computation of basic loss per share using the two-class method is not applicable as the Company is in a net loss position and the participating securities do not have contractual rights and obligations to share in the losses of the Company. The effects of all outstanding Preferred Shares and share options were excluded from the computation of diluted loss per share for the six months ended June 30, 2016 and 2017 as their effects would be anti-dilutive.

12.    UNAUDITED PRO FORMA NET LOSS PER SHARE

        The unaudited pro forma net loss per share is computed using the weighted-average number of shares outstanding and assumes the automatic conversion of all of the Company's Preferred Shares (Note 8) as of June 30, 2017, into 264,034,399 shares upon the closing of the Company's IPO, as if it had occurred on January 1, 2017. The Company believes the unaudited pro forma net loss per share provides material information to investors, as the automatic conversion of the Preferred Shares and the disclosure of pro forma net loss per share provides an indication of net loss per share that is comparable to what will be reported by the Company as a public company following the closing of the Qualified IPO.

BEST INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

12.    UNAUDITED PRO FORMA NET LOSS PER SHARE (Continued)

        The following table summarizes the unaudited pro forma net loss per share attributable to ordinary shareholders:

Six months ended June 30, 2017
RMB
Numerator:
Net loss attributable to ordinary shareholders	(623,814)
Denominator:
Weighted average number of ordinary shares used in net loss per share attributable to ordinary shareholders—basic and diluted	60,000,000
Add: adjustment to reflect assumed effect of automatic conversion of Preferred Shares	264,034,399

Pro forma weighted average number of shares outstanding—basic and diluted	324,034,399

Pro forma net loss per share attributable to ordinary shareholders—basic and diluted	(1.93)

US$
Pro forma net loss per share attributable to ordinary shareholders—basic and diluted	(0.28)

        The effects of all outstanding Preferred Shares and share options were excluded from the calculation of diluted pro forma net loss per share as their effects would have been anti-dilutive during the six months ended June 30, 2017.

13.    RELATED PARTY TRANSACTIONS

a)
Related Parties

Name of Related Parties	Relationship with the Group
Mr. Shao-Ning Johnny Chou	A shareholder and senior executive of the Group
Zhejiang Cainiao Supply Chain Management Co. Ltd ("Cainiao")	Entity controlled by a preferred shareholder of the Group

BEST INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

13.    RELATED PARTY TRANSACTIONS (Continued)

b)
The Group had the following transactions with its related parties:

	Six months ended June 30,
	2016	2017	2017
	RMB	RMB	US$
Rendering of express delivery and supply chain services:
Cainiao	86,527	178,128	26,275

	86,527	178,128	26,275

	Six months ended June 30,
	2016	2017	2017
	RMB	RMB	US$
Rental of warehouses:
Cainiao	—	1,712	253

	—	1,712	253

c)
The Group had the following balances with its related parties:

	As of
	December 31, 2016	June 30, 2017	June 30, 2017
	RMB	RMB	US$
Amounts due from related parties:
Cainiao	83,302	90,497	13,349

Amounts due to related parties:
Cainiao	—	1,875	277
Entity controlled by a principal shareholder	891	—	—

	891	1,875	277

        Included in Note 6, is a guarantee by a senior executive of the Group's short-term bank loans as of December 31, 2016. Included in Note 7, is a payable to former and current shareholders for repurchases of preferred shares as of December 31, 2016. The payable to the former and current shareholders was paid off during the six months ended June 30, 2017 (Note 8). The Group also leases two stores and an office facility from a related party of Wowo's non-controlling shareholder. Rental expense incurred amounted to RMB29 (US$4) from May 4, 2017 through June 30, 2017. The amount due to the related party as of June 30, 2017 amounted to RMB29 (US$4).

BEST INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

14.    SEGMENT REPORTING

        The Group has determined that it operates in five operating segments: (1) Supply chain management services, (2) Express delivery services, (3) Freight delivery services, (4) Store+ services, and (5) Others. The "Others" category principally relates to cross-border logistic coordination services. The operating segments also represented the reporting segments.

        The chief operating decision maker has been identified as the Chief Executive Officer. The chief operating decision maker ("CODM") assess the performance of the operating segments based on the measures of revenues, costs and gross loss. Other than the information provided below, the CODM does not use any other measures by segments. The Group currently does not allocate assets to its operating segments, as the CODM does not use such information to allocate resources to or evaluate the performance of the operating segments. As most of the Group's long-lived assets are located in the PRC and most of the Group's revenues are derived from the PRC, no geographical information is presented.

BEST INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

14.    SEGMENT REPORTING (Continued)

        The table below provides a summary of the Group's operating segment results for the six months ended June 30, 2016 and 2017, respectively.

	Six months ended June 30,
	2016	2017	2017
	RMB	RMB	US$
Revenues:
Supply chain management	550,558	802,917	118,437
Express delivery	2,273,357	5,208,154	768,244
Freight delivery	602,270	1,340,485	197,732
Store+	62,916	866,388	127,799
Others	32,602	190,234	28,061
Inter-segment*	(51,583)	(304,032)	(44,848)

Total revenues	3,470,120	8,104,146	1,195,425
Cost of revenues:
Supply chain management	529,706	743,112	109,615
Express delivery	2,433,210	5,185,462	764,896
Freight delivery	733,708	1,479,985	218,309
Store+	64,824	831,715	122,684
Others	37,187	167,966	24,776
Inter-segment*	(51,395)	(299,611)	(44,193)

Total cost of revenues	3,747,240	8,108,629	1,196,087
Gross loss:
Supply chain management	20,852	59,805	8,822
Express delivery	(159,853)	22,692	3,348
Freight delivery	(131,438)	(139,500)	(20,577)
Store+	(1,908)	34,673	5,115
Others	(4,585)	22,268	3,285
Inter-segment*	(188)	(4,421)	(655)

Total gross loss	(277,120)	(4,483)	(662)

(*)
The inter-segment eliminations mainly consist of (i) express delivery services provided by the Express delivery services segment to the Supply chain management services segment; and (ii) supply chain services provided by the Supply chain management services segment to the Store+ services segment, and (iii) services provided by the Others segment to the Express delivery services, Freight delivery services and Supply chain management services segments, for the six months ended June 30, 2016 and 2017, respectively.

BEST INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

15.    BUSINESS COMBINATIONS AND GOODWILL

Acquisition of Wowo

        On May 4, 2017 ("Acquisition Date"), the Group acquired a majority equity interest in Wowo in order to accumulate first-hand experience and know-how in convenience store operations for total cash consideration of RMB208,377 (US$30,737).

        The acquisition was accounted for as a business combination. Goodwill recognized represents the expected synergies from integrating the Wowo operations with the existing Store+ services, and is not tax deductible. The purchase price allocation for the acquisition is based on a valuation determined by the Group with the assistance of an independent third party valuation firm. The following table summarizes the fair values of the assets acquired and liabilities assumed on Acquisition Date.

RMB
Consideration:
Cash	208,377
Less:
Cash	2,737
Inventories	53,003
Other current assets	162,220
Brand name	116,600
Other non-current assets	28,419
Non-controlling interests	(91,623)
Short-term bank loans	(3,500)
Other current liabilities	(152,882)
Other non-current liabilities	(87,773)

Goodwill	181,176

        The non-controlling interests on Acquisition Date was measured by applying the equity percentage held by minority shareholders and a discount for the lack of control premium to the fair value of the acquired business of Wowo, which was determined using an income approach. The significant inputs were revenue growth rates, gross margin ratios, weighted-average cost of capital, and terminal growth rates. Identifiable intangible assets acquired include Wowo's brand name, which was valued using a relief from royalty approach and has an estimated remaining useful life of approximately 20 years.

        On August 14, 2017, the Group acquired the remaining non-controlling interest in Wowo resulting in the Group becoming the sole shareholder of Wowo (Note 21).

BEST INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

15.    BUSINESS COMBINATIONS AND GOODWILL (Continued)

Acquisition of Wowo (Continued)

        There were no changes to the carrying amount of goodwill during the six month period ended June 30, 2016. The following table shows a reconciliation of the carrying amount of goodwill at the beginning and end of the six month period ended June 30, 2017:

	Reporting units/operating segment
	Express delivery	Freight delivery	Store+	Total
Balance as of January 1, 2017	241,623	5,580	—	247,203
Goodwill acquired	—	—	181,176	181,176
Impairment losses	—	—	—	—

Balance as of June 30, 2017	241,623	5,580	181,176	428,379

Balance as of June 30, 2017 (US$)	35,641	823	26,725	63,189

        The information of pro forma revenue and net loss for the six months ended June 30, 2016 is not available and the cost to develop it would be excessive. The unaudited pro forma information for the six months ended June 30, 2017 set forth below gives effect to the acquisition as if it had occurred at the beginning of the period. The pro forma results have been calculated after applying the Company's accounting policies and including adjustments primarily related to the amortization of acquired intangible assets, and income tax effects, as applicable. The pro forma information does not include any impact of transaction synergies and is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been occurred had the acquisition been consummated as of that time or that may result in the future:

	Six months ended June 30, 2017
	Pro forma (unaudited)	As reported	As reported
	RMB	RMB	US$
Revenue	8,382,285	8,104,146	1,195,425
Net loss	(624,678)	(624,577)	(92,130)

        The cash paid for business acquisitions and unpaid cash consideration reflected in the unaudited interim condensed consolidated statements of cash flows for the six months ended June 30, 2017 includes amounts related to acquisitions that occurred in prior periods.

16.    FAIR VALUE MEASUREMENTS

        The Company applies ASC 820, Fair Value Measurements and Disclosures. ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 requires disclosures to be provided on fair value measurement.

BEST INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

16.    FAIR VALUE MEASUREMENTS (Continued)

        ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

        Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

        Level 2—Includes other inputs that are directly or indirectly observable in the marketplace.

        Level 3—Unobservable inputs which are supported by little or no market activity.

        ASC 820 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach; and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

        The following table illustrate the fair value measurement hierarchy of the Group's financial instruments:

	Fair value measurements as at December 31, 2016 using
	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total	Total
	RMB	RMB	RMB	RMB	US$
Recurring fair value measurement for:
Derivative	—	3,149	—	3,149	465

        As of December 31, 2016, the derivative represented a forward exchange rate contract that did not qualify for hedge accounting in accordance with ASC 815. The derivative is accounted for at fair value by recording the unrealized mark-to-market (fair value adjustment) in each period in the consolidated statements of comprehensive loss within 'Foreign exchange loss'. The fair value of the derivative is determined utilizing market observable forward exchange rates. During all periods presented, there were no changes in valuation technique; or transfers in and out of each level. The forward exchange rate contract matured on January 12, 2017 resulting in a RMB nil (US$ nil) balance as of June 30, 2017.

BEST INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

17. COMMITMENTS AND CONTINGENCIES

Operating lease commitments

        Future minimum payments under non-cancelable operating leases with initial terms in excess of one year consist of the following as of June 30, 2017:

	RMB	US$
Six months ended December 31, 2017	441,517	65,127
2018	670,843	98,955
2019	520,919	76,840
2020	446,174	65,814
2021	390,981	57,673
2022 and thereafter	1,417,179	209,045

	3,887,613	573,454

        Payments under operating leases are expensed on a straight-line basis over the periods of their respective leases. The Group's lease arrangements have no renewal options, rent escalation clauses, restrictions or contingent rents and are all executed with third parties. For the six months ended June 30, 2016 and 2017, total rental expenses for all operating leases amounted to approximately RMB389,027 and RMB516,262 (US$76,153), respectively.

Capital expenditure commitments

        The Group has commitments for the construction of warehouses and equipment of RMB232,344 (US$34,273) at June 30, 2017, which are scheduled to be paid within one year.

Contingencies

        From time to time, the Group is subject to legal proceedings, investigations, and claims incidental to the conduct of its business. The Group is currently not involved in any legal or administrative proceedings that may have a material adverse impact on the Group's business, financial position or results of operations.

BEST INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

18.    ACCUMULATED OTHER COMPREHENSIVE INCOME

RMB
Balance as of December 31, 2015	16,795
Foreign currency translation adjustments	12,361

Balance as of June 30, 2016	29,156

Balance as of December 31, 2016	146,100
Foreign currency translation adjustments	(54,815)

Balance as of June 30, 2017	91,285

US$
Balance as of June 30, 2017	13,465

        There have been no reclassifications out of accumulated other comprehensive income to net loss for the periods presented.

19.    SHARE-BASED PAYMENTS

        On June 30, 2017, the Board of Directors approved the grant of 2,339,540 options to employees and 114,500 options to non-employees, under the 2008 Plan. These options granted have a contractual term of 15 years and will become vested (but not exercisable) either (i) immediately upon grant; or (ii) with respect to 25% of the options on the first anniversary of the vesting period, and thereafter in thirty-six equal monthly installments of 2.09% each on the last day of every month that has elapsed following the first anniversary of the vesting period until the options are 100% vested. The grantee can exercise vested options after the commencement date of exercise and before the earlier of: 1) its contractual term (i.e. 15 years after its grant date); or 2) 90 days after the grantee terminates their employment if the vested option has not been exercised. The commencement date of exercise is upon the Company's IPO.

BEST INC.

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and US dollars ("US$")
except for number of shares and per share data)

20.    NON-CONTROLLING INTERESTS

        The Group's non-controlling interests are attributable to individuals holding a minority stake in Wowo. A reconciliation of the carrying amounts of the non-controlling interests as of June 30, 2017 is as follows:

RMB
Balance as of January 1, 2017	—
Wowo business combination (Note 15)	91,623
Net loss	(763)

Ending balance	90,860

US$
Balance as of June 30, 2017	13,403

21.    SUBSEQUENT EVENTS

        In July 2017, 12,599,520 vested options were exercised pursuant to a waiver of the "exercisable upon the Company's IPO" condition by the Group.

        On August 14, 2017, the Group acquired the remaining non-controlling interest in Wowo resulting in the Group becoming the sole shareholder of Wowo.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers

        The Cayman Companies Law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-listing articles provide that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person's dishonesty, willful default or fraud, in or about the conduct of our company's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our post-listing articles.

        Under the form of indemnification agreement to be filed as Exhibit 10.10 to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

        The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Recent Sales of Unregistered Securities

        During the past three years, we have issued and sold the securities described below without registering the securities under the Securities Act. None of these transactions involved any underwriters' underwriting discounts or commissions, or any public offering. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on

Regulation S, Regulation D or Rule 701 under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering.

Purchaser	Date of Issuance	Number of Securities		Consideration (US$)
Various investment funds	January 15, 2014	39,624,101 Series	E preferred shares	127,500,000
Alibaba Investment Limited	January 15, 2014	3,107,773 Series	E preferred shares	10,000,000
Alibaba Investment Limited	January 15, 2015	31,680,441 Series	F-2 preferred shares	132,500,000
An investment fund	February 2, 2016	15,479,382 Series	G-1 preferred shares	140,000,000
Cainiao Smart Logistics Investment Limited	February 2, 2016	14,705,413 Series	G-2 preferred shares	133,000,000
Various investment funds	February 2, 2016	23,219,072 Series	G-2 preferred shares	210,000,000
Cainiao Smart Logistics Investment Limited	April 29, 2016	3,538,144 Series	G-2 preferred shares	32,000,000
Various investment funds	April 29, 2016	27,088,918 Series	G-2 preferred shares	245,000,000
Our directors, officers, employees and consultants	Various dates from June 30, 2008 to June 30, 2017	Options to purchase an aggregate of 19,072,006 ordinary shares		Services to us

Item 8.    Exhibits and Financial Statement Schedules

(a)
Exhibits

        See Exhibit Index beginning on page II-6 of this registration statement.

(b)
Financial Statement Schedules.

        All supplemental schedules are omitted because of the absence of conditions under which they are required or because the information is shown in the financial statements or notes thereto.

Item 9.    Undertakings

        (a)   The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hangzhou, China on August 17, 2017.

BEST Inc.
By:	/s/ SHAO-NING JOHNNY CHOU
	Name:	Shao-Ning Johnny Chou
	Title:	Chairman and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statement has been signed by the following person in the capacity and on the dates indicated.

Signature	Title	Date

/s/ SHAO-NING JOHNNY CHOU Name: Shao-Ning Johnny Chou	Chairman and Chief Executive Officer (principal executive officer)	August 17, 2017
* Name: Lei Guo	Chief Accounting Officer and Vice President of Finance (principal financial and accounting officer)	August 17, 2017
* Name: Wenhong Tong	Director	August 17, 2017
* Name: Jun Chen	Director	August 17, 2017
* Name: Mark Qiu	Director	August 17, 2017
* Name: Chiu-Chin Yang	Director	August 17, 2017
* Name: Shijia Yang	Director	August 17, 2017

Signature		Title	Date

* Name: Yinghao Zhang		Director	August 17, 2017
* Name: Weifeng Wang		Director	August 17, 2017
* Name: Mangli Zhang		Director	August 17, 2017
*By:	/s/ SHAO-NING JOHNNY CHOU Name: Shao-Ning Johnny Chou Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

        Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of BEST Inc. has signed this registration statement or amendment thereto in New York, New York on August 17, 2017.

By:	/s/ GISELLE MANON
	Name:	Giselle Manon
	Title:	Service of Process Officer Law Debenture Corporate Services Inc.

EXHIBIT INDEX

Exhibit No.		Description of Exhibit
1.1	*	Form of Underwriting Agreement

3.1	†	Eighth Amended and Restated Memorandum and Articles of Association of the Registrant, as adopted by special resolutions on April 5, 2016, and effective on April 29, 2016

3.2	*	Form of Ninth Amended and Restated Memorandum and Articles of Association of the Registrant, effective upon the completion of this offering

4.1	*	Specimen of Ordinary Share Certificate

4.2	**	Form of Deposit Agreement between the Registrant and , as depositary

4.3	**	Form of American Depositary Receipt evidencing American Depositary Shares (included in Exhibit 4.2)

4.4	†	Seventh Amended and Restated Shareholders Agreement among the Registrant, its then shareholders, subsidiaries and variable interest entity, dated April 5, 2016

5.1	†	Form of Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the Class A ordinary shares being registered

8.1	†	Form of Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2	†	Form of Opinion of King & Wood Mallesons regarding certain Chinese tax matters (included in Exhibit 99.2)

10.1	†	Loan Agreement between Zhejiang BEST Technology Co., Ltd., Wei Chen and Lili He, dated October 12, 2011 (English Translation)

10.2	†	Loan Agreement between Zhejiang BEST Technology Co., Ltd. and Hangzhou Ali Venture Capital Co., Ltd., dated February 15, 2015 (English Translation)

10.3	†	Amended and Restated Exclusive Technical Services Agreement between Hangzhou BEST Network Technologies Co., Ltd. and Zhejiang BEST Technology Co., Ltd., dated June 21, 2017 (English Translation)

10.4	†	Amended and Restated Equity Pledge Agreement concerning Hangzhou BEST Network Technologies Co., Ltd., among Wei Chen, Lili He, Hangzhou Ali Venture Capital Co., Ltd., Zhejiang BEST Technology Co., Ltd. and Hangzhou BEST Network Technologies Co., Ltd., dated June 21, 2017 (English Translation)

10.5	†	Amended and Restated Shareholders' Voting Rights Proxy Agreement concerning Hangzhou BEST Network Technologies Co., Ltd., among Wei Chen, Lili He, Hangzhou Ali Venture Capital Co., Ltd., BEST Logistics Technologies Limited, Zhejiang BEST Technology Co., Ltd. and Hangzhou BEST Network Technologies Co., Ltd., dated June 21, 2017 (English Translation)

10.6	†	Amended and Restated Exclusive Call Option Agreement concerning Hangzhou BEST Network Technologies Co., Ltd., among Wei Chen, Lili He, Hangzhou Ali Venture Capital Co., Ltd., BEST Logistics Technologies Limited, Zhejiang BEST Technology Co., Ltd. and Hangzhou BEST Network Technologies Co., Ltd., dated June 21, 2017 (English Translation)

Exhibit No.		Description of Exhibit
10.7	†	BEST Logistics Technologies Limited Series G Preferred Share Purchase Agreement, among the Registrant, its then shareholders, subsidiaries and variable interest entity and certain investors named therein, dated January 18, 2016

10.8	†	BEST Logistics Technologies Limited Series G-2 Preferred Share Purchase Agreement, among the Registrant, its then shareholders, subsidiaries and variable interest entity and certain investors named therein, dated April 5, 2016

10.9	†	Share Repurchase Agreement, among the Registrant and certain selling shareholders named therein, dated April 5, 2016

10.10	*	Form of Indemnification Agreement between the Registrant and its directors and executive officers

10.11	†	Form of Employment Agreement between the Registrant and its executive officers who are not PRC citizens

10.12	†	Form of Employment Agreement between the Registrant and its executive officers who are PRC citizens (English Translation)

10.13	†	Form of Letter of Commitment and Non-Compete between the Registrant and its executive officers who are PRC citizens

10.14	†	BEST Logistics Technologies Limited 2008 Equity and Performance Incentive Plan

21.1	†	Significant Subsidiaries of the Registrant

23.1		Consent of Ernst & Young Hua Ming LLP as to the financial information of BEST Inc.

23.2	†	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

23.3	†	Consent of King & Wood Mallesons (included in Exhibit 99.2)

23.4	†	Consent of iResearch

24.1	†	Powers of Attorney (included on the signature page in Part II of this Registration Statement)

99.1	*	Code of Business Conduct

99.2	†	Opinion of King & Wood Mallesons regarding certain PRC law matters

*
To be filed by amendment.

**
Incorporated by reference to the Registration Statement on Form F-6 to be filed with the Securities and Exchange Commission with respect to American depositary shares representing our Class A ordinary shares.

†
Previously filed.